As filed with the Securities and Exchange Commission on September 27, 2004
Registration No. 333-118494

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CPFL Energia S.A.
(Exact name of Registrant as specified in its charter)
CPFL Energy Incorporated
(Translation of Registrant’s name into English)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Rua Ramos Batista, 444, 13° andar

CEP 04552-020 São Paulo, São Paulo
Federative Republic of Brazil
+55 11 3457-0645
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
New York, New York 10011
1-800-223-7564
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Nicolas Grabar, Esq. Cleary, Gottlieb, Steen & Hamilton 1 Liberty Plaza New York, New York 10006	William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated September 27, 2004

PROSPECTUS

47,495,679 Common Shares

(Equivalent to 15,831,893 American Depositary Shares)

CPFL ENERGIA S.A.

In the form of American Depositary Shares outside Brazil
and in the form of Common Shares in Brazil

          This is our initial public offering. We are selling                     American Depositary Shares, or ADSs, and the selling shareholders named in this prospectus are selling an additional                     ADSs. Each ADS represents three common shares. In addition, we and the selling shareholders are concurrently offering                     common shares in the Federative Republic of Brazil through Brazilian underwriters using a Portuguese-language prospectus. The closings of this offering and the Brazilian offering are conditioned upon each other.

          We expect the offering price per ADS to be between US$18.00 and US$19.90. Prior to this offering, no public market existed for the common shares or the ADSs. After pricing of this offering, we expect that the ADSs will trade on the New York Stock Exchange under the symbol “CPL.” We have also applied to list our common shares for trading on the São Paulo Stock Exchange, known as the BOVESPA, under the symbol “CPFE3.”

          This offering will be registered with the Brazilian Securities Commission. The Brazilian Securities Commission has not approved or disapproved of these securities or determined if this prospectus (or the Portuguese-language prospectus referred to above) is truthful or complete.

          Investing in the ADSs and our common shares involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

	Per ADS	Total

Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

          The international underwriters may also purchase up to an additional                      ADSs from us, and up to an additional                      ADSs from the selling shareholders, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any, in connection with this offering and one of the Brazilian underwriters may also purchase up to an additional                     common shares from us, and up to an additional                     common shares from the selling shareholders, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any, in connection with the Brazilian offering.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The ADSs will be ready for delivery on or about                     , 2004.

Merrill Lynch & Co.	Pactual Capital Corporation

Credit Suisse First Boston

Morgan Stanley

UBS Investment Bank

The date of this prospectus is                     , 2004.

[Inside Front Cover]

i

SUMMARY

          This summary highlights material information about us and the ADSs that we and the selling shareholders are offering. It may not contain all of the information that may be important to you. Before investing in the ADSs, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including our audited and unaudited interim consolidated financial statements and related notes, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

          In this prospectus, we use the terms “CPFL” and “CPFL Energia” to refer to CPFL Energia S.A. and its subsidiaries. Certain of our subsidiaries are proportionately consolidated, and when we provide data on our financial or operating performances we include our proportionate share of these subsidiaries. See “Presentation of Financial Information.” We also use throughout this prospectus various terms and abbreviations that are specific to the Brazilian power industry. See “Glossary of Terms.”

CPFL Energia

          We are a holding company that, through our subsidiaries, distributes, generates and commercializes electricity in Brazil. In 2003, we were one of the three largest electricity distributors in Brazil, based on the 33,669 GWh of electricity we delivered to our more than 5.3 million customers in that year. During the first six months of 2004, we delivered 16,335 GWh of electricity. Our subsidiaries, Companhia Paulista de Força e Luz, or Paulista, and Companhia Piratininga de Força e Luz, or Piratininga, delivered 29,586 GWh of electricity (of which Paulista distributed 19,108 GWh and Piratininga distributed 10,478 GWh) to over 4.2 million customers in the state of São Paulo during 2003. Paulista and Piratininga delivered 14,215 GWh of electricity during the first six months of 2004 (of which Paulista distributed 9,237 GWh and Piratininga distributed 4,978 GWh). Our partially-owned subsidiary, Rio Grande Energia, or RGE, delivered 6,377 GWh of electricity to approximately 1.1 million customers (including 291 GWh delivered to small concessionaires and rural electricity cooperatives) in the state of Rio Grande do Sul during 2003. During the first six months of 2004, RGE delivered 3,311 GWh of electricity (including 149 GWh delivered to small concessionaires and rural electricity cooperatives).

          In 2003, the installed generating capacity of our generation subsidiary, CPFL Geração de Energia S.A., or Geração, was 812 MW. We are also upgrading certain older generation assets and constructing six new hydroelectric generation facilities that are at different stages of construction, through which we expect to increase our installed generating capacity to 1,990 MW as they are progressively completed over the next five years. After construction of these facilities, we believe that we will be one of the four largest private sector power generation companies in Brazil.

          We also engage in electricity commercialization and provide electricity-related services to our affiliates as well as unaffiliated parties. In 2003, we sold 4,535 GWh of electricity (1,122 GWh of which was to unaffiliated parties). During the first six months of 2003, we sold 1,694 GWh of electricity (511 GWh of which was to unaffiliated parties), and in the same period of 2004, we sold 4,969 GWh of electricity (1,419 GWh of which was to unaffiliated parties).

          Using our regulated distribution business and strong customer base as a platform, we have expanded into other activities, including the creation of a portfolio of hydroelectric generation assets as well as an electricity commercialization business. Some of the funds required for these projects were advanced by our shareholders through equity contributions. As a result of these equity contributions from our shareholders, we have had the resources to invest in, and to obtain appropriate financing for, the majority of our new hydroelectric generation facilities. When they are all completed, we expect these facilities to increase our total installed generating capacity to 1,990 MW. We believe that our development and future prospects reflect the following strengths:

•	We have a strong distribution base;

•	We operate in the states of São Paulo and Rio Grande do Sul, both strong Brazilian economic and industrial centers;

•	We have substantial experience in developing and managing generation projects;

•	We have strong shareholders; and

•	We have successful commercialization businesses.

          Our overall objective is to maximize profitability and shareholder value by continuing to be a leader in the distribution and commercialization of electricity, and becoming a leading generator of electricity in Brazil. We seek to realize this objective through the following key business strategies:

•	Focus on further improving our operating efficiency;

•	Complete the development of our existing generation projects and expand our generation portfolio by developing new generation projects;

•	Expand and strengthen our commercialization business;

•	Develop electricity-related services and products; and

•	Position ourselves to take advantage of consolidation in our industry by using our experience in successfully integrating and restructuring other operations.

          Our business is also subject to a number of risks, among them, the extensively regulated environment in which we operate, which recently underwent significant change and may have unpredictable effects on our business and results of operations. In addition, our tariffs and the terms of our concessions are subject to regulation by the National Electric Energy Agency (Agência Nacional de Energia Elétrica), or ANEEL. Our results of operations may also be adversely impacted by a variety of other factors, including prevailing economic conditions in Brazil, our ability to complete existing projects and pursue new projects, and other factors outside our control, such as hydrological conditions. For a more complete discussion of the risks affecting our business, see “Risk Factors.”

          Our principal executive offices are located at Rua Ramos Batista, 444, 13° andar, CEP 04552-020 São Paulo, São Paulo, Brazil, and our telephone number is +55 11 3457-0645. Our website is www.cpfl.com.br. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

          You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have, and the international underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are, and the international underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          We and the selling shareholders are also offering common shares in Brazil by means of a prospectus in Portuguese with the same date as this prospectus. The Brazilian prospectus, which has been filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, is in a different format from this prospectus. This offering of ADSs is being made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus. Investors should take this into account when making a decision to invest in our ADSs.

The Offerings

          American Depositary Shares offered in this offering by:

CPFL Energia	ADSs
Selling shareholders	ADSs

ADSs

Brazilian offering	Concurrently with this offering, we and the selling shareholders are offering common shares in a public offering in Brazil. The closings of this offering and the Brazilian offering are conditioned upon each other.

Overallotment options	We and the selling shareholders have granted the international underwriters the right to purchase, within 30 days from the date of this prospectus, an additional ADSs to cover overallotments, if any, in connection with this offering. We and the selling shareholders have also granted one of the Brazilian underwriters the right to purchase, within 30 days from the date of this prospectus, an additional common shares to cover overallotments, if any, in connection with the Brazilian offering.

The ADSs	Each ADS will represent three common shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under a deposit agreement among us, The Bank of New York, as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Selling shareholders	VBC Energia S.A., or VBC. 521 Participações S.A., or 521. Bonaire Participações S.A., or Bonaire.

Common shares outstanding after the offerings	451,449,525 common shares.

Use of proceeds	We intend to use the net proceeds from this offering and the Brazilian offering primarily to fund future investments of approximately US$120 million for investments in identified generation projects. The remainder of the funds are intended for general corporate purposes, including future expansion projects and potential future acquisitions. We will not receive any proceeds from the sale of our common shares, including common shares in the form of ADSs, by the selling shareholders.

Dividends	Under Brazilian corporation law and our by-laws, we are required to distribute at least 25% of our annual net income, subject to adjustments and exceptions, to owners of our common shares. We intend to declare and distribute dividends in amounts equivalent to 50% of our adjusted net profits, in accordance with our dividend policy. Holders of the ADSs will be entitled to receive dividends to the same extent as the owners of our common shares, subject to the deduction of any charges of the depositary with respect to foreign exchange conversion. See “Dividends and Dividend Policy” and “Description of Capital Stock.”

Depositary	The Bank of New York.

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.

Trading symbols	We expect to list the ADSs on the New York Stock Exchange, or NYSE, under the symbol “CPL” and to list our common shares on the BOVESPA under the symbol “CPFE3.”

Expected offering timetable (subject to change):

Commencement of marketing of the offerings	Week of September 7, 2004
Announcement of offer price and allocation of ADSs and common shares	September 28, 2004
Commencement of trading of ADSs on the NYSE	September 29, 2004
Settlement and delivery of ADSs and common shares	October 4, 2004

Unless otherwise indicated, all information contained in this prospectus:

•	assumes no exercise of the international underwriters’ option to purchase up to additional ADSs to cover overallotments, if any, in connection with this offering and no exercise of the Brazilian underwriter’s option to purchase up to additional common shares to cover overallotments, if any, in connection with the Brazilian offering;

•	has not been adjusted to reflect the receipt by us of the estimated net proceeds of the offerings based upon the sale of ADSs in this offering at an assumed initial public offering price of US$18.95 per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus, and the sale of common shares in the Brazilian offering at an assumed initial public offering price of R$18.50 per common share, the midpoint of the price range per common share in the Brazilian offering; and

•	assumes no exercise of certain subscription rights held by International Finance Corporation, or IFC, to purchase our common shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Terms of Outstanding Debt.”

Summary Financial and Operating Data

          The following table presents our summary historical financial and operating data. You should read this information in conjunction with our audited and unaudited interim consolidated financial statements and related notes, and the information under “Presentation of Financial Information,” “Selected Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

          In this prospectus, the terms “U.S. dollar” and “U.S. dollars” and the symbol “US$” refer to the legal currency of the United States. The terms “real” and “reais” and the symbol “R$” refer to the legal currency of Brazil. “U.S. GAAP” refers to generally accepted accounting principles in the United States and “Brazilian Accounting Principles” refers to accounting principles and practices established in accordance with Brazilian corporation law, regulations issued by ANEEL and rules issued by the CVM.

          The financial data at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 are derived from the unaudited interim consolidated financial statements also included elsewhere in this prospectus. The financial data for the six months ended and as of June 30, 2004 are not necessarily indicative of the results of operations that you should expect for the entire fiscal year ended December 31, 2004. The financial information included in this prospectus has been presented in accordance with Brazilian Accounting Principles, which differ in certain respects from U.S. GAAP. Note 30 to our audited consolidated financial statements provides a description of the principal differences between Brazilian Accounting Principles and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity.

          Solely for the convenience of the reader, real amounts as of and for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004 have been translated into U.S. dollars at the commercial market rate as reported by the Central Bank of Brazil, or the Central Bank, on June 30, 2004 of R$3.108 to US$1.00. The commercial market rate as reported by the Central Bank on September 21, 2004 was R$2.8737 to US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

          Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not sum due to rounding.

Statement of Operations Data

	For the Six Months Ended
	June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

	(In millions, except per share and per ADS data)
Brazilian Accounting Principles
Operating revenues	US$	1,492	R$	4,637	R$	3,765	US$	2,601	R$	8,082	R$	6,823	R$	5,953	R$	3,604	R$	2,928

Net operating revenues		1,114		3,461		2,829		1,949		6,057		5,264		4,842		2,785		2,242

Operating costs:
Electricity purchased for resale		537		1,670		1,421		972		3,020		2,557		2,314		1,260		1,089
Electricity network usage charges		100		311		210		144		446		314		386		181		94
Personnel		32		98		92		54		169		162		154		175		133
Pension		28		87		102		27		84		129		114		6		11
Materials		5		17		9		7		22		22		31		16		14
Outside services		13		40		41		27		84		87		48		31		28
Depreciation and amortization		42		129		128		82		256		223		201		145		131
Fuel usage and energy development quotas		70		218		161		109		339		292		290		138		80
Services provided by third parties		—		—		—		2		5		3		4		3		1
Other		1		4		5		3		10		10		18		23		10

		828		2,574		2,170		1,428		4,436		3,796		3,562		1,978		1,591
Operating expenses:
Sales and marketing		27		84		62		48		148		176		133		100		99
General and administrative		43		133		122		90		279		282		205		162		136
Amortization of goodwill		22		69		264		171		532		528		407		323		99
Other		4		11		13		6		20		16		10		15		36

		95		296		461		315		980		1,001		755		600		370

Operating income		190		590		198		207		642		466		525		207		281
Financial expense, net		(99)		(309)		(506)		(264)		(821)		(1,301)		(594)		(312)		(260)
Nonoperating income (expense), net		(2)		(5)		14		14		44		10		(29)		(5)		(86)
Income and social contribution taxes		(39)		(120)		(14)		(36)		(111)		88		(123)		(46)		(40)

Net income (loss) before extraordinary item and minority interest		50		156		(308)		(79)		(247)		(736)		(221)		(156)		(105)
Extraordinary item, net of taxes(1)		(5)		(16)		(16)		(11)		(34)		(34)		—		—		—
Minority interest		(3)		(10)		7		(1)		(2)		21		(8)		3		(20)

Net income (loss)	US$	42	R$	130	R$	(317)	US$	(91)	R$	(282)	R$	(749)	R$	(229)	R$	(153)	R$	(125)

Net income (loss) per share, before extraordinary item and minority interest(2)		0.01		0.04		(0.09)		(0.02)		(0.06)		(0.22)		(0.07)		(0.05)		(0.06)
Net income (loss) per share(2)		0.01		0.03		(0.09)		(0.02)		(0.07)		(0.22)		(0.07)		(0.05)		(0.07)
Net income (loss) per ADS, before extraordinary item and minority interest(2)		0.04		0.11		(0.27)		(0.06)		(0.18)		(0.65)		(0.20)		(0.15)		(0.18)
Net income (loss) per ADS(2)		0.03		0.09		(0.28)		(0.07)		(0.21)		(0.66)		(0.20)		(0.15)		(0.22)
Number of common shares outstanding at year-end(2)(3)		4,119		4,119		3,391		4,119		4,119		3,391		3,374		3,041		1,727

U.S. GAAP
Operating revenues							US$	2,298	R$	7,142		R$5,999
Net operating revenues								1,735		5,391		4,627
Operating income								292		908		775
Net income (loss)								65		202		(615)
Net income (loss) per share — basic and diluted(4)								0.18		0.57		(1.81)
Net income (loss) per ADS — basic and diluted(4)								0.55		1.71		(5.44)
Weighted average number of shares outstanding(4)								353		353		339

(1)	Reflects the initial effect of a change in Brazilian Accounting Principles for post-retirement benefit plans, net of taxes. This item does not qualify as an extraordinary item under U.S. GAAP.

(2)	In accordance with Brazilian Accounting Principles, these amounts have not been adjusted to reflect the 1-for-10 reverse stock split on August 13, 2004 that reduced the aggregate number of our outstanding common shares to 411,869,796. Had these amounts been adjusted to reflect the reverse stock split, the amounts would have been as follows:

	For the Six Months Ended
	June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

	(In millions, except per share and per ADS data)
Net income (loss) per share, before extraordinary item and minority interest	US$	0.12	R$	0.38	R$	(0.91)	US$	(0.19)	R$	(0.60)	R$	(2.17)	R$	(0.66)	R$	(0.51)	R$	(0.61)
Net income (loss) per share		0.10		0.32		(0.93)		(0.22)		(0.68)		(2.21)		(0.68)		(0.50)		(0.72)
Net income (loss) per ADS, before extraordinary item and minority interest		0.36		1.14		(2.72)		(0.58)		(1.80)		(6.51)		(1.97)		(1.54)		(1.82)
Net income (loss) per ADS		0.31		0.95		(2.80)		(0.66)		(2.05)		(6.63)		(2.04)		(1.51)		(2.17)
Number of common shares outstanding at year-end		412		412		339		412		412		339		337		304		173

(3)	For periods ended prior to 2002, the number of common shares outstanding at year-end was retroactively restated to reflect the effects of our August 2002 restructuring. Calculation of common shares outstanding at year-end was made based on the exchange ratio used to exchange our shares for the shares of Paulista and Geração in August 2002, which was one share for 9.42 shares of Paulista and one share for 184.03 shares of Geração.

(4)	In accordance with U.S. GAAP, these amounts have been adjusted to reflect the 1-for-10 reverse stock split on August 13, 2004 that reduced the aggregate number of our outstanding common shares to 411,869,796.

Balance Sheet Data

	As of June 30,				As of December 31,

	2004		2004		2003		2003		2002		2001		2000		1999

	(In millions)
Brazilian Accounting Principles
Current assets:
Cash and cash equivalents	US$	190	R$	591	US$	121	R$	375	R$	177	R$	136	R$	399	R$	642
Accounts receivable		488		1,516		476		1,479		1,629		1,228		617		365
Total current assets		933		2,897		765		2,376		2,819		1,738		1,472		1,208
Non-current assets:
Accounts receivable		240		747		234		728		768		731		—		—
Total non-current assets		702		2,183		768		2,388		1,841		1,455		476		487
Permanent assets:
Property, plant and equipment		1,495		4,646		1,433		4,452		4,383		3,997		2,573		2,188
Goodwill		1,020		3,169		1,042		3,237		3,774		4,279		2,953		3,186
Total permanent assets		2,366		7,353		2,342		7,278		7,762		7,884		5,353		5,139
Total assets		4,001		12,432		3,875		12,042		12,421		11,077		7,301		6,834
Current liabilities:
Short-term debt(5)		426		1,325		379		1,178		3,379		1,867		598		831
Total current liabilities		939		2,917		809		2,513		4,866		3,206		1,366		2,022
Long-term liabilities:
Long-term debt		1,395		4,336		1,403		4,361		3,836		3,574		2,738		732
Total long-term liabilities		1,908		5,928		1,914		5,948		5,242		4,788		2,792		1,291
Minority interest		62		193		62		192		193		231		245		232
Shareholders’ equity		1,092		3,394		1,091		3,389		2,121		2,852		2,898		3,289
Total liabilities and shareholders’ equity		4,001		12,432		3,875		12,042		12,421		11,077		7,301		6,834

U.S. GAAP
Shareholders’ equity					US$	1,349	R$	4,192	R$	2,639
Total assets						5,561		17,280		16,175

(5)	Short-term debt includes the current portion of long-term debt and accrued interest.

Operating Data

	For the Six Months
	Ended June 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Energy sold (in GWh):
Residential	4,129	4,070	8,124	7,779	7,164	6,541	6,166
Industrial	8,567	8,126	16,909	15,731	14,172	10,361	9,553
Commercial	2,447	2,389	4,752	4,485	4,038	3,399	3,007
Rural	757	692	1,550	1,466	1,141	916	926
Public administration	364	368	736	639	614	582	531
Public lighting	531	515	1,048	1,012	899	797	772
Public services	671	657	1,352	1,297	1,217	1,017	962
Own consumption	11	13	25	31	33	38	30

Total energy sold	17,477	16,830	34,496	32,440	29,278	23,651	21,947

Total customers(6)	5,410,756	5,276,479	5,340,632	5,192,820	4,990,741	3,656,984	2,900,900
Installed capacity (in MW)	812	812	812	812	143	143	143
Assured energy (in GWh)	1,899	1,899	3,804	3,856	723	723	723
Energy generated (in GWh)	1,481	1,022	2,633	2,433	405	443	492

(6)	Represents active customers (meaning customers who are connected to the distribution network), rather than customers invoiced at period-end.

Other Data

	For the Six Months Ended
	June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

	(In millions)
EBITDA:
Net income (loss) under Brazilian Accounting Principles	US$	42	R$	130	R$	(317)	US$	(91)	R$	(282)	R$	(749)	R$	(229)	R$	(153)	R$	(125)
Plus:
Financial expense, net		99		309		506		264		821		1,301		594		312		260
Social contribution and income taxes		39		120		14		36		111		(88)		123		46		40
Depreciation		45		141		139		90		279		273		229		165		181
Amortization		22		68		264		171		532		528		407		323		99

EBITDA(7)	US$	247	R$	768	R$	606	US$	470	R$	1,461	R$	1,265	R$	1,124	R$	693	R$	455

(7)	EBITDA represents net income (loss) plus financial expense, net, social contribution and income taxes and depreciation and amortization. EBITDA should not be considered as an alternative to net income (loss), as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors and analysts to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not a recognized measure under Brazilian Accounting Principles and that it may be defined and calculated differently by different companies.

RISK FACTORS

          An investment in the ADSs involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of the ADSs or our common shares could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are those known to us and that we currently believe may materially affect us. Additional risks not presently known to us or that we currently consider immaterial may also impair our business.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement, as well as Brazilian political and economic conditions, could adversely affect our business and the market price of the ADSs and our common shares.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition and results of operations may be adversely affected by changes in policy or regulations involving or affecting exchange controls, as well as factors such as:

•	currency fluctuations;

•	inflation;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policies; and

•	other political, social and economic developments in or affecting Brazil.

At the end of 2002, Brazil elected a new president from the Labor Party, Luiz Inácio Lula da Silva. In the period leading up to his election and for a period of time thereafter, there was substantial uncertainty relating to the policies that the new government would pursue, including the potential implementation of macroeconomic policies that differed significantly from those of the prior administration. This uncertainty resulted in a lower level of confidence in the Brazilian securities markets, contributing to the rapid devaluation of the real against the U.S. dollar during that period. Although the Lula administration has not departed significantly from previous policies, and the real appreciated by 18.2% against the U.S. dollar during 2003, there remains concern about the policies of the Brazilian government. Uncertainty over whether current policies will be continued or whether the Brazilian government will adopt different policies in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad that are supported by Brazilian issuers.

Future developments in the Brazilian economy and governmental policies may adversely affect us and our business and results of operations and the market price of the ADSs and our common shares.

Exchange rate instability may adversely affect our financial condition and results of operations and the market price of the ADSs and our common shares.

The Brazilian currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets.

The real depreciated against the U.S. dollar by 9.3% in 2000 and by 18.7% in 2001. In 2002, the real depreciated 52.3% against the U.S. dollar, due in part to political uncertainty surrounding the Brazilian presidential elections and the global economic slowdown. Although the real appreciated 18.2% against the U.S. dollar in 2003, there can be no certainty that the real will not depreciate or be devalued against the U.S. dollar again. On September 21, 2004, the U.S. dollar/ real exchange rate was R$2.8737 per US$1.00. See “Exchange Rates.”

Depreciation of the real relative to the U.S. dollar increases the cost of servicing our dollar-denominated debt and the cost of purchasing electricity from the Itaipu power plant, a hydroelectric facility that is one of our major suppliers and that adjusts electricity prices based in part on its U.S. dollar costs. Depreciation of the real also creates additional inflationary pressures in Brazil that may negatively affect us. Depreciation generally curtails access to international capital markets and may prompt government intervention, including recessionary governmental policies. It also reduces the U.S. dollar value of distributions and dividends on the ADSs and the U.S. dollar equivalent of the market price of our common shares and, as a result, the ADSs.

Inflation and efforts by the Brazilian government to combat inflation may contribute significantly to economic uncertainty in Brazil and could harm our business and the market price of the ADSs and our common shares.

Brazil has in the past experienced extremely high rates of inflation. More recently, Brazil’s annual rate of inflation was 10.4% in 2001, 25.3% in 2002 and 8.7% in 2003 as measured by the General Market Price Index (Índice Geral de Preços–Mercado), or IGP-M. Inflation, and certain government actions taken to combat inflation, have in the past had significant negative effects on the Brazilian economy. Measures to curb inflation, and speculation about possible future governmental measures, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities markets.

Future measures taken by the Brazilian government, including interest rate increases, intervention in the foreign exchange market and actions to adjust or fix the value of the real may trigger increases in inflation, and consequently, have adverse economic impacts on our business. If Brazil experiences high inflation in the future, we may not be able to adjust the rates we charge our customers to offset the effects of inflation on our cost structure. Inflationary pressures may also hinder our ability to access foreign financial markets or lead to government policies to combat inflation that could harm our business or adversely affect the market price of the ADSs and our common shares.

Restrictions on the movement of capital out of Brazil may impair our ability to service certain debt obligations and may adversely affect your ability to receive dividends and distributions on, and the proceeds of any sale of, the common shares underlying the ADSs.

Brazilian law permits the Brazilian government to impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance. The Brazilian government imposed remittance restrictions for approximately six months in 1989. There can be no certainty that the Brazilian government will not take similar measures in the future. Reimposition of such restrictions on conversion and remittance could hinder or prevent you from converting dividends, distributions or the proceeds from any sale of our common shares into U.S. dollars or other foreign currencies and remitting those funds abroad. It could also prevent us from making payments on our U.S. dollar-denominated debt obligations and hinder our ability to access the international capital markets. As a result, these restrictions could reduce the market price of the ADSs and our common shares.

The perception of risk in other countries, especially emerging market countries, may adversely affect the market price of Brazilian securities, including the ADSs and our common shares.

The market value of securities of Brazilian companies is affected to varying degrees by economic and market conditions in other countries, including other Latin American and emerging market countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other emerging market countries may hamper investor enthusiasm for securities of Brazilian issuers, including ours. This could adversely affect the market price of the ADSs or our common shares.

Access to international capital markets for Brazilian companies is influenced by the perception of risk in Brazil and other emerging economies, which may hurt our ability to finance our operations.

Economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies. As a result of economic problems in various emerging market countries in recent years (such as the Asian financial crisis of 1997, the Russian financial crisis of 1998 and the Argentine financial crisis that began in 2001), investors have viewed investments in emerging markets with heightened caution. These crises produced a significant outflow of U.S. dollars from Brazil, causing Brazilian companies to face higher costs for raising funds, both domestically and abroad, and impeding access to international capital markets. There can be no certainty that international capital markets will remain open to Brazilian companies or that the costs of financing in these markets will be advantageous to us.

Risks Relating to Our Operations and the Brazilian Power Industry

We are subject to extensive governmental legislation and regulation and to major regulatory changes that are still being implemented by the Brazilian government, and we cannot be certain of their effect on our business and results of operations.

We are a major Brazilian power company that distributes electricity to customers in the Brazilian states of São Paulo and Rio Grande do Sul, and generates and commercializes electricity throughout Brazil. In recent years, the Brazilian government has implemented policies that have had a far-reaching impact on the Brazilian power industry and, in particular, the electricity industry. Law No. 10,848 for the New Electric Energy Industry Model Law (Lei do Novo Modelo do Setor Elétrico), or New Industry Model Law, which regulates the operations of companies in the power industry, was enacted on March 16, 2004. The New Industry Model Law remains subject to implementing resolutions of ANEEL, and it is currently being challenged as to its constitutionality before the Brazilian Supreme Court. The Brazilian government moved to dismiss the actions arguing that the constitutional challenges were moot because they related to a provisional measure that had already been converted into law. However, on August 4, 2004, the Brazilian Supreme Court denied the government’s motion and decided to hear the actions and rule on their merits. In addition, one Justice held that a relevant portion of the New Industry Model Law was unconstitutional and another asked to review the trial records, thus suspending the hearing. A final decision on this matter is subject to majority vote of the 11 Justices, provided that a quorum of at least eight Justices must be present. To date, the Brazilian Supreme Court has not reached a final decision and, therefore, the New Industry Model Law is currently in force.

If all or a relevant portion of the New Industry Model Law is considered to be unconstitutional by the Brazilian Supreme Court, the regulatory scheme introduced by the New Industry Model Law may not come into effect, generating uncertainty as to how and when the Brazilian government will be able to introduce changes to the electricity sector. Reforms under the New Industry Model Law include: (1) the creation of a regulated market for the purchase and sale of electricity, whereby distributors must contract in advance, through public bids, for 100% of their forecasted electricity needs, (2) a prohibition from distributors carrying out any activities other than distribution activities, including generation or transmission of electricity, except as provided by law or the distributor’s concession agreement, (3) a prohibition on the ability of distributors to meet part of their electricity needs by purchasing from affiliated companies and (4) a prohibition on distributors from selling electricity at non-regulated prices. The effect of these measures, the outcome of the legal proceedings and future reforms in the power industry are difficult to predict, but they could have an adverse impact on our business and results of operations. See “The Brazilian Power Industry.”

The tariffs that we charge for sales of electricity to captive consumers are determined pursuant to a concession agreement with the Brazilian government, and our operating revenues could be adversely affected if ANEEL makes decisions relating to our tariffs that are not favorable to us.

ANEEL has substantial discretion to establish the tariff rates we charge our customers. Our tariffs are determined pursuant to concession agreements with ANEEL, and in accordance with ANEEL’s regulatory decision-making authority.

Our concession agreements and Brazilian law establish a price cap mechanism that permits three types of tariff adjustments: (1) the annual adjustment (reajuste anual), (2) the periodic revision (revisão periódica) and (3) the extraordinary revision (revisão extraordinária). We are entitled to apply each year for the annual adjustment, which is designed to offset some effects of inflation on tariffs and pass-through to customers certain changes in our cost structure that are beyond our control, such as the cost of electricity we purchase from certain sources and certain other regulatory charges, including charges for the use of transmission and distribution facilities. In addition, ANEEL carries out a periodic revision every four or five years that is aimed at identifying variations in our costs as well as setting a factor based on our operational efficiency that will be applied against the index of our ongoing annual tariff adjustments, the objective of which is to share any related gains with our customers. We are also entitled to request an extraordinary revision of our tariffs if unpredictable costs significantly alter our cost structure.

We cannot be sure if ANEEL will establish tariffs at rates that are favorable to us. In addition, to the extent that any of these adjustments are not granted by ANEEL in a timely manner, our financial condition and results of operations may be adversely affected. For more information on ANEEL, see “The Brazilian Power Industry — Principal Regulatory Authorities — ANEEL.”

We could be penalized by ANEEL for failing to comply with the terms of our concession agreements, which could result in fines, other penalties and, depending on the gravity of the non-compliance, in our concessions being terminated.

We carry out our generation and distribution activities pursuant to concession agreements entered into with the Brazilian government through ANEEL. These concessions range in duration from 30 to 35 years, with the first expiration date in 2027. ANEEL may impose penalties on us in the event that we fail to comply with any provision of our concession agreements. Depending on the gravity of the non-compliance, these penalties could include the following:

•	warning notices;

•	fines per breach of up to 2.0% of the concessionaire’s revenues in the year ended immediately prior to the date of the relevant breach;

•	injunctions related to the construction of new facilities and equipment;

•	restrictions on the operation of existing facilities and equipment;

•	temporary suspension from participating in bidding processes for new concessions;

•	intervention by ANEEL in the management of the concessionaire in breach; and

•	termination of the concession.

In addition, the Brazilian government has the power to terminate any of our concessions prior to the end of the concession term in the case of bankruptcy or dissolution, or by means of expropriation for reasons related to the public interest.

We are currently in compliance with all of the material terms of our concession agreements. However, we cannot assure you that we will not be penalized by ANEEL for breaching our concession agreements or that our concessions will not be terminated in the future. The compensation to which we are entitled upon termination of our concessions may not be sufficient for us to realize the full value of certain assets. If any of our concession agreements is terminated for reasons attributable to us, the effective amount of compensation by the granting authorities could be materially reduced through the imposition of fines or other penalties. Accordingly, the imposition of fines or penalties on us or the termination of any of our concessions could have a material adverse effect on our financial condition and results of operations.

We may not be able to fully pass on the costs of our electricity purchases and could be forced to enter into short-term agreements to meet customer demand, and the price of electricity under short-term purchase agreements may be substantially higher than the price of electricity under our long-term purchase agreements.

Under the New Industry Model Law, an electricity distributor must contract in advance, through public bids, for 100% of its forecasted electricity needs for its distribution concession areas. If our forecasted demand is incorrect and we purchase less or more electricity than we need, we may be prevented from fully passing on the costs of our electricity purchases. For instance, the New Industry Model Law provides, among other restrictions, that if our forecasts fall significantly short of actual electricity demand, we may be forced to make up the shortfall with shorter term electricity purchase agreements. If our acquisitions of electricity in the public auctions are above the Annual Reference Value (Valor Anual de Referência) established by the Brazilian government, we may not be able to fully pass on the costs of our electricity purchases. We cannot guarantee that our forecasted electricity demand will be accurate. If there are significant variations between our electricity needs and the volume of our electricity purchases, our results of operations may be adversely affected. See “The Brazilian Power Industry — The New Industry Model Law.”

ANEEL may limit distributions that our regulated subsidiaries may make to us.

The amounts that our regulated subsidiaries may distribute to us in the form of dividends depend on such subsidiaries making a profit in any given fiscal year, and these profits are calculated in accordance with Law No. 6,404 of December 15, 1976, as amended and supplemented, or the Brazilian corporation law. Despite our subsidiaries generating a significant cash flow, our results are affected by the amortization of goodwill created upon the acquisition of such subsidiaries. As a result, this limitation may eventually prevent some portion of the cash generated by our regulated subsidiaries from being distributed to us to the extent that an eventual capital reduction that would enable our shareholders to receive distributions would be subject to previous approval by ANEEL. One of our distribution subsidiaries, RGE, is operated as a joint venture with PSEG Americas Ltd., or PSEG, and PSEG’s consent would also be required for RGE to distribute dividends.

We generate a significant portion of our operating revenues from customers that qualify as “potentially free” consumers, and who are allowed to seek alternative electricity suppliers upon the expiration of their contracts with us or by providing at least one year prior notice if their contract with us is for an undetermined period of time.

We hold concessions to distribute electricity in 261 of the 645 municipalities in the state of São Paulo and 262 of the 497 municipalities in the state of Rio Grande do Sul. Within our concession areas we do not face competition in the distribution of low voltage electricity to residential, commercial and industrial customers. However, other electricity suppliers are now permitted to compete with us in offering electricity to certain consumers that qualify as “potentially free” consumers, to whom our distribution subsidiaries may supply electricity only at regulated tariffs. Potentially free consumers are those whose demand generally exceeds 3 MW, supplied with electricity at a voltage equal to or higher than 69 kV or at any other voltage, so long as the supply began by 1995. Such potentially free consumers may elect to opt out of our regulated distribution system upon the expiration of their contracts with us or by providing one year prior notice if their contract with us is valid for an undetermined period of time. At June 30, 2004, we supplied energy to 144 potentially free consumers, that accounted for approximately 6.8% of our gross operating revenues and approximately 16.3% of the total volume of electricity sold by our distributors during the first six months of 2004. In addition, customers that consume between 500 kW and 3 MW, as well as those with demand equal to or higher than 3 MW supplied with electricity at a voltage lower than 69 kV, to whom supply began before 1995, may become free consumers if they move to energy from renewable energy sources, such as Small Hydroelectric Power Plants or biomass. At June 30, 2004 we had a total of 1,335 of these customers that accounted for approximately 11.4% of our gross operating revenues and approximately 18.2% of the total volume of electricity sold by our distributors during the first six months of 2004. The New Industry Model Law and related regulations allow for an argument that consumers with demand equal to or higher than 3 MW supplied at any voltage may be entitled to choose their electricity supplier. A decision by our potentially free consumers to become free consumers and purchase electricity from electricity suppliers serving free consumers located in our concession areas could adversely affect our market share and results of operations.

Our operating results depend on prevailing hydrological conditions.

We are dependent on the prevailing hydrological conditions in the geographic region in which we operate. In 2003, according to data from the National System Operator (Operador Nacional do Sistema), or ONS, a non-profit, entity responsible for the operational management of the generation and transmission activities of an Interconnected Power System linking Argentina and Venezuela to Brazil, more than 92% of Brazil’s electricity supply came from hydroelectric generation facilities and, during the first six months of 2004, more than 91% of Brazil’s demand was met by electricity from hydroelectric generation facilities. Our region is subject to unpredictable hydrological conditions, with non-cyclical deviations from average rainfall. The most recent period of low rainfall was in the years prior to 2001, when the Brazilian government instituted the Rationing Program, the program to reduce electricity consumption from June 1, 2001 to February 28, 2002. A recurrence of low hydrological conditions that result in a low supply of electricity to the Brazilian market could cause, among other things, the implementation of broad electricity conservation programs, including mandated reductions in electricity consumption. We cannot assure you that periods of severe or sustained below-average rainfall will not adversely affect our future financial results.

Construction, expansion and operation of our electricity generation and distribution facilities and equipment involve significant risks that could lead to lost revenues or increased expenses.

The construction, expansion and operation of facilities and equipment for the generation and distribution of electricity involves many risks, including:

•	the inability to obtain required governmental permits and approvals;

•	the unavailability of equipment;

•	supply interruptions;

•	work stoppages;

•	labor unrest;

•	social unrest;

•	weather and hydrological interferences;

•	unforeseen engineering and environmental problems;

•	increases in electricity losses, including technical and commercial losses;

•	construction and operational delays, or unanticipated cost overruns; and

•	unavailability of adequate funding.

If we experience these or other problems, we may not be able to generate and distribute electricity in amounts consistent with our projections, which may have an adverse effect on our financial condition and results of operations. We do not have insurance for some of these risks, including certain weather risks and earthquakes.

Our equipment, facilities and operations are subject to numerous environmental and health regulations that may become more stringent in the future and may result in increased liabilities and increased capital expenditures.

Our distribution and generation activities are subject to comprehensive federal and state legislation as well as supervision by Brazilian governmental agencies that are responsible for the implementation of environmental and health laws and policies. These agencies could take enforcement action against us for our failure to comply with their regulations. These actions could include, among other things, the imposition of fines and revocation of licenses. It is possible that enhanced environmental and health regulations will force us to allocate capital expenditures towards compliance, and consequently, divert funds away from planned investments. Such a diversion could have a material adverse effect on our financial condition and results of operations.

If we are unable to complete our proposed capital expenditure program in a timely manner, the operation and development of our business may be adversely affected.

We plan to spend approximately R$1,630 million during the period from 2004 through 2008 on the construction of new power generation facilities and the maintenance of our existing power generation facilities. Our ability to carry out this capital expenditure program depends on a variety of factors, including our ability to charge adequate tariffs for our services, our access to domestic and international capital markets and a variety of operating, regulatory and other contingencies. We cannot be certain that we will have the financial resources to complete our proposed capital expenditure program, and failure to do so could have a material adverse effect on the operation and development of our business.

We are strictly liable for any damages resulting from inadequate rendering of electricity services, and our contracted insurance policies may not fully cover such damages.

Under Brazilian law we are strictly liable for direct and indirect damages resulting from the inadequate rendering of electricity distribution services. In addition, our distribution facilities may, together with our generation utilities, be held liable for damages caused to others as a result of interruptions or disturbances arising from the generation, transmission or distribution systems, whenever these interruptions or disturbances are not attributed to an identifiable member of the ONS.

The impact of an electricity shortage and related electricity rationing, as in 2001 and 2002, may have a material adverse effect on our business and results of operations.

Hydroelectric power is the major source of electricity for Brazil, representing approximately 78% of Brazil’s installed generation capacity in 2003. Below average rainfall in the years prior to 2001 resulted in low reservoir levels and low hydroelectric capacity in the southeast, central west and northeast regions. Attempts to offset dependence on hydroelectric plants with gas-fired thermal generation plants have been delayed due to regulatory and other issues. In response to the energy shortage, on May 15, 2001, the Brazilian government created the Electricity Crisis Management Chamber (Câmara de Gestão da Crise de Energia Elétrica) or GCE to regulate and administer the program for reduction of energy consumption to avoid the interruption of electricity supply. This program, known as the Rationing Program, established limits for energy consumption for industrial, commercial and residential consumers, which ranged from a 15% to a 25% reduction in energy consumption, and lasted from June 2001 until February 2002. If Brazil experiences another electricity shortage, the Brazilian government may implement policies to address the shortage which could have a material adverse effect on our financial condition and results of operations.

We are controlled by a few shareholders that act in concert to control us and our subsidiaries, and their interests could conflict with yours.

As of the date of this prospectus, VBC, 521 and Bonaire owned 44.36%, 36.96% and 15.25%, respectively, of our outstanding common shares. These entities are parties to a shareholders’ agreement, dated as of March 22, 2002, pursuant to which they share the power to control our operations. The initial term of the shareholders’ agreement is for 25 years. Our controlling shareholders may take actions that could be contrary to your interests, and our controlling shareholders will be able to prevent other shareholders, including you, from blocking these actions. In particular, our controlling shareholders control the outcome of decisions at shareholders’ meetings, and they can elect a majority of the members of our board of directors. Our controlling shareholders can direct the actions of CPFL in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. Their decisions on these matters may be contrary to the expectations or preferences of our minority shareholders, including holders of our ADSs. See “Principal and Selling Shareholders — Shareholders’ Agreement.”

We are exposed to increases in prevailing market interest rates, as well as foreign exchange rate risk.

As of June 30, 2004, approximately 82.8% of our total indebtedness was denominated in reais and indexed to Brazilian money-market rates or inflation rates, or bore interest at floating rates. The remaining 17.2% of our total indebtedness was denominated in U.S. dollars and substantially subject to currency swaps that effectively converted these obligations into reais. Accordingly, if these indexation rates rise or the U.S. dollar/real exchange rate appreciates, our financing expenses will increase.

Our substantial leverage and debt service obligations could adversely affect our ability to operate our business and make payments on our debt.

We are highly leveraged and have significant debt service obligations. As of June 30, 2004, we had debt of R$5,528 million. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal, interest or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions applicable to our existing indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

We may acquire other companies in the electricity business, as we have in the past, and these acquisitions will absorb our management’s time and may not result in increased operational efficiency.

We regularly analyze opportunities to acquire other companies, if they are available at attractive prices, which engage in activities along the entire electricity generation, transmission and distribution chain. If we do acquire other electricity companies, it will consume a portion of our management’s focus and could increase our leverage or reduce our profitability. Furthermore, we may not be able to integrate the acquired company’s activities and achieve the economies of scale and expected efficiency gains that often drive such acquisitions, and failure to do so could harm our financial condition and results of operations.

If we are unable to successfully control electricity losses, our results of operations could be adversely affected.

We experience two types of electricity losses: technical losses and commercial losses. Technical losses are losses that occur in the ordinary course of our distribution of electricity. Commercial losses are losses that result from illegal connections, fraud and underbilling. Our total electricity losses in 2003 were 8.7% at Paulista, 6.7% at Piratininga and 10.0% at RGE, in each case, of total electricity distributed. We cannot assure you that the strategies we have used will be effective in combating electricity losses. An increase in electricity losses could adversely affect our financial condition and results of operations.

Risks Relating to the ADSs and Our Common Shares

You may not be able to sell the ADSs or our common shares at the price or time you desire because an active or liquid market for the ADSs or our common shares may not develop.

Prior to this offering and the Brazilian offering, there has not been a public market for either the ADSs or our common shares. We have applied to list the ADSs on the NYSE and our common shares on the BOVESPA. We cannot predict, however, whether an active liquid public trading market, or any market, for the ADSs or our common shares will develop or be sustained. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often affected by the volume of shares that are publicly held by unrelated parties.

The relative volatility and illiquidity of the BOVESPA may substantially limit your ability to sell the common shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Brazil, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The BOVESPA is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, your ability to sell the common shares underlying the ADSs at a price and time at which you wish to do so may be substantially limited. There is also significantly greater concentration in the BOVESPA than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented 56.3% of the aggregate market capitalization of the BOVESPA as of December 31, 2003, as compared to just 19.0% of the aggregate market capitalization of the NYSE. The top ten stocks in terms of trading volume accounted for 56.5% and 53.5% of all shares traded on the BOVESPA in 2002 and 2003, respectively.

Holders of the ADSs and our common shares may not receive any dividends.

According to Brazilian corporation law and our by-laws, we must generally pay our shareholders at least 25% of our annual net income, as determined and adjusted under the Brazilian corporation law, as dividends. See “Dividends and Dividend Policy.” This adjusted income may be capitalized, used to absorb losses or otherwise appropriated as allowed under the Brazilian corporation law and may not be available to be paid as dividends. We may elect not to pay dividends to our shareholders in any particular fiscal year if our board of directors determines that such distributions would be inadvisable in view of our financial condition.

Holders of our ADSs may encounter difficulties in the exercise of voting rights.

Holders of our common shares are entitled to vote on shareholder matters. You may encounter difficulties in the exercise of some of your rights as a shareholder if you hold our ADSs rather than the underlying common shares. For example, you are not entitled to attend a shareholders’ meeting, and you can only vote by giving timely instructions to the depositary in advance of the meeting.

If you surrender your ADSs and withdraw common shares, you risk losing the ability to remit foreign currency abroad and certain Brazilian tax advantages.

As an ADS holder, you will benefit from the electronic certificate of foreign capital registration to be obtained by the custodian for our common shares underlying the ADSs in Brazil, which permits the custodian to convert dividends and other distributions with respect to the common shares into non-Brazilian currency and remit the proceeds abroad. If you surrender your ADSs and withdraw common shares, you will be entitled to continue to rely on the custodian’s electronic certificate of foreign capital registration for only five business days from the date of withdrawal. Thereafter, upon the disposition of or distributions relating to the common shares, you will not be able to remit abroad non-Brazilian currency unless you obtain your own electronic certificate of foreign capital registration or you qualify under Brazilian foreign investment regulations that entitle some foreign investors to buy and sell shares on Brazilian stock exchanges without obtaining separate electronic certificates of foreign capital registration. If you do not qualify under the foreign investment regulations you will generally be subject to less favorable tax treatment of dividends and distributions on, and the proceeds from any sale of, the common shares.

If you attempt to obtain your own electronic certificate of foreign capital registration, you may incur expenses or suffer delays in the application process, which could delay your ability to receive dividends or distributions relating to our common shares or the return of your capital in a timely manner. The depositary’s electronic certificate of foreign capital registration may also be adversely affected by future legislative changes.

You will likely suffer dilution in the book value of your investment.

The initial public offering price per ADS is expected to exceed the net book value of the equivalent number of our common shares after this offering and the Brazilian offering. Accordingly, investors purchasing the ADSs or our common shares in this offering or the Brazilian offering will likely suffer immediate and substantial net book value dilution. Based on (1) an assumed initial public offering price of US$18.95 per ADS, the midpoint of the price range per ADS set forth on the cover of this prospectus, (2) an assumed initial public offering price of R$18.50 per common share, the midpoint of the price range per common share in the Brazilian offering, and (3) our net book value as of June 30, 2004, the amount of such dilution would be US$10.12 per ADS or R$10.48 per common share (using the commercial selling rate reported by the Central Bank on June 30, 2004 of R$3.108 to US$1.00 as the applicable exchange rate). In addition, to the extent that outstanding and future options to purchase the ADSs or our common shares are exercised, including the IFC subscription option, there may be additional dilution.

The protections afforded to minority shareholders in Brazil are different from those in the United States, and may be more difficult to enforce.

Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, the legal framework with respect to shareholder disputes is less developed under Brazilian law than U.S. law and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholders than it would be for shareholders of a U.S. company.

Changes in Brazilian tax laws may have an adverse impact on the taxes applicable to a disposition of the ADSs.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. If the disposition of assets is interpreted to include a disposition of the ADSs, this tax law could result in the imposition of withholding taxes on a disposition of the ADSs by a non-resident of Brazil to another non-resident of Brazil. Because Law No. 10,833 has been recently enacted and no judicial guidance as to its application yet exists, we are unable to predict whether an interpretation applying such tax laws to dispositions of the ADSs between non-residents could ultimately prevail in the courts of Brazil.

Substantial sales of the ADSs or our common shares after this offering could cause the price of the ADSs or our common shares to decrease.

We and the selling shareholders have agreed that, subject to certain exceptions, we and they will not issue or transfer, until 180 days after the date of this prospectus any ADSs or our common shares or any options or warrants to purchase the ADSs or our common shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs or our common shares. After these lock-up agreements expire, their ADSs and common shares will be eligible for sale in the public market. The market price of the ADSs and our common shares could drop significantly if the holders of the ADSs or our common shares sell them or the market perceives that they intend to sell them.

Holders of ADSs may be unable to exercise preemptive rights with respect to our common shares.

We may not be able to offer our common shares to U.S. holders of ADSs pursuant to preemptive rights granted to holders of our common shares in connection with any future issuance of our common shares unless a registration statement under the U.S. Securities Act of 1933, or the Securities Act, is effective with respect to such common shares and preemptive rights, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement relating to preemptive rights with respect to our common shares, and we cannot assure you that we will file any such registration statement. If such a registration statement is not filed and an exemption from registration does not exist, The Bank of New York, as depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the net proceeds of such sale. However, these preemptive rights will expire if the depositary does not sell them, and U.S. holders of ADSs will not realize any value from the granting of such preemptive rights.

USE OF PROCEEDS

          Based on an assumed initial public offering price of US$18.95 per ADS, which is the midpoint of the price range per ADS set forth on the cover of this prospectus, and on an assumed initial public offering price of R$18.50 per common share, which is the midpoint of the price range per common share in the Brazilian offering, we will receive total estimated net proceeds of approximately US$236.7 million, or R$680.2 million. The total estimated net proceeds includes approximately R$           million from the sale of our common shares in the Brazilian offering, or R$           million if the Brazilian underwriter exercises its overallotment option in full, and approximately US$           million from the sale of our ADSs in this offering, or US$           million if the international underwriters exercise their overallotment option in full, in each case, after deducting estimated underwriting discounts and commissions and expenses of the offerings that are payable by us. Each ADS represents three common shares. We intend to use the net proceeds from this offering and the Brazilian offering primarily to fund investments of approximately R$350 million (US$120 million) in our Foz do Chapecó and CERAN generation projects and the upgrade of our small hydroelectric power plants. The remainder of the funds are intended for general corporate purposes, including future expansion projects and potential future acquisitions. We will not receive any proceeds from the sale of our common shares and ADSs by the selling shareholders.

          The exchange rate used to translate real amounts into U.S. dollars, and vice versa, in the preceeding paragraph was the commercial selling rate reported by the Central Bank on September 21, 2004 of R$2.8737 to US$1.00.

EXCHANGE RATES

          There are two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

          Most trade and financial foreign-exchange transactions are carried out on the commercial rate exchange market. These transactions include the purchase or sale of shares or payment of dividends or interest with respect to shares. Foreign currencies may only be purchased in the commercial exchange market through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated but may be influenced by Central Bank intervention.

          In 1999, the Central Bank placed the commercial exchange rate and the floating rate exchange market under identical operational limits, which led to a convergence in the pricing and liquidity of both markets. Since February 1, 1999, the floating market rate has been substantially the same as the commercial market rate, and the system relying on the foreign exchange rate band has been eliminated. However, there is no guarantee that these rates will continue to be substantially the same in the future. Despite the convergence in pricing and liquidity of both markets, each market continues to be regulated separately.

          Since 1999, the Central Bank has allowed the real/ U.S. dollar exchange rate to float freely, and during that period, the real/ U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Risk Factors — Risks Relating to Brazil.”

          The following table sets forth the commercial selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

		Average
	Period-end	for Period		Low	High

	(reais per U.S. dollar)
Year Ended:
December 31, 1999	1.789	1.851	(1)	1.208	2.165
December 31, 2000	1.955	1.835	(1)	1.723	1.985
December 31, 2001	2.320	2.353	(1)	1.936	2.801
December 31, 2002	3.533	2.998	(1)	2.271	3.955
December 31, 2003	2.889	3.060	(1)	2.822	3.662
Month:
March 2004	2.909	2.908	(2)	2.875	2.941
April 2004	2.945	2.913	(2)	2.874	2.952
May 2004	3.129	3.081	(2)	2.957	3.205
June 2004	3.108	3.134	(2)	3.103	3.165
July 2004	3.027	3.034	(2)	2.994	3.075
August 2004	2.934	2.999	(2)	2.934	3.064
September (through September 21)	2.874	2.902	(2)	2.868	2.936

Source: Central Bank

(1)	Represents the average of the exchange rates on the last day of each month during the period.

(2)	Average of the lowest and highest rates in the month.

MARKET INFORMATION

Market Price of Our Shares

          Prior to this offering, there has been no public market for the ADSs or our common shares. We have applied to list the common shares on the BOVESPA and the ADSs on the NYSE. We cannot assure you that an active trading market will develop for the ADSs or our common shares, or that the ADSs or our common shares will trade in the public market subsequent to the offering at or above the initial public offering price. Each ADS will represent three common shares.

Trading on the BOVESPA

          The BOVESPA is a nonprofit entity owned by its member brokerage firms. Trading on the BOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers. The BOVESPA has two open outcry trading sessions each day from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., São Paulo time, except during daylight savings time in the United States. During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., São Paulo time, to closely mirror trading hours. Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States, on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the BOVESPA and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional). This system is a computerized system that links electronically with the seven smaller regional exchanges. The BOVESPA also permits trading from 5:45 p.m. to 7:00 p.m. on an online system connected to traditional and internet brokers called the “after market.” Trading on the after market is subject to regulatory limits on price volatility and on the volume of shares transacted through internet brokers. There are no specialists or officially recognized market makers for our shares in Brazil.

          When shareholders trade in common or preferred shares on the BOVESPA, the trade is settled in three business days after the trade date without adjustment of the purchase price for inflation. The seller is generally required to deliver the shares to the exchange on the second business day following the trade date. Delivery of and payment for shares are made through the facilities of the clearinghouse, Companhia Brasileira de Liquidação e Custódia, or CBLC.

          In order to better control volatility, the BOVESPA adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of the BOVESPA falls below the limits of 10% or 15%, respectively, in relation to the index registered in the previous trading session.

          The BOVESPA is significantly less liquid than the NYSE or other major exchanges in the world. As of December 31, 2003, the aggregate market capitalization of the 366 companies listed on the BOVESPA was equivalent to R$582.2 billion (US$201.8 billion) and the 10 largest companies listed on the BOVESPA represented 56.3% of the total market capitalization of all listed companies. In contrast, as of December 31, 2003, the aggregate market capitalization of the 2,750 companies listed on the NYSE was approximately US$12.2 trillion and the 10 largest companies listed on the NYSE represented approximately 19.0% of the total market capitalization of all listed companies. Although any of the outstanding shares of a listed company may trade on the BOVESPA, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by government entities or by one principal shareholder. See “Risk Factors — Risks Relating to the ADSs and Our Common Shares.” The relative volatility and illiquidity of the Brazilian securities markets may substantially limit your ability to sell the common shares underlying the ADSs at the time and price you desire.

          Trading on the BOVESPA by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment legislation. With limited exceptions, non-Brazilian holders may only trade on Brazilian stock exchanges in accordance with the requirements of Resolution No. 2,689, of January 26, 2000, of the National Monetary Council (Conselho Monetário Nacional, or CMN), or Resolution No. 2,689. Resolution No. 2,689 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions and be registered with a clearinghouse. Such financial institutions and clearinghouses must be duly authorized to act as such by the Central Bank and the CVM. In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on Brazilian stock exchanges or qualified over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through a private transaction. See “Taxation — Brazilian Tax Considerations — Taxation of Gains” for a description of certain tax benefits extended to non-Brazilian holders who qualify under Resolution No. 2,689.

Corporate Governance Practices and Novo Mercado

          In 2000, the BOVESPA introduced three special listing segments, known as Level 1 and 2 of Differentiated Corporate Governance Practices and the New Market (Novo Mercado), aiming at fostering a secondary market for securities issued by Brazilian companies with securities listed on the BOVESPA, by prompting such companies to follow good practices of corporate governance. The listing segments were designed for the trading of shares issued by companies voluntarily undertaking to abide by corporate governance practices and disclosure requirements in addition to those already imposed by Brazilian law. These rules generally increase shareholders’ rights and enhance the quality of information provided to shareholders.

          To become a Level 1 (Nível 1) company, in addition to the obligations imposed by current Brazilian law, an issuer must agree to (1) ensure that shares of the issuer representing 25% of its total capital are effectively available for trading; (2) adopt offering procedures that favor widespread ownership of shares whenever making a public offering; (3) comply with minimum quarterly disclosure standards; (4) follow stricter disclosure policies with respect to transactions made by controlling shareholders, directors and officers involving securities issued by the issuer; (5) disclose any existing shareholders’ agreements and stock option plans; and (6) make a schedule of corporate events available to shareholders.

          To become a Level 2 (Nível 2) company, in addition to the obligations imposed by current Brazilian law, an issuer must agree to (1) comply with all of the listing requirements for Level 1 companies; (2) grant tag-along rights for all shareholders in connection with a transfer of control of the company, offering the same price paid per share of controlling block for each common share and 70% of the price paid per share of controlling block for each preferred share; (3) grant voting rights to holders of preferred shares in connection with certain corporate restructurings and related party transactions, such as (a) any transformation of the company into another corporate form; (b) any merger, consolidation or spin-off of the company; (c) approval of any transactions between the company and its controlling shareholder or parties related to the controlling shareholder; (d) approval of any valuation of assets to be delivered to the company in payment for shares issued in a capital increase; (e) appointment of an expert to ascertain the fair value of the company in connection with any deregistration and delisting tender offer; and (f) any changes to these voting rights; (4) limit the term of all members of the board of directors to one year; (5) prepare annual financial statements, including cash flow statements, in accordance with U.S. GAAP or International Accounting Standards; (6) if it elects to delist from the Level 2 segment, hold a tender offer by the company’s controlling shareholder (the minimum price of the shares to be offered will be determined by an appraisal process); and (7) adhere exclusively to the BOVESPA Arbitration Chamber for resolution of disputes between the company and its investors.

          To be listed in the Novo Mercado, an issuer must meet all of the requirements described above, in addition to (1) issuing only common shares; (2) granting tag-along rights for all shareholders in connection with a transfer of control of the company, offering the same price paid per share of controlling block for each common share; and (3) preparing quarterly financial statements, including cash flow statements, in accordance with or reconciled to U.S. GAAP or International Accounting Standards.

          In order to maintain high standards of corporate governance, we will enter into an agreement with the BOVESPA to comply with the requirements for listing on the Novo Mercado.

Regulation of the Brazilian Securities Market

          The Brazilian securities markets are regulated by the CVM, which has regulatory authority over the stock exchanges and securities markets, as well as by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities markets are governed by Law No. 10,198 dated February 14, 2001, Law No. 10,303 dated October 31, 2001, and Law No. 10,411 dated February 26, 2002, which introduced new concepts and several changes to Law No. 6,385 dated December 7, 1976, as amended and supplemented, the principal law governing the Brazilian securities markets, as well as the Brazilian corporation law and by regulations issued by the CVM, the CMN and the Central Bank. These laws and regulations, among others, provide for disclosure requirements applicable to issuers of traded securities, criminal sanctions for insider trading and price manipulation, and protection of minority shareholders. They also provide for licensing and oversight of brokerage firms and governance of Brazilian stock exchanges. However, the Brazilian securities markets are not as highly regulated and supervised as U.S. securities markets.

          Under the Brazilian corporation law, a company is either publicly held and listed, a companhia aberta, or privately held and unlisted, a companhia fechada. All listed companies are registered with the CVM and are subject to reporting and regulatory requirements. A company registered with the CVM may trade its securities either on the BOVESPA or in the Brazilian over-the-counter market. Shares of companies listed on the BOVESPA may not simultaneously trade on the Brazilian over-the-counter market. The shares of a listed company may also be traded privately, subject to several limitations. To be listed on the BOVESPA, a company must apply for registration with the BOVESPA and the CVM.

          The trading of securities of a listed company on the BOVESPA may be halted at the request of such company in anticipation of a material announcement, and companies are sometimes required by law to request such suspension. Trading may also be suspended on the initiative of the BOVESPA or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a significant event or has provided inadequate responses to inquiries by the CVM or the BOVESPA.

          Trading on the BOVESPA by non-residents of Brazil is subject to limitations under Brazilian foreign investment and tax legislation. The Brazilian custodian for the common shares underlying the ADSs must, on behalf of the depositary for the ADSs, obtain registration from the Central Bank to remit U.S. dollars abroad for payments of dividends, any other cash distributions, or upon the disposition of the shares and sales proceeds therefrom. If you exchange your ADSs for common shares, you will be entitled to continue to rely on the custodian’s electronic certificate of foreign capital registration for five business days after the exchange. Thereafter, you may not be able to obtain and remit abroad non-Brazilian currency upon the disposition of or distributions relating to the common shares, and will be subject to a less favorable tax treatment on gains with respect to the common shares, unless you obtain a new electronic certificate of foreign capital registration or qualify under Brazilian foreign investment regulations that entitle some foreign investors to buy and sell shares on the BOVESPA without obtaining separate electronic certificates of foreign capital registration.

CAPITALIZATION

          The following table sets forth our current debt, long-term debt and total capitalization at June 30, 2004 on an actual basis and as adjusted to reflect the issuance and sale of 39,579,729 common shares, including                 common shares in the form of ADSs, in this offering and the Brazilian offering. The adjustments are based on an assumed initial public offering price of US$18.95 per ADS, which is the midpoint of the price range per ADS set forth on the cover of this prospectus, and on an assumed initial public offering price of R$18.50 per common share, which is the midpoint of the price range per common share in the Brazilian offering. Based on these assumed offering prices, we will receive total estimated net proceeds of approximately US$236.7 million, or R$680.2 million (using the commercial selling rate reported by the Central Bank on September 21, 2004 of R$2.8737 to US$1.00 as the applicable exchange rate). The total estimated net proceeds includes approximately R$      million from the sale of our common shares in the Brazilian offering, or R$      million if the Brazilian underwriter holding the overallotment option exercises it in full, and approximately US$      million from the sale of our ADSs in this offering, or US$      million if the international underwriters exercise their overallotment option in full, in each case, after deducting estimated underwriting discounts and commissions and expenses of the offerings that are payable by us. We will not receive any proceeds from the sale of our common shares and ADSs by the selling shareholders. There has been no material change in our capitalization since June 30, 2004, except for a 1-for-10 reverse stock split on August 13, 2004, which reduced the aggregate number of our outstanding shares to 411,869,796, and except as reflected in the following table. You should read this table in conjunction with the information under “Presentation of Financial Information,” “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited interim consolidated financial statements and the related notes included elsewhere in this prospectus.

          Solely for the convenience of the reader, real amounts as of June 30, 2004 have been translated into U.S. dollars at the commercial market rate as reported by the Central Bank on June 30, 2004 of R$3.108 to US$1.00. The commercial market rate as reported by the Central Bank on September 21, 2004 was R$2.8737 to US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

	At June 30, 2004

	Actual		As Adjusted		Actual		As Adjusted

	(In millions)
Current
Loans and financing	R$	942	R$	942	US$	303	US$	303
Debentures		251		251		81		81
Accrued interest		133		133		43		43
Swap transactions		—		—		—		—

Total current debt		1,326		1,326		427		427
Long-term debt:
Loans and financing		2,269		2,269		730		730
Debentures		2,067		2,067		665		665
Swap transactions		3		3		1		1

Total long-term debt		4,339		4,339		1,396		1,396
Shareholders’ equity:
Common stock		3,397		4,133		1,093		1,330
Accumulated deficit		(3)		(3)		(1)		(1)

Total shareholders’ equity		3,394		4,130		1,092		1,329

Total capitalization(1)	R$	7,733	R$	8,469	US$	2,488	US$	2,725

(1)	Total capitalization includes total long-term debt plus shareholders’ equity.

DILUTION

          At June 30, 2004, we had a net book value of R$8.24 per common share or US$7.95 per ADS. Net book value represents the amount of our total assets less total liabilities, divided by 411,869,796, the total number of our common shares at June 30, 2004 that would have been outstanding on such date after giving effect to the 1-for-10 reverse stock split that occurred on August 13, 2004. After giving effect to the sale by us of 39,579,729 common shares (some of which will be in the form of ADSs offered by us in this offering and some in the form of common shares offered by us in the Brazilian offering, and assuming the international underwriters’ and the Brazilian underwriter’s overallotment options are not exercised) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net book value estimated at June 30, 2004 would have been approximately R$9.15 per common share or US$8.83 per ADS based on an assumed initial public offering price of US$18.95 per ADS, which is the midpoint of the price range per ADS set forth on the cover of this prospectus, and an assumed initial public offering price of R$18.50 per common share, which is the midpoint of the price range per common share in the Brazilian offering. This represents an immediate increase in net book value of R$0.90 per common share or US$0.88 per ADS to existing shareholders and an immediate dilution in net book value of US$10.12 per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net book value per ADS immediately after the completion of the offerings.

          The following table illustrates this dilution of US$10.12 per ADS to purchasers of ADSs in this offering:

Assumed initial public offering price per ADS	US$	18.95
Net book value per ADS at June 30, 2004 (after giving effect to the 1-for-10 reverse stock split that occurred on August 13, 2004)		7.95
Increase in net book value per ADS attributable to new investors		.88

Pro forma net book value per ADS after this offering and the Brazilian offering		8.83

Dilution per ADS to new investors	US$	10.12

          The exchange rate used to translate real amounts into U.S. dollars and U.S. dollar amounts into reais in this section was the commercial selling rate reported by the Central Bank on June 30, 2004 of R$3.108 to US$1.00.

PRESENTATION OF FINANCIAL INFORMATION

          The audited consolidated financial statements as of December 31, 2003 and 2002 and for the three years in the period ended December 31, 2003 and the unaudited interim consolidated financial statements as of June 30, 2004 and for the six months ended June 30, 2004 and 2003, as included in this prospectus have been prepared in accordance with Brazilian Accounting Principles, which differ in certain respects from U.S. GAAP. Note 30 to our audited consolidated financial statements provides a description of the principal differences between Brazilian Accounting Principles and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity.

          We have translated some of the real amounts contained in this prospectus into U.S. dollars. Except as otherwise specified, the rate used to translate such amounts was R$3.108 to US$1.00, which was the commercial rate for the purchase of U.S. dollars in effect as of June 30, 2004 as reported by the Central Bank. The U.S. dollar equivalent information presented in this prospectus is provided solely for convenience of investors and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rates” for more detailed information regarding the conversion of reais into U.S. dollars.

          Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not sum due to rounding.

Combined Presentation for Periods Prior to our 2002 Restructuring

          In August 2002, we completed a transaction, which we refer to as the “restructuring,” in which we acquired our current interests in our principal subsidiaries from our controlling shareholders. Before then, our principal shareholders separately held direct and indirect interests in Paulista (and, through Paulista, Piratininga and RGE) and Geração. In December 1999 and October 2001, our principal shareholders executed shareholders’ agreements to formally establish joint control over Paulista and Geração, respectively. In March 2002, our principal shareholders executed a shareholders’ agreement to establish joint control over us. For all periods prior to the restructuring, CPFL, Paulista and Geração were under common management. In August 2002, our shareholders contributed to us their interests in Paulista and Geração, which we consider to be our predecessor entities.

          Our audited consolidated financial statements are presented on a combined basis for periods prior to the restructuring. This means that we included Paulista and Geração in our financial statements for 2002 and prior periods, because they were already under common management with us in those periods. For simplicity of presentation, throughout this prospectus we refer to information for all periods and dates as consolidated.

Proportionate Consolidation of Certain Subsidiaries

          We own 67.07% of the shares of RGE, one of our principal distribution subsidiaries, and PSEG owns approximately one-third of the total shares, with minority shareholders holding less than 1.0%. Under our shareholders’ agreement with PSEG, RGE is effectively under joint control since certain corporate decisions require a unanimous vote that prevents either us or PSEG from acting unilaterally. Those decisions include, among others, the distribution of dividends, electing members of the board of directors, any form of capital restructuring and capital reductions and increasing pre-approved authorized capital. Under Brazilian Accounting Principles, we account for RGE using proportionate consolidation, which means that, after eliminating intercompany transactions, we include in our financial statements 67.07% of each item in the financial statements of RGE.

          Under U.S. GAAP, we would be required to account for RGE on the equity method, which means that, after eliminating intercompany transactions, we would generally present 67.07% of its net income on a single line of our statement of operations and 67.07% of its shareholders’ equity on a single line of our balance sheet. The difference in presentation would not affect our net income or shareholders’ equity. See Note 30 to our audited consolidated financial statements. We would, however, present lower revenues, operating income and cash flows if we accounted for RGE on the equity method under Brazilian Accounting Principles.

          We acquired our interest in RGE in July 2001. Under Brazilian Accounting Principles, the acquisition was accounted for at book value, and the difference between the book value of RGE’s net assets and the purchase price was recorded as goodwill. Under U.S. GAAP, the acquisition was accounted for as a purchase. We have included in this prospectus separate financial statements for RGE, including the audited financial statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001.

          We also account for four of our generation facilities currently under construction that are owned by our subsidiaries using proportionate consolidation. The ownership interests in these subsidiaries included, as of December 31, 2003, 65.0% of Companhia Energética Rio das Antas, or CERAN, an indirect stake of 40% in Consórcio Foz do Chapecó, or Foz do Chapecó, 48.72% of Campos Novos Energia, or ENERCAN, and 25.01% of Energética Barra Grande, or BAESA. See Note 2 to our audited consolidated financial statements.

Acquisition of Piratininga in 2001

          Through September 2001, our subsidiary Paulista had a 42.44% interest in Bandeirante Energia S.A., or Bandeirante. In a series of transactions in 2001, Bandeirante was divided into two companies — Bandeirante and Piratininga — and, after an exchange of shares, Paulista owned a 96.48% interest in Piratininga. In August 2002 we increased our equity stake in Piratininga to 97.41%. As a result, our audited consolidated financial statements reflect full consolidation of Piratininga beginning in October 2001, and prior to that date they reflect proportionate consolidation of Bandeirante. As with RGE, the acquisition of Piratininga was accounted for at book value under Brazilian Accounting Principles and as a purchase under U.S. GAAP. See Note 30 to our audited consolidated financial statements.

Acquisition of Semesa in 2001

          On December 26, 2001, we purchased a 100% stake in Semesa S.A., or Semesa, from VBC, one of our controlling shareholders. The principal asset of Semesa is the Serra da Mesa power plant, located on the Tocantins river in the state of Goiás with an installed capacity of 1,275 MW. We have the right to purchase 51.54% of the Assured Energy of Semesa. ANEEL approved the transfer of Semesa to us on December 21, 2001. As a result, our audited consolidated financial statements reflect full consolidation of Semesa beginning in December 2001. As with RGE and Piratininga, the acquisition of Semesa was accounted for at book value under Brazilian Accounting Principles and as a purchase under U.S. GAAP. See Note 30 to our audited consolidated financial statements.

SELECTED FINANCIAL AND OPERATING DATA

          The following table presents our selected historical financial and operating data. You should read the following information in conjunction with our audited and unaudited interim consolidated financial statements and related notes, and the information under “Presentation of Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

          The financial data at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 are derived from the unaudited interim consolidated financial statements also included elsewhere in this prospectus. The financial data for the six months ended and as of June 30, 2004 are not necessarily indicative of the results of operations that you should expect for our entire fiscal year ended December 31, 2004. The financial information included in this prospectus has been presented in accordance with Brazilian Accounting Principles, which differ in certain respects from U.S. GAAP. Note 30 to our audited consolidated financial statements provides a description of the principal differences between Brazilian Accounting Principles and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity.

          Solely for the convenience of the reader, real amounts as of and for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004 have been translated into U.S. dollars at the commercial market rate as reported by the Central Bank on June 30, 2004 of R$3.108 to US$1.00. The commercial market rate as reported by the Central Bank on September 21, 2004 was R$2.8737 to US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

Statement of Operations Data

	For the Six Months
	Ended June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

					(In millions, except per share and per ADS data)
Brazilian Accounting Principles
Operating revenues	US$	1,492	R$	4,637	R$	3,765	US$	2,601	R$	8,082	R$	6,823	R$	5,953	R$	3,604	R$	2,928

Net operating revenues		1,114		3,461		2,829		1,949		6,057		5,264		4,842		2,785		2,242

Operating costs:
Electricity purchased for resale		537		1,670		1,421		972		3,020		2,557		2,314		1,260		1,089
Electricity network usage charges		100		311		210		144		446		314		386		181		94
Personnel		32		98		92		54		169		162		154		175		133
Pension		28		87		102		27		84		129		114		6		11
Materials		5		17		9		7		22		22		31		16		14
Outside services		13		40		41		27		84		87		48		31		28
Depreciation and amortization		42		129		128		82		256		223		201		145		131
Fuel usage and energy development quotas		70		218		161		109		339		292		290		138		80
Services provided by third parties		—		—		—		2		5		3		4		3		1
Other		1		4		5		3		10		10		18		23		10

		828		2,574		2,170		1,428		4,436		3,796		3,562		1,978		1,591
Operating expenses:
Sales and marketing		27		84		62		48		148		176		133		100		99
General and administrative		43		133		122		90		279		282		205		162		136
Amortization of goodwill		22		69		264		171		532		528		407		323		99
Other		4		11		13		6		20		16		10		15		36

		95		296		461		315		980		1,001		755		600		370

Operating income		190		590		198		207		642		466		525		207		281
Financial expense, net		(99)		(309)		(506)		(264)		(821)		(1,301)		(594)		(312)		(260)
Nonoperating income (expense), net		(2)		(5)		14		14		44		10		(29)		(5)		(86)
Income and social contribution taxes		(39)		(120)		(14)		(36)		(111)		88		(123)		(46)		(40)
Net income (loss) before extraordinary item and minority interest		50		156		(308)		(79)		(247)		(736)		(221)		(156)		(105)
Extraordinary item, net of taxes(1)		(5)		(16)		(16)		(11)		(34)		(34)		—		—		—
Minority interest		(3)		(10)		7		(1)		(2)		21		(8)		3		(20)

Net income (loss)	US$	42	R$	130	R$	(317)	US$	(91)	R$	(282)	R$	(749)	R$	(229)	R$	(153)	R$	(125)

Net income (loss) per share, before extraordinary item and minority interest(2)		0.01		0.04		(0.09)		(0.02)		(0.06)		(0.22)		(0.07)		(0.05)		(0.06)
Net income (loss) per share(2)		0.01		0.03		(0.09)		(0.02)		(0.07)		(0.22)		(0.07)		(0.05)		(0.07)
Net income (loss) per ADS, before extraordinary item and minority interest(2)		0.04		0.11		(0.27)		(0.06)		(0.18)		(0.65)		(0.20)		(0.15)		(0.18)
Net income (loss) per ADS(2)		0.03		0.09		(0.28)		(0.07)		(0.21)		(0.66)		(0.20)		(0.15)		(0.22)
Number of common shares outstanding at year-end(2)(3)		4,119		4,119		3,391		4,119		4,119		3,391		3,374		3,041		1,727

	For the Six Months
	Ended June 30,			For the Year Ended December 31,

	2004	2004	2003	2003		2003		2002		2001	2000	1999

			(In millions, except per share and per ADS data)
U.S. GAAP
Operating revenues				US$	2,298	R$	7,142	R$	5,999
Net operating revenues					1,735		5,391		4,627
Operating income					292		908		775
Net income (loss)					65		202		(615)
Net income (loss) per share — basic and diluted(4)					0.18		0.57		(1.81)
Net income (loss) per ADS — basic and diluted(4)					0.55		1.71		(5.44)
Weighted average number of shares outstanding(4)					353		353		339

(1)	Reflects the initial effect of a change in Brazilian Accounting Principles for post-retirement benefit plans, net of taxes. This item does not qualify as an extraordinary item under U.S. GAAP.

(2)	In accordance with Brazilian Accounting Principles, these amounts have not been adjusted to reflect the 1-for-10 reverse stock split on August 13, 2004 that reduced the aggregate number of our outstanding common shares to 411,869,796. Had these amounts been adjusted to reflect the reverse stock split, the amounts would have been as follows:

	For the Six Months
	Ended June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

					(In millions, except per share and per ADS data)
Net income (loss) per share, before extraordinary item and minority interest	US$	0.12	R$	0.38	R$	(0.91)	US$	(0.19)	R$	(0.60)	R$	(2.17)	R$	(0.66)	R$	(0.51)	R$	(0.61)
Net income (loss) per share		0.10		0.32		(0.93)		(0.22)		(0.68)		(2.21)		(0.68)		(0.50)		(0.72)
Net income (loss) per ADS, before extraordinary item and minority interest		0.36		1.14		(2.72)		(0.58)		(1.80)		(6.51)		(1.97)		(1.54)		(1.82)
Net income (loss) per ADS		0.31		0.95		(2.80)		(0.66)		(2.05)		(6.63)		(2.04)		(1.51)		(2.17)
Number of common shares outstanding at year-end		412		412		339		412		412		339		337		304		173

(3)	For periods ended prior to 2002, the number of common shares outstanding at year-end was retroactively restated to reflect the effects of our August 2002 restructuring. Calculation of common shares outstanding at year-end was made based on the exchange ratio used to exchange our shares for the shares of Paulista and Geração in August 2002, which was one share for 9.42 shares of Paulista and one share for 184.03 shares of Geração.

(4)	In accordance with U.S. GAAP, these amounts have been adjusted to reflect the 1-for-10 reverse stock split on August 13, 2004 that reduced the aggregate number of our outstanding common shares to 411,869,796.

Balance Sheet Data

	As of June 30,				As of December 31,

	2004		2004		2003		2003		2002		2001		2000		1999

	(In millions)
Brazilian Accounting Principles
Current assets:
Cash and cash equivalents	US$	190	R$	591	US$	121	R$	375	R$	177	R$	136	R$	399	R$	642
Accounts receivable		488		1,516		476		1,479		1,629		1,228		617		365
Total current assets		933		2,897		765		2,376		2,819		1,738		1,472		1,208
Non-current assets:
Accounts receivable		240		747		234		728		768		731		—		—
Total non-current assets		702		2,183		768		2,388		1,841		1,455		476		487
Permanent assets:
Property, plant and equipment		1,495		4,646		1,433		4,452		4,383		3,997		2,573		2,188
Goodwill		1,020		3,169		1,042		3,237		3,774		4,279		2,953		3,186
Total permanent assets		2,366		7,353		2,342		7,278		7,762		7,884		5,353		5,139
Total assets		4,001		12,432		3,875		12,042		12,421		11,077		7,301		6,834
Current liabilities:
Short-term debt(5)		426		1,325		379		1,178		3,379		1,867		598		831
Total current liabilities		939		2,917		809		2,513		4,866		3,206		1,366		2,022
Long-term liabilities:
Long-term debt		1,395		4,336		1,403		4,361		3,836		3,574		2,738		732
Total long-term liabilities		1,908		5,928		1,914		5,948		5,242		4,788		2,792		1,291
Minority interest		62		193		62		192		193		231		245		232
Shareholder’s equity		1,092		3,394		1,091		3,389		2,121		2,852		2,898		3,289
Total liabilities and shareholders’ equity		4,001		12,432		3,875		12,042		12,421		11,077		7,301		6,834
U.S. GAAP
Shareholders’ equity					US$	1,349	R$	4,192	R$	2,639
Total assets						5,561		17,280		16,175

(5)	Short-term debt includes the current portion of long-term debt and accrued interest.

Operating Data

	For the Six Months
	Ended June 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Energy sold (in GWh):
Residential	4,129	4,070	8,124	7,779	7,164	6,541	6,166
Industrial	8,567	8,126	16,909	15,731	14,172	10,361	9,553
Commercial, services and other	2,447	2,389	4,752	4,485	4,038	3,399	3,007
Rural	757	692	1,550	1,466	1,141	916	926
Public administration	364	368	736	639	614	582	531
Public lighting	531	515	1,048	1,012	899	797	772
Public services	671	657	1,352	1,297	1,217	1,017	962
Own consumption	11	13	25	31	33	38	30

Total energy sold	17,477	16,830	34,496	32,440	29,278	23,651	21,947

Total customers(6)	5,410,756	5,276,479	5,340,632	5,192,820	4,990,741	3,656,984	2,900,900
Installed capacity (in MW)	812	812	812	812	143	143	143
Assured energy (in GWh)	1,899	1,899	3,804	3,856	723	723	723
Energy generated (in GWh)	1,481	1,022	2,633	2,433	405	443	492

(6)	Represents active customers (meaning customers who are connected to the distribution network), rather than customers invoiced at period-end.

Other Data

	For the Six Months
	Ended June 30,						For the Year Ended December 31,

	2004		2004		2003		2003		2003		2002		2001		2000		1999

	(In millions)
EBITDA:
Net income (loss) under Brazilian Accounting Principles	US$	42	R$	130	R$	(317)	US$	(91)	R$	(282)	R$	(749)	R$	(229)	R$	(153)	R$	(125)
Plus:
Financial expense, net		99		309		506		264		821		1,301		594		312		260
Social contribution and income taxes		39		120		14		36		111		(88)		123		46		40
Depreciation		45		141		139		90		279		273		229		165		181
Amortization		22		68		264		171		532		528		407		323		99

EBITDA(7)	US$	247	R$	768	R$	606	US$	470	R$	1,461	R$	1,265	R$	1,124	R$	693	R$	455

(7)	EBITDA represents net loss plus financial expense, net, social contribution and income taxes and depreciation and amortization. EBITDA should not be considered as an alternative to net income (loss), as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors and analysts to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not a recognized measure under Brazilian Accounting Principles and that it may be defined and calculated differently by different companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with our audited and unaudited interim consolidated financial statements and the related notes included in this prospectus. Our financial statements have been prepared in accordance with Brazilian Accounting Principles, which differ in certain respects from U.S. GAAP. Note 30 to our audited consolidated financial statements provides a description of the principal differences between Brazilian Accounting Principles and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income (loss) and shareholders’ equity. See “Presentation of Financial Information.”

          We have three distribution subsidiaries — Paulista, Piratininga and RGE. We fully consolidate Paulista and Piratininga. We account for RGE using proportionate consolidation, and accordingly our financial statements include 67.07% of each item for RGE. We also account for four of our generation facilities currently under construction that are owned by our subsidiaries using proportionate consolidation. See “Presentation of Financial Information.”

          The comparison of our financial performance between 2002 and 2001 is affected by the following transactions, among others:

•	We held approximately 42.44% of Bandeirante until September 2001, when it was split into Piratininga and Bandeirante Energia, and we exchanged our interest in Bandeirante Energia for an additional interest in Piratininga. Accordingly, we proportionately consolidated Bandeirante through September 2001, and we have fully consolidated Piratininga since October 2001.

•	We acquired Semesa, a generation subsidiary, which we have fully consolidated since December 2001.

•	We acquired our 67.07% interest in RGE, which we have proportionately consolidated since July 2001.

Overview

          We are a holding company and, through subsidiaries, we (a) distribute electricity to customers in our concession areas, (b) generate electricity and develop additional generation projects and (c) engage in electricity commercialization and the provision of electricity-related services. The most important drivers of our financial performance are the operating income margin and cash flows from our regulated distribution business. In recent years, this business has produced reasonably stable margins, and its cash flows, while sometimes subject to short-term variability, have been stable over the medium term. In the remainder of 2004 and 2005, assuming that the economic and regulatory environments remain stable, we expect our regulated distribution business to see a moderate increase in the volume of electricity we deliver and continuing stable margins.

          In addition to achieving the best returns we can from our regulated distribution business, we have two broad initiatives to improve our future financial performance. One is the growth in our generating capacity as our existing hydroelectric generation projects progressively come on line from now through 2008. Approximately 7.2% of our new generation capacity is expected to come online by the end of 2004, and approximately 60% is expected to come online by the second quarter of 2006. We plan to use the additional electricity generated by these projects to supply electricity to our distribution business, and we currently expect that this degree of integration will improve our consolidated profit margin and our cash flows. The second is the development of our commercialization and electricity-related services business in a progressively more liberal market. While it is difficult to predict the size this business will attain, it will provide additional revenues without a significant investment in a business that is not currently subject to regulated margins.

          Of course, there are factors beyond our control that can have a significant impact, positive or adverse, on our financial performance, as we have seen in recent years with the effects of the energy crisis and increases in interest rates and indexation rates on our debt. By reducing our indebtedness, we have reduced our vulnerability to some of these factors. The most important external factors involve regulation, and we believe that the current regulatory environment is reasonably promising.

Background

Regulated Distribution Tariffs

          Our results of operations are significantly affected by changes in regulated tariffs for electricity. In particular, most of our revenues are derived from sales of electricity to captive final customers at regulated tariffs. In 2003, sales to captive consumers represented 85.4% of the volume of electricity we delivered and 93.9% of our operating revenues. For the first six months of 2004, sales to captive consumers represented 83.8% of the volume of electricity delivered and 89.6% of our operating revenues.

          Our operating revenues and our margins depend substantially on the tariff-setting process and annual adjustments, and our management focuses on maintaining a constructive relationship with ANEEL, the Brazilian government and other market participants so that the tariff-setting process fairly reflects our interests and those of our customers and shareholders. For a description of tariff regulations, see “The Brazilian Power Industry — Distribution Tariffs” and “Business — Customers, Analysis of Demand and Tariffs.”

          Tariffs are determined separately for each of our three distribution subsidiaries as follows:

•	Our concession agreements provide for an annual adjustment (reajuste anual) to take account of changes in our costs, which for this purpose are divided into costs (known as Parcel A costs) that are beyond our control and costs (known as Parcel B costs) that we can control. Parcel A costs include, among other things, increased prices under long-term supply contracts, and Parcel B costs include, among others, the return on investment related to our concessions and their expansion, as well as maintenance and operational costs. Upon implementation of the recent regulatory reforms, the ability of electricity distribution companies to fully pass-through to end-consumers their electricity acquisition costs has become subject to a number of restrictions, including those triggered by such companies’ inability to accurately forecast their energy needs and a ceiling linked to a reference value, the Annual Reference Value. The Annual Reference Value is the weighted average electricity acquisition costs resulting from electricity prices of all public auctions carried out by ANEEL within the Regulated Market (Ambiente de Contratação Regulada), or ACR in respect of electricity to be delivered five and three years from any such auction and will only be applied during the first three years following the commencement of delivery of the acquired electricity. See “The Brazilian Power Industry — The New Industry Model Law” for a more detailed description of all the limitations on the ability of distribution companies to fully pass-through their electricity acquisition costs to end-consumers. Agreements in force before the enactment of recent regulatory reforms will be respected and the pass-through of tariffs will be done in accordance with the rules in force at the time of the agreement, namely full pass-through of the costs of acquired electricity subject to a ceiling determined by the Brazilian government. An annual adjustment of tariffs occurs every April for Paulista and RGE and every October for Piratininga.

•	Our concession agreements provide for a periodic revision (revisão periódica), every five years for Paulista and RGE and every four years for Piratininga, to restore the financial equilibrium of our tariffs as contemplated by the concession agreements and to determine a reduction factor (known as the X factor) in the amount of Parcel B cost increase passed on to our customers. The first periodic revisions occurred in 2003.

•	Brazilian law also provides for extraordinary revision (revisão extraordinária) to take account of unforeseen changes in our cost structure. In particular, we currently charge supplemental tariffs that were introduced as a result of the energy crisis in 2001-2002. See “— The 2001-2002 Energy Crisis and Related Regulatory Measures” below.

          Through 2002, the annual adjustments were the same in percentage terms for all our customers. Beginning in 2003, tariff increases have been applied differently to different customer classes, with generally higher increases for customers using higher voltages, to reduce the effects of historical cross-subsidies in their favor. The following table sets forth the percentage increase in our tariffs resulting from each annual adjustment from 2001 through the date of this prospectus. Rates of tariff increase should be evaluated in light of the rate of Brazilian inflation. See “— Background — Brazilian Economic Conditions.”

	Paulista	Piratininga		RGE

2001	17.13%	19.53%		18.21%
2002	11.60%	17.01%		12.20%
2003:
Average	20.19%	14.68	%(1)	27.40%
By voltage category:
A1 (230 kV or more)	—	19.32%		31.80%
A2 (88 to 138 kV)	25.24%	17.94%		—
A3 (69 kV)	21.49%	—		29.10%
A3a (30 kV to 44 kV)	18.25%	—		25.80%
A4 (2.3 kV to 25 kV)	20.80%	14.20%		29.60%
BT	19.20%	13.25%		25.50%
By category of customer:
Residential	19.20%	13.25%		25.50%
Industrial	21.89%	16.39%		28.60%
Commercial	19.64%	13.74%		26.90%
Rural	20.06%	13.60%		27.60%
Public power	19.91%	13.78%		27.80%
Public lighting	19.21%	13.24%		25.50%
Public service	20.30%	14.26%		28.60%
Own consumption	19.60%	13.28%		28.10%
2004:
Correction of 2003(2)	1.55%			0.60%
Average	13.63%		(3)	14.37%
By voltage category:
A1 (230 kV or more)	—			25.70%
A2 (88 to 138 kV)	28.28%			—
A3 (69 kV)	21.75%			24.00%
A3a (30 kV to 44 kV)	13.06%			13.90%
A4 (2.3 kV to 25 kV)	18.45%			21.70%
BT	8.91%			10.20%

	Paulista	Piratininga	RGE

By category of customer:
Residential	8.92%	(3)	8.60%
Industrial	20.80%		19.40%
Commercial	12.25%		11.70%
Rural	11.48%		9.60%
Public power	13.02%		12.50%
Public lighting	8.90%		8.60%
Public service	16.62%		16.80%
Own consumption	11.96%		11.90%

(1)	Piratininga’s 2003 annual adjustment averaged 18.08%, but 3.4% was deferred to 2004-2006.

(2)	Paulista’s and RGE’s 2004 annual adjustments included a correction of the 2003 annual adjustment.

(3)	Piratininga’s 2004 annual adjustment is scheduled to occur in October 2004.

Sales to Potentially Free Consumers

          The Brazilian government has introduced regulatory changes intended to foster the growth of open-market energy transactions by permitting qualifying consumers to opt out of the system of tariff regulation and become “free” consumers entitled to contract freely for electricity. See “The Brazilian Power Industry — Historical Background” and “— The Free Market.” To date, as compared to the total number of our captive customers, the number of potentially free consumers is relatively small, but those customers represent a significant volume of our electricity sales and revenues. In 2003 and in the first half of 2004, approximately one-third of our electricity sales in 2003 by volume were made to potentially free consumers. Most of our potentially free consumers have not elected to become free consumers. We believe this is because (1) they consider that the advantages of negotiating a long-term contract at lower rates than the regulated tariff are outweighed by the need to bear additional costs (particularly transmission costs) and the long-term price risk and (2) some of our potentially free consumers, those that consume between 500 kW and 3 MW and with a contracted demand equal to or greater than 3 MW serviced in voltages lower than 69 kV, and who entered into contracts after 1995, are limited to electricity purchases from renewable energy sources, such as Small Hydroelectric Power Plants or biomass. The New Industry Model Law and related regulations allow for an argument that consumers with demand equal to or higher than 3 MW supplied at any voltage may be entitled to choose their electricity supplier. Even if a customer decides to migrate from the regulated tariff system and becomes a free consumer, it would still have to pay us network usage charges, and such payments would mitigate the loss in operating income from any such migration. In the short term, we do not expect to see a substantial number of our customers become free consumers, but the prospects for migration over the long term, and its implications for our financial results, are difficult to predict.

Prices for Purchased Electricity

          We purchase the majority of our electricity under long-term contracts with large Brazilian generation companies, and the prices under these contracts are subject to regulation. In 2003, we purchased 26,011 GWh (64.3% of the volume of electricity we purchased) from eight generators under long-term contracts. In the first six months of 2004, we purchased 12,979 GWh (65.0% of the volume of electricity we purchased) from nine generators under long-term contracts. The prices under these long-term contracts are adjusted annually to reflect increases in certain generation costs and the IGP-M inflation index. The adjustment is linked to the annual adjustment in distribution tariffs, so that the increased costs are passed on to our customers in increased tariffs.

          The Initial Supply Contracts (as defined in the “Glossary of Terms”) are scheduled to expire in December 2005 (stepping down in volume 25% per year beginning in 2003). In practice, the replacement of energy purchased under the Initial Supply Contracts with energy purchased under new electricity supply agreements takes place in January each year. The price for newly contracted energy is usually higher than the existing prices under the Initial Supply Contracts. The result until December 2005 is a temporary increase in our costs that is not passed through to customers until the next tariff adjustment. Additionally, ANEEL recently authorized the inclusion in the Parcel A account (conta de variação de parcela A), or CVA, of the differences between the costs of acquiring electricity and the prices charged to our customers that were not taken into account in the prior year’s tariff adjustment. This adjustment should eliminate the difference in the result that originated from these variations. However, our cash flows will continue to be adversely affected until the amounts under CVA are received in future years.

          Before the enactment of the New Industry Model Law, ANEEL determined tariff adjustments based on projected costs of electricity acquired the previous year. As such, the tariff adjustment in any given year would not take into account the changes that could occur in the composition of electricity suppliers (especially to the extent the Initial Supply Contracts are being gradually reduced), which could make the average price effectively paid for the energy purchased higher than the one projected by ANEEL and passed through to tariffs. With the New Industry Model Law, the calculation method of the costs of acquired energy was changed, and now the adjustment must reflect the electricity cost in the future reference market.

          Currently, electricity already purchased is subject to the regulation existing prior to the New Industry Model Law and the electricity to be purchased in auctions will be subject to the new regulation.

          A considerable part of our long-term agreements is comprised of Initial Supply Contracts. Pursuant to applicable law and regulation, as of 2003 the quantity of electricity acquired under these contracts is reduced every year by 25% of the quantity originally contracted. In 2003, Initial Supply Contracts accounted for 23,012 GWh, or 56.9% of our electricity purchases. For the first six months of 2004, Initial Supply Contracts accounted for 7,568 GWh, or 37.9% of our electricity purchases during the period. As these contracts step down, and as our requirements increase to meet demand, we will need to enter into other long-term supply contracts through public bids in the Regulated Market. Our success in managing this process will affect our margins and our exposure to price risk, since our ability to pass through some costs of electricity purchases will be linked to the successful projection of our expected demand. At present, we have sufficient electricity under contract to supply our projected requirements through 2005, after giving effect to the stepdown of our Initial Supply Contracts discussed above. We do not expect that we will need to acquire substantial quantities of additional electricity until 2007. We believe this will permit us to await full implementation of the New Industry Model Law before we must make substantial purchases other than the amounts for which we have already contracted.

          Our generation subsidiaries are scheduled to bring online, through 2008, approximately 1,177 MW of new capacity that provides additional Assured Energy of 4,945 GWh per year. Our distribution subsidiaries have entered into long-term contracts to purchase all this electricity, and this new supply will replace part of the electricity we will lose from the stepdown of our Initial Supply Contracts. We expect our margins to be higher to the extent our distribution companies resell electricity generated by our generation subsidiaries, because we will benefit from both the generators’ margin and the distributors’ margin.

          We also purchase a substantial amount of electricity from Itaipu under take-or-pay obligations at prices that are governed by regulations adopted under an international agreement. Electric utilities operating under concessions in the Midwest, South and Southeast regions of Brazil are required by law to purchase a portion of Brazil’s share of Itaipu’s available capacity. In 2003, we purchased 10,575 GWh of electricity from Itaipu (26.1% of the volume of electricity we purchased). In the first six months of 2004, we purchased 5,158 GWh of electricity from Itaipu (25.8% of the volume of electricity we purchased). See “Business — Purchases of Electricity — Itaipu.” The price of electricity from Itaipu is set in U.S. dollars to reflect the costs of servicing its indebtedness. Accordingly, the price of electricity purchased from Itaipu increases in real terms when the real depreciates against the U.S. dollar. The change in our costs for Itaipu electricity in any year is subject to the Parcel A cost recovery mechanism described below.

Recoverable Cost Variations — Parcel A Costs

          Beginning in 2001, the Brazilian government created the CVA or the Parcel A account to recognize some of our costs in the distribution tariff, referred to as “Parcel A” costs, as beyond our control. These costs are described in Note 9 to our audited consolidated financial statements for the fiscal year ended December 31, 2003. When these costs are higher than the forecasts used in setting tariffs, we are generally entitled to recover the difference through subsequent annual tariff adjustments. Similarly, if Parcel A costs are lower than forecast, we generally pass-through the savings to customers through lower tariffs in the future.

          When there are variations in Parcel A costs that will be reflected in future tariffs, we defer the incremental costs and record them on our balance sheet as the CVA. We will recognize these amounts as expenses when we collect the related increased tariffs. At December 31, 2003, we had assets of R$1,003 million and liabilities of R$188 million in respect of Parcel A accounts, and the net amount represented 24% of our shareholders’ equity. At June 30, 2004, we had assets of R$1,085 million and liabilities of R$209 million in respect of Parcel A accounts, and the net amount represented 25.8% of our shareholders’ equity. These amounts accrue interest at a rate based on SELIC, a Brazilian money market rate. In 2003 we recognized R$142 million of net financial income on Parcel A accounts and in the first six months of 2004 we recognized R$58 million.

The 2001-2002 Energy Crisis and Related Regulatory Measures

          In the years that preceded 2001, unusually low rainfall resulted in low reservoir levels and a reduced supply of electricity in much of Brazil. The Brazilian government adopted the Rationing Program from June 2001 through February 2002, and consumption of electricity decreased significantly. For example, the volume of electricity Paulista sold to final customers declined by 9.2% from 2000 to 2001. The short-term contract price of electricity also increased dramatically during the shortage. In addition, prices for electricity under long-term supply contracts rose substantially because of high inflation in 2002, while the price of electricity purchased from Itaipu also increased because of the devaluation of the real against the U.S. dollar in 2001 and 2002.

          These developments had adverse effects on the Brazilian electricity industry and on the financial condition of distribution and generation companies, and in late 2001 and early 2002, such companies agreed with the Brazilian government on a package of measures to address some of these effects. These measures affected our financial performance, particularly in 2001, and the regulatory consequences still affect our financial condition. See Note 3 to our audited consolidated financial statements. The principal measures adopted in response to the 2001-2002 energy crisis are the following:

•	Extraordinary Tariff Adjustment (RTE). In 2001 and early 2002, because of the Rationing Program, our customers purchased less electricity than we had projected. The Brazilian government and ANEEL established an extraordinary tariff adjustment (reajuste tarifário extraordinário), or RTE that is intended to permit generation and distribution companies to recover part of the foregone revenue in future years. Part of the amounts we will recover from the RTE must be passed on to our suppliers to compensate them for their foregone revenue during the Rationing Program. In 2001 and 2002, we recognized as operating revenues the amounts we are entitled to recover pursuant to the RTE in future years. These non-cash revenues totaled R$985 million (16.5% of our gross revenues) in 2001 and R$224 million (3.3% of our gross revenues) in 2002. This includes R$310 million in 2001 and R$13 million in 2002 that we will be required to pass on to our suppliers, which we also recognized as costs in 2001 and 2002.

Our accounts receivable as of December 31, 2003 include R$1,028 million (of which R$728 million was classified as non-current) representing amounts we expect to recover pursuant to the RTE. This represented 30.3% of our shareholders’ equity at such date. As of June 30, 2004 our accounts receivable included R$1,024 million (of which R$688 million was classified as non-current) representing amounts we expect to recover pursuant to the

RTE. This represented 30.2% of our shareholders’ equity at such date. The amount to be passed on to suppliers is included in supplier payables on our balance sheet. See Note 13 to our audited consolidated financial statements. The amounts recoverable and payable accrue interest, and in 2003 we recognized R$178 million of net financial income attributable to such accounts receivable. In the first six months of 2004 we recognized R$60 million of net financial income attributable to such accounts receivable.

The increased tariffs resulting from the RTE have been in effect since January 2002, and we expect them to remain in effect through 2007. As we receive these amounts from our customers, we pass on to our suppliers the portion attributable to them. These transactions reduce the amount of receivables and payables on our balance sheet, but they do not affect our statement of operations because the revenues and costs were previously recognized in 2001 and 2002. The effect on our cash flow is small because we received an advance of these funds from BNDES (as discussed below) in 2002 and, accordingly, the RTE we receive is used to service the debt on this loan.

•	Parcel A Costs. As described above, certain variations in our Parcel A costs are recoverable through future tariffs. The Parcel A system was initially established to compensate for increased costs in 2001. Increased Parcel A costs from January 1 to October 25, 2001 will be recovered through the RTE, after we recover the foregone revenue from the Rationing Program. The net amount of Parcel A costs deferred was R$252 million in 2001 and R$285 million in 2002.

•	BNDES Loan Program. The Brazilian government made loans available to distribution and generation companies through the government development bank BNDES to finance (a) approximately 90% of the revenue shortfall recoverable through the RTE and (b) the excess Parcel A costs from June through October of 2001. In the first quarter of 2004, we received an additional loan of R$74 million. We had a total principal amount of R$1,098 million of these loans outstanding at June 30, 2004. These loans accrue interest at the same rate as amounts we are entitled to recover pursuant to the RTE.

Deductions from Operating Revenues

          To present net operating revenues, we deduct from our operating revenues a variety of taxes and regulatory charges, the most important of which is value-added tax, or ICMS, imposed by the Brazilian states. These deductions amounted to 25.3% of our gross operating revenues in the first six months of 2004, 25.0% in 2003, 22.9% in 2002 and 18.7% in 2001. The increase in both 2002 and 2003 was due primarily to (a) the imposition of an emergency capacity charge, which came into effect in March 2002 and (b) the value-added tax on the collection of tariffs attributable to the RTE. In 2001, we recognized revenues due to the RTE that we did not actually bill to customers, and accordingly there was no value-added tax associated with these revenues. In 2002 and 2003, we billed and collected RTE tariffs, and although these amounts had already been recognized and accordingly did not affect our gross operating revenues, we did recognize the associated value-added tax as a deduction in arriving at net operating revenues. As a result, our effective rate of value-added tax increased substantially in 2002 and 2003. See “— Background — The 2001-2002 Energy Crisis and Related Regulatory Measures.”

Operating Segments

          Our three reportable segments are distribution, generation and commercialization. See Note 30(s) to our audited consolidated financial statements. Our generation and commercialization segments are new and currently represent a small percentage of our gross operating revenues — 4.7% in the first six months of 2004 and 3.9% in 2003. We expect our generation business to grow as our projects come on line through 2008. Since the new electricity will be sold primarily to our distribution companies, on a consolidated basis the new generation may not materially increase our operating revenues but we expect it to have a positive effect on our consolidated operating margin.

          The profitability of our segments differs. Our generation segment consists in substantial part of new hydroelectric projects, which require a high level of investment in fixed assets, and in the early years there is typically a high level of construction financing. Once these projects are operational, they have higher margin (operating income as a percentage of revenue) than the distribution segment, but they also contribute to higher interest expense and other financing costs. For example, in the first six months of 2004 and in 2003 our generation segment provided 19% and 27%, respectively, of our operating income, but its contribution to our net income was substantially lower.

          In our commercialization segment, for the first six months of 2004 and for the year ended December 31, 2003, a majority of our sales and operating income were attributable to transactions with our distribution segment. As our commercialization business grows in future periods, we expect a higher proportion of its sales and operating income will be from transactions with unaffiliated parties, such as sales to free consumers and the provision of value-added services.

Brazilian Economic Conditions

          As a company with all of its operations in Brazil, we are affected by general economic conditions in the country. In particular, the general performance of the Brazilian economy affects demand for electricity, and inflation affects our costs and our margins. The Brazilian economic environment has been characterized by significant variations in economic growth rates, and since 2001 by very low growth.

          In 2001, the Argentine economic crisis, lower growth in the U.S. economy and electricity rationing measures led to declines in investment and consumption in Brazil. In 2001, the real gross domestic product in Brazil grew 1.3%, the real depreciated by 18.7% against the U.S. dollar and inflation was 10.4%, as measured by the IGP-M. The Central Bank increased the base interest rate from 15.25% early in 2001 to 19.0% beginning in July 2001.

          The Brazilian economy in 2002 suffered from the combined effects of the continuing Argentine economic crisis and political uncertainty relating to the Brazilian presidential elections, as investors feared that the Labor Party would change the economic policies of the previous administration. In 2002, real gross domestic product in Brazil grew 1.9% and inflation was 25.3%, as measured by the IGP-M. The real depreciated by 52.3% against the U.S. dollar during 2002. Interest rates increased, as the Central Bank increased the base interest rate repeatedly, from 19.0% early in 2002 to 25.0% at year-end.

          In 2003, the new administration largely continued the macroeconomic policies of the previous administration. The real appreciated by 18.2% against the U.S. dollar in 2003 to R$2.8892 per US$1.00 at December 31, 2003. Inflation for 2003, as measured by the IGP-M, was 8.7%. However, real gross domestic product decreased by 0.2% during 2003 largely because the very high interest rates that prevailed at the beginning of 2003 also constrained economic growth. The Brazilian economy showed signs of improvement in the third and fourth quarters of 2003 that continued through the first six months of 2004.

          The following table shows inflation, growth in real gross domestic product and the depreciation of the real against the U.S. Dollar for the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001.

	Six Months Ended
	June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001

Inflation (IGP-M)(1)		6.8%		5.9%		8.7%		25.3%		10.4%
Inflation (IPCA)(2)		3.5%		6.6%		9.3%		12.5%		7.7%
Growth (contraction) in real gross domestic product		1.9%		—		(0.2)%		1.9%		1.3%
Depreciation (appreciation) of the real vs. U.S. dollar		7.6%		(18.7)%		(18.2)%		52.3%		18.7%
Period-end exchange rate — US$1.00	R$	3.1075	R$	2.8720	R$	2.8892	R$	3.5333	R$	2.3204
Average exchange rate — US$1.00(3)	R$	2.9959	R$	3.1949	R$	3.0600	R$	2.9983	R$	2.3532

Sources: Fundação Getúlio Vargas, the Instituto Brasileiro de Geografia e Estatística and the Central Bank.

(1)	Inflation (IGP-M) is the general market price index measured by the Fundação Getúlio Vargas.

(2)	Inflation (IPCA) is a broad consumer price index measured by the Instituto Brasileiro de Geografia e Estatística.

(3)	Represents the average of the commercial selling exchange rates on the last day of each month during the period.

          Inflation primarily affects our business by increasing operating costs and financial expenses to service our inflation-indexed debt instruments. We are able to recover a portion of these increased costs through the Parcel A cost recovery mechanism, but there is a lag in time between when the increased costs are incurred and when the increased revenues are received following our annual tariff adjustments.

Results of Operations — Six Months Ended June 30, 2004 compared to Six Months Ended June 30, 2003

Operating revenues

          Our gross operating revenues were R$4,637 million in the six months ended June 30, 2004. This was 23.1% higher than in the same period of 2003, primarily reflecting a 13.4% increase in the average prices of electricity distributed and a 3.9% increase in the total volume of electricity delivered to final customers. Nearly all of our gross operating revenues result from sales to final customers (R$4,348 million or 93.8% in the first six months of 2004). See Note 15 to our unaudited interim consolidated financial statements for a breakdown of operating revenues by category of final customer.

          Our net operating revenues were R$3,461 million in the first six months of 2004. This was 22.4% higher than in the same period of 2003, reflecting the increase in gross operating revenues discussed above. See “— Background — Deductions from Operating Revenues” for a discussion of items we deduct from our operating revenues.

Prices and volumes on sales to final customers

          Our average prices in the first six months of 2004 were 13.4% higher than in the same period of 2003 due to a tariff adjustment of 14.68% for Piratininga in October 2003 and tariff adjustments of 20.19% and 13.63% for Paulista and 27.4% and 14.37% for RGE in April 2003 and April 2004, respectively. Additionally, tariffs for Paulista and RGE were further adjusted in April 2004 to reflect a tariff correction relating to 2003 of 1.3% and 0.47%, respectively. Despite the previously agreed October 2003 tariff adjustment of 18.08% for Piratininga, tariffs increased only 14.68%. As permitted by ANEEL, the difference between these rates that is not currently billed is being accrued and will be recovered over the next three annual tariff adjustments. As of June 30, 2004, the amount accrued totaled R$39 million.

          The total volume of electricity sold to final customers was 17,466 GWh in the first six months of 2004 compared to 16,817 GWh in the same period of 2003. This aggregate 3.9% increase was composed of a 1.4% increase in sales to residential customers, a 5.4% increase to industrial customers and a 2.4% increase to commercial customers. The sales increase to residential customers was limited by the fact that in our concession areas temperatures during the first six months of 2004 were approximately 5% lower than the average for the last five years, which resulted in lower electricity consumption, particularly by residential customers.

          Revenues derived from industrial customers for the first six months of 2004 were R$213 million higher than in the same period of 2003, reflecting an economic recovery in our concession areas, in general, and a higher level of industrial production in Paulista’s concession area and the strong performance of export industries in Piratininga’s concession area, in particular. Revenues from sales to industrial customers should be considered in conjunction with our revenues from electricity network usage charges, which free consumers (primarily industrial customers) must pay for the use of our distribution network. During the first six months of 2004, our distribution subsidiaries sold 701 GWh of electricity less than during the same period of 2003, due to the loss of free consumers. However, CPFL Brasil, our commercialization subsidiary, had an increase in sales of approximately 723 GWh, of which 590 GWh were sold to clients previously supplied by our distribution subsidiaries and 133 GWh were sold to clients located outside of our concession area.

          Additionally, we recorded revenues of R$57 million to be transferred to generators in connection with purchases of electricity made from independent suppliers during the Rationing Program. See Note 2 to our unaudited interim consolidated financial statements.

Sales to distributors

          Operating revenues from sales to unaffiliated distributors were R$155 million in the first six months of 2004 (3.3% of our gross operating revenues). This was 27.0% higher than in the same period of 2003. These revenues primarily consist of (a) sales by our generation subsidiary Semesa to Furnas Centrais Elétricas S.A., or Furnas, under a long-term contract and (b) sales to other market agents by CPFL Brasil. Semesa’s sales increased from R$115 million during the first six months of 2003 to R$126 million during the same period of 2004, mainly due to price adjustments, and CPFL Brasil’s sales increased from R$5 million in the first six months of 2003 to R$15 million in the same period of 2004, principally due to an increase in the volume of sales.

Other operating revenues

          Our other operating revenues were R$133 million in the first six months of 2004 (2.9% of our gross operating revenues) as compared to R$53 million in the same period of 2003. This increase was primarily related to the increase in free consumers during this period and, as a consequence, the increase in tariffs charged by our distribution companies for the use of our network. This increase in tariffs resulted in an increase in revenues from R$13 million in the first six months of 2003 to R$90 million in the same period of 2004.

Operating Costs and Operating Expenses

Electricity purchased for resale

          Our costs to purchase electricity were R$1,670 million in the first six months of 2004 (64.9% of our total operating costs). This was 17.5% higher than in the same period of 2003, primarily because of the increase in tariffs for the purchase of electricity, which are tied to our tariff adjustments and to the accrual of R$68 million to be transferred to generators in connection with purchases of electricity made from independent suppliers during the Rationing Program. See Note 2 to our unaudited interim consolidated financial statements. See Note 17 to our unaudited interim consolidated financial statements for a breakdown, by supplier, of our costs and quantity of electricity purchased for resale. In the aggregate, we purchased 3.8% more electricity in the first six months of 2004 compared to the same period in 2003 to supply the electricity we sold to final customers.

          The high prices paid for the purchase of electricity in the first six months of 2004 resulted from an increase in prices applicable to our long-term electricity purchase contracts, which were partially offset by the lower price of the electricity purchased from Itaipu. The average price of all purchases of electricity, excluding Itaipu, was 17.1% higher in the first six months of 2004 than in the same period of 2003 due to the annual tariff adjustment, which took effect in April 2004, and to the replacement of volume under our Initial Supply Contracts with more expensive electricity. The average price of electricity acquired from Itaipu, which represented 25.8% of the electricity we acquired in 2004, was 5.0% lower in the first six months of 2004 than in the same period of 2003, due primarily to the reduction in the U.S. dollar/real exchange rate during this period.

Electricity network usage charges

          Our costs for electricity network usage charges were R$311 million in the first six months of 2004. This was 47.9% higher than in the same period of 2003, primarily reflecting a tariff increase and a deferral related to Parcel A costs.

Other costs and expenses

          Our other operating costs (other than the cost of electricity acquired for resale and electric utility service costs) were R$593 million in the first six months of 2004. This was 10.2% higher than in the same period of 2003, primarily because of the R$57 million increase in the CCC (fuel usage quota) and CDE contributions, which increased to R$218 million in the first six months of 2004 from R$161 million in the same period in 2003. The CCC is a contribution that electricity distributors are required to pay to the Brazilian government to defray part of the system-wide excess costs of thermal generation of electricity. CDE is a contribution that electricity distributors are required to pay to the Brazilian government to defray the cost of projects to foster the development of alternative sources of electricity. Costs and expenses other than CCC and CDE contributions remained constant, despite the 9.6% inflation during the 12-month period ending June 30, 2004, as measured by IGP-M, as a result of our cost control program and operational synergies between Paulista and Piratininga.

          Prior to January 1, 2004, we amortized goodwill related to acquisitions over 10 years. Commencing January 1, 2004, we have been amortizing goodwill over the remaining periods of the related acquired concessions proportionately based on estimates of projected net income that are subject to periodic reviews. The decrease in our operating expenses in the six-month period ended June 30, 2004 compared to the same period of 2003, was primarily due to this change in the amortization period used to calculate goodwill from acquisitions. See Note 7 to our unaudited interim consolidated financial statements for a more detailed explanation of the change in this criterion.

Operating Income

          Our operating income was R$590 million in the first six months of 2004. This was R$392 million higher than in the same period of 2003, primarily as a result of favorable tariff adjustments that took effect in October 2003 and April 2004, higher sales volume, the stability in our operating costs and expenses and the change in the criteria for goodwill amortization.

Net Financial Expense

          Our net financial expense was R$309 million in the first six months of 2004, compared to R$506 million in the same period of 2003. The decrease reflected the reduction of financial expense, to R$507 million in the first six months of 2004 from R$878 million in the same period of 2003, as well as the impact of the reduction in our financial income, to R$197 million in the first six months of 2004 from R$372 million in the same period of 2003.

          At June 30, 2004, we had R$4,575 million of debt denominated in reais, which accrued both interest and monetary adjustments based on a variety of Brazilian indices and money market rates. The lower financial expense in the first six months of 2004 resulted primarily from (a) the lower interest rate (CDI, an index applicable to portion of our debt, decreased from 11.8% in the first 6 months of 2003 to 7.6% in the same period of 2004) and (b) a reduction of approximately 15% in our average level of indebtedness. We have the equivalent of R$953 million (US$307 million) of debt denominated in U.S. dollars, on which we recognize exchange loss whenever the real depreciates against the U.S. dollar. To reduce the risk of exchange losses with respect to this U.S. dollar-denominated debt, we have entered into long-term currency swaps with respect to a portion of this debt, and we recognize our gains and losses on these swaps as part of our net financial expense.

Net Non-Operating Income (Expense)

          Our net non-operating expense was R$5 million in the first six months of 2004, compared to R$14 million of net non-operating income in the same period of 2003. The decrease was primarily due to a R$15 million gain from the sale of part of our equity stake in our generating company BAESA, which took place in the first quarter of 2003. The 2004 expense was comprised mostly of the sales of fixed assets. See Note 19 to our unaudited interim consolidated financial statements for a breakdown of our net non-operating income (expense).

Income and Social Contribution Taxes

          We recorded a net charge of R$120 million for income and social contribution taxes in the first six months of 2004 compared to a net charge of R$14 million for the same period in 2003. The principal reason for this increase was the increase in our operational and taxable profits during the first six months of 2004.

Extraordinary Item

          We recorded a charge of R$16 million for an extraordinary item, net of taxes, in each of the first six months of 2004 and 2003. In each case, the charge resulted from a change in accounting for post-retirement benefit plans under Brazilian Accounting Principles. We recognized the effect of this change in income as an extraordinary item, net of taxes, over a five-year period from 2002 through 2006.

Minority Interest

          Minority interest was a charge of R$10 million in the first six months of 2004, compared to a credit of R$7 million in the same period of 2003. In each period, minority interest primarily represented the interest of outside shareholders in our subsidiaries, particularly our principal distribution subsidiaries Paulista and Piratininga. The reduction in the first six months of 2004 reflected the favorable performance of our subsidiaries.

Net Income (Loss)

          Our net income for the six months ended June 30, 2004 was R$130 million, compared to a net loss of R$317 million in the same period of 2003. This increase in net income was due to the combined effect of the increase in our operational profit and the reduction in our net financial expense during this period.

Results of Operations — 2003 compared to 2002

Operating revenues

          Our gross operating revenues were R$8,082 million in 2003. This was 18.4% higher than in 2002, primarily reflecting a 16.5% increase in average prices on sales to final customers and a 6.4% increase in the total volume of electricity delivered to final customers. Nearly all of our gross operating revenues result from sales to final customers (R$7,649 million, or 94.6%, in 2003), and the increases in price and in volume were similar for every major category of final customer. See Note 22 to our audited consolidated financial statements for a breakdown of operating revenues by category of final customer.

          Our net operating revenues were R$6,057 million in 2003. This was 15.1% higher than in 2002, reflecting the 18.4% increase in gross operating revenues discussed above. See “— Background — Deductions from Operating Revenues” for a discussion of items we deduct from our operating revenues.

Prices and volumes on sales to final customers

          Our average prices in 2003 increased for all categories of final customers. Tariffs are adjusted annually, in April for Paulista and RGE and in October for Piratininga. See “— Background — Regulated Distribution Tariffs.” Our higher operating revenues in 2003 reflect annual adjustments in 2002 and 2003. The increase in average prices from 2002 to 2003 was greatest for residential customers, because a regulatory change in 2002 made some residential customers ineligible for special lower tariffs for low-income consumers. The increase in average prices was smallest for industrial customers, because larger industrial customers improved the management of their consumption of electricity to reduce the average price they paid.

          The total volume of electricity sold to final customers, which was 34,471 GWh in 2003 compared to 32,409 GWh in 2002, in each case excluding our own consumption, increased for all categories of final customers. In part, this was because consumption continued to recover from the lower levels that followed the Rationing Program. Consumption by industrial customers, which increased by 7.5% in 2003, also reflected growth in consumption by exporters, particularly in Piratininga’s concession area.

Sales to distributors

          Operating revenues from sales to unaffiliated distributors were R$275 million in 2003 (3.4% of our gross operating revenues). This was 33.1% lower than in 2002, because we sold less power to the Wholesale Energy Market (1,349 GWh in 2003, compared to 3,212 GWh in 2002). These revenues primarily consist of (a) sales by our generation subsidiary Semesa to an unaffiliated purchaser under a long-term contract and (b) sales to the Wholesale Energy Market of electricity we purchased under long-term supply contracts that exceeded our deliveries of electricity to final customers. Semesa’s sales increased from R$190 million in 2002 to R$233 million in 2003, primarily because of price adjustments. Sales to the Wholesale Energy Market decreased from R$230 million in 2002 to R$22 million in 2003. Our long-term contracts largely reflect projections of our requirements that were made before the Rationing Program, and as a result the volume of electricity we purchased in 2002 exceeded the volume we sold to final customers. The amount of excess declined in 2003 as consumption recovered and as the volume purchased under our Initial Supply Contracts began to step down.

Other operating revenues

          Our other operating revenues were R$157 million in 2003 (1.9% of our gross operating revenues). This was 107% higher than in 2002, reflecting several categories of increased revenues. Payments under government subsidy programs for low-income customers were R$32 million in 2003 and we did not receive these payments in 2002; revenues from rental of pole space were R$37 million in 2003 compared to R$29 million in 2002; fees for transmission over our network were R$36 million compared to R$8 million in 2002; and revenues from value-added services were R$20 million compared to R$13 million in 2002.

Operating Costs and Operating Expenses

Electricity purchased for resale

          Our costs to purchase electricity were R$3,020 million in 2003 (55.8% of our total operating costs and operating expenses). This was 18.1% higher than in 2002, primarily because the deferral of Parcel A costs reduced our costs by R$242 million in 2002 and increased our costs by R$95 million in 2003. Our Parcel A costs rose in 2002 but decreased in 2003 because of lower costs for Itaipu electricity, as described below.

          In the aggregate, we purchased 2.8% less electricity in 2003, because the volume under our Initial Supply Contracts stepped down by 25% pursuant to their terms, and we did not replace all of this electricity, based on our strategic management of long-term supply. See “— Background — Prices for Purchased Electricity.” Note 24 to our audited consolidated financial statements provides a breakdown of our electricity purchase costs and volumes by supplier. This reduction in the volume of purchased electricity, combined with a 6.4% increase in the volume of electricity delivered to final customers, led us to sell substantially less electricity to distributors through the Wholesale Energy Market, as discussed above.

          The higher prices in 2003 resulted from price increases applicable to our long-term purchase contracts, which were offset by lower prices for electricity from Itaipu. The average price for all purchases excluding Itaipu was 20.2% higher in 2003 than in 2002, because of the effect of the annual adjustment and the replacement of volume under our Initial Supply Contracts. The average price for electricity purchased from Itaipu, which represented 26.1% of the volume we purchased in 2003, was on average 13.3% less expensive in 2003 than in 2002, reflecting changes in Itaipu’s cost structure.

Electricity network usage charges

          Our costs for electricity network usage charges were R$446 million in 2003. This was 42.1% higher than in 2002, reflecting higher tariffs for use of the transmission grid.

Other costs and expenses

          Our other costs and expenses (other than electric utility service costs) were R$1,950 million in 2003. This was 1.2% higher than in 2002. The two principal changes largely offset each other: a R$47 million increase in the CCC (R$339 million in 2003, compared to R$292 million in 2002) and a R$45 million decrease in charges for pensions (R$84 million in 2003, compared to R$129 million in 2002). The increase in the fuel usage quota in 2003 was a result of higher use of thermal generation during the drought of 2001-2002. The lower pension charges reflect the implementation of changes in Brazilian pension accounting, because in 2003 we reversed some charges we had recognized in 2002 upon the initial adoption of new CVM rules.

          The stability of our other costs and expenses, despite inflation of 8.7% in 2003 as measured by the IGP-M, reflected our cost control program, and particularly personnel reductions and other operating synergies between Paulista and Piratininga. In 2003, we recognized R$532 million of amortization of goodwill that relates to our successive acquisitions. See Note 11 to our audited consolidated financial statements.

Operating Income

          Our operating income was R$642 million in 2003. This was 37.6% higher than in 2002, because of revenue growth, the effect of lower costs for electricity from Itaipu and the stability of our operating costs and expenses.

Net Financial Expense

          Our net financial expense was R$821 million in 2003, compared to R$1,301 million in 2002. The decrease reflected a reduction in financial expense, which was R$1,405 million in 2003 compared to R$2,077 million in 2002, partly offset by a decrease in financial income, which was R$584 million in 2003 compared to R$776 million in 2002.

          At December 31, 2003, we had R$4,098 million of debt denominated in reais, which accrued both interest and monetary correction based on a variety of Brazilian indices and money market rates. The lower financial expense in 2003 resulted primarily from (a) lower rates of index variation (the IGP-M, in particular, went from 25.3% in 2002 to 8.7% in 2003), (b) an approximately 9% lower average level of indebtedness and (c) lower exchange loss. At December 31, 2003, we had the equivalent of R$1,152 million (US$371 million) of debt denominated in U.S. dollars, on which we recognize exchange loss whenever the real depreciates against the U.S. dollar. To reduce the risk of exchange losses with respect to this U.S. dollar-denominated debt, we have entered into long-term currency swaps with respect to a portion of this debt, and we recognize our gains and losses on these swaps as part of our net financial expense.

Net Non-Operating Income (Expense)

          Our net non-operating income was R$44 million in 2003, compared to R$10 million in 2002. The change was primarily due to a gain of R$40 million on the sale of part of our interests in our generation affiliates ENERCAN and BAESA. The components of non-operating income and expense are set forth in Note 26 to our audited consolidated financial statements.

Income and Social Contribution Taxes

          We recorded a net charge of R$111 million for income and social contribution taxes in 2003, although we had a pretax loss. One of the principal reasons is that part of our amortization of goodwill arising from our acquisition of RGE, Piratininga and Semesa is not deductible for tax purposes. The second principal reason is that CPFL Energia and its subsidiaries are not consolidated for Brazilian tax purposes. Losses at the holding company level accordingly cannot be used to offset present or future taxable income at the subsidiary level, and they do not result in deferred tax credit because of the absence of past profits. In 2002, the same effects occurred, but we had a larger pretax loss, so we recognized net credits for income and social contribution taxes of R$88 million.

Extraordinary Item

          We recorded a charge of R$34 million for extraordinary item, net of taxes of R$17 million, in each of 2003 and 2002. The charge resulted from a change in accounting for post-retirement benefits plans under Brazilian Accounting Principles. We are recognizing the initial effect of this change in income as an extraordinary item, net of taxes, over a five-year period from 2002 through 2006.

Minority Interest

          Minority interest was a charge of R$2 million in 2003, compared to a credit of R$21 million in 2002. In each period, minority interest primarily represented the interest of outside shareholders in our subsidiaries, particularly our principal distribution subsidiaries Paulista and Piratininga. The lower minority interest charge in 2003 reflected a lower level of losses at Paulista and in our generation business.

Net Loss

          Our net loss decreased to R$282 million in 2003, from R$749 million in 2002. The reduced loss was due to the increase in our operating income in 2003, reflecting the combination of higher operating revenues and stable operating costs, and the decrease in net financial expense.

Results of Operations — 2002 compared to 2001

Operating revenues

          Our gross operating revenues were R$6,823 million in 2002. This was 14.6% higher than in 2001, primarily reflecting a 19.9% increase in average prices on sales to final customers and a 10.8% increase in the total GWh delivered to final customers. In 2002, revenues from sales to final customers were R$6,336 million, or 92.9% of our gross operating revenues.

          Our net operating revenues were R$5,264 million in 2002. This was 8.7% higher than in 2001, reflecting the 14.6% increase in gross revenues. See “— Background — Deductions from Operating Revenues” for a discussion of items we deduct from our operating revenues.

Prices and volumes on sales to final customers

          Our average prices in 2002 increased for all categories of final customers. They reflected tariff increases in April 2001 (for Paulista and RGE), October 2001 (for Piratininga), April 2002 (for Paulista and RGE) and October 2002 (for Piratininga).

          The amount of electricity sold to final customers was 32,409 GWh in 2002 compared to 29,245 GWh in 2001, reflecting the proportionate consolidation of RGE beginning when it was acquired in July 2001 and the full consolidation of Piratininga beginning when it was acquired in October 2001.

Sales to distributors

          Operating revenues from sales to unaffiliated distributors were R$412 million in 2002, an increase of 52.8% compared to 2001. The increase was due to the acquisition of Semesa in December 2001 and the higher volume of electricity sold to the Wholesale Energy Market in 2002 (3,212 GWh, compared to 754 GWh in 2001), partly offset by lower prices for electricity sold to the Wholesale Energy Market.

Other operating revenues

          Our other operating revenues were R$76 million in 2002. This was 5.9% higher than in 2001, because for the first time we charged fees for transmission over our network for other electricity distributors.

Operating Costs and Expenses

              Electricity purchased for resale

          Our costs to purchase electricity were R$2,557 million in 2002. This was 10.5% higher than in 2001, reflecting an overall increase in both the volume of electricity purchased and average price per GWh. We purchased 9.3% more electricity in 2002 because of the acquisition of RGE and because, as discussed above, our long-term supply contracts reflected projections about our requirements made before the Rationing Program. The average price we paid for electricity increased by 16.3%, reflecting an increase of 25.0% on average for electricity purchased from Itaipu (reflecting the effects of devaluation of the real in 2002) and an increase of 12.9% in the average price of electricity from our other suppliers as a result of the annual adjustment. In 2002, 24% of the electricity we purchased was supplied by Itaipu.

Electricity network usage charges

          Our costs for network usage charges were R$314 million in 2002. This was 18.8% lower than in 2001, reflecting the high level of system service charges during the energy crisis in 2001, and then the deferral in 2002 of related Parcel A costs.

Other costs and expenses

          Our costs and expenses (other than electric utility service costs) were R$1,927 million in 2002, 19.2% higher than in 2001. The largest contributors to this increase were the acquisitions of RGE in July 2001 and Semesa in December 2001.

Operating Income

          Our operating income was R$466 million in 2002. This was 11.2% lower than in 2001, because lower consumption of electricity by our customers, resulting from the continuing effects of the Rationing Program, affected revenues and margins in 2002 while in 2001 they were offset by the recognition of RTE revenue.

Net Financial Expense

          Our net financial expense was R$1,301 million in 2002, compared to R$594 million in 2001. This increase reflected larger financial expense, which was R$2,077 million in 2002 compared to R$756 million in 2001, partly offset by an increase in financial income, which was R$776 million in 2002 compared to R$161 million in 2001. The primary factors in the higher financial expense in 2002 were higher rates of interest and index variation and a higher average level of debt resulting from the acquisitions of RGE and Semesa in the course of 2001, and from the BNDES lending program to finance the revenue shortfall resulting from the energy crisis.

Net Non-Operating Income (Expense)

          Our net non-operating income was R$10 million in 2002, compared to net non-operating expense of R$29 million in 2001. The change was primarily due to a loss of R$25 million in 2001 on the exercise of withdrawal rights by shareholders of Paulista following the acquisition of RGE.

Income and Social Contribution Taxes

          In 2002, we recognized tax credits of R$88 million, reflecting the deferred tax benefit attributable to our pretax loss.

Extraordinary Item

          We recorded a charge of R$34 million for extraordinary item, net of taxes of R$17 million, in 2002, resulting from a change in Brazilian Accounting Principles relating to accounting for post-retirement benefit plans. We did not record any charge or gain for extraordinary item in 2001.

Minority Interest

          Minority interest was a credit of R$21 million in 2002, compared to a charge of R$8 million in 2001. The change was primarily due to a higher level of losses at Paulista.

Net Loss

          Our net loss increased to R$749 million in 2002, from R$229 million in 2001, because higher operating revenues did not fully offset increased operating costs and expenses and higher net financial expense.

Capital Expenditures

          Our principal capital expenditures in the past several years have been for the maintenance and upgrading of our distribution network and for our generation projects. The following table sets forth our capital expenditures for the first six months of 2004, as well as for the three years ended December 31, 2003. The table does not include the costs of acquiring Semesa, RGE and Piratininga in 2001, nor BAESA, Foz do Chapecó and ENERCAN in 2002.

	Six Months
	Ended June 30,		Year Ended December 31,

	2004		2003		2002		2001

			(In millions)
Distribution:
Paulista	R$	50	R$	125	R$	121	R$	104
Piratininga		29		64		44		17
Bandeirante		—		—		—		56
RGE		27		45		53		31

Total distribution		106		234		218		208
Generation		187		331		294		39

Total	R$	293	R$	565	R$	512	R$	247

          We plan to make capital expenditures aggregating approximately R$659 million in 2004 and approximately R$741 million in 2005. Of total budgeted capital expenditures over this period, R$513 million is for distribution and R$887 million is for generation. Part of these expenditures, particularly in generation projects, is already contractually committed. See “— Liquidity and Capital Resources — Funding Requirements and Contractual Commitments.” Planned capital expenditures for development of our generation capacity, and the related financing arrangements, are discussed in more detail under “Business — Generation of Electricity.”

Liquidity and Capital Resources

Funding Requirements and Contractual Commitments

          Our capital requirements are primarily for the following purposes:

•	We make capital expenditures to continue improving our distribution system and to complete our generation projects. See “— Capital Expenditures” above for a discussion of our historical and planned capital expenditures.

•	We must repay or refinance maturing debt. At June 30, 2004, we had outstanding debt maturing during the following 12 months aggregating R$1,325 million (including accrued interest).

•	We also expect to begin paying dividends. See “Dividends and Dividend Policy.”

          At December 31, 2003, we had a working capital deficit (excess of current liabilities over current assets) of R$137 million. The deficit was temporarily eliminated in early 2004 as a result of new financing (a US$40 million loan from IFC and a R$150 million receivables financing at Piratininga) and the reclassification of part of our recoverable Parcel A costs from long-term assets to current assets as the schedule for recovery of these amounts changed as a result of the April 2004 tariff increase. At June 30, 2004, our working capital deficit was R$20 million, as a result of a declared dividend of R$141 million, which will be paid during the last six months of 2004, in compliance with our cash flow schedule.

          The following table summarizes our contractual liabilities as of December 31, 2003. The table does not include accounts payable or pension liabilities, each of which is reported on our balance sheet.

	Payments Due by Period

			Less Than						After
	Total		1 Year		1-3 Years		4-5 Years		5 Years

	(In millions)
Contractual obligations as of December 31, 2003:
Long term debt obligations(1)	R$	5,250	R$	889	R$	1,972	R$	1,949	R$	440
Purchase obligations:
Electricity purchase agreements(2)		41,615		3,343		6,474		5,615		26,183
Generation projects		1,232		285		379		56		512
Supplies		118		56		35		27		—
Pension funding		763		37		114		114		498

Total	R$	48,978	R$	4,610	R$	8,974	R$	7,761	R$	27,633

(1)	Not including interest payments on debt or payments under interest rate swap agreements. We expect to pay approximately R$650 million in interest payments on debt in 2004. Interest payments on debt for years following 2004 have not been estimated. We are not able to determine such future interest payments because we cannot accurately predict future interest rates nor our future cash generation and future business decisions that could significantly affect our debt levels and consequently this estimate. For an understanding of the impact of a change in interest rates applicable to our long-term debt obligations, see “— Market Risk — Risk of Index Variation.” For additional information on the terms of our outstanding debt, see “— Terms of Outstanding Debt.”

(2)	Amounts payable under regulated long-term energy purchase agreements, which are subject to changing prices and provide for renegotiation under certain circumstances. The table represents the amounts payable for the contracted volumes applying the year-end 2003 price. See “— Background — Prices for Purchased Electricity.”

Sources of Funds

          We generate substantial cash from our operations, but it can vary from period to period as Parcel A costs change, and it was adversely affected by lower consumption as a result of the Rationing Program. Under our regulatory system, we regularly recover some of our increased costs from one period through tariff adjustments in future periods, and we will recover some foregone revenues from July 2001 through February 2002 through the RTE in future periods. Our cash from operations will be positively affected in the future periods when we actually realize these amounts. In the first six months of 2004, net cash provided by operating activities was R$448 million, up from a cash surplus of R$227 million in the same period of 2003. This increase was mainly a result of increases in our operating income. In 2003, net cash provided by operating activities was R$947 million, up from a deficit of R$82 million in 2002. Our cash deficit in 2002 was principally due to cost increases in 2002 (which we expect to recover in later years through subsequent tariff adjustments), low consumption due to the Rationing Program (which we expect to recover in later years through the RTE) and lower revenues from sales to the Wholesale Energy Market (which we realized in 2003). Similar factors adversely affected cash from operations in 2001, to a lesser degree. In 2002, BNDES made loans to us to help us cover our reduced cash flow that occurred in 2001 and in 2002. See “— Background — The 2001-2002 Energy Crisis and Related Regulatory Measures.”

          In addition to cash from operations, we have met our funding requirements in the past two years by means of contributions from our shareholders. In 2003, we raised R$1,200 million in cash from our shareholders. We do not expect any further capital contributions from our principal shareholders in the foreseeable future.

          Our debt increased in 2001 and 2002, and reached its highest level in the third quarter of 2002. Beginning in the fourth quarter of 2002 and throughout 2003, we reduced our outstanding debt, relying in part on shareholder contributions and in part on cash flow from operations. The total debt reduction in 2003 was R$1,785 million. We also lengthened the maturity profile and reduced the costs of our outstanding indebtedness. Our debt subsequently increased in the first six months of 2004 by R$278 million, primarily as a result of financings related to our generation projects. Our cash and cash equivalents also increased during the first six months of 2004 by R$217 million which we expect to apply in October 2004 to pre-pay our debentures. In 2004 and 2005, we expect to fund the completion of work on our generation projects by drawing on credit facilities and using the proceeds of this offering. With these sources of funds, and cash flow from operations, we do not expect to increase our total debt in 2004 and 2005. This expectation could change if there is a major change in the tariff system or in economic conditions in the power sector or in Brazil generally.

Terms of Outstanding Debt

          Total debt outstanding at June 30, 2004 (excluding accrued interest) was R$5,528 million, an increase of 5.3% from R$5,250 million at December 31, 2003. Of the total amount, approximately R$953 million, or 17.2%, was denominated in U.S. dollars, and the balance was denominated in reais. R$1,193 million of our total debt is scheduled to mature in the next 12 months.

          Our major categories of indebtedness are as follows:

•	BNDES. At June 30, 2004, we had approximately R$1,637 million outstanding under a number of facilities provided through BNDES. These loans are denominated in reais.

The most significant of these loans (a total of R$1,098 million at June 30, 2004) relate to Parcel A costs and revenue losses arising in connection with the Rationing Program and bear interest at an annual rate of 1% over the SELIC rate. The aggregate cost of these loans for the year ended December 31, 2003 was 24.6%. Each of these loans is secured by a pledge of revenues from sales of electricity by the borrower.

The remainder of our BNDES borrowings at June 30, 2004 included, principally, loans to our generation projects, loans to Paulista and RGE for the financing of investment programs, loans to Geração related to settlements in the Wholesale Energy Market and loans to Centrais Elétricas for the renewal of older generation assets. These loans are secured by a pledge of the borrower’s revenue and bear interest at floating rates at a margin plus the Long-Term Interest Rate (Taxa de Juros de Longo Prazo, or TJLP), a nominal long-term interest rate determined by the Brazilian government that includes an inflation factor. The average interest rate per annum of the TJLP for the year ended December 31, 2003 was 11.5%.

•	Debentures. At June 30, 2004, we had indebtedness of approximately R$2,318 million outstanding under four series of debentures issued by CPFL Energia, Semesa and Paulista. The terms of these debentures are summarized in Note 15 to our audited consolidated financial statements.

The CPFL Energia debentures were issued in 2003 and mature in April 2008, but we currently plan to prepay them in October 2004. The outstanding principal at June 30, 2004 was R$722 million (excluding debentures held in treasury). These debentures bear interest based on the DI (an overnight deposit rate) plus a spread of 2.85% and are guaranteed by our controlling shareholders and secured by a pledge of shares of Paulista and Geração. The average interest rate for the year ended December 31, 2003 was 19.1%.

The Semesa debentures were issued in 2002 to provide financing for the Serra de Mesa power plant, and principal is payable in installments from 2003 through 2009. The outstanding principal amount under these debentures at June 30, 2004 was R$611 million. These debentures bear interest based at TJLP plus 4.0% to 5.0% and are guaranteed by the pledge of our shares of Semesa and by the pledge of the receivables from agreements with Furnas. The average interest rate per annum of the debentures for the year ended December 31, 2003 was 16.0% to 17.1%.

Paulista has two series of debentures outstanding that were issued to finance the acquisition of RGE, one issued in 2001 and maturing in 2008 and the other issued in 2001 and maturing in 2006. The outstanding principal at June 30, 2004 was R$985 million. Principal of the first series of debentures is indexed to the IGP-M and bears interest of 11.5% per annum. The average interest rate per annum of the debentures for the year ended December 31, 2003 was 21.2%. The second series bears interest based on the DI plus 0.6%. The average interest rate per annum of the debentures for the year ended December 31, 2003 was 22.0%.

In addition, on July 1, 2004, Paulista made its second issuance of debentures, in two series, the first in the amount of R$120 million, bearing interest based on the DI plus 9%, and the second in the amount of approximately R$130 million, and with interest of 9.8% per annum. Both series mature on July 1, 2009.

•	Other Real-Denominated Debt. At June 30, 2004, we had R$497 million outstanding under a number of other real-denominated facilities secured by the revenues of the borrower. These loans are restated based on CDI or IGP-M and bear interest at various rates.

•	Paulista Credit Facility. At June 30, 2004, we had R$554 million outstanding under a U.S. dollar-denominated floating-rate credit facility of Paulista contracted in 2001 to finance the acquisition of RGE. We have entered into swap agreements that effectively convert our obligations under the floating rate notes from U.S. dollars at a LIBOR-based rate into reais at rates based on CDI. The average interest rate per annum of the credit facility, after giving effect to the swap, for the 12-month period ended June 30, 2004 was 17.5%.

•	Exports Pre-Payment Facility of Sul Geradora Participações S.A. At June 30, 2004, Sul Geradora Participações had approximately R$194 million outstanding (of which just R$130 million (67%) is due to CPFL) under an exports pre-payment financing denominated in U.S. dollars with an interest rate equivalent to LIBOR plus a spread, guaranteed by RGE. We entered into swap agreements to convert this financing to Brazilian reais with a CDI based interest rate.

•	Other U.S. Dollar-Denominated Debt. At June 30, 2004, we had R$145 million outstanding under other loans denominated in U.S. dollars. In general, these loans are secured by a pledge on the revenues of the borrower, and most bear interest at a spread over LIBOR. The average interest rate per annum of these loans for the 12-month period ended June 30, 2004 was 6.2%. On August 4, 2004, we received a US$40.4 million loan from Banco ABC Brasil S.A. bearing interest at a rate of 6% per annum and maturing on October 1, 2006. We have entered into swap agreements that effectively convert our obligations under the Banco ABC Brasil S.A. loan from U.S. dollars into reais at a rate equivalent to 111.4% of the CDI. We have not hedged our exposure to exchange rates that arises from the R$145 million outstanding at June 30, 2004, but we do have U.S. dollar-denominated long-term receivables, in the amount of R$189 million at June 30, 2004, that partly affect this exchange risk.

          In addition to the borrowings described above, in March 2004 CPFL Energia borrowed US$40 million from IFC, secured by the stock of our subsidiary Centrais Elétricas and guaranteed by our controlling shareholders. The IFC loan matures in 2010 and bears interest based on LIBOR plus a spread of 5.25% per year. However, if there is no Qualifying IPO (as described below) IFC will be entitled to require the loan to be repaid in full at par beginning in November 2004. The outstanding principal on this loan at June 30, 2004 was R$124 million. In July 2004, we entered into swap agreements to convert these obligations into real-denominated obligations with interest rates pegged to the CDI. In March 2004 and in August 2004, Piratininga borrowed R$150 million and R$50 million, respectively, under receivables-based financings. The Piratininga facilities amortize over 36 months and 30 months, respectively, through 2007 and bear interest at a premium over the CDI rate. The outstanding principal on the March 2004 facility at June 30, 2004 was R$124 million. In April 2004, RGE issued a banking credit negotiable instrument (cédula de crédito bancário) in the amount of R$100 million, with an interest rate equivalent to CDI plus a spread and maturing in 2008. The banking credit negotiable instrument is secured by the pledge of receivables from RGE.

          The IFC loan is governed by an Investment Agreement between CPFL Energia and IFC. In connection with the Investment Agreement, we granted IFC rights to subscribe for a number of our common shares equal to the principal and accrued interest outstanding under the Investment Agreement, divided by the exercise price of the subscription right. The subscription right is exercisable at any time during the period beginning upon completion of our initial public offering and ending in June 2010 (or earlier in limited circumstances), and the price can be paid in cash or by setting off amounts under the loan. The exercise price is R$20.60 per share, subject to indexation for variation in the TJLP since June 25, 2003 and subject to anti-dilution adjustments. One of the anti-dilution adjustments provides that if we issue or sell shares at a price less than the then-applicable exercise price, the exercise price will be reduced to the price of that sale. This adjustment does not apply if the shares are sold in a “Qualifying IPO,” but we expect that the offering described in this prospectus will not meet the criteria for a Qualifying IPO, which require among other things that the offering generate total gross proceeds to us of at least US$400 million. As a result, if the offering described in this prospectus is made at a price lower than the then current exercise price under IFC’s subscription agreement, the exercise price will be adjusted to the offering price for this offering and then indexed for variation in the TJLP. Using an assumed initial public offering price of R$18.50 per common share, which is the midpoint of the price range per common share in the Brazilian offering, and based on the outstanding amount on June 30, 2004 IFC would be entitled to receive approximately 6.9 million common shares upon full conversion of its loan. Should, however, IFC require the repayment of its loan as of November 2004, we will be required to pay approximately US$40 million at that time. In such case, we may use funds obtained from this offering or from other sources (including our current assets) to repay the IFC loan.

          We have also entered into a Registration Rights Agreement with IFC. Under this agreement, IFC has the right, subject to certain restrictions, to demand that we file up to five registration statements to register the resale of IFC’s shares in the United States and any other market in which our shares are traded. In addition, IFC has the right, subject to certain restrictions, to make additional demands that we register the resale of its common shares with the Securities and Exchange Commission, or SEC, on Form F-3. We are required to use our best efforts to effect the registration of IFC’s shares. In addition, subject to customary limitations, IFC has the right to cause us to include IFC’s shares in other registration statements we file.

Financial and Operating Covenants

          We are subject to financial and operating covenants under our financial instruments and those of our subsidiaries. As of the date of this prospectus, these covenants included the following:

•	We have limitations on our ability to sell or pledge assets or to make investments in third parties.

•	Under the Geração and Paulista BNDES credit facilities, such companies must first pay the amounts due under the loans before paying dividends in an amount higher than the mandatory dividends.

•	Paulista may not make capital expenditures in excess of R$151 million for 2004, R$152 million for 2005 and R$160 million for 2006.

•	Under the CPFL Energia debentures and the Paulista credit facility, Paulista must maintain a ratio of total net worth to total capitalization not less than 47% (on a consolidated basis) and 45% (on a stand-alone basis); a ratio of EBITDA to interest expense not less than 2.25 (consolidated and stand-alone); and a ratio of debt to EBITDA not greater than 3.50 (on a consolidated basis) and 3.80 (on a stand-alone basis), with all ratios calculated using definitions set forth in the instruments governing the indebtedness. These are the ratios that apply as of June 30, 2004, but under the agreements some of them will become more restrictive in later periods.

•	Under the Paulista debentures, Paulista must maintain a ratio of EBITDA to financial expenses of at least 1.5 and a ratio of capital to total capitalization of at least 40%, with the ratios calculated as defined in the Paulista debentures.

•	Our Investment Agreement with IFC also requires us to ensure that, before the third anniversary of the closing of a Qualifying IPO, at least 25% of our shares have been sold to the general public.

•	Under the Exports Pre-Payment Facility of Sul Geradora Participações S.A. and the DEG — Deutsche Investitions und Entwicklingsgesellschaft MBH Onlending Financing, the most stringent financial covenants to which RGE, on a consolidated basis, is subject are: (1) a ratio of EBITDA to interest expense not less than 2.0; (2) a ratio of total indebtedness to capitalization not less than 0.55; and (3) a ratio of debt to EBITDA not greater than 2.70.

          We are currently in compliance with our financial and operating covenants, including those set forth in the above paragraphs. Breach of any of these covenants would give our lenders the right to accelerate our repayment obligations.

          In addition, a number of our financing instruments are subject to acceleration if our current shareholders cease to own a majority of CPFL Energia’s voting equity or otherwise control the management and policies of the company, or if VBC ceases to own, directly or indirectly, at least 25% of Paulista’s issued and outstanding capital stock.

          The ability of our subsidiaries to pay dividends is subject to the following material restrictions under agreements to which they are party: (a) for RGE to pay dividends in excess of the legal minimum under Brazilian law, we require the agreement of the other investor in RGE and (b) our Campos Novos, Barra Grande and CERAN generation projects are restricted from paying dividends under their financing agreements. At December 31, 2003, Paulista was subject to a prohibition on paying dividends under a loan agreement, but this prohibition expired by its terms after we made certain payments through July 2004. The concessions for our distribution and generation subsidiaries prohibit them from making loans or advances to us or to our other subsidiaries and affiliates without approval from ANEEL. Most of our debt instruments also provide that if there is a default under a covenant, the company in question will be limited in its ability to pay dividends in excess of the legal minimum under Brazilian law.

          Pursuant to arrangements with our controlling shareholders, we have agreed to reinvest in Geração any dividends or other distributions that we would otherwise be entitled to receive from Paulista or any dividends or other distributions that our controlling shareholders would be entitled to receive from us until such time as Geração’s existing generation projects are fully funded. With the proceeds of this offering, we expect to fully fund our existing generation projects. See “Business — Generation of Electricity — Expansion of Generation Capacity.”

          We and our controlling shareholders, VBC, 521 and Bonaire, entered into a Share Retention Agreement with IFC, under which they agree to maintain, as a group, direct ownership of 51% of our outstanding voting shares and direct or indirect ownership of 51% of the issued and outstanding voting shares of Paulista and Geração. In addition, each of our controlling shareholders agrees to maintain direct ownership of at least 5% of our outstanding voting shares and direct or indirect ownership of at least 5% of the outstanding voting shares of Paulista and Geração. If it provides cash collateral as provided in the Share Retention Agreement, Bonaire will be permitted to reduce its ownership percentage of our voting shares and the voting shares of Paulista and Geração below the levels described above.

          In connection with the Investment Agreement, IFC, Geração and Centrais Elétricas entered into a Shareholders Agreement for the governance of Centrais Elétricas. Under the Shareholder Agreement, IFC’s approval is required for certain actions by Centrais Elétricas, including amendments to its bylaws, the issuance of additional shares, any merger, consolidation or other corporate restructuring or, any transfer of its assets.

Off-Balance Sheet Arrangements

          We have guaranteed some of the debt of our proportionately consolidated subsidiaries. These guarantees are generally of a proportion of the debt that is no greater than our proportionate ownership share of the subsidiary. During 2004, however, we guaranteed the full amount payable under R$436 million of credit facilities (not all of which has been drawn) of our subsidiary CERAN, while we will only report our proportionate 65% share of the liabilities on our balance sheet. As of June 30, 2004, we had no: (a) guarantee obligations (as described in paragraph 3 of FASB Interpretation No. 45, Guarantor’s

Accounting and Disclosure Requirements for Guarantees), with the exception of the CERAN guarantee described above; (b) retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; (c) obligations under derivative instruments that are indexed to our common shares and classified in shareholders’ equity; or (d) obligations arising out of a variable interest in an unconsolidated entity, as defined in FASB Interpretation No. 46, Consolidation of Variable Interest Entities.

U.S. GAAP Reconciliation

          We prepare our financial statements in accordance with Brazilian Accounting Principles, which differ in significant respects from U.S. GAAP. The differences are described in Note 30 to our audited consolidated financial statements. Net income for 2003 was R$202 million under U.S. GAAP, compared with net loss of R$282 million under Brazilian Accounting Principles. Shareholders’ equity at December 31, 2003 was R$4,192 million under U.S. GAAP, compared to R$3,389 million under Brazilian Accounting Principles.

          The differences between Brazilian Accounting Principles and U.S. GAAP that have the most significant effects on net income and shareholders’ equity are the following:

•	The difference in accounting for acquisitions under Brazilian Accounting Principles and U.S. GAAP. Under Brazilian Accounting Principles, acquisitions are accounted for at book value; and the difference between the book value of the purchased company’s net assets and the purchase price is recorded as goodwill and amortized. Under U.S. GAAP, an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amount assigned to assets acquired and liabilities assumed is recognized as goodwill. The amortization of goodwill is not permitted under U.S. GAAP, subject to an annual assessment for impairment. However, under U.S. GAAP we principally allocated the excess purchase price over the fair value of assets acquired and liabilities to the concessions of the acquired companies, which is being amortized over the lives of the concessions (this period is longer than the amortization period for the goodwill under Brazilian Accounting Principles). The net effect of these differences tends to make U.S. GAAP net income higher than Brazilian Accounting Principles net income.

•	The recognition of deferred tariff revenues through the RTE is limited under U.S. GAAP to amounts we expect to recognize over the next 24 months. This difference makes U.S. GAAP net income higher in some years (like 2003) and lower in others (like 2002).

•	Under U.S. GAAP, we recognize changes in fair value of derivatives in each period, while under Brazilian Accounting Principles we accrue the amount of any differential to be paid in the period. This difference makes U.S. GAAP net income higher in some years (like 2003) and lower in others (like 2002).

Use of Estimates in Certain Accounting Policies

          In preparing our financial statements, we make estimates concerning a variety of matters. Some of these matters are highly uncertain, and our estimates involve judgments we make based on the information available to us. We have discussed in “— Background” above certain accounting policies relating to regulatory matters. In the discussion below, we have identified several other matters for which our financial presentation would be materially affected if either (a) we used different estimates that we could reasonably have used or (b) in the future we change our estimates in response to changes that are reasonably likely to occur.

          The discussion addresses only those estimates that we consider most important based on the degree of uncertainty and the likelihood of a material impact if we used a different estimate. There are many other areas in which we use estimates about uncertain matters, but the reasonably likely effect of changed or different estimates is not material to our financial presentation. Please see the notes to our audited and unaudited interim consolidated financial statements included herein for a more detailed discussion of the application of these and other accounting policies.

Impairment of Long-lived Assets

          Long-lived assets, which include property, plant and equipment, goodwill and investments comprise a significant amount of our total assets. We carry balances on our balance sheet that are based on historical costs net of accumulated depreciation and amortization. We are required under both Brazilian Accounting Principles and U.S. GAAP to evaluate periodically whether these assets are impaired, that is, whether their future capacity to generate cash does not justify maintaining them at their carrying values. If they are impaired, we are required to recognize a loss by writing off part of their value. The analysis we perform requires that we estimate the future cash flows attributable to these assets, and these estimates require us to make a variety of judgments about our future operations. Changes in these judgments could require us to recognize impairment losses in future periods. Our evaluations in 2003 and 2002 did not result in any significant impairment of our property, plant and equipment or consolidated goodwill.

Valuation of Deferred Regulatory Assets

          As discussed above, we defer and capitalize Parcel A costs that we expect to recover through rate increases, and in 2001 and 2002 we recognized revenues that we will realize in future years pursuant to the RTE. We take this approach under Brazilian Accounting Principles, and under U.S. GAAP it is also consistent with SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” or SFAS 71. SFAS 71 provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those costs in rates, if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. Certain expenses and revenues subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers. The total amount of deferred regulatory assets reflected in the consolidated balance sheets, including interest we have recognized, was R$1,764 million at December 31, 2003. Under U.S. GAAP, we only recognize the deferred revenues to the extent we expect to recover them over the next 24 months.

          We are entitled to recover these costs through Brazilian regulations. ANEEL performs a rate review on an annual basis. If ANEEL excludes all or part of a cost from recovery, that portion of the deferred regulatory asset is impaired and is accordingly reduced to the extent of the excluded cost.

          The deferral and capitalization of expenses, and the recognition and deferral of revenues, in this manner is based on our judgment that we will in fact recover the amounts under future rate increases. If our judgment as to the likelihood of recovery changes, we could be required to recognize an impairment of these regulatory assets.

Sales to the Wholesale Energy Market

          We engage in both sales and purchases of electricity with the Wholesale Energy Market, and the amounts we recognize as revenues and costs for these transactions are based on our estimates of volumes and prices, which are subject to subsequent confirmation by the Wholesale Energy Market. As of June 30, 2004, of the R$64.8 million of our accounts receivable arising from sales to the Wholesale Energy Market, R$46.3 million is still subject to confirmation. There are legal challenges pending that could also affect the accounting for transactions with the Wholesale Energy Market in 2001 an 2002. See Note 4 to our audited consolidated financial statements. If our estimates prove incorrect or are not confirmed for any other reason, we would have to write off part of this amount. In the past, however, we have not had material disagreements with the Wholesale Energy Market over these amounts.

Pension Liabilities

          We sponsor pension plans and disability and death benefit plans covering substantially all of our employees. We account for these benefits in accordance with Brazilian Accounting Principles, which are similar to SFAS No. 87 “Employers’ Accounting for Pensions” and SFAS No. 106 “Employers’ Accounting for Post-retirement Benefits other than Pensions.” The determination of the amount of our obligations for pension and other post-retirement benefits depends on certain actuarial assumptions. These assumptions are described in Note 16 (Brazilian Accounting Principles) and Note 30 (U.S. GAAP) to our audited consolidated financial statements and include, among others, the discount rate applied to future obligations and the expected long-term rate of return on plan assets and increases in salaries and benefits.

Deferred Tax Assets and Liabilities

          We account for income taxes in accordance with Brazilian Accounting Principles, which are similar to SFAS No. 109 “Accounting for Income Taxes,” which requires an asset and liability approach to recording current and deferred taxes. Accordingly, the effects of differences between the tax basis of assets and liabilities and the amounts recognized in our financial statements have been treated as temporary differences for the purpose of recording deferred income tax.

          We regularly review our deferred tax assets for recoverability. Under Brazilian Accounting Principles, the tax asset is not recognized if it is more likely than not that it will not be realized. Under U.S. GAAP, we establish a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results.

Reserves for Contingencies

          We and our subsidiaries are party to certain legal proceedings in Brazil arising in the normal course of business regarding tax, labor, civil and other issues.

          We account for contingencies in accordance with Brazilian Accounting Principles, which are similar to SFAS No. 5 “Accounting for Contingencies.” Such accruals are estimated based on historical experience, the nature of the claims, as well as the current status of the claims. The evaluation of these contingencies is performed by various specialists, inside and outside of the company. Accounting for contingencies requires significant judgment by management concerning the estimated probabilities and ranges of exposure to potential liability. Management’s assessment of our exposure to contingencies could change as new developments occur or more information becomes available. The outcome of the contingencies could vary significantly and could materially impact our consolidated results of operations, cash flows and financial position. Management has applied its best judgment in applying SFAS No. 5 to these matters.

Market Risk

          We are exposed to market risk from changes in both foreign currency exchange rates and rates of interest and indexation. We have foreign exchange rate risk with respect to our debt denominated in U.S. dollars. Similarly, we are subject to market risk deriving from changes in rates which affect the cost of our financing.

Exchange Rate Risk

          At June 30, 2004, we had outstanding approximately R$953 million of indebtedness denominated in U.S. dollars, but we have swap agreements that offset the exchange rate risk with respect to R$684 million of that amount. The potential loss to us that would result from a hypothetical 10% change in foreign currency exchange rates, after giving effect to the swaps, would be approximately R$27 million, primarily due to the increase in real terms in the principal amount of the foreign currency indebtedness described above (which increase would be reflected as an expense in our income statement).

Risk of Index Variation

          We have indebtedness and financial assets that are denominated in reais and that bear interest at variable rates or, in some cases, are indexed. We also have swaps that effectively convert some U.S.-dollar denominated indebtedness to reais at variable interest rates. The interest or indexation rates include several different Brazilian money-market rates and inflation rates. At June 30, 2004, the amount of such liabilities, net of such assets and after giving effect to swaps, was R$3,683 million.

          A hypothetical, instantaneous and unfavorable change of 100 basis points in rates applicable to floating rate financial assets and liabilities held at June 30, 2004, would result in a net additional cash outflow of approximately R$37 million. The above sensitivity analysis is based on the assumption of an unfavorable 100 basis point movement of the interest rates applicable to each homogeneous category of financial assets and liabilities. A homogeneous category is defined according to the currency in which financial assets and liabilities are denominated and assumes the same interest rate movement within each homogeneous category (e.g., U.S. dollars). As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments as consistently unfavorable movements of all interest rates are unlikely.

THE BRAZILIAN POWER INDUSTRY

General

          In 2002, the Ministry of Mines and Energy (Ministério de Minas e Energia), or MME, approved a ten-year expansion plan under which Brazil’s total installed power generation capacity is projected to increase to 112.1 GW by 2012, of which 86.8 GW (77.4%) is projected to be hydroelectric, 16.8 GW (15.0%) to be thermoelectric and 8.5 GW (7.6%) to be imported through the Interconnected Power System.

          Approximately 33% of the installed power generating capacity within Brazil is currently owned by Eletrobrás, a company controlled by the Brazilian government. Through its subsidiaries, Eletrobrás is also responsible for 61.0% of the installed transmission capacity above 230 kV. In addition, some Brazilian states control entities involved in the generation, transmission and distribution of electricity. They include, among others, the Companhia Energética de São Paulo — CESP, the Companhia Paranaense de Energia — COPEL and the Companhia Energética de Minas Gerais — CEMIG.

          Private companies had 25% and 72% of the market for generation and distribution activities, respectively, in 2003 in terms of total capacity, and 21% of the transmission market in the first six months of 2004, in terms of revenue.

Historical Background

          The Brazilian constitution provides that the development, use and sale of energy may be undertaken directly by the Brazilian government or indirectly through the granting of concessions, permissions or authorizations. Historically, the Brazilian power industry has been dominated by generation, transmission and distribution concessionaires controlled by the Brazilian government. In recent years, the Brazilian government has taken a number of measures to remodel the power industry. In general, these measures were aimed at increasing the role of private investment and eliminating foreign investment restrictions, thus increasing overall competition in the power industry.

          In particular, the Brazilian government has taken the following measures:

•	The Brazilian Constitution was amended in 1995 to authorize foreign investment in power generation. Prior to this amendment, all generation concessions were held either by a Brazilian individual or an entity controlled by Brazilian individuals or by the Brazilian government.

•	The Brazilian government enacted Law No. 8,987 on February 13, 1995, or the Concessions Law, and Law No. 9,074 on July 7, 1995, or the Power Concessions Law, that together (1) required that all concessions for the provision of energy related services be granted through public bidding processes, (2) gradually allowed certain electricity consumers with significant demand, designated free consumers, to purchase electricity directly from suppliers holding a concession, permission or authorization, (3) provided for the creation of generation entities, or Independent Power Producers, which, by means of a concession, permission or authorization, may generate and sell, for their own account and at their own risk, the totality or part of their electricity to free consumers, distribution concessionaires and trading agents, among others, (4) granted free consumers and electricity suppliers open access to all distribution and transmission systems and (5) eliminated the need for a concession to construct and operate power projects with capacity from 1 MW to 30 MW, or Small Hydroelectric Power Plants.

•	Beginning in 1995, a portion of the controlling interests held by Eletrobrás and various states in generation and distribution companies were sold to private investors. At the same time, certain state governments also sold their stakes in major distribution companies.

•	In 1998, the Brazilian government enacted Law No. 9,648, or the Power Industry Law, to overhaul the basic structure of the electricity industry. The Power Industry Law provided for the following:

–	the establishment of a self-regulated body responsible for the operation of the short-term electricity market, or the Wholesale Energy Market, which replaced the prior system of regulated generation prices and supply contracts;

–	a requirement that distribution and generation companies enter into initial energy supply agreements, or the Initial Supply Contracts, generally “take or pay” commitments, at prices and volumes approved by ANEEL. The main purpose of the Initial Supply Contracts is to ensure distribution companies have access to a stable electricity supply at prices that guarantee a fixed rate of return for the electricity generation companies during the transition period leading to the establishment of a free and competitive electricity market;

–	the creation of the National System Operator (Operador Nacional do Sistema), or ONS, a non-profit, private entity responsible for the operational management of the generation and transmission activities of the Interconnected Power System; and

–	the establishment of public bidding processes for concessions for the construction and operation of power plants and transmission facilities.

•	In 2001, Brazil faced a serious energy crisis that lasted until the end of February 2002. As a result, the Brazilian government implemented measures that included:

–	a program for the rationing of electricity consumption in the most adversely affected regions, namely the southeast, central-west and northeast regions of Brazil; and

–	the creation of the GCE, which passed a series of emergency measures that provided for reduced electricity consumption targets for residential, commercial and industrial consumers in the affected regions by introducing special tariff regimes that encouraged the reduction of electricity consumption.

•	In March 2002, the GCE suspended the emergency measures and electricity rationing as a result of large increases in supply (due to a significant rise in reservoir levels) and a moderate reduction in demand, and accordingly, the Brazilian government enacted new measures in April 2002 that, among other things, stipulated an extraordinary tariff readjustment to compensate financial losses incurred by the electricity suppliers as a result of the mandatory electricity rationing.

•	On March 15, 2004, the Brazilian government enacted the New Industry Model Law in an effort to further restructure the power industry with the ultimate goal of providing consumers with secure electricity supplies combined with low tariffs, which law was regulated by a number of decrees enacted by the Brazilian government in July and August of 2004, and is still subject to further regulation to be issued in the future. For additional information regarding the New Industry Model Law, see “— New Industry Model Law.”

Concessions

          The companies or consortia that wish to build or operate facilities for generation, transmission or distribution of electricity in Brazil must apply to MME or to ANEEL, as representative of the Brazilian government, for a concession, permission or authorization, as the case may be. Concessions grant rights to generate, transmit or distribute electricity in the relevant concession area for a specified period. This period is usually 35 years for new generation concessions, and 30 years for new transmission or distribution concessions. An existing concession may be renewed at the granting authority’s discretion.

          The Concession Law establishes, among other things, the conditions that the concessionaire must comply with when providing electricity services, the rights of the consumers, and the obligations of the concessionaire and the granting authority. Furthermore, the concessionaire must comply with regulations governing the electricity sector. The main provisions of the Concession Law are summarized as follows:

•	Adequate service. The concessionaire must render adequate service equally with respect to regularity, continuity, efficiency, safety and accessibility.

•	Use of land. The concessionaire may use public land or request the granting authority to expropriate necessary private land for the benefit of the concessionaire. In such case, the concessionaire shall compensate the affected private landowners.

•	Strict liability. The concessionaire is strictly liable for all damages arising from the provision of its services.

•	Changes in controlling interest. The granting authority must approve any direct or indirect change in the concessionaire’s controlling interest.

•	Intervention by the granting authority. The granting authority may intervene in the concession, by means of a presidential decree, to ensure the adequate performance of services, as well as the full compliance with applicable contractual and regulatory provisions. Within 30 days after the decree date, the granting authority’s representative is required to commence an administrative proceeding in which the concessionaire is entitled to contest the intervention. During the term of the administrative proceeding, a person appointed by the granting authority’s decree becomes responsible for carrying on the concession. If the administrative proceeding is not completed within 180 days after the decree date, the intervention ceases and the concession is returned to the concessionaire. The concession is also returned to the concessionaire if the granting authority’s representative decides not to terminate the concession and the concession term has not yet expired.

•	Termination of the concession. The termination of the concession agreement may be accelerated by means of expropriation and/or forfeiture. Expropriation is the early termination of a concession for reasons related to the public interest that must be expressly declared by law. Forfeiture must be declared by the granting authority after ANEEL or MME has made a final administrative ruling that the concessionaire, among other things, (1) has failed to render adequate service or to comply with applicable law or regulation, (2) no longer has the technical, financial or economic capacity to provide adequate service, or (3) has not complied with penalties assessed by the granting authority. The concessionaire may contest any expropriation or forfeiture in the courts. The concessionaire is entitled to indemnification for its investments in expropriated assets that have not been fully amortized or depreciated, after deduction of any amounts for fines and damages due by the concessionaire.

•	Expiration. When the concession expires, all assets, rights and privileges that are materially related to the rendering of the electricity services revert to the Brazilian government. Following the expiration, the concessionaire is entitled to indemnification for its investments in assets that have not been fully amortized or depreciated as of the expiration.

Penalties

          ANEEL’s regulation governs the imposition of sanctions against the agents of the electricity sector and classifies the appropriate penalties based on the nature and importance of the breach (including warnings, fines, temporary suspension from the right to participate in bidding procedures for new concessions, licenses or authorizations and forfeiture). For each breach, the fines can be up to two per cent of the revenue (net of value-added tax and services tax) of the concessionaire in the 12-month period preceding any assessment notice. Some infractions that may result in fines relate to the failure of the agent to request ANEEL’s approval including the following:

•	execution of contracts between related parties in the cases provided by regulation;

•	sale or assignment of the assets related to services rendered as well as the imposition of any encumbrance (including any security, bond, guarantee, pledge and mortgage) on them or any other assets related to the concession or the revenues of the electricity services; and

•	changes in controlling interest of the holder of the authorization or concession.

In case of contracts executed between related parties that are submitted for ANEEL’s approval, ANEEL may seek to impose restrictions on the terms and conditions of these contracts and, in extreme circumstances, determine that the contract be rescinded.

Principal Authorities

Ministry of Mines and Energy

          The MME is the Brazilian government’s primary regulator of the power industry acting as the granting authority on behalf of the Brazilian government, and empowered with policymaking, regulatory and supervising capacities. Following adoption of the New Industry Model Law, the Brazilian government, acting primarily through the MME, will undertake certain duties that were previously under the responsibility of ANEEL, including drafting guidelines governing the granting of concessions and the issuance of directives governing the bidding process for concessions relating to public services and public assets.

ANEEL

          The Brazilian power industry is regulated by ANEEL, an independent federal regulatory agency. After enactment of the New Industry Model Law, ANEEL’s primary responsibility is to regulate and supervise the power industry in line with the policy to be dictated by the MME and to respond to matters which are delegated to it by the Brazilian government and by the MME. ANEEL’s current responsibilities include, among others, (1) administering concessions for electricity generation, transmission and distribution activities, including the approval of electricity tariffs, (2) enacting regulations for the electricity industry, (3) implementing and regulating the exploitation of energy sources, including the use of hydroelectric energy, (4) promoting the public bidding process for new concessions, (5) settling administrative disputes among electricity generation entities and electricity purchasers and (6) defining the criteria and methodology for the determination of transmission tariffs.

National Energy Policy Council

          In August 1997, the National Energy Policy Council (Conselho Nacional de Política Energética, or CNPE) was created to advise the Brazilian president with respect to the development and creation of the national energy policy. The CNPE is presided over by the MME, and the majority of its members are ministers of the Brazilian government. The CNPE was created to optimize the use of Brazil’s energy resources and to assure the supply of electricity to the country.

ONS

          The ONS was created in 1998. The ONS is a non-profit private entity comprised of free consumers and energy utilities engaged in the generation, transmission and distribution of electricity, in addition to other private participants such as importers and exporters. The New Industry Model Law granted the Brazilian government the power to nominate three executive officers to ONS’ Board of Executive Officers. The primary role of the ONS is to coordinate and control the generation and transmission operations in the Interconnected Power System, subject to ANEEL’s regulation and supervision. The objectives and principal responsibilities of the ONS include: operational planning for the generation industry, organizing the use of the domestic Interconnected Power System and international interconnections, guaranteeing that all parties in the industry have access to the transmission network in a non-discriminatory manner, assisting in the expansion of the energy system, proposing plans to the MME for extensions of the Basic Network (which proposal shall be taken into account in planning the expansion of the transmission system) and submitting rules for the operation of the transmission system for ANEEL’s approval. Generators must declare their availability to ONS, which then attempts to establish an optimal electricity dispatch program.

Wholesale Energy Market and the CCEE

          Beginning in 2002, the Wholesale Energy Market became subject to the authorization, supervision and regulation of ANEEL. Participants in the Wholesale Energy Market include all of the large energy generating entities, energy traders (including distributors) and importers and exporters of electricity. Smaller entities are also eligible to participate in the Wholesale Energy Market.

          The Wholesale Energy Market computes the spot price for electricity based on a published criteria. The electricity spot price is currently determined taking into account, among other factors, (1) the optimal use of electricity resources, (2) the equilibrium between supply and demand, (3) the load of the agents connected to the Interconnected Power System and (4) projected electricity requirements.

          Under the New Industry Model Law, the price of electricity bought or sold in the spot market (Price of Liquidation of Differences, or PLD) will take into account, among other factors, (1) the optimization of the use of electric resources to supply the charges in the system, (2) the electricity needs of the agents and (3) the cost of the electricity deficit.

          On August 12, 2004, the Brazilian government enacted a decree setting forth the regulations applicable to the new Energy Trading Chamber (Câmara de Comercialização de Energia Elétrica), or CCEE and accordingly the Wholesale Energy Market will be discontinued and its activities and assets will be absorbed by CCEE within 90 days of the publication of said decree.

          The main role of the CCEE is to conduct the public auctions on the Regulated Market. The CCEE will be responsible, among other things, for (1) registering all the energy purchase agreements in the Regulated Market (Contratos de Comercialização de Energia no Ambiente Regulado), or CCEAR, and the agreements resulting from market adjustments and the volume of electricity contracted in the free market, and (2) the accounting for and clearing of short-term transactions.

          The CCEE will be comprised of holders of concessions and permissions and authorized entities of the electricity industry and free consumers and its Board of Directors will be comprised of four members appointed by these agents and one by the MME, which will be the Chairman of the Board of Directors.

Energy Research Company — EPE

          On August 16, 2004 the Brazilian government enacted the decree that creates the Energy Research Company (Empresa de Pesquisa Energética), or EPE, a state-owned company, which is responsible for conducting strategic research on the energy industry, including with respect to electric energy, oil, gas, coal and renewable energy sources. The research carried out by EPE will be subsidized by MME in its policymaking role in the energy industry.

Energy Industry Monitoring Committee

          The New Industry Model Law authorized the creation of the Energy Industry Monitoring Committee (Comitê de Monitoramento do Setor Elétrico), or CMSE, which acts under the direction of the MME. The CMSE is responsible for the monitoring of the supply conditions of the system and for indicating steps to be taken to correct problems uncovered by such monitoring.

The New Industry Model Law

          The New Industry Model Law introduced material changes to the regulation of the power industry with a view (1) to providing incentives to private and public entities to build and maintain generation capacity and (2) to assuring the supply of electricity within Brazil at low tariffs through competitive electricity public bidding processes. The key features of the New Industry Model Law include:

•	Creation of a parallel environment for the trading of electricity, with (1) a more stable market in terms of supply of electricity, so as to provide additional security in supply to captive consumers, called the Regulated Market; and (2) a market specifically addressed to certain participants (e.g., free consumers and commercialization companies), that will permit a certain degree of competition vis-à-vis the Regulated Market, called the Free Market (Ambiente de Contratação Livre).

•	Restrictions on certain activities of distributors, so as to ensure that they focus only on their core business to guarantee more efficient and reliable services to captive consumers.

•	Elimination of self-dealing, in order to provide an incentive to distributors to purchase electricity at the lowest available prices rather then buying electricity from related parties.

•	Respect for contracts executed prior to the New Industry Model Law, in order to provide stability to transactions carried out before its enactment.

          The New Industry Model Law also excluded Eletrobrás and its subsidiaries from the National Privatization Program, which is a program created by the Brazilian government in 1990 with a view to promote the privatization process of state-owned companies.

Challenges to the Constitutionality of the New Industry Model Law

          The New Industry Model Law is currently being challenged on constitutional grounds before the Brazilian Supreme Court. The Brazilian government moved to dismiss the actions arguing that the constitutional challenges were moot because they related to a provisional measure that had already been converted into law. However, on August 4, 2004, the Brazilian Supreme Court denied the government’s motion and decided to hear the actions and rule on their merits. In addition, one Justice held that a relevant portion of the New Industry Model Law was unconstitutional and another asked to review the trial records, thus suspending the hearing. A final decision on this matter is subject to majority vote of the 11 Justices, provided that a quorum of at least eight Justices must be present. To date, the Brazilian Supreme Court has not reached a final decision and we do not know when such a decision may be reached. Therefore, the New Industry Model Law is currently in force. Regardless of the Supreme Court’s final decision, certain portions of the New Industry Model Law relating to restrictions on distributors performing activities unrelated to the distribution of electricity, including sales of energy by distributors to free consumers and the elimination of self-dealing are expected to remain in full force and effect.

          If all or a relevant portion of the New Industry Model Law is determined unconstitutional by the Brazilian Supreme Court, the regulatory scheme introduced by the New Industry Model Law may not come into effect, generating uncertainty as to how and when the Brazilian government will be able to introduce changes to the electric energy sector. Considering that we have already purchased virtually all of our electricity needs through 2007 and that the pass-through to tariffs of such electricity is expected to continue to be regulated by the regime preceding the New Industry Model Law, irrespective of the outcome of the Supreme Court’s decision, we believe that in the short term, the effects of any such decision on our activities will be somewhat mitigated. Nevertheless, the exact effect of an unfavorable outcome of the legal proceedings on us and the electricity industry as a whole is difficult to predict, and it could have an adverse impact on our business and results of operations even in the short term.

Parallel Environment for the Trading of Electricity

          Under the New Industry Model Law, electricity purchase and sale transactions will be carried out in two different market segments: (1) the Regulated Market, which contemplates the purchase by distribution companies through public bids of all electricity necessary to supply their captive customers and (2) the Free Market, which encompasses purchase of electricity by non-regulated entities (such as free consumers and energy traders).

          The electricity generated by (1) low capacity generation projects located near the consumption points (such as certain co-generation plants and the Small Hydroelectric Power Plants), (2) plants qualified under the Proinfa program, as defined below, and (3) Itaipu, will not be subject to the public bidding process for the supply of electricity to the Regulated Market. The electricity generated by Itaipu is traded by Eletrobrás and the volumes that are to be purchased by each distribution concessionaire are mandated by the Brazilian government through ANEEL. The rates at which the Itaipu-generated electricity is traded are denominated in U.S. dollars and established pursuant to a treaty between Brazil and Paraguay. As a consequence, Itaipu rates rise or fall in accordance with the variation of the U.S. dollar/real exchange rate. Changes in the price of Itaipu-generated electricity are, however, subject to the Parcel A cost recovery mechanism discussed below under “— Distribution Tariffs.”

The Regulated Market

          In the Regulated Market, distribution companies will purchase electricity for captive customers through public bids managed by ANEEL, either directly or indirectly through the CCEE. Electricity purchases will be made through two types of bilateral agreements: (1) Energy Agreements (Contratos de Quantidade de Energia) and (2) Capacity Agreements (Contratos de Disponibilidade de Energia).

          Under an Energy Agreement, a generator commits to supply a certain amount of electricity and assumes the risk that electricity supply could be adversely affected by hydrological conditions and low reservoir levels, among other conditions, that could interrupt the supply of electricity, in which case the generator will be required to purchase the electricity elsewhere in order to comply with its supply commitments. Under a Capacity Agreement, a generator commits to make a specified amount of capacity available to the Regulated Market. In this case, the revenue of the generator is guaranteed and the distributors face the risk of a supply shortage. However, the increased prices of electricity due to a supply shortage are passed on by the distributors to consumers. Together, these agreements comprise the energy purchase agreements in the Regulated Market (Contratos de Comercialização de Energia no Ambiente Regulado), or CCEAR.

          Under the New Industry Model Law, the estimate of demand from distributors is the principal factor in determining how much electricity the system as a whole will contract. Under the new system, distributors are obligated to contract 100% of their projected electricity needs, as opposed to 95% under the previous regime. A deviation in actual demand from projected demand could result in penalties to distributors.

          According to the New Industry Model Law, electricity distribution entities will be entitled to pass through to their customers the costs related to electricity they purchased through public bids as well as any taxes and industry charges related to the public bids subject to certain limitations related to the inability of distribution companies to accurately forecast demand. If distribution companies fail to correctly forecast their demand and need to enter into shorter-term contracts, there can be a limitation on their ability to pass-through the higher costs of short-term contracts to consumers.

The Free Market

          The Free Market will cover freely negotiated electricity sales between generation concessionaires, Independent Power Producers, self-generators, energy traders, importers of energy and free consumers. The Free Market will also include existing bilateral contracts between generators and distributors until they expire. Upon expiration, new contracts must be entered into in accordance with the New Industry Model Law guidelines.

          A consumer that is eligible to choose its supplier and that has a contract with a distribution company for an undetermined duration, may only be able to rescind such contract by notifying the distributor at least 15 days before the day such distributor is required to state its electricity needs for the next auction. See “— Regulation under the New Industry Model Law.”

          Once a consumer has opted for the Free Market, it may only return to the regulated system once it has given the relevant distributor five years notice, provided that the distributor may reduce such term at its discretion. Such an extended period of notice seeks to assure that, if necessary, the construction of cost- efficient new generation could be finalized in order to supply the re-entry of free consumers into the Regulated Market. State-owned generators may sell electricity to free consumers, but as opposed to private generators, they are obligated to do so through an public process that guarantees transparency and equal access to all interested parties.

Restricted Activities of Distributors

          Distributors in the National Interconnected System are not permitted to (1) develop activities related to the generation or transmission of electricity, (2) sell electricity to free consumers, except for those in their concession area and under the same conditions and tariffs maintained with respect to captive customers in the Regulated Market, (3) hold, directly or indirectly, any interest in any other company, corporation or partnership or (4) develop activities that are unrelated to their respective concessions, except for those permitted by law or in the relevant concession agreement. Generators will not be allowed to hold equity interests in excess of 10% in distributors. The New Industry Model Law has granted a transition period of 18 months for companies to adjust to these rules, and ANEEL can extend such term for another eighteen months in the event that companies are unable to comply with such requirements within the prescribed timeframe. On an extraordinary basis, distribution companies that are in the process of complying with the above mentioned rules will be allowed to execute new contracts, in violation of the restricted activities mentioned above, until December 2004.

Elimination of Self-Dealing

          Since the purchase of electricity for captive consumers will be performed through the Regulated Market, so-called self-dealing, when distributors were permitted to meet up to 30% of their electricity needs through electricity that was acquired from affiliated companies, is no longer permitted, except in the context of agreements that were duly approved by ANEEL before the enactment of the New Industry Model Law. Distributors may, however, make purchases from affiliated companies if the distributor participates in the public bidding process through the Regulated Market, and the generator that bids the lowest price is an affiliated party.

Contracts Executed prior to the New Industry Model Law

          The New Industry Model Law provides that the contracts executed by distribution companies and approved by ANEEL before the enactment of the New Industry Model Law will not be amended to reflect any extension in their terms or modification in prices or volumes of electricity already contracted, with the exception of Initial Supply Contracts, as described below.

          During the transition period to a free and competitive energy market (1998-2005) that was established by the Power Industry Law, purchases and sales of electricity between generation and distribution concessionaires must occur pursuant to Initial Supply Contracts. The purpose of the transition period is to permit the gradual introduction of competition in the industry and to protect market participants against exposure to potentially volatile spot market prices.

          Under the Power Industry Law, electricity committed under Initial Supply Contracts is reduced by 25% each year from 2003 to 2005. Generation companies will be allowed to trade their excess, uncontracted electricity in the Regulated Market or in the Free Market and may conduct public auctions to trade any uncontracted volumes with free consumers or energy traders. When the Initial Supply Contracts expire at the end of 2005, all electricity will be negotiated in the Regulated Market or in the free market. However, the New Industry Model Law allows public generation companies to amend the Initial Supply Contracts that were in full force and effect as of March 2004. Public generation companies that have amended their Initial Supply Contracts are not required to reduce by 25% the amount of electricity committed under such contracts.

Regulation under the New Industry Model Law

          On July 30, 2004, the Brazilian government enacted regulations governing the purchase and sale of electricity in the Regulated Market and the Free Market, as well as the granting of authorizations and concessions for electricity generation projects. These include rules relating to auction procedures, the form of power purchase agreements and the method of passing costs through to final consumers, among other things.

          The regulations provide that all electricity-purchasing agents (agente consumidor) must contract all of their electricity demand under the guidelines of the new model. Electricity-selling agents (agente vendedor) must provide evidentiary support linking the allotted energy to be sold to existing or planned power generation facilities. Agents that do not comply with such requirements are subject to penalties imposed by ANEEL.

          The new regulations provide for electricity distribution companies to fulfill their electricity supply obligations primarily through public auctions. In addition to these auctions, distribution companies will be able to purchase electricity from: (1) generation companies that are connected directly to such distribution company, except for hydro generation companies with capacity higher than 30 MW and certain thermo generation companies, (2) electricity generation projects participating in the initial phase of the Proinfa Program, a program designed to diversify Brazil’s energy sources, (3) power purchase agreements entered into before the New Industry Model Law was enacted and (4) the Itaipu power plant.

          The MME will establish the total amount of energy to be contracted in the Regulated Market and the list of generation projects that will be allowed to participate in the auctions in each year.

          Beginning in 2005, all electricity generation, distribution and trading companies, independent power producers and free consumers will be required to notify ANEEL, by August 1 of each year, of their estimated electricity demand or estimated electricity generation, as the case may be, for each of the subsequent five years. Each distribution company will be required to notify ANEEL, within the 60-day period preceding each electricity auction, of the amounts of electricity that it intends to contract in the auction. In addition, distribution companies will be required to specify the portion of the contracted amount they intend to use to supply potentially free costumers.

          Electricity auctions for new generation projects in process will be held (1) five years before the initial delivery date (referred to as “A-5” auctions), and (2) three years before the initial delivery date (referred to as “A-3” auctions). There will also be electricity auctions from existing power generation facilities (1) held one year before the initial delivery date (referred to as “A-1” auctions) and (2) held approximately four months before the delivery date (referred to as “market adjustments”). The invitations to bid in the auctions will be prepared by ANEEL, in compliance with guidelines established by the MME, including the requirement to use the lowest bid as the criteria to determine the winner of the auction.

          Each generation company that participates in the auction will execute a contract for purchase and sale of electricity with each distribution company, in proportion to the distribution companies’ respective estimated demand for electricity. The only exception to these rules relate to the market adjustment auction, where the contracts will be between specific selling and distribution companies. The CCEAR of both “A-5” and “A-3” auctions will have a term of between 15 and 30 years, and the CCEAR of “A-1” auctions will have a term between five and 15 years. Contracts arising from market adjustment auctions will be limited to a two-year term.

          As regards CCEAR of electricity generated by existing generation facilities, the decree provides for three alternatives for the reduction of contracted electricity: (1) compensation for the exit of potentially free consumers from the Regulated Market, (2) reduction, at the distribution companies’ discretion, of up to 4% per year of the annual contracted amount due to market deviations from the estimated market projections, beginning two years after the initial electricity demand was declared and (3) adjustments to the amount of electricity established in the energy acquisition contracts entered into before December 11, 2003.

          The decree also establishes a mechanism, the Annual Reference Value, which limits the amounts of costs that can be passed through to final consumers. Such Annual Reference Value corresponds to the weighted average of the electricity prices in the “A-5” and “A-3” auctions, calculated for all distribution companies.

          The Annual Reference Value creates an incentive for distribution companies to contract for their expected electricity demands in the “A-5” auctions, where the prices are expected to be lower than in “A-3” auctions. The Annual Reference Value will be applied in the first three years of the power purchase agreements from new power generation projects. After the fourth year, the electricity acquisition costs from these projects will be allowed to be fully passed-through. The decree establishes the following limitations on the ability of distribution companies to pass through costs to consumers:

•	No pass-through of costs for electricity purchases that exceed 103% of actual demand;

•	Limited pass-through of costs for electricity purchases made in an “A-3” auction, if the volume of the acquired electricity exceeds 2% of the demand for electricity purchased in the “A-5” auctions;

•	Limited pass-through of electricity acquisition costs from new electricity generation projects if the volume contracted under the new contracts related to existing generation facilities is lower than 96% of the volume of electricity provided for in the expiring contract;

•	From 2005-2008, electricity purchases from existing facilities in the “A-1” auction is limited to 1% of distribution companies’ demand. If the acquired electricity in the “A-1” auction exceeds 1%, pass-through of costs to final consumers is limited to 70% of the average value of such acquisition costs of electricity generated by existing generation facilities for delivery between 2005 and 2008. The MME will establish the maximum acquisition price for electricity generated by existing projects; and

•	If distributors do not comply with the obligation to fully contract their demand, the pass-through of the costs from energy acquired in the short-term market will be the lower of PLD and the Annual Reference Value.

          In addition, the New Industry Model Law and related regulations allow for an argument that consumers with demand equal or higher than 3 MW supplied at any voltage may be entitled to choose their electricity supplier.

          Beginning in October 2004, on the date of their subsequent tariff readjustment or tariff revision, whichever occurs earlier, distribution companies will need to execute separate contracts for the connection and use of the distribution system and for the sale of electricity to their potentially free consumers.

          With respect to the granting of new concessions, the newly enacted regulations require bids for new hydroelectric generation facilities to include, among other things, the minimum percentage of electricity to be supplied to the Regulated Market.

Ownership Limitations

          In 2000, ANEEL established new limits on the concentration of certain services and activities within the power industry. Under these limits, with the exception of companies participating in the National Privatization Program (which need only comply with such limits once their final corporate restructuring is accomplished) no power company (including both its controlling and controlled companies) may (1) own more than 20% of Brazil’s installed capacity, 25% of the installed capacity of the

South/ Southeast/ Central-West region or 35% of the installed capacity of the North/ Northeast region, except if such percentage corresponds to the installed capacity of a single generation plant, (2) own more than 20% of Brazil’s distribution market, 25% of the South/ Southeast/ Central-West distribution market or 35% of the North/ Northeast distribution market, except in the event of an increase in the distribution of electricity exceeding the national or regional growth rates or (3) own more than 20% of Brazil’s trading market with final consumers, 20% of Brazil’s trading market with non-final consumers or 25% of the sum of the above percentages.

Tariffs for the Use of the Distribution and Transmission Systems

          ANEEL oversees tariff regulations that govern access to the distribution and transmission systems and establish tariffs for the use of and access to said systems. The tariffs are (i) network usage charges, which are charges for the use of the proprietary local grid of distribution companies, or TUSD and (ii) a tariff for the use of the transmission system, which is the Basic Network and its ancillary facilities, or TUST. Additionally, distribution companies of the South/ South-East interconnected system pay specific charges for the transmission of electricity generated at Itaipu and for access to the transmission system. The following is a summary of each tariff or charge:

TUSD

          The TUSD is paid by generators and free consumers for the use of the distribution system of the distribution company to which the relevant generator or free consumer is connected and are revised annually according to an inflation index. The amount to be paid is calculated by multiplying the amount of electricity contracted with the distribution company for each connection point, in kW, by the tariff in R$/kW which is set by ANEEL. Our distribution companies receive the TUSD paid by free consumers in their concession areas and by some other distribution companies which are connected to our distribution system.

TUST

          The TUST is paid by distribution companies, generators and free consumers for the use of the Basic Network and is revised annually according to (i) an inflation index and (ii) the annual revenue of the transmission companies. According to criteria established by ANEEL, owners of the different parts of the transmission grid have transferred the coordination of their facilities to the ONS in return for receiving regulated payments from users of the transmission system. Network users, including generation companies, distribution companies and free consumers, have signed contracts with the ONS entitling them to use the transmission grid in return for the payment of published tariffs. Other parts of the grid that are owned by transmission companies but which are not considered part of the transmission grid are made available directly to the interested users who pay a specified fee to the relevant transmission company.

Contract for Access to the Intermediary Connection System — Access Charge

          Some distribution companies, especially in the State of São Paulo, access the Basic Network through an intermediary connection system located between their respective distribution lines and the Basic Network. This connection is formalized by means of a Contract for the Access to the Intermediary Connection System entered into with transmission concessionaires that own such facilities. Compensation for the transmission companies is regulated by ANEEL and is defined in accordance with the cost of the assets used, whether they are their exclusive property or shared among the electricity industry agents. The correspondent compensation incidental to the use of the intermediary connection system is revised annually by ANEEL according to an inflation index and to the costs relating to the assets.

Itaipu Transportation Charge

          The Itaipu plant has an exclusive transmission grid operated in alternating and continuous current, which is not considered as part of the Basic Network or of the intermediary connection system. The use of such system is compensated by a specific charge denominated Itaipu transportation charge, paid by those companies entitled to quotas of the electricity from Itaipu electricity, in the proportion of their quotas.

Distribution Tariffs

          Distribution tariff rates are subject to review by ANEEL, which has the authority to adjust and review tariffs in response to changes in electricity purchase costs and market conditions. When adjusting distribution tariffs, ANEEL divides the costs of distribution companies between (1) costs that are beyond the control of the distributor, or Parcel A costs, and (2) costs that are under the control of distributors, or Parcel B costs. The readjustment of tariffs is based on a formula that takes into account the division of costs between the two categories.

          Parcel A costs include, among others, the following:

•	costs of electricity purchased for resale pursuant to Initial Supply Contracts;

•	costs of electricity purchased from Itaipu;

•	costs of electricity purchased pursuant to bilateral agreements that are freely negotiated between parties; and

•	certain other connection and usage charges for the transmission and distribution systems.

          The pass-through of electricity purchase costs under supply agreements negotiated before the enactment of the New Industry Model Law is subject to a ceiling based on a normative value established by ANEEL for each different source of energy (such as hydroelectric, thermoelectric and alternative sources of energy). The normative value applied to the supply contracts is adjusted annually in order to reflect increases in costs incurred by generators. Such adjustment takes into account (1) inflation, (2) costs incurred in hard currency and (3) fuel related costs (such supply of natural gas). Costs incurred in shall correspond to at least 25% of all costs incurred by generators.

          Parcel B costs are determined by subtracting all the Parcel A costs from the distribution company’s revenues.

          Each distribution company’s concession agreement provides for an annual tariff adjustment (reajuste anual). In general, Parcel A costs are fully passed through to consumers. Parcel B costs, however, are restated for inflation in accordance with the IGP-M index.

          Electricity distribution companies are also entitled to revisions (revisão periódica) every four or five years. These revisions are aimed at (1) assuring revenues are sufficient to cover Parcel B operating costs and that adequate compensation for essential investments for the services within the scope of each such company’s concession and (2) determining the X factor, which is based on three components: (a) expected gains of productivity from increase in scale, (b) evaluations by consumers (verified by ANEEL) and (c) labor costs.

          The X factor is used to adjust the proportion of the change in the IGP-M index that is used in the annual adjustments. Accordingly, upon the completion of each periodic revision, application of the X factor requires distribution companies to share their productivity gains with final consumers.

          In addition, concessionaires of electricity distribution are entitled to extraordinary review of tariffs (revisão extraordinária), on a case by case basis, to ensure their financial equilibrium and compensate them for unpredictable costs, including taxes, that significantly change their cost structure.

Incentives for Alternative Sources of Power

          In 2000, a federal decree created the Thermoelectric Priority Program (Programa Prioritário de Termeletricidade), or PPT, for purposes of diversifying the Brazilian energy matrix and decreasing its strong dependency on hydroelectric plants. The benefits granted to thermoelectric plants under the PPT include (1) guaranteed gas supply for 20 years, (2) assurance that costs related to the acquisition of the electricity produced by thermoelectric plants will be transferred to tariffs up to a normative value determined by ANEEL and (3) guaranteed access to a BNDES special financing program for the power industry.

          In 2002, the Proinfa Program was established by the Brazilian government to create certain incentives for the development of alternative sources of energy, such as wind energy projects, Small Hydroelectric Power Plants and biomass projects. Under the Proinfa Program, Eletrobrás will purchase the electricity generated by these alternative sources for a period of 20 years. In its initial phase, the Proinfa Program is limited to a total contracted capacity of 3,300 MW. Projects seeking to qualify for the benefits offered by the Proinfa Program must be fully operational by December 31, 2006.

Regulatory Charges

          In certain circumstances, power companies are compensated for assets used in connection with a concession if the concession is eventually revoked or is not renewed. In 1971, the Brazilian Congress created a Global Reversion Fund (Reserva Global de Reversão), or RGR Fund designed to provide funds for such compensation. In February 1999, ANEEL revised the assessment of a fee requiring all distributors and certain generators operating under public service regimes to make monthly contributions to the RGR Fund at an annual rate equal to 2.5% of the company’s fixed assets in service, but not to exceed 3.0% of total operating revenues in any year. In recent years, no concessions have been revoked or have failed to be renewed, and the RGR Fund has been used, principally to finance generation and distribution projects. The RGR Fund is scheduled to be phased out by 2010, and ANEEL is required to revise the tariff so that the consumer will receive some benefit from the termination of the RGR Fund.

          The Brazilian government has imposed a fee on Independent Power Producers reliant on hydrological resources, except for Small Hydroelectric Power Plants, similar to the fee levied on public-industry companies in connection with the RGR Fund. Independent Power Producers are required to make contributions to the Public Use Fund (Fundo de Uso de Bem Público, or UBP Fund) according to the rules of the corresponding public bidding process for the granting of concessions. Eletrobrás received the UBP Fund payments until December 31, 2002. All payments to the UBP Fund since December 31, 2002 are paid directly to the Brazilian government.

          Distribution companies, and generation companies that sell directly to final consumers, must contribute to the Fuel Consumption Account (Conta de Consumo de Combustível), or CCC Account. The CCC Account was created in 1973 to generate financial reserves to cover elevated costs associated with the increased use of thermoelectric energy plants, in the event of a rainfall shortage, given the higher marginal operating costs of thermoelectric energy plants compared to hydroelectric energy plants. Each energy company is required to contribute annually to the CCC Account. The annual contributions are calculated on the basis of estimates of the cost of fuel needed by the thermoelectric energy plants in the following year. The CCC Account, in turn, reimburses energy companies for a substantial portion of the fuel costs of their thermoelectric energy plants. The CCC Account is administered by Eletrobrás.

          In February 1998, the Brazilian government provided for the phasing out of the CCC Account. Subsidies from the CCC Account will be phased out over a three-year period beginning in 2003 for thermoelectric energy plants constructed prior to February 1998 and currently belonging to the Interconnected Power System. Thermoelectric plants constructed after that date will not be entitled to subsidies from the CCC Account. In April 2002, the Brazilian government established that subsidies from the CCC Account would continue to be paid to those thermoelectric plants located in isolated systems for a period of 20 years in order to promote generation of electricity in these regions.

          With the exception of certain Small Hydroelectric Power Plants, all hydroelectric utilities in Brazil must pay fees to Brazilian states and municipalities for the use of hydrological resources. Such amounts are based on the amount of electricity generated by each utility and are paid to the states and municipalities where the plant or the plant’s reservoir is located.

          In 2002, the Brazilian government instituted the Energy Development Account (Conta de Desenvolvimento Energético), or CDE, which is funded through annual payments made by concessionaires for the use of public assets, penalties and fines imposed by ANEEL and, since 2003, the annual fees to be paid by agents offering electricity to final consumers, by means of a charge to be added to the tariffs for the use of the transmission and distribution systems. These fees are adjusted annually. The CDE was created to support the (1) development of electricity production throughout the country, (2) production of electricity by alternative energy sources and (3) universalization of energy services throughout Brazil. The CDE shall be in effect for 25 years and shall be regulated by the Executive Branch and managed by Eletrobrás.

          The New Industry Model Law establishes that the failure to pay the contribution to RGR, Proinfa Program, the CDE, the CCC Account, or payments due by virtue of purchase of electricity in the Regulated Market or from Itaipu will prevent the non-paying party from receiving a tariff readjustment (except for an extraordinary review) or receiving resources arising from the RGR, CDE or CCC Accounts.

Electricity Reallocation Mechanism

          Under the Wholesale Energy Market, protection from hydrological risks for centrally dispatched hydrogenerators is provided through an Energy Reallocation Mechanism, or ERM, which attempts to mitigate the risks involved in the generation of hydrological electricity by mandating that hydrogenerators share the hydrological risks of the Interconnected Power System. According to Brazilian law, the revenue from the sale of electricity by hydroelectric generation companies does not depend on the electricity generated by them but rather on the Assured Energy of each plant which is determined in each relevant concession agreement. Any imbalance between the electricity actually generated and the Assured Energy is covered by the ERM. The purpose of the ERM is to mitigate hydrological risks, guaranteeing that all participant plants in the ERM receive the revenue related to their Assured Energy, irrespective of the volume of electricity generated by them. In other words, the ERM reallocates the electricity, transferring surplus electricity from those who generated in excess of their Assured Energy for those who generated less than their Assured Energy. The effective generation dispatch is determined by ONS, which takes into account nationwide electricity demand and hydrological conditions. The volume of electricity actually generated by the plant, either less or in excess to the Assured Energy, is priced pursuant to a tariff denominated “Energy Optimization Tariff,” which covers the operation and maintenance costs of the plant. This revenue or additional expense will be accounted monthly by each generator.

Rationing

          The New Industry Model Law establishes that, in a situation where the Brazilian government decrees a compulsory reduction in the consumption of electricity in a certain region, all Energy Amount Agreements in the Regulated Market, registered within the CCEE in which the buyer is located, shall have their volumes adjusted in the same proportion to the consumption reduction.

Research and Development

          The companies holding concessions, permission and authorizations for distribution, generation and transmission of electricity must invest every year a minimum of 1% of their net operational revenue in research and development. Small Hydroelectric Power Plants, wind, sun and biomass energy projects are not subject to this requirement.

BUSINESS

Overview

          We are a holding company that, through our subsidiaries, distributes, generates and commercializes electricity in Brazil. We were incorporated in 1998 as a joint venture among VBC, 521 and Bonaire to combine their interests in electricity and distribution companies in Brazil. For more information on our history and organization, see Note 1 to our audited consolidated financial statements.

          We are one of the three largest electricity distributors in Brazil, based on the 33,669 GWh of electricity we distributed to our more than 5.3 million customers in 2003. In 2003, our installed generating capacity was 812 MW. We are also involved in the upgrading of existing generation assets and the construction of six new hydroelectric generating facilities, through which we expect to increase our installed generating capacity to 1,990 MW as they are progressively completed over the next five years. After the construction of these facilities, we believe that we will be one of the four largest private sector power generators in Brazil.

          We also engage in electricity commercialization and provide electricity-related services to our affiliates as well as unaffiliated parties. The following chart provides an overview of our corporate structure.

          On September 13, 2004, ANEEL approved our proposed merger of Draft I Participações S.A. into Piratininga, its subsidiary. We plan to consummate the merger during the fourth quarter of 2004 and believe that it may generate future tax benefits to Piratininga by permitting it to deduct the goodwill amortization that is currently recorded in the financial statements of Draft I Participações S.A.

          Our core businesses are:

•	Distribution. Our two fully-consolidated distribution subsidiaries, Paulista and Piratininga, delivered 29,586 GWh of electricity (of which Paulista distributed 19,108 GWh and Piratininga distributed 10,478 GWh) to over 4.2 million customers in the state of São Paulo in 2003 and 14,215 GWh of electricity (of which Paulista distributed 9,237 GWh and Piratininga distributed 4,978 GWh) in the first six months of 2004. Our proportionately consolidated subsidiary RGE delivered 6,377 GWh of electricity to approximately 1.1 million customers (including 291 GWh delivered to small concessionaries and rural electricity cooperatives) in the state of Rio Grande do Sul in 2003 and 3,311 GWh of electricity (including 149 GWh delivered to small concessionaries and rural electricity cooperatives) in the first six months of 2004. In 2003, our revenues by consumer group were as follows: 35.8% from industrial customers, 17.7% from commercial customers, 35.5% from residential customers, 3.0% from rural customers and 8.0% from other customers.

•	Generation. As of June 30, 2004, we had installed generation capacity of 812 MW. During 2003 we generated a total of 2,633 GWh of electricity and 3,804 GWh of Assured Energy, the amount of energy representing our long-term average electricity production, as established by ANEEL, which is the primary driver of our revenues relating to generation activities. During the first six months of 2004 we generated a total of 1,481 GWh and 1,899 GWh of Assured Energy. We own an interest in the Serra da Mesa hydroelectric generation facility through our wholly owned subsidiary Semesa, and are entitled to 51.54% of its Assured Energy. We also own and operate 19 smaller hydroelectric generation facilities and one thermoelectric power plant. In addition, we own interests in six hydroelectric facilities currently under construction, which we expect will increase our installed generation capacity by 1,177 MW when completed over the next five years. This new capacity will be used for our own distribution activities.

•	Commercialization and Electricity-Related Services. We established CPFL Brasil to handle our commercialization operations and electricity-related services. CPFL Brasil procures power for our distribution operations, sells power to free consumers, other commercialization companies and distribution utilities, and provides electricity-related services. In 2003, we sold 4,535 GWh of electricity of which 1,122 GWh was sold to unaffiliated third parties. During the first six months of 2003, we sold 1,694 GWh of electricity of which 511 GWh was sold to unaffiliated third parties, and in the same period of 2004, we sold 4,969 GWh of electricity of which 1,419 GWh was sold to unaffiliated third parties. During the first six months of 2004, 79% of CPFL Brasil’s revenues were derived from sales of electricity to the regulated market, 18% from sales of electricity to free customers, 2% from bilateral agreements with other companies and 1% from the rendering of services.

Our Strengths

          Since 1998, we have developed into one of Brazil’s three largest power companies based on the amount of electricity we delivered in 2003. Our successful regulated distribution business and strong customer base has provided a platform that has allowed us to expand into other activities, including the creation of a portfolio of hydroelectric generation assets as well as an electricity commercialization business. Some funds required for these projects were provided by our shareholders through equity contributions. As a result of such equity contributions, we have had the resources to invest in, and to obtain appropriate financing for, the majority of our new hydroelectric facilities. The secondary tranche of this offering is, to a certain extent, the return to the shareholders of the funds so advanced.

          We believe that this expansion in our business is due to our core strengths, including the following:

          We have a strong distribution base. Since the privatization of Paulista in 1997, we have successfully enlarged our distribution business through organic growth and targeted acquisitions. In the first six months of 2004, we delivered 3.9% more electricity than we did in the same period of 2003, including sales to free consumers. In 2003, we delivered 6.3% more electricity than we did in 2002, including sales to free consumers. We have developed a cost-efficient, reliable distribution system by incorporating the best available technology and utilizing economies of scale and shared services across our distribution subsidiaries. We have received multiple ISO certifications highlighting the quality of our services, safety and environmental standards. Paulista and Piratininga have substantially automated distribution systems, which allow us to more easily isolate and resolve defects. In 2003, our average technical losses were 5.8%, and our average commercial losses were 2.5% as compared to average technical losses of 7.5% and average commercial losses of 4.9% for other major Brazilian electricity distributors in 2002, the most recent year for which there is publicly available information. Our strong distribution base has provided us with a platform for diversifying into complementary generation and commercialization activities.

          We operate in the states of São Paulo and Rio Grande do Sul, both strong economic and industrial centers of Brazil. We distribute electricity in 261 of the 645 municipalities in the state of São Paulo, serving over 4.2 million customers in the most developed and industrialized state in Brazil. Our distribution concession areas are in those areas of São Paulo where growth and development are relatively strong. In 2003, the state of São Paulo accounted for 35.0% of Brazil’s GDP and 49.2% of Brazil’s industrial production. The average growth in electricity consumption was 5.9% and 7.2% for 2003 in our two distribution concession areas in the state of São Paulo, covered by Paulista and Piratininga, respectively, while the average national growth in electricity demand was just 3.7%. We also distribute electricity through RGE to 262 of the 497 municipalities in Rio Grande do Sul, a rapidly expanding agribusiness, industrial, commercial and population center, strategically located near major economic centers in Brazil, Argentina and Uruguay.

          We have substantial experience in developing and managing generation projects. We currently own 21 generation facilities, of which 19 are Small Hydroelectric Power Plants, one is a thermal plant and one is a large hydroelectric facility. We are involved in the development of six large hydroelectric generation power facilities, which will represent nearly 25% of the new generation capacity scheduled to come online in the Brazilian power industry by 2008. We have contributed equity to the development of these projects following equity contributions from our shareholders, and secured financing for five of these power facilities. These facilities are at various stages of development and are expected to begin generating electricity as construction is completed progressively over the next five years. The first of these facilities is scheduled to come online in late 2004, and each of these facilities has contracted to sell its electricity output under long-term power purchase agreements, or PPAs, which have already received the necessary approvals by ANEEL.

          We have strong shareholders. Our largest shareholder is a joint venture of three major Brazilian companies: Votorantim Energia Ltda., which is a member of the Votorantim Group of affiliated companies engaged in several industries, including production, paper, aluminum, nickel and long steel, among others; Bradesplan Participações S.A., a holding company which is affiliated with Bradespar S.A., an investment company with interests in energy, mining and cable television and under common control with Banco Bradesco S.A., the largest financial conglomerate in Brazil in terms of assets; and Camargo Corrêa Energia S.A., which is controlled by Camargo Corrêa S.A., one of Brazil’s leading construction companies active in the cement industry and toll road concessions. Our shareholders also include Caixa de Previdência dos Funcionários do Banco do Brasil — PREVI, the largest pension fund in Brazil, as well as four other significant Brazilian pension funds: Fundação CESP, Fundação Petrobras de Seguridade Social — PETROS, Fundação SABESP de Seguridade Social — SABESPREV and Fundação SISTEL de Seguridade Social. Our strong group of shareholders provides us the support and commitment to be a long-term player in the Brazilian power industry.

          We have successful commercialization businesses. We complemented our distribution and generation activities with the establishment of a commercialization subsidiary in 2002, which allows us to capitalize on our thorough understanding of the power industry to provide valuable commercialization and electricity-related services. This knowledge and experience in the market has contributed to the important growth of our commercialization operations over the past two years. In 2003, we were one of the largest electricity commercialization companies in Brazil. Our commercialization contracts in 2003 represented

4,535 GWh of electricity sales and we expect that volume to more than double in 2004. In the first six months of 2004, we were the largest electricity commercialization company in Brazil with a market share of 19%, according to information provided by the Wholesale Energy Market, and our commercialization contracts during this period represented 4,969 GWh of electricity sales.

Our Strategy

          Our overall objective is to continue to be a leading supplier of electricity distribution services in Brazil, while expanding our other activities and maximizing profitability and shareholder value. We are seeking to realize this objective through the following key business strategies:

          Focus on further improving our operating efficiency. The distribution of electricity to captive customers in our distribution concession areas is our largest business segment. We are continuing to focus on improving our service and maintaining low operating costs by sharing expenses across subsidiaries and investing in new systems that monitor our assets so that they are more efficiently managed. We will use these monitoring systems to further minimize our commercial losses of electricity to match our already low technical losses. In 2002 and 2003, we invested R$28.6 million to further integrate the planning, operation and maintenance of our distribution system to streamline our operations and have budgeted an additional R$16.0 million in 2004 (R$5.7 million of which was invested during the first six months of 2004). We believe that a strong distribution business of sufficient scale will continue to provide a springboard for our strategies in electricity generation and commercialization.

          Complete the development of our existing generation projects and expand our generation portfolio by developing new generation projects. We have entered into construction contracts and obtained financing to bring our portfolio of hydroelectric generating facilities online progressively over the next five years. Some of the funds required for these projects were advanced by our shareholders through equity contributions. We are focusing on the successful execution of these projects, the first of which we expect to be completed in late 2004 and 60% of the generating capacity of which we expect will come online by the second quarter of 2006. Each of these generating facilities has associated long-term PPAs, approved by ANEEL, that we believe will ensure us an attractive rate of return on our investment. In addition, because these facilities are in various stages of development already, they are subject to fewer construction and geological risks. As per capita consumption of electricity in Brazil increases, we believe that there will continue to be new opportunities for us to explore investments in additional generation projects since there is currently no indication of large scale investment in infrastructure projects by the public sector.

          Expand and strengthen our commercialization business. Free consumers represent a growing segment of the electricity market in Brazil. We strive to maintain our captive market. However, where we face competition, we strive to maintain those of our customers who can become free consumers by means of agreements entered into by CPFL Brasil, our commercialization subsidiary, in addition to attracting additional free consumers from outside of our distribution companies’ concession areas. We also plan to supply part of the electricity we purchase in the open market to other distributors, as these types of opportunities present themselves.

          Develop electricity-related services and products. We believe that our large customer base, our brand name and our expertise enable us to provide a variety of electricity-related services that we expect will grow significantly in the future and will enhance our profitability in the coming years. With the creation of CPFL Brasil, our commercialization subsidiary, we have become increasingly focused on ways in which to capitalize on these strengths, in particular through the provision of electricity-related services. These services include, among others, general contracting work for power-related infrastructure projects and consulting services related to the creation of personalized energy savings solutions for our customers.

          Position ourselves to take advantage of consolidation in our industry by using our experience in successfully integrating and restructuring other operations. We believe that with the stabilization of the regulatory environment in the Brazilian power industry, there may be substantial consolidation in the distribution sector. Given our financial strength and managerial expertise, we believe that we are well-positioned to take advantage of this consolidation. We have experience in managing multiple distribution concession areas and successfully integrating and restructuring operations in new concession areas, such as Piratininga, into our operations, where we improved the responsiveness and efficiency of its operational logistics and performance while reducing its operational, labor and maintenance costs. In light of the comparatively low level of concentration in the Brazilian power industry, we expect to see consolidation in the Brazilian distribution business similar to that in other countries following the liberalization of their power sectors. If good assets are available on attractive terms, we may make acquisitions that complement our existing operations.

Our Service Territory

Distribution

          We are one of the three largest electricity distributors in Brazil, based on the amount of electricity we delivered in 2003. Paulista and Piratininga together supply electricity to a 97,225 square kilometer region in the state of São Paulo (excluding the city of São Paulo). Their service areas include 261 municipalities and a population of approximately 11.4 million people. Our majority owned subsidiary RGE is one of the largest electricity distribution companies in the southern state of Rio Grande do Sul. RGE’s service area covers a 90,718 square kilometer region and includes 262 municipalities and a population of approximately 3.3 million people. Together, Paulista, Piratininga and RGE cover a service area comprised of 523 municipalities and provided electricity to approximately 5.3 million customers as of December 31, 2003. Collectively, the three companies distributed approximately 12.1% of the total electricity distributed in Brazil and approximately 31.4% of the total electricity distributed in the State of São Paulo in 2003, based on the most recent data available from ANEEL.

Distribution Companies

          We have three distribution subsidiaries:

•	Paulista. Paulista supplies electricity to a 90,440 square kilometer region in the state of São Paulo with a population of approximately 8.2 million people. Its service area covers 234 municipalities, including the cities of Campinas, Bauru, Ribeirão Preto, São José do Rio Preto, Araraquara and Piracicaba. Paulista had approximately 3.1 million customers as of June 30, 2004. In 2003, Paulista supplied 19,108 GWh of electricity, which accounts for approximately 20.3% of the total electricity distributed in the state of São Paulo, and 6.5%

of the total electricity distributed in Brazil, during that period. In the first six months of 2004, Paulista supplied 9,237 GWh of electricity.

•	Piratininga. Piratininga supplies electricity to a 6,785 square kilometer region in the southern part of the state of São Paulo with a population of approximately 3.2 million people. Its service area covers 27 municipalities, including the cities of Santos, Sorocaba and Jundiai. Piratininga had approximately 1.2 million customers as of June 30, 2004. In 2003, Piratininga supplied 10,478 GWh of electricity, accounting for approximately 11.1% of the total electricity distributed in the State of São Paulo, and 3.6% of the total electricity distributed in Brazil, during that period. In the first six months of 2004, Piratininga supplied 4,978 GWh of electricity.

•	RGE. RGE supplies electricity to a 90,718 square kilometer region in the state of Rio Grande do Sul with a population of approximately 3.3 million people. Its service area covers 262 municipalities, including the cities of Caxias do Sul and Gravatai. RGE had approximately 1.1 million customers as of June 30, 2004. In 2003, RGE supplied 6,377 GWh of electricity (6,086 GWh to final consumers and 291 GWh to small electric concessionaires and small rural cooperatives), which accounts for approximately 31.8% of the total electricity distributed in the state of Rio Grande do Sul, and 2.1% of the total electricity distributed in Brazil during that period. In the first six months of 2004, RGE supplied 3,311 GWh of electricity (3,162 GWh to final consumers and 149 GWh to small electric concessionaires and rural electric cooperatives). We own 67.07% of RGE through our holdings in Paulista, which we operate as a joint venture with PSEG pursuant to a shareholders’ agreement. Under the agreement, certain corporate decisions require a supermajority vote that prevents either us or PSEG from acting unilaterally. Those decisions include, among others, the distribution of dividends, electing members of the board of directors, any form of capital restructuring and capital reductions and increasing pre-approved authorized capital.

Distribution Network

          Our distribution subsidiaries, Paulista, Piratininga and RGE, own distribution lines with voltage levels ranging from 34.5 kV to 138 kV. These lines distribute electricity from the connection point with the Basic Network to our power sub-stations, in each of our concession areas. All customers that connect to these distribution lines, whether free consumers or other concessionaires, are required to pay a tariff for using the system (tarifa de uso do sistema de distribuição), or TUSD.

          Each of our subsidiaries has a distribution network consisting of a widespread network of predominantly overhead lines and sub-stations having successively lower voltage ranges. Customers are classified in different voltage levels based on their consumption of electricity. Large industrial and commercial consumers receive electricity at high voltage ranges (up to 138 kV) while smaller industrial, commercial and residential customers receive electricity at lower voltage ranges (15 kV and below).

Paulista

          As of June 30, 2004, Paulista had 6,088 km of high voltage distribution lines between 34.5 kV and 138 kV. At that date, Paulista had 246 transformer sub-stations for transforming high voltage into medium voltages for subsequent distribution, with total transforming capacity of 5,447 mega-volt amperes (MVA). Of Paulista’s industrial and commercial customers, 79 had 69 kV or 138 kV high-voltage electricity supplied through direct connections to Paulista’s lines. Those customers accounted for approximately 17.0% of Paulista’s total volume of electricity sales during 2003 and approximately 9.0% of Paulista’s total revenues during 2003.

          As of December 31, 2003, Paulista’s distribution network was comprised of urban and rural distribution networks that include 1,244,304 electric poles carrying 71,647 km of distribution networks and 93,259 distribution transformers (with total transforming capacity of 4,419 MVA).

Piratininga

As of June 30, 2004, Piratininga had 564 km of high voltage distribution lines at 88 kV. At that date, Piratininga had 33 sub-stations, with total transforming capacity of 2,388 MVA. Of Piratininga’s 50 high voltage industrial and commercial customers, one had 345 kV high voltage electricity and the remainder had 88 kV high-voltage electricity supplied through direct connections to Piratininga’s lines. Those customers accounted for approximately 38.0% of Piratininga’s total volume of electricity sales during 2003 and approximately 21.0% of Piratininga’s total revenues during 2003.

          As of June 30, 2004, Piratininga’s distribution network was comprised of 407,821 electric poles carrying 19,645 km of distribution networks and 30,213 distribution transformers (with total transforming capacity of 2,299 MVA).

RGE

          As of June 30, 2004, RGE had 1,581 km of high voltage distribution lines between 34.5 kV and 138 kV. At that date, RGE had 59 sub-stations, with total transforming capacity of 1,405 MVA. Of RGE’s industrial and commercial customers, 19 have 69 kV high-voltage electricity supplied through direct connections to RGE’s lines and two are connected to the Basic Network at 230 kV. Those customers accounted for approximately 10.3% of RGE’s total volume of electricity sales during 2003 and approximately 6.3% of RGE’s total revenues during 2003.

          As of June 30, 2004, RGE’s distribution network was comprised of urban and rural distribution networks that included 1,049,852 electric poles carrying 74,535 km of distribution networks and 51,683 distribution transformers (with total transforming capacity of 1,666 MVA).

System Performance

          The following table sets forth certain information concerning our electricity losses for our distribution companies, not including transmission losses related to the Basic Network or Itaipu, and the frequency and duration of electricity outages per customer per year for the years indicated:

	Year Ended December 31,

	2003	2002(1)	2001

Paulista
Technical losses	5.50%	5.50%	4.77%
Commercial losses	3.20%	3.66%	1.50%
Total electricity losses	8.70%	9.16%	6.27%
Outages
Frequency of outages per customer per year (number of outages)	5.18	6.06	5.30
Duration of outages per customer per year (in hours)	5.35	6.43	5.82
Average response time (in minutes)	61	61	64
Piratininga
Technical losses	4.47%	4.47%	—
Commercial losses	2.22%	2.42%	—
Total electricity losses	6.69%	6.89%	—
Outages
Frequency of outages per customer per year (number of outages)	5.40	6.91	8.59
Duration of outages per customer per year (in hours)	6.65	10.23	8.10
Average response time (in minutes)	72	68	78
RGE
Technical losses	9.0%	8.6%	7.4%
Commercial losses	1.0%	1.2%	1.0%
Total electricity losses	10.0%	9.8%	8.4%

	Year Ended December 31,

	2003	2002(1)	2001

Outages
Frequency of outages per customer per year (number of outages)	15.48	20.21	19.45
Duration of outages per customer per year (in hours)	25.55	24.64	23.00
Average response time (in minutes)	171	129	96

(1)	Statistics in 2002 are not comparable because of the January 21, 2002 blackout. If the effects of the blackout were eliminated, the frequency of outages per customer per year would have been 5.26 in Paulista and 5.92 in Piratininga and the total duration of outages per customer per year would have been 5.36 for Paulista and 7.68 for Piratininga.

Electricity Losses

          We experience two types of electricity losses: technical losses and commercial losses. Technical losses are those that occur in the ordinary course of our distribution of electricity. Commercial losses are those that result from illegal connections, fraud or billing errors. Our total electricity losses in 2003 were 8.7% at Paulista, 6.7% at Piratininga and 10.0% at RGE, respectively. These electricity loss rates compare favorably to the average for other major Brazilian electricity distributors, which was 17.9% in 2002 according to the most recent information available from the Brazilian Association of Electric Energy Distributors (Associação Brasileira de Distribuidores de Energia Elétrica), or ABRADEE, an industry association.

          In 2003, we experienced a decrease in commercial losses at each of our distribution companies as compared to 2002. This decrease resulted from a program specifically designed to reduce commercial losses. Our highest technical losses have historically been at RGE, as a result of the fact that it covers an extensive geographic area and is served by medium voltage lines that often extend beyond 150 kilometers. To combat the high technical losses, RGE is expanding its network of higher voltage lines.

          We are also actively engaged in efforts to reduce commercial losses. To achieve this, in both Paulista and Piratininga, we have deployed trained technical teams to conduct inspections, enhanced monitoring for irregular consumption, increased replacements for obsolete measuring equipment and developed a computer program to discover and analyze irregular invoicing. Our goal is to reduce commercial losses in Paulista and Piratininga by 50% through these programs in the next five years by, among other things, conducting inspections, including approximately 360,000 inspections during 2004. RGE currently enjoys one of the lowest rates of commercial losses among Brazilian power companies.

Power Outages

          We have experienced continued improvement in the quality and reliability of our power supply in recent years, as measured by the frequency and duration of our power outages. The frequency of interruptions per year during 2003 averaged 5.18 interruptions per customer at Paulista, 5.40 interruptions per customer at Piratininga and 15.48 interruptions per customer at RGE, as compared to an average of 12.96 interruptions per customer for Brazilian distribution companies. The average duration of interruptions during 2003 was 5.35 hours per customer at Paulista, 6.65 hours per customer at Piratininga and 25.55 hours per customer at RGE, as compared to an average of 16.40 hours per customer for Brazilian distribution companies. Based on data published by ANEEL, the duration and frequency of outages at Paulista and Piratininga are the lowest in Brazil. The duration and frequency of outages at RGE are higher but remain in line with the average rate for power companies in southern Brazil mainly as a result of the lack of redundancies in its distribution system, the use of medium voltage lines and a lower level of automation in the network.

          Our distribution subsidiaries have construction and maintenance technology that allows for repairs of the electricity network without interruption in electricity service, which allows us to have low levels of scheduled interruption of approximately 8% to 11% of total interruptions. Unscheduled interruptions due to accidental causes, including lightning strikes, fire and wind represented the remainder of our total interruptions. In 2003, we invested a total of R$63 million in material, services and other related items to renovate and improve our distribution network to minimize both scheduled and unscheduled interruptions, and we expect to invest an additional R$74 million for such purposes in 2004 (of which R$31 million was invested during the first six months of 2004).

          We strive to improve response times for our repair services. Since 2000, our average time to respond to interruptions has decreased by approximately 23% at Paulista and since we created Piratininga in 2001, the average time to respond to interruptions at Piratininga has decreased by approximately 8%. The improvement in response time at Paulista and Piratininga was mainly the result of our efficient operational logistics, including the strategic positioning of our teams and the technology and automation of our network and operational centers, together with a preventive maintenance and conservation plan.

          Since 2000, the average response time at RGE increased by approximately 78%. This increase was a result of the implementation of new operational procedures and systems, which has allowed the recording of interruptions with a higher level of precision. New technology installed in 2001 allows RGE to receive information about an interruption in real time, explaining the sharp jump in measured response time between 2000 and 2003. The average response time at RGE is comparable to those of other utilities in the southern region of Brazil based on data published by ANEEL. Although the average response time at RGE is higher than in Paulista and Piratininga, this is primarily a result of the geographic characteristics of the southern region and its electricity system, which has a low level of redundancies, long circuits of medium voltage and fewer automated resources.

Purchases of Electricity

          Most of the electricity we sell is purchased from unrelated parties, rather than generated by our facilities. In 2003, we purchased 98.7% of the electricity we distributed, and in the first six months of 2004 we purchased 98.1% of the electricity we distributed. The following table summarizes the total electricity we purchased from Itaipu and others during the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002			2001

		Average			Average			Average			Average			Average
		Cost			Cost			Cost			Cost			Cost
	GWh	(R$/MWh)		GWh	(R$/MWh)		GWh	(R$/MWh)		GWh	(R$/MWh)		GWh	(R$/MWh)

Electricity we purchased from Itaipu	5,158	R$	93.24	5,245	R$	98.10	10,575	R$	92.92	9,791	R$	107.15	9,401	R$	85.75
Electricity we purchased from others	14,816		73.05	13,997		62.36	29,882		65.02	31,820		54.98	28,658		58.71

	19,974	R$	78.27	19,242	R$	72.11	40,457	R$	72.29	41,611	R$	67.25	38,059	R$	65.39

Itaipu

          We purchased 10,575 GWh of electricity in 2003 from the Itaipu power plant, or 26.1% of the total electricity we purchased in 2003. In the first six months of 2004, we purchased 5,158 GWh of electricity from Itaipu, or 25.8% of the total electricity we purchased during the first six months of 2004. Itaipu is located on the border of Brazil and Paraguay, and is subject to a bilateral treaty between the two countries pursuant to which Brazil is required to purchase specified amounts of electricity. Electric utilities operating under concessions in the Midwest, South and Southeast regions of Brazil are required by law to purchase a portion of the electricity that Brazil is required to purchase from Itaipu. The amounts that these companies must purchase are governed by take-or-pay contracts with tariffs established in US$/kW. ANEEL determines annually the volume of energy to be sold by Itaipu. We pay for energy purchased from Itaipu in accordance with the ratio between the volume established by ANEEL and our statutorily established quota, regardless of whether Itaipu generates such amount of electricity. Our purchases represent approximately 14.7% of Itaipu’s total supply to Brazil. This quota was fixed by law according to the amount of electricity sold in 1991. The rates at which companies are required to purchase Itaipu’s electricity are established pursuant to the bilateral treaty, and fixed to cover Itaipu’s operating expenses and payments of principal and interest on Itaipu’s U.S. dollar-denominated borrowings, as well as the cost of transmitting the power to their concession areas. These rates are denominated in U.S. dollars and have historically been well above the national average cost for bulk supply of electricity.

          In 2003, we paid an average of R$92.92 per MWh for purchases of electricity from Itaipu, as compared to R$107.15 during 2002 and R$85.75 during 2001. During the first six months of 2004, we paid an average of R$93.24 per MWh for purchases of electricity from Itaipu. These figures do not include the transmission tariff that distribution companies must pay for the transmission of electricity.

Other Suppliers

          We purchased 29,882 GWh of electricity in 2003 from generating companies other than Itaipu, representing 73.9% of the total electricity we purchased. Of that amount, 26,011 GWh, or 87%, was purchased pursuant to long-term supply contracts, of which 23,012 GWh was governed by Initial Supply Contracts, and 822 GWh, or 3%, was purchased from co-generation suppliers. The remaining 3,049 GWh, or 10%, were purchased at spot rates pursuant to short-term contracts in the wholesale market. A small portion of such electricity was acquired directly from the Wholesale Energy Market.

          In the first six months of 2004, we purchased 14,816 GWh of electricity from generating companies other than Itaipu, representing 74.2% of the total electricity we purchased. Of that amount, 13,224 GWh, or 89.3%, was purchased pursuant to long-term supply contracts, of which 7,568 GWh was governed by Initial Supply Contracts and 245 GWh, or 1.9%, was purchased from co-generation suppliers. The remaining 1,592 GWh, or 10.7%, was purchased at spot rates pursuant to short-term contracts in the wholesale market.

          For more information on Initial Supply Contracts and the wholesale market, see “The Brazilian Power Industry.” The following table shows amounts purchased from suppliers other than Itaipu for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(in GWh)
Long-Term Supply Contracts:
Furnas Centrais Elétricas S.A.	2,448	3,723	7,584	10,166	8,911
Companhia Energética de São Paulo — CESP	2,621	3,613	7,362	9,860	8,692
Companhia de Geração de Energia Elétrica Tietê	1,058	1,431	3,051	3,485	3,305
Duke Energy Inter. Ger. Paranapanema S.A.	1,387	1,765	3,328	2,689	2,573
Tractebel Energia S.A.	3,290	1,322	2,922	1,984	1,019
AES Uruguaiana Ltda.	403	399	773	768	411
EMAE — Empresa Metropolitana de Águas e Energia S.A.	182	266	528	710	604
Companhia Estadual de Energia Elétrica	148	218	463	1,121	611
Petrobrás — Petróleo Brasileiro S.A.	1,442	—	—	—	—
Co-generation	245	187	822	403	386

Total long-term contracts	13,224	12,924	26,833	31,186	26,512
Other Sources:
Short-term contracts and wholesale market purchases	1,592	1,073	3,049	634	2,146

Total other sources	1,592	1,073	3,049	634	2,146

Total	14,816	13,997	29,882	31,820	28,658

          The terms of our electricity supply contracts are governed by ANEEL regulations. The principal business terms of each contract relate to the volume of energy purchased, the price, including adjustments for various factors such as inflation indexes, and the duration of the contract. Our Initial Supply Contracts are governed by a special regime that provides for annual reductions in volume from 2002 through 2005, when they terminate. For example, our third largest supply contract is with CESP. Our contract with CESP took effect in 1999 and will terminate on December 31, 2005. It provides for monthly volumes of energy that we must purchase, which in 2002 ranged from 1,032 MWh per hour to 1,351 MWh per hour, and for tariff rates that in 2002 ranged from R$44.89 per MWh to R$48.67 per MWh. We are free to negotiate new contracts at market prices to replace the amount of the annual reduction in volume under our Initial Supply Contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Background — Prices for Purchased Electricity.”

          Transmission Tariffs. In 2003, we paid a total of R$514 million in tariffs for the use of the transmission network, including Basic Network network tariffs, connection tariffs and transmission of high-voltage electricity from Itaipu at rates set by ANEEL. In the first six months of 2004, we paid a total of R$282 million in tariffs.

Customers, Analysis of Demand and Tariffs

Customers

          We classify our customers into five principal categories:

•	Industrial customers. Industrial customers accounted for 42.9%, 59.6% and 42.1% of the total volume of electricity sold in 2003 by Paulista, Piratininga and RGE, respectively. The principal industries supplied by our distribution companies in 2003 were food and beverage, metal, automotive, furnishings and plastic production. In the first six months of 2004, industrial customers accounted for 40.2%, 57.3% and 42.6% of the total volume of electricity sold by Paulista, Piratininga and RGE, respectively.

•	Residential customers. Residential customers accounted for 26.4%, 20.4% and 23.3% of the total volume of electricity sold in 2003 by Paulista, Piratininga and RGE, respectively. In the first six months of 2004, these customers accounted for 27.7%, 22.0% and 22.5% of the total volume of electricity sold by Paulista, Piratininga and RGE, respectively.

•	Commercial customers. Commercial customers, which include service-oriented businesses, universities and hospitals, accounted for 15.3%, 12.4% and 12.6% of the total volume of electricity sold in 2003 by Paulista, Piratininga and RGE, respectively. In the first six months of 2004, commercial customers accounted for 16.6%, 12.8% and 12.7% of the total volume of electricity sold by Paulista, Piratininga and RGE, respectively.

•	Rural customers. Rural customers accounted for 4.5%, 1.5% and 13.3% of the total volume of electricity sold in 2003 by Paulista, Piratininga and RGE, respectively. In the first six months of 2004, rural customers accounted for 4.2%, 1.5% and 14.0% of the total volume of electricity sold by Paulista, Piratininga and RGE, respectively.

•	Other customers. Other customers, which include public and municipal services such as street lighting, accounted for 10.9%, 6.1% and 8.6% of the total volume of electricity sold in 2003 by Paulista, Piratininga and RGE, respectively. In the first six months of 2004, other customers accounted for 11.3%, 6.4% and 8.2% of the total volume of electricity sold by Paulista, Piratininga and RGE, respectively.

     Analysis of Demand

          The following table sets forth certain information regarding our total customers, electricity sales and gross revenues for the periods indicated.

	Six Months Ended June 30,

	2004				2003

	Customers*	Volume	Revenues		Customers*	Volume	Revenues

	(thousands)	GWh	(R$ millions)		(thousands)	GWh	(R$ millions)
Paulista
Industrial	41	3,709	R$	725	40	3,983	R$	632
Residential	2,711	2,559		924	2,644	2,508		775
Commercial	260	1,531		454	253	1,467		373
Rural	91	384		70	89	340		54
Others	24	1,045		216	23	1,022		180
Our consumption	—	9		—	—	11		—

Total	3,128	9,237	R$	2,389	3,051	9,331	R$	2,014

Piratininga
Industrial	10	2,850	R$	487	10	3,014	R$	460
Residential	1,106	1,094		402	1,076	1,087		366
Commercial	80	637		205	80	654		187
Rural	7	77		12	7	77		11
Others	6	318		73	6	317		65
Our consumption	—	2		—	—	2		—

Total	1,209	4,978	R$	1,179	1,179	5,151	R$	1,089

	Six Months Ended June 30,

	2004				2003

	Customers*	Volume	Revenues		Customers*	Volume	Revenues

	(thousands)	GWh	(R$ millions)		(thousands)	GWh	(R$ millions)
RGE
Industrial	30	1,346	R$	305	30	1,221	R$	219
Residential	805	710		282	787	708		233
Commercial	96	401		154	94	384		117
Rural	131	442		63	124	410		48
Others	12	262		68	12	258		53
Our consumption	—	1		—	—	1		—

Total	1,074	3,162		872	1,047	2,982		670

Our share (67.07%) of RGE	—	2,120	R$	585	—	2,001	R$	449

Total	5,411	16,335	R$	4,153	5,277	16,483	R$	3,552

	Year Ended December 31,

	2003				2002

	Customers*	Volume	Revenues		Customers*	Volume	Revenues

	(thousands)	(GWh)	(R$ millions)		(thousands)	(GWh)	(R$ millions)
Paulista
Industrial	41	8,197	R$	1,387	41	7,828	R$	1,140
Residential	2,675	5,034		1,637	2,602	4,802		1,353
Commercial	256	2,920		790	248	2,757		646
Rural	90	851		134	87	773		105
Others	24	2,087		390	24	1,995		319
Our consumption	—	19		—	—	30		—

Total	3,086	19,108	R$	4,338	3,002	18,185	R$	3,563

Piratininga
Industrial	10	6,238	R$	979	9	5,954	R$	814
Residential	1,091	2,138		719	1,059	2,035		530
Commercial	79	1,298		378	81	1,232		312
Rural	7	156		22	7	151		18
Others	6	643		136	6	606		108
Our consumption	—	5		—	—	5		—

Total	1,192	10,478	R$	2,234	1,162	9,983	R$	1,782

	Year Ended December 31,

	2003				2002

	Customers*	Volume	Revenues		Customers*	Volume	Revenues

	(thousands)	(GWh)	(R$ millions)		(thousands)	(GWh)	(R$ millions)
RGE
Industrial	30	2,564	R$	509	29	2,412	R$	373
Residential	797	1,419		507	761	1,406		410
Commercial	95	766		261	93	741		198
Rural	129	810		103	135	809		84
Others	11	526		120	11	518		93
Our consumption	—	1		—	—	1		—

Total	1,062	6,086	R$	1,500	1,029	5,887	R$	1,158

Our share (67.07%) of RGE	—	4,083		1,006	—	3,948		777

Total	5,340	33,669	R$	7,578	5,193	32,116	R$	6,122

*	Represents active customers (meaning customers who are connected to the distribution network), rather than customers invoiced at year-end.

     Tariffs

          Retail Distribution Tariffs. We classify our customers into two different groups, Group A customers and Group B customers, based on the voltage level at which the electricity is supplied to such customers. Each customer is placed in a certain tariff level defined by law and based on its respective classification, although some volume-based discounts are available. The Group B customers pay higher tariffs, compensating the aggregated costs in all sub-systems in which electricity flows to supply them. There are differentiated tariffs in Group B by types of customer (such as residential, commercial, rural and industrial). Customers in Group A pay lower tariffs, decreasing from A4 to Al, because they are supplied electricity at higher voltages which requires lower use of the energy distribution system. The tariffs we charge for sales of electricity to final customers are determined pursuant to our concession agreements and regulations established by ANEEL. These concession agreements and related regulations establish a cap on tariffs that provides for annual, periodic and extraordinary adjustments. For a discussion of the regulatory regime applicable to our tariffs and their adjustment, see “The Brazilian Power Industry.”

          Group A customers receive electricity at 2.3 kV or higher. Tariffs for Group A customers are based on the voltage level at which electricity is supplied, and the time of year and the time of day electricity is supplied, although customers may opt for a differentiated tariff in peak periods. Tariffs for Group A customers are comprised of two components: a “capacity charge” and an “energy charge.” The capacity charge, expressed in reais per kW, is based on the higher of (1) contracted firm capacity or (2) power capacity actually used. The energy charge, expressed in reais per MWh, is based on the amount of electricity actually consumed. Tariffs charged to Group A customers are lower than those for Group B customers because Group A customers consume electricity at higher voltage ranges, and therefore avoid the costs associated with lowering the electricity voltage as is required for consumption by our Group B customers. Group A customers are those that will likely qualify as free consumers under the New Industry Model Law.

          Group B customers receive electricity at less than 2.3 kV (220V and 127V). Tariffs for Group B customers consist solely of an energy consumption charge and are based on the classification of the customer.

          The following tables set forth certain information regarding our retail tariffs and revenues net of ICMS for the periods indicated.

	Paulista

	Six Months Ended June 30,

	2004						2003

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A2 — 138 kV	R$	114.37	1,102.11	R$	126.1	76	R$	93.55	1,580.64	R$	147.9	71
A3 — 69 kV		178.53	6.15		1.1	7		135.74	7.77		1.1	5
A4 — 11.9 to 23 kV		175.26	3,795.73		664.5	11,740		148.18	3,560.38		527.0	11,361

Total Group A	R$	161.57	4,903.99	R$	791.7	11,823	R$	131.37	5,148.79	R$	675.9	11,437

Group B:
B1 — Residential	R$	293.11	2,555.31	R$	749.0	2,710,911	R$	251.03	2,503.81	R$	628.5	2,644,227
B2 — Rural		169.52	290.15		49.2	89,369		150.37	247.77		37.3	88,165
B3 — Others		280.23	1,152.77		321.6	314,115		245.96	1,099.10		268.7	305,389
B4 — Public Lighting*		149.59	334.68		50.1	1,481		131.00	331.63		43.5	2,193

Total Group B	R$	269.99	4,332.92	R$	1,169.8	3,115,876	R$	233.82	4,182.33	R$	977.9	3,039,974

Total	R$	212.57	9,236.91	R$	1,961.5	3,127,699	R$	177.44	9,331.12	R$	1,653.8	3,051,411

*	The difference in the number of customers reflects a change in the criteria used by the distribution companies.

	Paulista

	Year Ended December 31,

	2003						2002

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A2 — 138 kV	R$	100.28	3,203	R$	321.2	73	R$	85.36	2,991	R$	255.3	64
A3 — 69 kV		142.11	19		2.7	7		157.91	16		2.6	5
A4 — 11.9 to 23 kV		156.29	7,412		1,158.4	11,574		160.11	7,104		1,137.4	11,108

Total Group A	R$	139.39	10,634	R$	1,482.3	11,654	R$	137.99	10,111	R$	1,395.3	11,177

Group B:
B1 — Residential	R$	264.11	5,026	R$	1,327.4	2,675,232	R$	190.06	4,796	R$	911.5	2,602,144
B2 — Rural		158.56	555		88.0	89,236		136.77	492		67.3	86,554
B3 — Others		257.59	2,229		573.9	308,592		221.42	2,158		477.9	300,935
B4 — Public Lighting		137.95	664		91.6	1,335		121.20	627		76.0	994

Total Group B	R$	245.58	8,474	R$	2,080.9	3,074,395	R$	189.85	8,073	R$	1,532.7	2,990,627

Total	R$	186.48	19,108	R$	3,563.2	3,086,049	R$	161.01	18,185	R$	2,928.0	3,001,804

	Piratininga

	Six Months Ended June 30,

	2004						2003

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A1 — 345 kV	R$	93.66	800.35	R$	75.0	1	R$	88.88	799.39	R$	71.1	1
A2 — 88 kV		113.95	927.82		105.7	50		101.75	1,162.43		118.3	40
A4 — 11.9 to 23 kV kV		192.03	1,599.42		307.1	2,866		172.60	1,537.52		265.4	2,643

Total Group A	R$	146.60	3,327.59	R$	487.8	2,917	R$	129.94	3,499.34	R$	454.7	2,684

Group B:
B1 — Residential	R$	299.68	1,093.41	R$	327.7	1,106,349	R$	274.51	1,086.16	R$	298.2	1,075,432
B2 — Rural		191.64	31.91		6.1	6,803		173.25	32.15		5.6	6,784
B3 — Others		318.45	405.10		128.5	92,657		289.94	411.09		118.7	93,146
B4 — Public Lighting*		165.16	119.49		19.7	144		148.75	122.29		18.2	501

Total Group B	R$	292.43	1,649.92	R$	482.0	1,205,953	R$	267.04	1,651.6	R$	440.6	1,175,863

Total	R$	194.91	4,977.51	R$	969.8	1,208,870	R$	173.87	5,151.03	R$	895.3	1,178,547

*	The difference in the number of customers reflects a change in the criteria used by the distribution companies.

	Piratininga

	Year Ended December 31,

	2003						2002

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A1 — 345 kV	R$	90.46	1,677	R$	151.7	1	R$	81.40	1,449	R$	117.2	1
A2 — 88 kV		105.10	2,332		245.1	45		91.50	2,418		221.2	44
A3a — 34.5 kV		—	—		—	—		130.70	5		0.8	—
A4 — 11.9 to 23 kV		177.10	3,219		570.1	2,774		154.20	2,991		461.7	3,147

Total Group A	R$	133.75	7,228	R$	966.9	2,820	R$	116.70	6,863	R$	800.9	3,192
Group B:
B1 — Residential	R$	275.06	2,137	R$	587.8	1,090,742	R$	210.90	2,034	R$	429.0	1,059,133
B2 — Rural		175.38	65		11.4	6,782		149.30	67		9.2	6,747
B3 — Others		292.27	804		234.4	91,952		246.90	791		195.4	92,265
B4 — Public Lighting		151.64	244		37.0	100		129.60	228		30.0	495

Total Group B	R$	268.04	3,250	R$	870.6	1,189,576	R$	212.69	3,120	R$	663.6	1,158,640

Total	R$	175.40	10,478	R$	1,837.5	1,192,396	R$	146.70	9,983	R$	1,464.5	1,161,832

	RGE

	Six Months Ended June 30,

	2004						2003

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A1 — 230 kV	R$	128.75	71.52	R$	9.2	2	R$	98.87	64.10	R$	6.3	2
A3 — 69 kV		155.09	209.12		32.4	19		119.04	186.54		22.2	19
A3a — 34.5 kV		231.83	2.21		0.5	1		256.92	0.68		0.2	1
A4 — 11.9 to 23 kV		175.15	1,477.33		258.7	5,058		137.46	1,351.60		185.8	4,831

Total Group A	R$	170.95	1,760.18	R$	300.9	5,080	R$	133.82	1,602.92	R$	214.5	4,853
Group B:
B1 — Residential		289.19	710.12		205.4	805,447		236.12	707.92		167.2	787,212
B2 — Rural		212.34	185.79		39.5	130,448		174.85	172.51		30.2	123,813
B3 — Others		325.76	391.10		127.3	132,958		261.36	381.12		99.5	130,394
B4 — Public Lighting	R$	159.03	115.05	R$	18.3	254	R$	132.10	117.78	R$	15.6	249

Total Group B	R$	278.43	1,402.06	R$	390.4	1,069,107	R$	266.47	1,379.33	R$	312.4	1,041,668

Total	R$	218.64	3,162.24	R$	691.3	1,074,187	R$	176.70	2,982.25	R$	526.8	1,046,521

	RGE

	Year Ended December 31,

	2003						2002

	Average						Average
	Tariff		Volume	Net Revenue		Customers	Tariff		Volume	Net Revenue		Customers

	(R$/MWh)		(GWh)	(R$ millions)			(R$/MWh)		(GWh)	(R$ millions)
Group A:
A1 — 230 kV	R$	112.44	131.1	R$	14.7	2	R$	85.37	123.7	R$	10.6	2
A2 — 138 kV		—	—		—	—		—	—		—	—
A3 — 69 kV		118.27	523.0		61.9	19		90.53	501.7		45.4	18
A3a — 34.5 kV		333.65	1.0		0.3	1		121.02	5.3		0.6	1
A4 — 11.9 to 23 kV		155.45	2,945.6		457.9	4,943		116.74	2,763.3		322.6	4,715

Total Group A	R$	148.53	3,600.7	R$	534.8	4,965	R$	111.73	3,394.0	R$	379.2	4,736

Group B:
B1 — Residential	R$	258.26	1,418.4	R$	366.3	796,973	R$	217.77	1,405.0	R$	306.0	760,472
B2 — Rural		190.26	343.1		65.3	127,960		154.79	365.9		56.5	135,301
B3 — Others		289.20	779.4		225.4	132,037		226.92	768.1		174.3	128,428
B4 — Public Lighting		142.97	235.4		33.7	252		115.67	233.8		27.0	247

Total Group B	R$	248.78	2,776.3	R$	690.7	1,057,222	R$	203.40	2,772.8	R$	563.8	1,024,448

Total	R$	192.18	6,377.0	R$	1,225.5	1,062,187	R$	152.92	6,166.8	R$	943.0	1,029,184

          Under current regulations, a low income residential customer is any single phase customer who (1) consumes less than 80 kWh per month, (2) has not had electricity consumption of more than 120 kWh per month more than twice during any previous twelve-month period or (3) consumed between 80 kWh and 220 kWh on a monthly basis within the previous twelve months and has filed an application to receive benefits under any of the Brazilian government’s social programs. Low income residential customers are considered a subgroup of residential customers and are not subject to payment of emergency capacity and emergency acquisition charges or any extraordinary tariff decreed by ANEEL.

          The following table sets forth the discount rates as of June 30, 2004 approved by ANEEL and available for each type of low income residential customer.

	Paulista	Piratininga	RGE

		(R$/MWh)
Low Income Residence:
Up to 30 kWh	112.30	104.47	101.67
31 to 100 kWh	192.52	179.08	174.32
101 to 200 kWh (RGE: 101 to 160 kWh)	288.76	268.64	261.5
201 to 220 kWh (RGE: above 160 kWh)	320.84	298.46	290.54

          TUSD. Under applicable laws and regulations, we are required to allow others to use our high-voltage distribution lines, including free consumers within our distribution concession areas that are supplied by third parties. All of our customers must pay a fee for the use of our network. In 2003, we received R$36.4 million in tariff revenues for the use of our network and, during the first six months of 2004, we received R$90 million for such use. The average tariff for the use of our network was R$16.44/MWh and R$53.94/MWh for 2003 and the first six months of 2004, respectively.

Billing Procedures

          The procedure we use for billing and payment for electricity supplied to our customers is determined by customer category. Meter readings and invoicing take place on a monthly basis for low voltage consumers, with the exception of rural consumers whose meters are read in intervals varying from one to three months, as authorized by relevant regulation. Bills are prepared from meter readings or on the basis of estimated usage. Low voltage customers are billed within three business days after the meter reading, with payment required within five business days after the invoice date. In case of nonpayment, a notification of nonpayment accompanied by the next month’s invoice, is sent to the customer and a period of 15 days is provided to eliminate the amount owed to us. If payment is not received within three business days after the 15 day period, the customers’ electricity supply is suspended. High voltage customers are billed on a monthly basis with payment required within five business days after the invoice date. In the event of non-payment, a notice is sent to the customer four business days after the due date, giving a deadline of 15 days to make payment. If payment is not made within three business days after the notice, the customer is subject to discontinuation of service.

          At December 31, 2003, customers in default represented 1.92% of annual revenues at Paulista and 2.01% at Piratininga. These figures have fallen in the last few years and currently are among the lowest in the Brazilian power industry. The customers in default in 2003 at RGE represented 5.08% of annual revenues, which is on par with power companies in southern Brazil.

Customer Service

          We strive to provide high-quality customer service to our distribution customers. We operate call centers at each of our distribution subsidiaries providing customer service 24 hours a day, 7 days a week. In 2003, our call centers responded to more than 12.9 million calls. We also provide customer service through our internet website, which handled approximately 1.2 million customer requests in 2003, and through our 58 branch offices, which handled approximately 1.3 million customer requests in 2003. Following receipt of a customer service request, we dispatch our technicians to make any necessary repairs.

          The customer requests handled through our internet website represented 7.3% of total requests in 2003, an increase of 380% compared to 2002. The significantly large number of electronic requests has allowed us to reduce our customer service costs.

Supply chain

          Aiming to achieve economies of scale in the processes of supply, contracting and quality control of materials between our distribution companies Paulista and Piratininga, we have centralized the four distribution centers of Paulista and Piratininga into a single location, coordinated the purchasing of materials, and established long-term supply contracts (one year minimum). Such actions include:

•	establishing of standby supply reserves with suppliers to meet fluctuations in demand;

•	allowing onsite delivery within our concession areas;

•	implementing programs in respect of demand forecast;

•	reorganizing service suppliers, allowing increased productivity and a reduction in costs;

•	establishing ongoing auditing program for the monitoring of the production process reducing the return of supplies.

          In part as a result of these measures, we obtained the following results:

•	an increase of the turn-over of our inventories in Paulista and Piratininga of 4.35 months in 2002 to 5.37 months in 2003, representing a decrease in inventory turn-over from 2.75 months in 2002 to 2.23 months in 2003;

•	a reduction and optimization of our outstanding inventory of materials and equipment from R$33.2 million in July 2002 (R$42.9 million as adjusted to reflect the effects of inflation) to R$26.4 million at December 31, 2003; and

•	gains in economies of scale in our supply chain.

          The supply process in RGE is based on the planning of inventory policies that take advantage of the classification of materials. Our suppliers forward the materials to a centralized and outsourced distribution center.

          The delivery of materials to the actual site of maintenance is controlled by an automated system.

          An outsourced logistics operator handles the transportation from the distribution centers to locations such as special clients, operational bases for maintenance sites and contractors’ sites located in new projects.

Research and Development

          Our distribution concession agreements require us to implement research and development and electricity efficiency programs, to which distributors must direct 1% of their net revenues. Our electricity efficiency program is designed to foster the efficient use of electricity by our customers, reduce technical and commercial losses, and offer products and services for improvement of satisfaction, loyalty and enhancement of our image. The research and development project utilizes technological research to develop products which may be used internally, as well as sold to the public. In 2003, we spent approximately R$67 million on these programs.

Generation of Electricity

          We are actively expanding our generating capacity. In accordance with Brazilian regulation, revenues from generation are based mainly on our Assured Energy, or Assured Energy of each facility, rather than its installed capacity or actual output of each generating facility. Assured Energy is a fixed output of electricity established by the Brazilian government in the relevant concession agreement. Actual output is determined periodically by the ONS in view of demand and hydrological conditions. Provided generators have sold their electricity, they will receive at least the amount relating to the Assured Energy, even if they do not actually generate all of it. Conversely, in case the generators’ output exceeds the Assured Energy their incremental revenue will only cover the costs associated thereto.

          In 2001, we significantly increased our installed generating capacity by purchasing Semesa, our wholly-owned subsidiary, which has a 51.54% interest in the Assured Energy from the Serra da Mesa power plant. We also operate 19 Small Hydroelectric Power Plants and one thermoelectric plant through our wholly-owned subsidiary CPFL Centrais Elétricas. Our total installed generation capacity from these facilities was 812 MW as of June 30, 2004. We produce electricity almost exclusively through our hydroelectric plants. We generated 1,481 GWh during the first six months of 2004, 2,633 GWh in 2003, 2,433 GWh in 2002 and 3,697 GWh in 2001. We are also currently involved in joint ventures to build six new hydroelectric facilities that we expect will add 1,177 MW to our installed generating capacity by 2008, and we are renovating existing facilities to increase our total installed generation capacity to 1,990 MW.

          All of our hydroelectric plants are members of the Energy Reallocation Mechanism (Mecanismo de Realocação de Energia), or MRE, which mitigates hydrologic risks. MRE’s main purpose is to assure that all the participant power plants receive their level of Assured Energy, regardless of its actual levels of electricity generation. In other words, MRE reallocates energy, transferring excess electricity from those plants that generated more than their Assured Energy to those that generated a lower level.

          The following table sets forth certain information relating to our principal facilities in operation as of June 30, 2004.

	Installed	Assured	Placed in	Facility		Concession
	Capacity	Energy	Service	Upgraded		Expires

	(MW)	(GWh/yr)
Hydroelectric plants:
Serra da Mesa	1,275.0	5,878.0	1998			(1)
Our share of Serra da Mesa (51.54%)	657.1	3,029.5
Americana	30.0	78.9	1949	2002		2027
Buritis	0.8	7.9	1922		(2)	2027
Capão Preto	5.5	8.7	1911		(2)	2027
Cariobinha	1.3	—	1936		(3)	2027
Chibarro	2.3	6.1	1912		(2)	2027
Dourados	10.8	68.0	1926	2002		2027
Eloy Chaves	19.0	106.9	1954	1993		2027
Esmeril	5.0	25.2	1912	2003		2027
Gavião Peixoto	4.1	19.3	1913		(2)	2027
Jaguari	11.8	78.8	1917	2002		2027
Lençóis	1.7	14.7	1917	1988		2027
Monjolinho	0.6	(4)	1893	2003		2027
Pinhal	6.8	32.4	1928	1993		2027
Salto do Pinhal	0.6	—	1911		(3)	2027
Salto Grande	4.6	23.8	1912	2003		2027
Santana	4.3	25.4	1951	2002		2027
São Joaquim	8.1	49.3	1911	2002		2027
Socorro	1.0	5.3	1909	1994		2027
Três Saltos	0.7	5.3	1928		(2)	2027
Thermoelectric plants:
Carioba	36.0	219.0 (5)	1954			2027

Total	812.0	3,804.0

(1)	The concession for Serra da Mesa is held by Furnas. We have the contractual right for 51.54% of the Assured Energy of this facility under a 30-year rental agreement, expiring in 2028, duly approved by ANEEL.

(2)	Power plants that will be upgraded by 2008.

(3)	Power plants that are not active.

(4)	Monjolinho has recently resumed operations. As a result, we have requested ANEEL to approve a volume of Assured Energy of 3.4 GWh per year. ANEEL has requested additional information before approving the requested volume.

(5)	The aggregate volume of Assured Energy of the Carioba thermoelectric power plant is 219 GWh per year. In 2003, we sold just 75% of the Assured Energy (164.3 GWh) in accordance with the planned reduction of 25% per year of contracted electricity until 2006, when all electricity from Carioba will be available to be contracted pursuant to power purchase agreements. See “— Thermoelectric Plants.”

          Serra da Mesa. Our largest hydroelectric facility in operation is the Serra da Mesa facility, which we acquired in 2001 from VBC Energia, one of our controlling shareholders. Furnas began construction on the Serra da Mesa facility in 1985. In 1994, construction was suspended due to a lack of resources, which led to a public bidding procedure in order to resume construction. Serra da Mesa currently consists of three hydroelectric facilities located on the Tocantins River in the state of Goiás. The Serra da Mesa facility began operations in 1998 and has an installed capacity of 1,275 MW. The concession for the Serra da Mesa facility is owned by Furnas, which is also the operator, and we own the facility. Under Furnas’ rental agreement with us, which has a 30-year term commencing in 1998, we have the right to 51.54% of the Assured Energy of the Serra da Mesa facility until 2028, irrespective of the actual electricity produced by the facility, even if, during the term of the concession, there is an expropriation or forfeiture of the concession or the term of the concession expires. We sell all of such electricity to Furnas under an electricity purchase contract that expires in 2014 and that adjusts annually based on the IGP-M. After the electricity purchase arrangement with Furnas expires in 2014 and until 2028, we will retain the right to 51.54% of the Assured Energy of Serra da Mesa. However, we will be allowed to commercialize it in accordance with regulations applicable at such time. Our share of the installed capacity and Assured Energy of the Serra da Mesa facility is 657 MW and 3,030 GWh/year, respectively.

          Small Hydroelectric Power Plants. Through our subsidiary Centrais Elétricas, we operate 19 Small Hydroelectric Power Plants, most of which were constructed early in the twentieth century. As part of a program of operation and modernization of these power plants, we have been investing in their renovation and automation to increase their output. The program basically consists of the substitution of generation units by means of increase of power, replacing existing turbines and upgrading peripheral equipment and automated systems, as well as restoring infrastructure. Through these initiatives we hope to increase the Assured Energy of such plants, their production of electricity and our profitability, while minimizing operational costs.

          We began the modernization program in 1988, with the renovation of the deactivated Lençóis plant. We installed new generation units with 1.68 MW of installed generation capacity and made repairs and modifications to our infrastructure. In 1993, we increased the installed generation capacity of the Eloy Chaves and Pinhal power plants from 8.8 MW to 19 MW and from 0.6 MW to 6.8 MW, respectively. In 1994 the Socorro power plant was also renovated with the installation of a generator with 1 MW of installed generation capacity. Between 2000 and 2002, we invested R$38 million in the renovation and automation of Dourados, São Joaquim, Esmeril and Salto Grande, increasing their total installed generation capacity by 11.4 MW.

          The automation of these power plants permits the remote execution of their control, supervision and operations. We also created an operations center for the management and monitoring of our power plants in Campinas, making it possible for the entire production cycle of the power plants to be remotely controlled in real time.

          Our costs of operation and maintenance decreased from R$26.47/MWh in 1997 to R$9.62/MWh in 2000 and to R$7.57/MWh in 2003. The rate of availability of our power generation equipment increased from 82% in 1997 to 95% in 2003. During the period between 2004 and 2008, we expect to modernize five power plants: Buritis, Capão Preto, Chibarro, Gavião Peixoto and Três Saltos.

          Thermoelectric Plants. We operate one thermoelectric power plant with an installed capacity of 36 MW. The Carioba facility was constructed in 1954. As of 2002, the Carioba facility was operating with 100% fuel-subsidized oil. Beginning in 2003, this subsidy was gradually reduced and it will be phased out entirely by 2006. Contracted electricity will simultaneously decrease by 25% per year, and as a result, by 2006 all electricity generated at Carioba will be available to be contracted pursuant to PPAs.

Expansion of Generation Capacity

          Demand for electricity in our distribution concession areas continues to grow. To address this increase in demand, and to improve our margins, we are expanding our generation capacity. We are currently involved in the construction of six new hydroelectric generation facilities with a total expected installed capacity of 2,785 MW, of which our share will be 1,177 MW. By the second quarter of 2006, we expect that approximately 60% of the generating capacity from these facilities will come online.

          The following table sets forth information regarding our current hydroelectric generation projects as of June 30, 2004.

								Estimated	Estimated
	Estimated	Estimated	Estimated			Expected		Installed	Assured
	Installed	Assured	Construction		Commencement	Start of	Our	Capacity	Energy
	Capacity	Energy	Cost		of Construction	Operations	Ownership	Available to Us	Available to Us

	(MW)	(GWh/yr)	(R$ millions				(%)	(MW)	(GWh/yr)
			adjusted to
			December
			2003)
Barra Grande	690	3,334.1	R$	1,368.1	July 2001	2005	25.01	172.6	833.9
Campos Novos	880	3,310.4		1,332.9	August 2001	2006	48.72	428.7	1,612.8
CERAN Complex
Castro Alves	130	560.6		211.6	April 2004	2007	65.00	84.5	364.3
Monte Claro	130	516.8		248.6	April 2002	2004	65.00	84.5	335.9
14 de Julho	100	438.0		214.1	October 2004	2007	65.00	65.0	284.7

Total	360	1,515.4	R$	674.2			65.00	234.0	984.9
Foz do Chapecó	855	3,784.3	R$	1,573.7	January 2005	2008	40.00	342.0	1,513.7

Total available to us								1,177.3	4,945.3

          Barra Grande Project. We own a 25.01% interest in BAESA, a joint venture formed to construct, finance and operate the Barra Grande hydroelectric plant pursuant to a 35-year concession granted in May 2001. The plant is under construction on the Pelotas River on the border between the states of Rio Grande do Sul and Santa Catarina. The plant is projected to have an installed generation capacity of 690 MW and estimated Assured Energy of 3,334 GWh per year, of which our share will be 833.9 GWh per year. The other shareholders of the joint venture are Alcoa (42.18%), CBA — Companhia Brasileira de Alumínio (15.00%), DME — Departamento Municipal de Eletricidade de Poços de Caldas (8.82%), and Camargo Corrêa Cimentos S.A. (9.00%). Upon completion, the facility will be operated by a consortium formed by our subsidiary Geração and Alstom Brasil Ltda. The total estimated construction cost for the facility is R$1,368 million, of which we will be responsible for R$342.2 million. Construction began in July 2001, and we anticipate that the plant will begin operating in October 2005. Barra Grande will add 172.6 MW to our generation capacity.

          The capital structure for this joint venture is 36.4% equity and 63.6% debt. The joint venture obtained R$460.6 million of financing for the Barra Grande project from BNDES. Hejoassu Administração Ltda., or Hejoassu (the holding company of the Votorantim Group), Camargo Corrêa S.A. and Alcoa Alumínio S.A. are guaranteeing the financing. The financing is also guaranteed by a pledge of (i) the shares of BAESA held by Alcoa Alumínio S.A., Geração, Camargo Corrêa Cimentos S.A., CBA and DME Energética Ltda. and (ii) the rights of BAESA under its concession agreement to operate the hydroelectric plant, including credit rights from the sale of energy, guarantees in connection with energy purchase agreements, amounts paid by ANEEL as indemnity for the termination of the concession and electricity produced by BAESA. The first three disbursements under the BNDES financing occurred on

July 30, 2003, in the amount of R$201.3 million, on November 26, 2003, in the amount of R$129.7 million, and on March 26, 2004, in the amount of R$80.4 million. BAESA, Geração’s subsidiary, will issue debentures in the total amount of up to R$180 million, guaranteed by the members of the joint venture, in proportion to their respective percentage ownership interests, in order to fulfill any future funding needs. We have already finalized discussions and negotiated the terms of a loan for additional financing from BNDES in the amount of R$300 million. We plan to guarantee BAESA’s obligations under any additional financing with a bank guarantee. Construction on the plant began in July 2001 and has been running according to the original budget and schedule. We signed a turn-key EPC contract with Construções e Comércio Camargo Corrêa S.A., Alstom Brasil Ltda. and Engevix Engenharia Ltda. in August 2001. As of June 30, 2004, the total amount invested in the project was R$841.1 million (R$949.2 million, as adjusted to reflect the effects of inflation), of which our share was R$210.3 million (R$237.4 million, adjusted).

          Campos Novos Project. We own a 48.72% interest in ENERCAN, a joint venture formed by a consortium of private and public sector companies that was granted a 35-year concession in May 2000 to construct, finance and operate the Campos Novos hydroelectric facility. The plant is under construction on the Canoas River in the State of Santa Catarina and is expected to have estimated installed capacity of 880 MW and estimated Assured Energy of 3,310.4 GWh per year, of which our share will be 1,612.8 GWh per year. The other shareholders of ENERCAN are CBA (22.69%), CNT — Companhia Níquel Tocantins (20.04%), CEEE — Companhia Estadual de Energia Elétrica (6.51%) and CELESC — Centrais Elétricas de Santa Catarina (2.03%). Upon completion, the facility will be operated by ENERCAN under Geração’s responsibility. The total estimated construction cost for the Campos Novos project is R$1,333 million, of which we will be responsible for R$649.4 million. Construction began in August 2001, and we anticipate that the plant will begin operating in January 2006. Campos Novos will add 428.8 MW to our generation capacity.

          The expected capital structure is 37.0% equity and 63.0% debt. ENERCAN obtained R$619.87 million of financing for the project from BNDES. Hejoassu will be the only guarantor of this financing. The first two disbursements occurred on November 26, 2003, in the amount of R$297.98 million, and on April 19, 2004, in the amount of R$70.23 million. ENERCAN is also contemplating obtaining additional financing from the Inter-American Development Bank, or IDB, in an amount of US$75 million, which would be guaranteed by Hejoassu and us. The construction on Campos Novos was initiated in August 2001 and is proceeding according to schedule and the original budget. We signed a turn-key EPC contract with Camargo Corrêa, GE Hydro Inepar do Brasil S.A., CNEC Engenharia S/A and Engevix in October 2001. As of June 30, 2004, the total amount invested in the project was R$754.5 million (R$860.5 million, as adjusted to reflect the effects of inflation), of which our share was R$367.6 million (R$419.3 million, adjusted).

          CERAN Project. We own a 65.00% interest in CERAN, a joint venture that was granted a 35-year concession in March 2001 to construct, finance and operate the CERAN hydroelectric complex. The other shareholders are CEEE (30.00%) and Desenvix (5.00%). The CERAN hydroelectric complex consists of three hydroelectric plants: 14 de Julho, Monte Claro and Castro Alves. The complex is located on the Antas River approximately 120 km north of Porto Alegre, near the city of Bento Gonçalves, in the state of Rio Grande do Sul. The total cost of constructing the complex is estimated at R$674.2 million, of which we will be responsible for R$438.2 million. We anticipate that the Monte Claro plant will begin operations in December 2004 and it is anticipated that the entire CERAN complex will be fully on-line by September 2007.

          The facility will have estimated installed capacity of 360 MW and estimated Assured Energy of 1,515 GWh per year, of which our share will be 984.9 GWh. Upon completion, the facility will be operated by CERAN under Geração’s responsibility. We anticipate that the plant will add 234 MW to our generation capacity.

          The expected capital structure is 34.0% equity and 66.0% debt. We have provided a 100% guarantee of the construction costs for the CERAN complex. CERAN obtained R$436 million of financing for the CERAN complex from BNDES. The first disbursement occurred on February 20, 2004, in the amount of R$131.7 million. The next two disbursements of R$9.4 million and R$1.6 million occurred on June 28, 2004 and June 30, 2004, respectively. We signed a turn-key EPC contract with Construções e Comércio Camargo Corrêa S.A., Alstom Brasil Ltda. and Engevix Engenharia Ltda. in May 2002. As of June 30, 2004, the total amount invested in the project was R$230.9 million (R$246.5 million, as adjusted to reflect the effects of inflation), of which our share was R$150.1 million (R$160.2 million, adjusted to reflect the effects of inflation).

          Foz do Chapecó Project. We own a 40.00% interest in Foz do Chapecó Consortium, a joint venture that plans to construct, finance and operate the Foz do Chapecó hydroelectric plant pursuant to a 35-year concession granted in November 2001. Companhia Vale do Rio Doce (40.00%) and CEEE (20.00%) also have ownership interests in the Foz do Chapecó Consortium. The Foz do Chapecó hydroelectric plant will be located on the Uruguay River, on the border between the states of Santa Catarina and Rio Grande do Sul. The total estimated construction cost of the facility is estimated at R$1,574 million, of which we will be responsible for R$629.5 million. We anticipate that the plant will begin operating in June 2008 and will add 342 MW to our generation capacity.

          We are currently structuring the financing for this project. We have already obtained the Prior License (Licença Prévia, or LP) and the Installation License (Licença de Instalação, or LI) for the Foz do Chapecó Project from the Brazilian Institute for the Environment and Renewable Natural Resources (IBAMA — Instituto Brasileiro de Meio Ambiente e dos Recursos Naturais Renováveis) and anticipate beginning construction in January 2005.

Electricity Commercialization and Services

          In 2003, our subsidiary CPFL Brasil started operating our commercialization activities. Previously, we offered electricity-related services principally through our distribution subsidiaries Paulista and Piratininga, and conducted commercialization activities through Geração.

Commercialization Operations

          CPFL Brasil carries out our electricity commercialization operations. Its key functions are:

•	procuring electricity for our distribution companies and its commercialization activities by entering into bilateral contracts with generating companies (including Geração) and purchasing electricity in public auctions from generation companies;

•	reselling electricity to free consumers; and

•	reselling electricity to distribution companies (including Paulista and Piratininga).

          The rates at which CPFL Brasil purchases and sells electricity are determined in negotiations with its suppliers and customers and are not generally established by ANEEL. In addition to marketing electricity to unaffiliated parties, CPFL Brasil resells electricity to Paulista, Piratininga and RGE, but profit margins from sales to related parties have been limited to an average of 10% by ANEEL regulations. Prior to the New Industry Model Law, distribution companies were permitted to purchase up to 30% of their electricity requirements from affiliated companies. The ability to sell electricity to affiliated companies has been eliminated under the New Industry Model Law, with the exception of those contracts approved by ANEEL prior to March 2004. However we are permitted to sell electricity to distributors through the open bidding process in the Regulated Market.

          CPFL Brasil’s trading floor is equipped with modern computer equipment and software that allows it to monitor in real time the electricity needs of our distribution companies and the output of our generating companies. Together with our experienced commercialization team, we believe our trading floor provides a solid base from which to conduct commercialization activities.

Electricity-Related Services

          We offer our customers a wide range of electricity-related services, which we currently offer through Paulista and Piratininga, and plan in the future to offer these services through CPFL Brasil. These services are designed to help customers improve the efficiency, cost and reliability of the electric services they use. Our principal electricity-related services include:

•	thermographic inspections of a client’s electrical equipment using infrared technology to ensure that the equipment is functioning properly and to anticipate and prevent electrical shortages;

•	use of our new product “Power Quality” which allows our industrial and commercial customers to analyze their electrical systems to ensure that they are functioning at their optimum technical level and are providing the most efficient, reliable and economically affordable service;

•	lectures and training sessions for our clients’ technical staff on a wide range of topics which affect a client’s ability to effectively use and maintain its electrical services and equipment. Recent lectures have addressed the electricity industry tariff structure, co-generation and the proper administration of electricity; and

•	construction of turn-key electric substations and transmission lines.

Competition

          We have been granted concessions to distribute electricity in a substantial area comprising the states of São Paulo, Rio Grande do Sul, Santa Catarina and Goiás and we face competition from other generation and commercialization companies for free consumers. Distribution and transmission companies are required to permit the use of their lines and ancillary facilities for the distribution and transmission of electricity by other parties upon payment of a tariff.

          Brazilian law provides that all of our concessions can be renewed one single time with approval from MME or ANEEL as the granting authority, provided that the concessionaire so requests and that certain requirements related to the rendering of public services are met. We intend to apply for the extension of each concession upon its expiration. We may face significant competition from third parties in bidding for renewal of such concessions or for any new concessions. Since ANEEL has absolute discretion over whether to renew existing concessions, the acquisition of certain concessions by competing investors could adversely affect our results of operations.

Our Concessions

          We operate under concessions granted by the Brazilian government through ANEEL for our generation and distribution businesses.

          We were granted the following concessions with respect to our distribution business:

Concession No.	Concessionaire	State	Term

014/1997	Paulista	São Paulo	30 years from November 20, 1997
09/2002	Piratininga	São Paulo	30 years from September 23, 1999
013/1997	RGE	Rio Grande do Sul	30 years from November 6, 1997

          Our generation business is supported by the following concessions:

Concession No.	Concessionaire	Plant	State	Term

128/2001	Foz do Chapecó Energia S.A.	Foz do Chapecó	Santa Catarina, Rio Grande do Sul	35 years from November 7, 2001
036/2001	Energética Barra Grande S.A.	Barra Grande	Rio Grande do Sul	35 years from May 14, 2001
008/2001	Companhia Energética Rio das Antas	14 Julho, Castro Alves and Monte Claro	Rio Grande do Sul	35 years from March 3, 2001
043/2000	Campos Novos Energia S.A.	Campos Novos	Santa Catarina	35 years from May 29, 2000
015/1997	Centrais Elétricas	Our 19 Small Hydroelectric Power Plants and one thermoelectric facility	São Paulo	30 years from November 20, 1997
Decree N° 85,983/81	Semesa S.A.(1)	Serra da Mesa	Goiás

(1)	The concession for Serra da Mesa is held by Furnas. We have the contractual right for 51.54% of the Assured Energy of this facility under a 30-year rental agreement, expiring in 2028, duly approved by ANEEL.

Properties

          Our principal properties consist of hydroelectric generation plants, substations and distribution networks which are located in the states of São Paulo, Rio Grande do Sul, Santa Catarina and Goiás. The net book value of our total property, plant and equipment as of June 30, 2004 was R$4,646 million. Apart from our distribution network, no single one of our properties produces more than 10% of our total revenues. Our facilities are generally adequate for our present needs and suitable for their intended purposes. We have rights of way for our distribution lines, which are our assets and do not revert to the landowner upon expiration of our concessions.

          In addition, we are involved in the construction of six new electricity generation facilities. The aggregate investment forecasted for these facilities is approximately R$4,950 million, of which our share corresponds to R$2,059 million.

          Pursuant to Brazilian law, essential properties and facilities used by us to perform our obligations under our concession agreements cannot be transferred, assigned, pledged or sold to, or encumbered by, any of our creditors without prior approval from ANEEL.

          Although the Brazilian government grants concessions to construct hydroelectric plants, it does not grant expropriation decrees to the land underlying the projects. Such a decree will only be given when it has been demonstrated that the concessionaire has negotiated with at least 50% of the affected landowners. Once such negotiations have been conducted, the concessionaire may request an expropriation decree from ANEEL. ANEEL will study the request and verify that all available options to negotiate with the landowners have been exhausted. If ANEEL arrives at this finding, they will issue an expropriation decree on the affected land. If the concessionaire and landowners cannot agree on a price for the property or a right of way, the concessionaire may use the expropriation decree in order to request an ownership certificate from the Justice Court which will allow the construction to proceed while a court-appointed expert determines the fair market value for the property.

Environmental

Environmental Regulation

          Our distribution and generation activities are subject to comprehensive federal, state and municipal laws and regulations relating to the preservation of the environment. The procedure for constructing generation plants and the installation of new transmission and distribution lines or substations requires compliance with a number of environmental safeguards, in accordance with the Brazilian constitution and related federal, state and municipal laws and regulations.

          In order to facilitate compliance with environmental laws, we use an environmental management system that was implemented in all of our segments and follows the standards of ISO 14001. We established a system to identify, evaluate and update with respect to applicable environmental laws, as well as other requirements applicable to our environmental management system. Our generation and distribution of electricity is submitted to internal and external audits, which verify if our activities are in compliance with ISO 14001. The environmental management of our activities is developed taking into consideration our budgets and realistic forecasts, always aiming better financial, social and environmental results.

          With respect to hydroelectric plants and transmission lines that operate at a voltage level over 230 kV, activities which environmental impacts are considered significant, we hire outside experts to prepare environmental impact studies and make recommendations as to how to minimize the impact of such construction on the environment. An environmental impact study is submitted to federal and/or state authorities for analysis and approval initiating a three-stage licensing process, consisting of (1) a preliminary license, which assesses the environmental viability of the project; (2) an installation license to begin construction, granted upon the evaluation of a detailed environmental assessment of the project; and (3) an operation license, to begin the operation of the facility.

          In the case of the installation of substations and distribution and transmission lines that operate at a voltage level under 230 kV, the procedure for obtaining regulatory approval is somewhat abbreviated. Applicants may submit a simplified preliminary report to federal and/or state government authorities for analysis. If the preliminary report is approved, regulatory authorities will grant a preliminary license and the applicant may then proceed to apply for the installation and operation licenses. If the regulatory authorities classify the enterprise as having a high environmental impact, they may request a complete study and the comprehensive licensing procedure which is requested of hydroelectric plants.

          The use of hydropower potential must be previously approved by the National Water Agency or by the correspondent State body, depending on the water source domain.

          Under the Brazilian Forestry Code, the land area surrounding water reservoirs, whether natural or artificial, is considered to be a permanent preservation area, which requires previous authorization for use. An amendment to the Brazilian Forestry Code also requires the operator of a reservoir to acquire such surrounding land areas. The enforcement of this requirement may result in additional costs in the installation of new hydroelectric power plants.

          The complex environmental licensing process is being reviewed by the Brazilian government with the cooperation of private sector companies, including us, with a view to expediting the procedures for the granting of licenses for the installation and the operation of infra-structure works which are necessary for the social and economic development of Brazil.

Administrative and Legal Proceedings

          We are subject to a small number of administrative proceedings regarding infringement of environmental regulations. The majority of these proceedings are fines related to the alleged damage to trees in connection with the maintenance of our distribution lines. In these cases we either pay a fine or we enter into compliance agreements with environmental authorities, which terminates these administrative proceedings, provided that we comply with our obligations under such agreements. We believe that these proceedings will not have a material adverse effect on our financial condition, either individually or in the aggregate.

          We are also subject to legal proceedings relating to the authorization of certain of our hydroelectric plants, including a class action proposed by the federal public attorney’s office of the Municipality of Caxias do Sul, challenging the validity of the environmental licensing of the Rio das Antas Hydroelectric Complex and requesting injunctive relief against the construction of these plants. The district attorney’s injunction request was denied in the lower courts and the district attorney moved against it requesting a new injunction from the higher courts. The higher courts denied the injunctive relief. No decision on the merits has been taken by the lower or higher courts to date. We believe based on opinion of counsel that the possibility of a loss is remote with respect to this suit. It is not possible to forecast the effects of a decision against us under such claim.

Environmental Programs

          We also have a policy of implementing programs to encourage conservation of electricity in order to minimize the long term environmental impact of our operations, such as:

•	PROCEL and Agente Mirim that, through a joint training with teachers and students, foster the conservation of electricity;

•	Rede Comunidade, that makes electricity available to low income communities, creating incentives for rational usage;

•	Programa de Eficiência Energética, that through inspections in industries, commerce, public illumination, public buildings and services of water and sewage prepares reports and suggests alternatives for the reduction of the consumption of electricity and creates incentives for the cogeneration of electricity and sugar cane;

•	Arborização Urbana program that supplies specific trees for reforesting close to the power grid. As a result of this process and to minimize the impacts from deforesting, we currently maintain two plant nurseries where we produce 160 thousand trees per year that supply both our reforesting obligations as well as donations for the reforesting services of several counties, non-governmental entities and neighborhood associations located close to the areas affected by our projects; and

•	Repovoamento de Rios e Reservatórios program which is responsible for the release of 300,000 small fish per year in the areas affected by the Small Hydroelectric Power Plants and in the rivers that are part of the hydrographic basins that we participate, in accordance with the applicable regulation of the Brazilian Institute for the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis), or IBAMA. For this purpose, we maintain a fish nursery in Jaguari.

Certifications

          Our integrated management system is committed to quality, environment, health, security and social responsibility standards and is certified by ISO 9001, ISO 14001, OHSAS 18001 and SA 8000 in the following aspects (for all of our concession areas):

Paulista and Piratininga

•	ISO 9001:00, distribution and commercialization of electrical energy;

•	ISO 14001:96, coexistence of urban network distribution of electrical energy with the environment;

•	OHSAS 18001:99, distribution and commercialization of electrical energy;

•	SA 8000:01, distribution and commercialization of electrical energy;

•	ISO 9001:00, technical and commercial electrical power supply quality indicators — information collecting, processing and consolidating; and

•	ISO 9001:00, operation of electrical energy transmission system.

Paulista

•	ISO 9001:00, call center service for electrical energy customers.

RGE

•	ISO 9001:00, distribution of electrical energy;

•	DNV Level 6 of the International Safety Rating System; and

•	OHSAS 18001:1999, services of electrical energy supply: including energy restore, services in live line and distribution operational center.

Geração

•	ISO 9001:00, hydroelectric power generation;

•	ISO 9001:00, operation of electrical power generating system;

•	ISO 14001:96, hydroelectric power generation, for the 19 small generation facilities;

•	OHSAS 18001:99, hydroelectric power generation; and

•	SA 8000:01, hydroelectric power generation.

          As documented by Social Accountability International, Paulista and Piratininga are the only distribution companies that are SA 8000 Certified Facilities, making them the only distribution companies in the world with certificates in all four standardized classifications (ISO 9001 and 14001, OHSAS 18001 and SA 8000) as of May 20, 2004.

Insurance

          We maintain insurance for losses resulting from fire, lightning, explosions, electrical shorts and outages at our various substations, power plants, buildings and facilities, and for property losses incurred as a result of traffic accidents. In the power plants themselves, we insure our generators and turbines against fire, lightning, explosions, electrical shorts and outages, and equipment malfunctions. We do not have insurance coverage for business interruption risk because we do not believe that the high premiums are justified by the risk of major interruption, nor do we have earthquake insurance. We believe that we maintain insurance that is customary in Brazil for the type of business that we operate. In 2003 we paid an aggregate of R$2.46 million in insurance premiums.

Intellectual Property

          The conduct of our business does not depend on our ownership of patents. Our most relevant registered trademarks are “CPFL” and our logo. All other trademarks we own are not material for our operations.

Employees

          As of June 30, 2004, we had 5,413 full time employees (including the employees of RGE). The following table sets forth the number of our employees and a breakdown of employees by category of activity as of the dates indicated in each area of our operations.

	As of June 30,	As of December 31,

	2004	2003	2002	2001

Distribution	4,737	4,764	4,897	4,964
Generation	114	97	110	107
Commercialization	30	18	0	0
Corporate staff	532	514	547	514

Total	5,413	5,393	5,554	5,585

          Since the privatization of Paulista, we have reduced the number of Paulista employees from 5,588 to 3,035 employees at June 30, 2004, which also includes those employees associated with Geração and CPFL Brasil. The number of employees of Piratininga has been reduced from 1,256 at December 31, 2001 to 1,051 at June 30, 2004. These reductions are a result of success in restructuring our business, capturing synergies among our subsidiaries and achieving greater operational efficiency.

          In order to further improve our operational efficiency, productivity and quality of service, we invest in the professional development of our employees by means of technical courses, seminars, workshops and specialized training. In 2003, we provided more than 521,000 hours of training, representing an average of 96.7 training hours per employee.

          Among our major training and development programs, we highlight the following:

•	CPFL Padrão, our standard operations and security program for procedures and tools related to tasks performed by our technicians;

•	Corrente Contínua, a program aimed at the development of management skills, with a focus on continuing education;

•	E-learning, a program aimed at self-development, we make available 15 courses available to our employees through the internet and our intranet; and

•	Requalificação Profissional, a program also aimed at self-development, we contribute 1% of our payroll to individual initiatives designed to strengthen the technical skills of our employees.

          Safety at work is one of our values and our first priority in terms of personnel management. In 2003, we dedicated over 209,000 hours of training for workplace safety, including the Segurança ao Seu Lado program, which discusses accident prevention and the importance of using individual protection equipment. This focus on workplace safety is reflected in our low rate of accidents that require an absence, which has decreased significantly at both Paulista and Piratininga during the period 2000 to 2003.

          A majority of our employees are members of unions, with which we have collective bargaining agreements. We renegotiate these agreements annually with the 10 principal unions that represent our various employee groups. Salary increases are generally provided for on an annual basis. We believe that we have good relationships with our unions as evidenced by the fact that we have not had any labor strikes during the last fifteen years.

          We have a Board of Employee Representatives (except for RGE), whose members are elected by our employees. The Board’s function is to provide a vehicle for voicing employee concerns to management and to the board of directors. The President of the Board of Employee Representatives also serves as a board member of each of our subsidiaries.

          We provide a number of benefits to our employees. The most significant is the sponsorship of Fundação CESP, in partnership with ten other electrical companies, which supplements the Brazilian government retirement and health benefits available to our employees (except for RGE). All of our employees are eligible for the program, and as of June 30, 2004, almost all of our employees had elected to participate in the Fundação CESP plan.

          In accordance with Brazilian law and our compensation policy, our employees are eligible for our profit sharing program. Our board of directors and the shareholders must approve the amount of such compensation, which is determined in consultation with an employee committee. Funds are allocated to the employee profit sharing fund on an annual basis once we have achieved at least 80% of our projected profits for the year. In addition, we develop productivity and performance goals in conjunction with the unions. Achievement of these goals must reach at least 80% in order for the program to be fully funded. In 2003, we reserved R$18.3 million for our employee profit sharing program.

          In addition, part of each employee’s compensation is linked to previously agreed upon performance goals. Employees are evaluated based on criteria such as quality of work product, adherence to safety protocols and productivity. Our performance evaluation system is designed to evaluate required skill as well, and enables us to evaluate the development of our employees.

Litigation

          As of December 31, 2003, we were subject to numerous proceedings, principally relating to civil and labor claims. Of these legal proceedings, approximately 47% involve Paulista, 17% involve Piratininga and 36% involve RGE, with one proceeding involving Geração and another proceeding involving Semesa. Out of the total legal proceedings of Paulista and Piratininga, approximately 65% relate to civil claims, and 36% of RGE’s proceedings are related to civil claims. The remainder of our legal proceedings generally involve regulatory claims, labor claims, tax claims and administrative proceedings.

          Paulista and Piratininga are parties to numerous lawsuits involving an aggregate potential liability of approximately R$50.7 million, brought by industrial consumers alleging that certain tariff increases in the past were illegal in view of the then prevailing economic regulations that had established a price freeze that included electricity tariffs. Superior courts have already decided many of these lawsuits partially against us, and as a result, we have provisioned the aggregate potential liability (approximately R$50.7 million) in respect of these suits.

          Paulista is party to an administrative proceeding before the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econômica), or CADE, where an investigation is being conducted into alleged anti-competitive behavior in connection with the installation of Paulista’s electric grid. A judicial decision has postponed this proceeding since Paulista presented a proposal to enter into a settlement agreement (termo de cessação). Based on the opinion of external counsel, we consider the possibility of loss in this proceeding to be remote and, therefore, we have not made a provision in our financial statements in connection with this proceeding, but an adverse decision could result in the imposition of fines based on the revenues of Paulista.

          We establish reserves in our balance sheets relating to potential losses from litigation based on estimates of such losses. For this purpose, we classify such losses as remote, possible or probable. Brazilian Accounting Principles and Brazilian law require us to establish reserves in connection with probable losses and therefore, it is our policy to establish reserves only in connection with those claims. As of June 30, 2004, our reserves for contingencies were approximately R$305 million. Our management believes that these proceedings will not have a material adverse effect on our financial condition, either individually or in the aggregate. See Note 13 to our unaudited interim consolidated financial statements for more information on the status of our litigation.

MANAGEMENT

          Under our by-laws, we are managed by our Conselho de Administração, or board of directors, which is composed of 12 to 14 members, and a Diretoria Executiva, or board of executive officers, which is composed of six members. Our by-laws provide for the establishment of a permanent Conselho Fiscal, or Fiscal Committee, comprised of three to five members. We also have six advisory committees, namely: an Executive Committee, an Audit Committee, a Compensation Committee, a Construction Committee, a Financial Services Committee and a Purchase and Sale of Raw Materials Committee. Our management team is led by a group of professionals with more than 25 years of management experience in key positions in the Brazilian power industry.

Board of Directors

          Our board of directors is dedicated to designing our overall strategic guidelines and, among other things, is responsible for establishing our general business policies and for electing our executive officers and supervising their management. Currently, our board of directors is comprised of 12 members, and in the event of a tie, the chairman of the board has the deciding vote. The board of directors meets at least once a month or whenever requested by the chairman of the board.

          Under Brazilian corporation law, each director must hold at least one of our common or preferred shares and may reside outside of Brazil. Under our by-laws, the board members are elected by the holders of our common shares at the annual general meeting of shareholders. Board members serve one-year terms, reelection being permitted provided that they may be removed at any time by our shareholders at an extraordinary general meeting of shareholders. Our current directors were elected at our general shareholders’ meeting held April 30, 2004. and their terms will expire at our next annual shareholders’ meeting. Our by-laws do not provide for a mandatory retirement age for our directors.

          There are no provisions in our by-laws restricting (1) a director’s power to vote on a proposal or approve a contract in which such director is materially interested, or (2) the grant to our directors of loans from us. However, any transaction entered into between our shareholders or related parties and us that exceeds R$5 million must be previously approved by the board of directors. In addition, under Brazilian corporation law, directors are prohibited from voting as shareholders on any matter, or participate in any transaction or business that would result in such director having a conflict of interest with our company. As of this date, there are no relevant agreements or other obligations between us and our directors.

          Under the terms of our shareholders’ agreement, six of the members of our board of directors have been designated by VBC, four directors have been designated by 521 and two directors have been designated by Bonaire. The chairman of our board of directors has been designated by VBC, and the vice-president has been designated by 521. Our shareholders’ agreement also provides that after the issuance of our shares (1) the number of our directors shall be increased in order to allow the shareholders that are parties to the shareholders’ agreement the right to collectively designate 12 board members and (2) one or more board positions will be assigned to representatives of minority shareholders. See “Principal and Selling Shareholders — Shareholders’ Agreement.”

          We expect the composition of our board of directors to change as a result of the completion of this offering and the Brazilian offering. Under Brazilian corporation law, minority shareholders will be able to designate at least one member of our board of directors for election to the board. Additionally, Mr. Carlos Ermírio de Moraes has a family relationship with the indirect controlling shareholders of the Votorantim Group, which, in turn, is one of the controlling shareholders of VBC Energia, one of our controlling shareholders.

          The following table sets forth the name, age and position of each current member of our board of directors.

Name	Age	Position

Carlos Ermírio de Moraes	48	Chairman
Joílson Rodrigues Ferreira	42	Vice-President
Aloísio Macário Ferreira de Souza	44	Director
Carlos Alberto Cardoso Moreira	44	Director
Cid Alvim Lopes de Resende	63	Director
Deli Soares Pereira	54	Director
Francisco Caprino Neto	44	Director
Luiz Maurício Leuzinger	62	Director
Mário da Silveira Teixeira Júnior	58	Director
Otávio Carneiro de Rezende	49	Director
Rosa Maria Said	55	Director
Susana Hanna Stiphan Jabra	46	Director

          Carlos Ermírio de Moraes — Mr. Ermírio de Moraes received a degree in metallurgic engineering from the Colorado School of Mines in 1979. He acted as director of operations in several business units of the Votorantim Group, including Companhia Níquel Tocantins and Companhia Brasileira de Alumínio. Mr. Ermírio de Moraes was elected director of Companhia Cimento Portland Itaú, a subsidiary of Votorantim Cimentos, in March 1983, serving as its chief executive officer from 1990 until 1998. Mr. Ermírio de Moraes was a founder and board member of NiDI — the Nickel Development Institute, in Toronto, Canada, from 1985 to 1998. He was also CEO of Instituto de Metais Não Ferrosos from 1986 to 1987 and of the Associação Brasileira do Alumínio between 1993 and 1996. He was also a member of the board of ALUNORTE — Alumina do Norte do Brasil S.A. from 1993 to 2001, of Mineração Rio do Norte from 1997 to 2001, and of VBC Energia S.A. and VBC Participações S.A. from 1997 until 2003. He is currently the chief executive officer of Votorantim Metais, since 1996, an executive officer of Votorantim Energia Ltda., since 1998, chairman of the executive board of Votorantim Participações since 2001 and board member of Votorantim Celulose e Papel since 2003. He is also a founding member of the Instituto Ayrton Senna, an entity dedicated to social development in Brazil. Mr. Ermírio de Moraes is chairman of the board of directors of Paulista, Piratininga and Geração and has been a member of our board of directors since March 29, 2000.

          Joilson Rodrigues Ferreira — Mr. Ferreira received a law degree from the University of São Paulo in 1989. He is currently the Executive Secretary of the Capital Markets Division of Banco do Brasil S.A. and has been an employee of Banco do Brasil since 1996, where he was an executive officer of Caixa de Assistência dos Funcionários do Banco do Brasil — CASSI, a company that specializes in health benefits administration. He was also a substitute officer of the equity investments division and management division of Banco do Brasil’s pension fund, PREVI, one of the largest funds of its kind in Latin America. Mr. Ferreira has been a deputy member of the board of directors of TELEMAR, a Brazilian telecommunications and Internet services provider, since 2002. Mr. Ferreira was chief of staff of PREVI’s presidency and is currently the Executive Secretary of the Capital Markets Division of Banco do Brasil S.A. He is the vice-president of the boards of directors of Paulista, Geração and Piratininga and has been a member of our board of directors since April 28, 2003.

          Aloísio Macário Ferreira de Souza — Mr. Ferreira de Souza received a degree in accounting from the University of Brasília-UNB in 1984 and received a specialization degree in management of commercial and investment banks from Citibank, N.A., in 1992. Mr. Ferreira de Souza also received a specialization degree in advanced valuation from CEFET, City of Rio de Janeiro in 2003. He has been an employee of Banco do Brasil since 1978 where he was an adviser of the international accounting department and adviser of the capital markets desk. He currently is the manager of Corporate Governance at PREVI. Mr. Ferreira de Souza has acted as an advisor of the winning consortiums in the privatization process of

COELBA, an electricity provider in the Brazilian State of Bahia, COSERN, an electricity generator and provider in the Brazilian State of Rio Grande do Norte, and Tele Centro-Oeste Celular, a mobile telephone operator. He is also a member of the boards of directors of Paulista, Piratininga, Geração RGE and Semesa and has been a member of our board of directors since April 28, 2003.

          Carlos Alberto Cardoso Moreira — Mr. Moreira received a degree in business from the Catholic University of São Paulo. He was a senior investment analyst at Credibanco from May 1984 to April 1988, resident vice-president at Citibank N.A. from May 1988 to May 1992 and chief institutional investment officer at Banco BMC S.A. Mr. Moreira has been the chief financial officer of Fundação Sistel de Seguridade Social — SISTEL, a private pension fund, since June 2000. He is a member of CNTI-National Technical Commission of Investments, a member of the boards of directors of the World Trade Center in São Paulo, an executive officer of Bonaire and a member of the board of directors of Embraer S.A. Mr. Moreira is a member of the boards of directors of Paulista, Piratininga and Geração and has been a member of our board of directors since April 30, 2004.

          Cid Alvim Lopes de Resende — Mr. Lopes de Resende received a degree in civil engineering from Federal University of Minas Gerais-UFMG in 1968. He was a member of the Camargo Corrêa Group, a Brazilian conglomerate with electricity, infrastructure, and textile holdings, among others, where he was engineering manager from 1978 to 1996 and as an adviser to the board of executive officers from 1996 until 2002. Since 2002, he has been a consultant for Camargo Corrêa Energia S.A., the Camargo Corrêa Group’s electric power management and investment entity. He is currently a member of the boards of directors of CESTE-Consórcio Estreito de Energia S.A., of ETAU-Empresa de Transmissão do Alto Uruguai S.A., of VBC Participaçoes S.A., of VBC Energia S.A., of Paulista, Piratininga, Geração and of BAESA. Mr. Lopes de Resende has been a member of our board of directors since April 28, 2003.

          Deli Soares Pereira — Mr. Pereira received a degree in social sciences from the University of São Paulo-USP in 1977. He has served as a member of the boards of directors of Tigre Tubos e Conexões S.A., a Brazilian infrastructure development company, and Caixa de Assistência dos Funcionários do Banco do Brasil — CASSI. He is currently a member of the boards of directors of Paulista, Piratininga and Geração and Mr. Pereira has been a member of our board of directors since April 28, 2004.

          Francisco Caprino Neto — Mr. Caprino Neto received a degree in metallurgic engineering from the University of São Paulo-USP in 1983. He received a masters degree in metallurgic engineering from the same university in 1992. During his career, Mr. Caprino Neto held key positions in several private entities, such as chief of the engineering of processes department and control and planning manager of Siderúrgica J.L. Aliperti S.A., coordinator of metallurgic processes of Aços Villares S.A. and planning consultant of Camargo Corrêa S.A. He is currently a Superintendent Director of Camargo Corrêa Energia S.A. and Camargo Corrêa Transportes S.A., and a member of the boards of directors of VBC Participacões S.A., of VBC Energia S.A., of Companhia de Concessões Rodoviárias-CCR, of Paulista, Piratininga, Geração and RGE. Mr. Caprino Neto has been a member of our board of directors since April 28, 2000.

          Luiz Maurício Leuzinger — Mr. Leuzinger received a degree in electric engineering from Federal University of Rio de Janeiro-UFRJ in 1965 and a masters degree in electric engineering from the Illinois Institute of Technology, Chicago, in 1968. He also participated in several specialization programs, such as economic engineering at Illinois Institute of Technology, Chicago, in 1968 and financial management at Fundação Getúlio Vargas, City of Rio de Janeiro, in 1979. He worked at Furnas Centrais Elétricas S.A., as an assistant to the chief financial officer and, subsequently, as financial superintendent. He was also chief financial officer of NUCLEN — Nuclebrás Engenharia S.A., a subsidiary of Eletrobrás, and was the managing officer of Fundação Real Grandeza. Mr. Leuzinger was a managing partner of Toronto Representações and RHL Consultores. From 1992 to 1997, Mr. Leuzinger was engaged in consulting activities, primarily with Engevix and Banco Bradesco, one of the largest commercial banks in Brazil having participated in the reorganization and privatization of several entities of the power industry. He was also the chief executive officer of RGE from October 1997 until January 1998. Mr. Leuzinger is currently an officer of Bradespar S.A., chairman of the board of RGE, and a member of the board of directors of VBC Participações S.A., VBC, Paulista, Piratininga and Geração. Mr. Leuzinger has been a member of our board of directors since April 28, 2000.

          Mário da Silveira Teixeira Júnior — Mr. Teixeira Júnior received a degree in civil engineering and business from Mackenzie University, City of São Paulo. He joined Bradesco S.A. Corretora de Titulos e Valores Mobiliários in 1971 and was an executive officer from 1983 to 1984 when he became a department supervisor of Banco Bradesco S.A. He was appointed manager in 1992, vice-president in 1998 and, from 1999 to 2001 and then again in 2002, a member of the board of Banco Bradesco S.A. At Bradesplan Participações S.A., he was an executive officer from 1998 to 1999, a member of the board of directors from 1999 to 2001, CEO from 2001 to 2002, before again becoming a member of the board of directors in 2002. From 2001 to 2002, he was CEO of Bradespar S.A. and, in 2002, he returned to the board of directors of that company, where he had served as a director from 2000 to 2001. Mr. Teixeira Júnior has also served as a member of the boards of directors of Net Serviços de Comunicação S.A. (1998 to 2000), Latasa S.A. (1992 to 2000) and São Paulo Alpargatas S.A. (1996 to 1999). He is currently a member of the board of directors of VBC Energia S.A. and VBC Participações S.A. He previously served as Chairman of the board of directors of Companhia Vale do Rio Doce and VALEPAR S.A. Mr. Teixeira Júnior is a member of the board of director of Paulista, Piratininga and Geração. Mr. Teixeira Júnior has been a member of our board of directors since August 30, 2001.

          Otávio Carneiro de Rezende — Mr. Carneiro de Rezende received a degree in economics from the Faculdade Cândido Mendes, and received a masters in business administration degree from APG Amana Key in 1993. From 1985 to 1993, he was with Banco Bozano Simonsen and with Banco Nacional from 1993 to 1995. He was the financial and investor relations officer of Serra da Mesa Energia S.A. and Bandeirante Energia S.A. from 1998 to 2000. Mr. Carneiro de Rezende was the financial officer of Paulista, Pirantininga and Geração from 2000 to 2002. He is currently an officer of Votorantim Energia Ltda. and a member of the boards of directors of VBC Participações S.A., Grupo de Empresas Associadas Serra do Facão, Consório Empresarial Pai Querê, Consórcio Empresarial Salto Pilão, Machadinho Energética, Paulista, Piratininga, Geração, ENERCAN and BAESA. Mr. Carneiro Rezende has been a member of our board of directors since December 18, 2002.

          Rosa Maria Said — Ms. Said graduated in pedagogic studies from Notre Dame University in 1978 and received a post-graduate degree in human resources from Fundação Getúlio Vargas in the Distrito Federal (FGV/DF) in 1993. Ms. Said also received a masters in business administration degree from Federal University of Rio de Janeiro-UFRJ in 1998 and a masters degree in production engineering from Federal University of Santa Catarina in 2003. She has been an employee of Banco do Brasil since 1990, where she has served as a senior adviser of strategic planning and executive marketing manager and currently serves as the personnel managing executive officer. Ms. Said has been a member of the boards of directors of Paulista, Geração and Piratininga and has been a member of our board of directors since April 28, 2003.

          Susana Hanna Stiphan Jabra — Ms. Jabra received a degree in economics from the University of São Paulo-USP in 1979 and completed a masters in business administration degree in finance from Instituto Brasileiro de Mercado de Capitais (IBMEC) in 1999. Her experience in finance and economics extends for more than 25 years, primarily in medium and large enterprises. Ms. Jabra is currently a manager of equity investments of Petros Foundation, the employee benefits fund of Brazil’s principal oil company, and a member of two of its committees, the investment and valuation committees. She is also a deputy member of the boards of directors of Telenorte Celular, Newtel Fund, as well as a member of the consultive board of CSFB Brasil Private Equity Fund. Ms. Jabra is currently a member of the boards of directors of Bonaire Participacões, Fundo Fator Sinergia Investment, Paulista, Geração and Piratininga. Ms. Jabra has been a member of our board of directors since April 28, 2003.

Executive Officers

          Our executive officers are responsible for our day-to-day management. Under our by-laws, our board of executive officers is comprised of six members that are appointed by the board of directors for three-year terms, with the possibility of re-election.

          The following table sets forth the name, age and position of each of our executive officers elected on August 28, 2002, with the exception of José Antonio de Almeida Filippo, who was elected on June 30, 2004. A brief biographical description of each of our executive officers follows the table.

Name	Age	Position

Wilson Ferreira Junior	45	Chief Executive Officer
Helio Viana Pereira	50	Vice-President of Distribution
José Antonio de Almeida Filippo	43	Chief Financial Officer and Head of Investor Relations
Miguel Normando Abdalla Saad	54	Vice-President of Generation
Paulo Cezar Coelho Tavares	50	Vice-President of Energy Management
Reni Antonio da Silva	54	Vice-President of Strategy and Regulation

          Wilson Ferreira Junior — Mr. Ferreira Junior graduated in electrical engineering from Mackenzie University, City of São Paulo, in 1981. He also holds a graduate degree in business from the same university (1983) and a masters degree in energy from the University of São Paulo-USP. Mr. Ferreira Junior participated in several specialization programs, such as workplace safety engineering from Mackenzie University, City of São Paulo, in 1982, marketing from Fundação Getúlio Vargas in 1988, electricity distribution management from Swedish Power Co., Sweden, in 1992. He has acted in several key positions in Companhia Energética de São Paulo — CESP, an electric power producer in the Brazilian State of São Paulo, where he was the distribution executive officer from 1995 to 1998. From 1998 to 2000, he was CEO of RGE and from 2000 to 2001 he was chairman of the board of directors of Bandeirante Energia. He was elected president of Associação Brasileira de Distribuidores de Energia Elétrica — ABRADEE and he is the vice-president of Associação Brasileira de Infra-Estrutura e Indústrias de Base — ABDIB, a non-profit organization that promotes infrastructure and industrial development in Brazil. Mr. Ferreira Junior is currently the chairman of the board of directors of ONS. In March 2000, he was appointed CEO of Paulista and, subsequently, CEO of Piratininga, Geração, CPFL Brasil and Centrais Elétricas. He is also a member of the board of directors of Semesa and Foz do Chapecó. Mr. Ferreira Junior has been our CEO since August 28, 2002.

          Hélio Viana Pereira — Mr. Pereira received a degree in electric engineering from Escola Federal de Engenharia de Itajubá — EFEI in 1976, and has a specialization degree in industrial quality engineering from University of Campinas, State of São Paulo. He also received post-graduate degrees in energy business management from Fundação Getúlio Vargas and University of São Paulo-USP. He was an engineer at the Rural Electric Department of Eletrobrás from 1976 to 1978. He was an engineer at the Underground Network Study Department and manager at the Public Illumination Division of Companhia de Electricidade de Brasília from 1978 to 1981 and acted in key positions as operational control supervisor and operation manager at Companhia de Electricidade de Brasília from 1984 to1989. Mr. Pereira held the positions of manager of the Department of Planning and Modernization at Paulista from May to August of 2000. He has held the position of vice-president of distribution at Paulista and Piratininga since September 2000. Mr. Pereira has been our vice-president of distribution since August 28, 2002.

          José Antonio de Almeida Filippo — Mr. Filippo graduated in civil engineering from the Federal University of Rio de Janeiro in 1983. He also holds a post-graduate degree in finance from the Management and Administration Institute (Brazil, 1984). He took part in the Program of Management Development — at IBMEC Entrepreneurial Development Society (Brasil, 1990) and in the Program for Management Development from Harvard Business School (Boston, USA, 1999). Mr. Filippo was a financial officer of Gafisa Imobiliária S.A. from 1990 through 1995, the Corporate Financial Manager of Reynolds Latas de Alumínio S.A. — LATASA from 1995 through 2000 and the Chief Financial Officer for Latin America of Ingersoll-Rand do Brasil Ltda. from March 2000 through June 2004. Mr. Fillippo acts as financial officer of CPFL Brasil, Centrais Elétricas, Semesa and Foz do Chapecó. Mr. Fillippo was elected as the Chief Financial Officer and Head of Investors Relation of CPFL Energia, Paulista, Piratininga and Geração on June 30, 2004.

          Miguel Normando Abdalla Saad — Mr. Saad received a degree in civil engineering from University of São Paulo-USP in 1973. He acted in several key positions at Companhia Energética de São Paulo — CESP, from 1974 to 2000, such as chief engineer of the concrete division of the laboratory of civil engineering, manager of the division of water and thermal resources, adjunct manager of the electric system expansion planning department and manager of the construction and contracts department. He was a visiting scholar at University of California — Berkeley (1978) in the department of civil engineering. He was also a member of the American Concrete Institute and the Brazilian Concrete Institute from 1978 to 1990, acting in the committee of concrete technology and concrete construction. Mr. Saad was the president of the São Paulo Division of the Brazilian Commission on Large Dams during the period of 1994 to 1997. Mr. Saad is currently the vice-president of generation of Geração and its controlled companies, Centrais Elétricas and Semesa. He is also chairman of the board of directors of BAESA, ENERCAN and CERAN, and superintendent officer of Foz do Chapecó. Mr. Saad has been our vice-president of generation since August 28, 2002.

          Paulo Cezar Coelho Tavares — Mr. Tavares graduated in electric engineering from Federal University of Pernambuco-UFPE, state of Recife, and received a masters degree in power systems from Unicamp, City of Campinas, State of São Paulo (1998). He has an MBA in finance from IBMEC, City of Rio de Janeiro (1998). He has been a member of the faculty of Universidade Estadual de Pernambuco since 1988, where he teaches computer methods applicable to power systems. Mr. Tavares has worked at CHESF as an engineer and as Manager of the Areas of Energy Planning and of Energy Commercialization. In addition, he was an Assistant to the Executive Management Team of Eletrobras, in charge of the Programa Nacional de Conservação de Energia (PROCEL) and of the Areas of Rural and Urban Distribution. He also acted as Deputy Secretary of PROCEL. Mr. Tavares coordinated and negotiated several agreements and international cooperation projects related to Electricity Efficiency Area, with institutions such as the World Bank, USAID, ACEEE, CIDA, in Canada, ETSU, in UK and ALURE, in the European Comunity. He was also a member of the Board of Directors of Companhia Energética de Alagoas — CEAL, Companhia Energética do Rio Grande do Norte — COSERN and Companhia Energética de Pernambuco — CELPE. He was vice-president of corporate development and president of CELPE, the distributor of electricity in the State of Pernambuco, and, subsequently, CEO of GCS, an energy and gas trading company of the Guaraniana Group. He is currently the vice-president of energy management of Paulista, Geração, Piratininga, CPFL Brasil and Centrais Elétricas and an executive officer of Foz do Chapecó. He is also the president of the Brazilian Association of Energy Traders (ABRACEEL). Mr. Tavares has been our vice-president of energy management since August 28, 2002.

          Reni Antonio da Silva — Mr. Silva received a degree in electric engineering from the Federal University of Juiz de Fora-UFJF, State of Minas Gerais, in 1974 and a business specialization degree from the Instituto Superior de Administração (ISAD) of the Catholic University, City of Curitiba, State of Paraná, in 1997, a joint program with the business school of the University of Texas, Austin. He participated in several specialization programs, such as management of distribution companies at EDF, France; and competition in a global world at the business school of the University of Texas. He was a trainee in several energy distribution companies in France, Italy, England, Belgium and Portugal. Mr. Silva participated in the Conselho do Mercado Atacadista de Energia — COMAE. He was also an executive officer of Espírito Santo Centrais Elétricas S/A — ESCELSA, an electric power company in the Brazilian State of Espírito Santo, and Empresa Energética do Mato Grosso do Sul — ENERSUL, an electric power company based in the Brazilian State of Mato Grosso do Sul, from 1998 to 2001; supervising commercial manager of COPEL, an electric power company in the Brazilian State of Paraná, from 1996 to 1998; member of the Núcleo Executivo da Câmara de Gestão da Crise de Energia Elétrica — GCE; member of the executive committee of MAE (COEX); and member of the board of directors of the ONS. Mr. Silva is currently the strategy and regulation executive officer of Paulista, Piratininga, Geração, CPFL Brasil and Centrais Elétricas, and he has been our vice-president of strategy and regulation since August 28, 2002.

Fiscal Committee

          Under Brazilian corporation law, the Conselho Fiscal, or fiscal committee, is a corporate body independent of the management and the company’s external auditors. Our fiscal committee is permanent, although Brazilian corporation law allows fiscal committees to be either permanent or non-permanent and may be composed of a minimum of three and a maximum of five members. A fiscal committee is not equivalent to, or comparable with, an audit committee. The primary responsibility of the fiscal committee is to review management’s activities and the company’s financial statements, and to report its findings to the company’s shareholders. Brazilian corporation law requires fiscal committee members to receive as remuneration at least 10% of the average annual amount paid to the company’s executive officers, excluding benefits and profit sharing. Minority holders of common shares owning in aggregate at least 10% of the common shares outstanding may also elect one member of the fiscal committee.

          Under Brazilian corporation law, our fiscal committee may not contain members that are on the board of directors, are on the board of executive officers, are employed by us or a controlled company or a company of the same group, or are spouses or relatives of any member of our management or board of directors. Our fiscal committee is composed of five members, Mr. Inácio Clemente da Silva, Mr. Ramón Pérez Arias Filho, Mr. Sérgio Paulo Silva, Mr. Mário Felício Junior and Mr. Martin Roberto Glogowsky.

Advisory Committees

          We have six advisory committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Construction Committee, a Financial Services Committee and a Purchase and Sale of Raw Materials Committee. Our Audit Committee and Compensation Committee have been established on a permanent basis.

          Executive Committee. Our Executive Committee is responsible for analyzing and submitting proposals related to the strategic and operational plans of the company. The members of this committee are Otávio Rezende de Carneiro, Francisco Caprino Neto, Luiz Maurício Leuzinger, Arthur Prado de Silva, Aloísio Macário Ferrreira de Souza and Martin Glogowsky.

          Audit Committee. Our Audit Committee, the formation of which is not comparable to those of audit committees under U.S. securities laws, is responsible for the coordination of the internal audit process, appointing the independent auditors, when necessary, and presenting to the board of directors its opinion with respect to the financial statements and with respect to areas that are subject to an audit process. The members of this committee are Ramón Pérez Arias Filho, Carlos Henrique Pecorino, Marcelo Santos Dall’occo and Paulo Ricardo Ultra Soares.

          Compensation Committee. Our Compensation Committee is responsible for the selection process of the CEO and the evaluation of all executive officers (including the CEO), recommending occasional removals, the level of compensation and the amount of bonuses based on available profits, depending on performance. The members of this committee are Carlos Ermírio de Moraes, Francisco Caprino Neto, Luiz Maurício Leuzinger, Rosa Maria Said, Joilson Rodrigues Ferreira and Carlos Alberto Moreira.

          Construction Committee. Our Construction Committee is responsible for the evaluation of the selection process of suppliers of construction services for contracts in an amount exceeding R$10 million, opining about the best proposal. The members of this committee are Márcio José Ferreira, Ramón Pérez Arias Filho, Gilmar Ribeiro and Carlos Eduardo Reich.

          Financial Services Committee. Our Financial Services Committee is responsible for the evaluation of the selection process of suppliers of financial services for contracts in an amount exceeding R$10 million, opining about the best proposal. The members of this committee are Ramón Pérez Arias Filho, Carlos Eduardo Reich, Arthur Prado Silva and Nelson Shimada.

          Purchase and Sale of Raw Materials Committee. Our Purchase and Sale of Raw Materials Committee is responsible for the evaluation of the selection process of suppliers for contracts in an amount exceeding R$5 million that may involve a related party, opining about the best proposal. It is also responsible for monitoring the execution of contracts for the sale of energy in an amount exceeding R$5 million with a related party, in order to guarantee that prevailing market conditions are observed. The members of this committee are Márcio José Ferreira, Ramón Pérez Arias Filho, Aloísio Macário Ferreira de Souza and Carlos Henrique Pecorino.

Compensation

          Under the Brazilian corporation law, our shareholders are responsible for establishing the aggregate amount we pay to the members of our board of directors and our executive officers. Once our shareholders establish an aggregate amount of compensation for our board of directors and executive officers, the members of our board of directors are then responsible for setting individual compensation levels.

          For the year ended December 31, 2003, the aggregate compensation, including cash and benefits-in-kind, that we paid to the members of our board of directors and our executive officers was approximately R$8.6 million.

          Pursuant to our by-laws, our shareholders may decide to share profits with the members of our board of directors and executive officers in such fiscal years when the mandatory dividends are paid. The amount distributed as profit sharing may not exceed the lesser of their annual compensation and 10% of the profits.

PRINCIPAL AND SELLING SHAREHOLDERS

          The following table sets forth information relating to the beneficial ownership of our common shares as of September 24, 2004. Percentages in the following table are based on 411,869,796 common shares before the offerings and 451,449,525 common shares after the offerings.

			After this Offering
			and the Brazilian
	Before the Offerings		Offering(5)

	Shares	(%)	Shares	(%)

VBC Energia S.A.*(1)	182,722,929	44.36	179,135,381	39.68
521 Participações S.A.*(2)	152,238,430	36.96	149,230,345	33.06
Bonaire Participações S.A.*(3)	62,823,909	15.25	61,503,592	13.62
BNDES Participações S.A(4)	14,084,507	3.42	14,084,507	3.12
Executive officers and directors as a group	21	**	21	**

Total	411,869,796	100.00	403,953,846	89.48

*	Selling shareholder. Each of the selling shareholders purchased its shares in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute them.

**	Less than 1%.

(1)	VBC Energia S.A. is controlled by three Brazilian companies: (A) Votorantim Energia Ltda., which is controlled by Grupo Votorantim; (B) Bradesplan Participações S.A., a holding company controlled by Bradespar S.A., which is an investment company that is controlled by Cidade de Deus — Cia Comercial Participações, Fundação Bradesco, NCF Participações S.A. and Gespar S.C. Ltda.; and (C) Camargo Corrêa Energia S.A., which is controlled by Camargo Corrêa S.A.

(2)	521 Participações S.A. is a holding company controlled by PREVI, a pension fund controlled by Banco do Brasil. The Brazilian government owns a majority of the voting capital of Banco do Brasil.

(3)	Bonaire Participações S.A. is a holding company controlled by Mellon Energia São Paulo FIA, whose ownership interest is controlled by four pension funds: (A) Fundação CESP, primarily for employees of CPFL Energia, Companhia Energética de São Paulo (CESP), Eletricidade de São Paulo S.A., Bandeirante Energia S.A. and Eletricidade e Serviços S.A. (Elektro), among other Brazilian electricity companies, where investment control is overseen by members of a board of trustees, who are selected by the fund’s sponsors, pensioners and beneficiaries (the current members of the board of trustees are Guy Adolfo Ishikawa, Sergio Pasqual Teixeira, Carlos José Silveira Figueiredo, Adauto Firmino Ribeiro, Marcos de Mendonça Peccin, Gentil Teixeira de Freitas, Arlindo Casagrande Filho, Wanderley José de Freitas, Adelmo da Costa Teves Junior, Valdivino Ferreira Anjos, Antônio Carlos Soligo, Sergio Pasqual Teixeira, Marcelo Schmidt, Marco Antônio Previato, Paulo Giavina Bianchi, Adauto Firmino Ribeiro, Gastão Aristides F. Borges, Carlos Rogério Araújo, Ernesto dos Santos Filho and Luiz Pedro Delgado); (B) Fundação SISTEL de Seguridade Social, primarily for employees of Brasil Telecom, Telefónica S.A., and Telemar Norte Leste S.A., where investment control is held by members of the deliberative council, who are selected by the fund’s sponsors and pensioners (the current members of the deliberative council are Gilmar Roberto Pereira Camurra, Stael Prata Silva Filho, Antônio Cortizas Nogueirol, José Luis Magalhães Salazar, Eurico de Jesus Teles Neto, Fernando Cassino, Jorge de Moraes Jardim Filho and Manuel Ribeiro Filho); (C) Fundação Petrobras de Seguridade Social — PETROS, primarily for employees of Petróleo Brasileiro S.A., where investment control is held by members of the deliberative council, including those selected by the fund’s sponsors, pensioners and beneficiaries (the current members of the deliberative council are Wilson Santarosa, Diego Hernandes and José Lima de Andrade Neto) and those selected by the pensioners (Fernando Leite Siqueira, Yvan Barreto de Carvalho and Paulo César Chamadoiro Martin); and (D) Fundação SABESP de Seguridade Social — SABESPREV, primarily for employees of Companhia de Saneamento Básico de Estado de São Paulo — SABESP, where investment control is held by members of the deliberative council, who are selected by the fund’s sponsors, pensioners and beneficiaries (the current members of the deliberative council are Walter Sigollo, Ademir A. de Oliveira, Helifax Pinto de Souza, Maria Lúcia dos Santos Tiballi and Robson Ramos Branco).

(4)	BNDES Participações S.A. is a subsidiary of BNDES, a federal public bank linked to the Brazilian Ministry of Development, Industry and External Trade. The BNDES board of directors is comprised of the BNDES president and eight members appointed by the president of Brazil. Currently, the nine directors include: Luiz Fernando Furlan, Carlos Francisco Theodoro Machado Ribeiro de Lessa, Eduardo Eugênio Gouvêa Vieira, Eugênio Emílio Staub, Guido Mantega, João Antônio Felício, João Paulo dos Reis Velloso, João Pedro de Moura and Marcio Fortes de Almeida.

(5)	Share amounts do not reflect the exercise of the underwriters’ overallotment options in this offering and the Brazilian offering. If the underwriters exercise the overallotment options in full, then each selling shareholder will beneficially own shares as follows: VBC (178,597,249 shares or 39.05%), 521 (148,779,133 shares or 32.53%) and Bonaire (61,305,545 shares or 13.40%).

Shareholders’ Agreement

          Voting Rights. Our shareholders’ agreement, executed among VBC, 521, Bonaire and us, as intervening and consenting party, regulates the terms and conditions to assure control of CPFL and our subsidiaries. Under the shareholders’ agreement, certain actions require the approval of at least VBC and 521 (at least 80% of the shares subject to the shareholders’ agreement), including:

•	election of the CEO and removal of any executive officer (including the CEO);

•	definition of the dividend policy;

•	creation and extinction of controlled companies; acquisition and sale of investments in other entities;

•	approval of our budget;

•	approval of our business plan;

•	capital increase within our pre-approved authorized capital and determination of the issuance price of shares;

•	issuance of warrants within our pre-approved authorized capital;

•	incurrence of indebtedness — including guarantees and collaterals in favor of controlled entities and invested companies — beyond the thresholds established in our budget or our business plan;

•	execution of any agreement with a global amount in excess of R$20 million, even if already included in our budget or our business plan;

•	granting of any kind of collateral or guarantee in favor of third parties;

•	execution of agreements with related parties in an amount in excess of R$5 million;

•	appointment of our independent auditors and its substitution;

•	authorization for the acquisition of our own shares for canceling or treasury purposes;

•	amendment of concession agreements of any controlled entity;

•	approval of stock option plans;

•	acquisition, sale or encumbrance of any fixed assets in an amount equal or over R$20 million;

•	detailing of the matters that are subject to the previous analysis of corporate advisory committees; and

•	compensation of the members of advisory committees that are not one of our employees, board members or executive officers.

          The dispositions of our shareholders’ agreement relating to voting rights apply to our controlled companies and, to the fullest extent possible, to our investee companies.

          Corporate Governance. The shareholders’ agreement establishes that, before we are listed on any stock exchange, our board of directors will consist of 12 members, to be appointed as follows:

•	six appointed by VBC;

•	four appointed by 521; and

•	two appointed by Bonaire.

          After the listing of our shares (1) the number of directors will increase in order to assure that the parties to our shareholders’ agreement have the right to appoint 12 board members and (2) one or more board positions will be assigned to our minority shareholders, to be elected through the exercise of minority rights set forth under Brazilian corporation law or as otherwise agreed upon among the parties to the shareholders’ agreement.

          Our shareholders’ agreement provides for the establishment of six advisory committees, an Executive Committee, an Audit Committee, a Compensation Committee, a Construction Committee, a Financial Services Committee and a Purchase and Sale of Raw Materials Committee.

          The shareholders’ agreement also establishes the framework of our management. It provides that our board of executive officers will be comprised of six members, who will serve for three year terms, including our chief executive officer, the vice-president of distribution, the chief financial officer and head of investor relations, the vice-president of generation, the vice-president of energy management and the vice-president of strategy and regulation. To the fullest extent possible, our directors appointed by the parties to the shareholders’ agreement are required to be elected as directors of our controlled companies.

          Transfer of Shares. Our shareholders’ agreement provides for certain rights and obligations in the event of transfer of shares subject to the shareholders’ agreement, or affected shares, including:

•	Right of First Refusal. The parties to the shareholders agreement have a right of first refusal to acquire affected shares in the event one of them decides to sell its affected shares to a third party.

•	Tag-Along Rights. A party that decides not to exercise its right of first refusal has the option to sell (pro rata), together with the selling party, its affected shares to the acquiring third party. Tag-along provisions do not apply to the disposition of affected shares by Bonaire while its stake within the controlling block is lower than 20%.

•	Preemptive Rights. The parties have pro rata preemptive rights to subscribe for shares in the event of a capital increase.

•	Tag-along Rights of Bonaire. In the event of a sale, assignment or transfer of affected shares by 521 and VBC that results in an equity percentage lower than 20% and 30%, respectively, of the aggregate affected shares and, as long as Bonaire has not exercised its right of first refusal, it will have the right to sell its entire stake of affected shares together with 521 or VBC, under the same terms and conditions.

          Change of Control. In the event of direct or indirect change of control of any of the parties subject to the shareholders’ agreement, the remaining parties shall have the right to acquire all affected shares held, directly or indirectly, by the party undergoing the change of control, paying for such shares an amount to be determined by a recognized financial institution.

          A copy of the shareholders’ agreement has been filed as an exhibit to the registration statement on form F-1 of which this prospectus forms a part.

Option Agreement

          Our controlling shareholders are also party to an agreement pursuant to which they have granted to each other options to purchase their respective shares in us. In addition, this agreement provides for (1) certain notification requirements for secondary offerings of shares by such shareholders and (2) a priority to certain shareholders in the sale of its shares in a secondary offering, should more than one shareholder participate in the offering and demand be inferior to the size of the offering.

RELATED PARTY TRANSACTIONS

          One of our principal shareholders is VBC, which is a joint venture of three major Brazilian companies:

•	Votorantim Energia Ltda., a member of the Votorantim Group, which carries out activities in several industries, including pulp and paper, aluminum, nickel and long steel, among others;

•	Bradesplan Participações S.A., a holding company which belongs to Bradespar S.A., an investment company with interests in energy, mining and cable television, which has substantially the same shareholder base as Banco Bradesco S.A., the largest financial conglomerate in Brazil in terms of assets; and

•	Camargo Corrêa Energia S.A., a member of the Camargo Corrêa S.A., which is one of Brazil’s leading construction companies, and also has activities in the cement industry and toll road concessions.

          Through September 2003, we held debt securities of VBC. We also acquired our interest in RGE from VBC and 521 in July 2001 for R$1,382 million. In addition we acquired our interest in Semesa from VBC in December 2001 for R$496 million. The Semesa acquisition price is subject to adjustment in 2008 and 2013, based on the assessment of Semesa’s Assured Energy at that time.

          We also conduct transactions with the shareholders of VBC and their affiliates, including the following:

•	Our distribution subsidiary Paulista has entered into agreements to supply electricity to Votorantim Celulose e Papel S.A., an entity that is affiliated to VBC. Our distribution subsidiary Piratininga also has entered into agreements for the supply of electricity with several entities affiliated to VBC. All of these electricity supply agreements are regulated by ANEEL.

•	Banco Votorantim S.A., a bank that is part of the Votorantim Group, provides us with financial services, from time to time.

•	Banco Bradesco S.A., which has substantially the same shareholder base as Bradespar S.A., supplies us with a wide range of financial services, all in the ordinary course of business, including banking and insurance services and loans.

•	Geração, through its subsidiaries BAESA, ENERCAN, CERAN and Foz do Chapecó, has also entered into transactions with Construção e Comércio Camargo Corrêa S.A., a member of the Camargo Corrêa Group, with respect to the rendering and financing of construction services to our generation subsidiaries.

          In the past, we have also, from time to time, made advances to our generation construction projects in which we have invested. The only outstanding advance at June 30, 2004 was approximately R$21 milllion to BAESA. The aggregate cost of this loan for the 12-month period ended June 30, 2004 was 19.5%. The largest amounts outstanding during the three year period ended June 30, 2004 were R$44 million to CERAN, R$42 million to BAESA and R$30 million to Campos Novos. All of these loans were arranged in order to fund construction of new facilities. There were no guarantees for these loans, and the interest rates were in accordance with market rates, based on a percentage of the CDI.

          We also had approximately R$1,647 million of indebtedness at June 30, 2004 to BNDES, the parent company of our shareholder BNDESPAR. The most significant loan (R$1,098 million outstanding at June 30, 2004) relates to Parcel A costs and revenue losses arising in connection with the Rationing Program and bears interest at an annual rate of 1% over the SELIC rate. The aggregate cost of these loans for the year ended December 31, 2003 was 24.6%. See “Management Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources” for a more detailed explanation.

          Our subsidiaries Paulista, Piratininga and Geração are sponsors of a pension fund administered by Fundação CESP, a pension fund services company that has an indirect ownership interest in one of our shareholders, Bonaire.

          A financing facility established by Piratininga in 2004 will be administered by Banco Votorantim. The facility consists of a fund for obtaining cash linked to the collection of Piratininga’s trade receivables.

          All of the transactions described in this section were entered into on terms comparable to transactions with unaffiliated parties.

DESCRIPTION OF CAPITAL STOCK

General

          We are a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil and registered with the CVM under No. 01866-0. At the closing of this offering and the Brazilian offering (and assuming no exercise of the overallotment options granted to the international underwriters and one of the Brazilian underwriters), our capital structure will consist of 451,449,525 common shares, all without par value.

Issued Share Capital

          As of December 31, 2003, our capital stock was R$4,940,998,445.90, all of which was fully subscribed and paid in. At our Extraordinary General Shareholders’ Meeting held on April 30, 2004, our capital stock was reduced by R$1,543,612,033.21 to R$3,397,386,412.69 offsetting the accumulated deficit without reducing the number of outstanding shares. On August 13, 2004, our shareholders approved a 1-for-10 reverse stock split for all of our outstanding common shares, reducing the aggregate number of our outstanding common shares from 4,118,697,977 to 411,869,796 common shares, without par value. We hold no shares in treasury. Our bylaws authorize our board of directors to issue up to 5,000,000,000 common shares, without seeking specific shareholder approval. The shareholders must approve any further capital increase at a shareholders’ meeting.

History of Share Capital

          We increased our share capital in 2002 through a capitalization of the participations held by our controlling shareholders in two of our subsidiaries, Paulista and Geração, in the amount of R$3,390,944,467.00 by issuing 3,390,944,467 new common shares. As a result, our share capital was R$3,390,998,447.00 at December 31, 2002. In 2003, we increased our share capital by issuing 727,699,530 new common shares for a price per share of R$2.13, and our share capital was increased to R$4,940,998,445.90. On April 30, 2004, we reduced our share capital to R$3,397,386,412.69. Finally, on August 13, 2004 our shareholders approved a 1-for-10 reverse stock split for all of our outstanding common shares, reducing the aggregate number of our outstanding common shares to 411,869,796. There was no change in the voting rights attached to our common shares and there has been no other change in our share capital since January 1, 2001.

Objects and Purposes

          Article 2 of our bylaws (estatuto social) provides that our corporate purpose is to:

•	carry out activities with respect to generation, distribution, transmission and sale of electricity and related activities;

•	provide services in the fields of electricity, telecommunications and data transmission, as well as provide technical, operational, administrative and financial assistance, in particular to sister companies and subsidiaries; and

•	participate in companies that carry out activities similar to our own, such as those companies that promote, build, install and explore projects related to the generation, distribution, transmission and sale of electricity and related services.

Rights of Common Shares

          Each of our common shares entitles its holder to one vote at an annual or special shareholders’ meeting (assembléia geral ordinária ou extraordinária). Owners of common shares are entitled to dividends, or other distributions made in respect of common shares, in proportion to their ownership of outstanding shares. See “— Allocation of Net Income and Distribution of Dividends — Payment of Dividends and Interest on Shareholders’ Equity” for a more complete description of payment of dividends and other distributions on our common shares. In addition, upon our liquidation, the common shares are entitled to return of capital in proportion to their share of our net worth. Holders of our common shares are entitled to participate on a pro rata basis in, but are not liable for, future capital calls by our company. Our common shares have tag along rights, which enable their holders to, upon the sale of a controlling interest in us, receive 100% of the price paid per common share of the controlling block.

Options

          According to our by-laws, we may, within our authorized capital stock, grant stock options to our shareholders, employees and to individuals who provide services to us or to the companies we control, without granting rights of first refusal to our shareholders, provided that the stock option plan is approved at a shareholders’ meeting. As of the date of this prospectus, we have not granted any stock options.

Shareholder Meetings

Actions to be taken at our shareholders’ meetings

          At our shareholder meetings, shareholders are generally empowered to take any action relating to our corporate purpose and to pass such resolutions as they deem necessary. The approval of our financial statements and the determination of the allocation of our net profits with respect to each fiscal year takes place at the annual shareholder meeting immediately following such fiscal year. The election of our directors and members of our fiscal council — if the requisite shareholders request its establishment — typically takes place at the annual shareholders’ meeting, although under Brazilian law it may also occur at a special shareholders’ meeting.

          A special shareholders’ meeting may be held concurrently with the annual shareholders’ meeting. The following actions may only be taken at a special shareholders’ meeting:

•	amendment of our by-laws;

•	cancellation of registration with the CVM as a publicly-held company;

•	authorization of the issuance of debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporation law or our bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for shares of our capital stock;

•	approval of our transformation into a limited liability company (sociedade limitada) or any other corporate form;

•	delisting of our common shares from the Novo Mercado;

•	appointment of a financial institution responsible for our valuation, in the event that a tender offer for our common shares is carried out in connection with a corporate transformation or delisting of our common shares from the Novo Mercado;

•	approval of any merger (fusão) or consolidation (incorporação) with another company or a spin-off (cisão);

•	approval of any dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by him or her; and

•	authorization to petition for bankruptcy or request the compulsory rescheduling of our debts (concordata).

          According to the Brazilian corporation law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of some specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

•	the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants (bônus de subscrição), except in some specific circumstances under Brazilian law described in “— Preemptive rights;” and

•	the right to withdraw from the company in the cases specified in the Brazilian corporation law, described in “— Withdrawal rights and redemption.”

Quorum

          As a general rule, Brazilian corporation law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. A quorum for the purposes of amending our bylaws consists of shareholders representing at least two-thirds of our issued and outstanding voting capital on the first call and any percentage on the second call.

          As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	merge us with another company, if we are not the surviving company, or of our consolidation with another company;

•	spin off a portion of our assets or liabilities;

•	approve our participation in a group of companies (as defined in Brazilian corporation law);

•	apply for cancellation of any voluntary liquidation; and

•	approve our dissolution.

          According to our by-laws and for so long as we are listed on the Novo Mercado, we may not issue preferred shares or founders’ shares and, to delist ourselves from the Novo Mercado, we will have to conduct a tender offer.

Notice of our Shareholders’ Meetings

          Notice of our shareholders’ meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in the newspaper Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

Location of our Shareholders’ Meetings

          Our shareholders’ meetings take place at our head offices in the City of São Paulo, State of São Paulo. Brazilian corporation law allows our shareholders to hold meetings outside our head offices in the event of force majeure, provided that the meetings are held in the City of São Paulo and the relevant notice contains a clear indication of the place where the meeting will occur.

Who May Call our Shareholders’ Meetings

          In addition to our board of directors, shareholders’ meetings may also be called by:

•	any shareholder, if our directors fail to call a shareholders’ meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

•	shareholders holding at least five percent of our capital stock, if our directors fail to call a meeting within eight days after receipt of a request to call the meeting by those shareholders indicating the proposed agenda;

•	shareholders holding at least five percent of our (1) voting shares or (2) non-voting shares (when applicable), if our directors fail to call a meeting within eight days after receipt of a request to call the meeting for the implementation of the fiscal council; and

•	our fiscal council, if one is in place, if the board of directors delays calling an annual shareholders’ meeting for more than one month. The fiscal council may also call a special shareholders’ meeting any time if it believes that there are important or urgent matters to be addressed.

Conditions of Admission

          Shareholders attending our shareholders’ meeting must provide their identification cards and produce proof of ownership of the shares they intend to vote.

          A shareholder may be represented at a shareholders’ meeting by a proxy, as long as the proxy is appointed less than a year before the shareholders’ meeting. The proxy must be a shareholder, an officer of the corporation, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer. A proxy must deposit with the company proof of its appointment at least 24 hours before our shareholders’ meetings.

Directors

Election of Directors

          Our bylaws require that our board of directors consist of a minimum of 12 and a maximum of 14 directors. The exact number of directors is set by a vote of a majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting. Brazilian corporation law allows cumulative voting for directors at the request of at least 10% of the issued and outstanding voting shares. If there is no request for cumulative voting, directors are elected by a majority of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting, except that any shareholders that, individually or in blocks, hold at least 15% of the issued and outstanding common shares have the right to select one director and his or her alternate. Directors are typically elected at the annual shareholders’ meeting for a term of one year.

          Brazilian corporation law requires that each director own at least one share of our company. There is no mandatory retirement age for directors.

Transactions in which Directors have an Interest

          Brazilian corporation law prohibits directors from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or as a result of a shareholder vote; and

•	taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation.

          Our bylaws contain an specific provision requiring directors to disclose to the market any arrangement or contract in which the director is interested that individually, or collectively with other arrangements or contracts in an 1-year period, exceeds the higher of R$200,000.00 or 1% of our shareholders’ equity. In addition, any transaction exceeding R$5 million entered into between us and any director (in the capacity of shareholder) or related parties must be previously approved by our board of directors.

          The compensation of our directors is determined by the shareholders.

Allocation of Net Income and Distribution of Dividends

          The discussion below summarizes the main provisions of Brazilian corporation law regarding the establishment of reserves by corporations and rules with respect to the distribution of dividends, including provisions regarding interest attributed to shareholders’ equity.

Calculation of the Distributable Amount

          At each annual shareholders’ meeting, the board of directors is required to recommend how to allocate our net profits from the preceding fiscal year. This allocation is subject to approval by our shareholders. Brazilian corporation law defines “net income” for any fiscal year as income after income taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our net profits in such fiscal year.

          Consistent with Brazilian corporation law, our bylaws provide for an amount, known as the distributable amount, to be available for dividend distributions or payment of interest on shareholders’ equity in any particular year. The distributable amount is equal to 25% of our net profits, reduced by amounts allocated to our legal reserve, the unrealized profits reserve, if any, and the contingency reserve, if any, and increased by any reversals of the contingency reserve. In addition, the amount of the dividend may be further increased by the realized portion of the unrealized profits reserve. Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with Brazilian Accounting Principles.

Reserve Accounts

          We have two principal reserve accounts — profits reserve and capital reserve. Our profits reserve account is comprised of legal reserve, unrealized profit reserve, contingency reserve and the working capital strengthening reserve.

Legal Reserve

          Under Brazilian corporation law and our bylaws, we are required to maintain a legal reserve to which we must allocate 5% of our net income for each fiscal year until the aggregate amount of the reserve equals 20% of our subscribed capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to our other established capital reserves, exceeds 30% of our total capital. Any net loss may be offset with amounts in the legal reserve.

The legal reserve account is not available for the payment of dividends. At December 31, 2003, we had no legal reserve.

Unrealized Profits Reserve

          Under Brazilian corporation law, the amount by which the distributable amount exceeds the “realized” net income in a given fiscal year may be allocated to the unrealized profits reserve. Brazilian corporation law defines “realized” net profits as the amount by which net profits exceed the sum of (1) net positive results, if any, from the equity method of accounting for earnings and losses of subsidiaries and certain affiliates and (2) the profits, gains or returns that will be received by the company after the end of the next fiscal year related to transactions already undertaken by our company.

          All amounts allocated to the unrealized profits reserve must be paid as mandatory dividends when those “unrealized” profits are realized if they have not been designated to absorb losses in subsequent periods. At December 31, 2003, we had no unrealized profits reserve.

Contingency Reserve

          Under Brazilian corporation law, a percentage of our net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year either must be reversed in the fiscal year in which the loss had been anticipated, if the loss does not occur as projected, or charged off in the event that the anticipated loss occurs. At December 31, 2003, we had no contingency reserve.

Working Capital Strengthening Reserve

          Under Brazilian law, we are permitted to provide for the allocation of part of our net profits to discretionary reserve accounts that may be established in accordance with our bylaws. The allocation of our net profit to discretionary reserve accounts may not be made if it serves to prevent distribution of the mandatory distributable amount.

          Our working capital strengthening reserve is a form of discretionary reserve account. Our bylaws currently provide for a working capital strengthening reserve, to which we may allocate our net profit (after the allocations to the legal reserve and the payment of the mandatory distributable amount) that will provide the company with additional working capital. The amount set aside in the working capital strengthening reserve cannot at any time exceed the value of our share capital. At December 31, 2003, we had no working capital strengthening reserve.

Payment of Dividends and Interest on Shareholders’ Equity

          The bylaws of a Brazilian corporation may specify a minimum percentage of the distributable amount that must be paid to shareholders as dividends or interest on shareholders’ equity, also known as the mandatory distributable amount. Under Brazilian corporation law, the mandatory minimum distributable amount is 25% of our net profits, after adjustments are made to certain of our reserve accounts. Our bylaws provide the same. See “— Calculation of the Distributable Amount.”

          On July 28, 2004, our board of directors adopted a policy to distribute dividends based on our mid-year performance, in an amount equivalent to 50% of our relevant adjusted net profit, in accordance with the Brazilian corporation law. This policy does not prevent us from, under certain circumstances, declaring dividends in amounts equivalent to less than 50% of our adjusted net profits or year-end net profits .

          In addition to the mandatory distributable amount, the board of directors may recommend that the shareholders approve the payment of additional distributions from other funds legally available for distribution.

          While we are required under Brazilian corporation law to pay a mandatory distributable amount every year, we are also allowed to suspend the mandatory distribution if the board of directors reports to our annual shareholders’ meeting that the distribution would be inadvisable given our financial condition. Our fiscal council must review any suspension of the mandatory distribution if one is in place at the time. In addition, management of companies with publicly traded securities, including us, must submit a report setting out the reasons for the suspension of the mandatory distribution to the CVM. Net profits not distributed by virtue of a suspension are allocated to a separate reserve and, if not absorbed by subsequent losses, are required to be distributed as soon as the financial condition of the company permits such payments.

          The mandatory distribution may be made in the form of dividends or interest attributable to shareholders’ equity, which is equivalent to a dividend but allows us to take a deduction equal to the distribution amount when calculating our income tax obligations.

Dividends

          We are required by Brazilian corporation law and by our bylaws to hold an annual shareholders’ meeting no later than April 30 of each year at which our shareholders may vote to declare an annual dividend. The payment of annual dividends is based on our unconsolidated audited financial statements prepared for the immediately preceding fiscal year.

          Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under Brazilian corporation law, dividends are generally required to be paid within 60 days following the date on which the dividend is declared, unless the shareholders’ resolution establishes another date of payment, which, in any case, must occur before the end of the fiscal year in which the dividend is declared. Our bylaws do not require that we adjust the amount of the dividend payment on account of inflation or bear interest.

          A shareholder has a three-year period from the date of the dividend payment to claim dividends with respect to his or her shares, after which the aggregate amount of any unclaimed dividends legally reverts to us.

          Our board of directors may declare interim dividends based on the accrued profits recorded or the profits allocated to our profits reserve accounts in our annual or semi-annual financial statements approved by our shareholders. In addition, our board of directors may declare dividends from our net income based on our semi-annual financial statements or any financial statement relating to a shorter period. These quarterly interim dividends may not exceed the amounts accounted for in our capital reserve accounts. Any payment of interim dividends may be set off against the amount of mandatory distributions relating to the net profit earned in the year in which the interim dividends were paid.

Interest on Shareholders’ Equity

          Since January 1, 1996, Brazilian companies have been permitted to pay limited distributions to holders of equity securities and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and, since 1998, social contribution tax. The amount of the deduction is limited to the greater of (1) 50% of our net income (before payment of any interest or any deduction for income taxes or social contribution) and (2) 50% of our accumulated profits, in each case only for the relevant period. Our bylaws permit the payment of interest on shareholders’ equity as an alternative form of payment of dividends to shareholders. The rate applied in calculating interest on shareholders’ equity cannot exceed the Long-Term Interest Rate (Taxa de Juros de Longo Prazo, or TJLP), a nominal long-term interest rate determined by the Brazilian government that includes an inflation factor, for the applicable period. Under our bylaws, the amount distributed to shareholders as interest on shareholders’ equity, net of any withholding tax, may be included as part of the mandatory distribution. In accordance with applicable laws, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest on shareholders’ equity after payment of the applicable withholding tax, plus the amount of declared dividends, is, at least, equivalent to the mandatory dividend amount.

          Any payment of interest on shareholders’ equity to holders of our shares, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, provided that a 25% withholding tax rate applies if the person receiving this interest is a resident of a tax haven jurisdiction (i.e., a country that does not impose income tax, that imposes it at a maximum rate lower than 20% or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment). See “Taxation — Brazilian Tax Considerations — Distribution of Interest Attributable to Shareholders’ Equity.”

Withdrawal Rights and Redemption

          Shareholders who dissent from certain actions taken during a shareholders’ meeting have the right to withdraw from our company and to receive the value of their shares. Our shareholder withdrawal rights are triggered by actions that:

•	reduce the percentage of our mandatory dividends;

•	change our corporate purpose;

•	merge us with another company if we are not the surviving entity or our consolidation with another company; or

•	approve our participation in a group of companies (as defined in Brazilian corporation law).

          Brazilian corporation law further provides that any resolution regarding a spin-off will also entitle shareholders to withdraw if the spin-off:

•	causes a change in our corporate purpose;

•	reduces our mandatory dividends; or

•	causes us to join a group of companies (as defined in Brazilian corporation law).

          In cases where we merge with another company in circumstances in which we are not the surviving company, we are consolidated with another company or participate in a group of companies (as defined in Brazilian corporation law), our shareholders will not be entitled to withdraw if their respective shares (1) are liquid, defined as part of the BOVESPA Index or some other traded stock exchange index (as defined by the CVM) and (2) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of our shares.

          The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.

          If shareholders exercise withdrawal rights, they are entitled to receive net book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated no less than 60 days before the resolution date. In this case, we must immediately pay 80% of the equity value of the shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting.

          According to Brazilian corporation law, we are permitted to redeem our shares if our shareholders decide to do so at a special meeting of the shareholders. The shares to be redeemed are to be chosen by lottery.

Registration of our Shares

          Our shares are held in book-entry form with Banco Bradesco S.A., which requires presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Preemptive Rights

          Our shareholders have a general preemptive right to subscribe for shares in any capital increase according to the proportion of their shareholdings. Our shareholders also have a general preemptive right related to convertible debentures, rights to acquire our shares and subscription warrants that we may issue. In accordance with Brazilian law, a period of at least 30 days is allowed for the exercise of the preemptive right.

          Our board of directors has discretionary authority to reduce or exclude preemptive rights to our shareholders in any public subscription of shares, convertible debentures, rights to acquire our shares and subscription warrants.

          Under Brazilian corporation law, holders are permitted to transfer or dispose of their preemptive right for consideration.

          In addition, Brazilian corporation law allows for companies’ by-laws to give the board of directors the power to exclude preemptive rights or reduce the exercise period of such rights with respect to the issuance of new shares, debentures convertible into shares and subscription warrants up to the limit of the authorized share capital if the distribution of those shares is effected through a stock exchange, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company.

Anti-Takeover Effects of Certain Provisions of our Bylaws

          Some provisions of our bylaws may have the effect of discouraging, delaying or preventing hostile takeovers of our company. As is required for companies listed on the Novo Mercado, our bylaws provide that any person who purchases control of our company must conduct a tender offer for the remaining shares within 90 days at the same price per share paid for the controlling shares. In addition, if the new controlling shareholder owned any shares before its acquisition of control, the shareholder must pay, to any other shareholder from whom it has acquired shares on a stock exchange in the preceding six months, the difference between the price paid per share for the control block and the price paid in the other purchases. Although these requirements of the Novo Mercado are intended to protect minority shareholders, they may also discourage takeovers by increasing the cost and legal steps necessary to acquire control of a company.

Restriction on Certain Transactions by Controlling Shareholders, Directors, Executive Officers and Members of our Fiscal Council

          Our controlling shareholders, directors, executive officers and members of our fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in our securities, including derivatives based on our securities, in the following circumstances:

•	before the public disclosure of any material act or fact with respect to our business;

•	during the period preceding an established plan to merge with another company, consolidate, spin off part or all of our assets or reorganize;

•	during the 15-day period before the disclosure of our quarterly and annual financial statements; and

•	with respect to our controlling shareholders, directors and executive officers, in the event of acquisition or sale of our shares by us or the acquisition or sale of our shares by any of our controlled or affiliated companies or any other company under our common control.

Delisting from the Novo Mercado

          We may, at any time, delist our common shares from the Novo Mercado, provided that shareholders representing a majority of our voting capital stock approve the decision and BOVESPA is notified in writing at least 30 days in advance. Delisting of shares from the Novo Mercado does not require delisting from BOVESPA.

          If our common shares are delisted from the Novo Mercado, our controlling shareholders will be required to conduct a tender offer for the acquisition of our outstanding common shares within (1) 90 days from delisting or (2) 120 days from the shareholders’ meeting where our shareholders approved a corporate restructuring not in conformance with the Novo Mercado guidelines. In addition, we will not be permitted to have securities listed with the Novo Mercado for a period of two years after the delisting date, unless there is a change in control after the delisting.

Purchases by us of our own Shares

          Our bylaws entitle our board of directors to approve the acquisition of our own shares. The decision to acquire our shares, to maintain the acquired shares in treasury or to cancel them may not, among other things:

•	result in the reduction of our share capital;

•	require the use of resources greater than our accumulated profits and the profit reserves that may be distributed to our shareholders;

•	create, as a result of any action or inaction, directly or indirectly, any artificial condition relating to demand, supply or share price;

•	involve any unfair practice; or

•	be used for the acquisition of shares held by our controlling shareholders.

          We may not keep in treasury more than 10% of our common shares, including the shares held by subsidiaries and affiliates.

          Any acquisition by us of our own shares must be made on a stock exchange, except where the shares are registered only in an over-the-counter market and cannot be made in a private transaction. We may also purchase our own shares for the purpose of going private. Moreover, we may acquire or issue put or call options related to our shares.

Disclosure Requirements

          We are subject to the reporting requirements established by Brazilian corporation law and the CVM. Furthermore, because we will be listed with the Novo Mercado, we must also follow the disclosure requirements provided for in the Novo Mercado.

Disclosure of Information

          Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and independent auditor reports. Brazilian securities regulations also require public companies to file shareholders’ agreements and notices and minutes of shareholders’ meetings with the CVM.

          We observe the Novo Mercado disclosure standards and are required to, among other things:

•	present a consolidated balance sheet, a consolidated statement of results and the accompanying letter to shareholders;

•	disclose any direct or indirect ownership interest, including beneficial ownership interest, exceeding five percent of our capital stock;

•	disclose the amount and characteristics of our securities held directly or indirectly by insiders;

•	disclose changes in the amount of securities held by insiders within the preceding 12 months;

•	include, in the explanatory notes to our financial statements, a cash flow statement;

•	disclose the amount of free float shares and their respective percentage in relation to total shares outstanding; and

•	prepare annual and quarterly financial statements in accordance with U.S. GAAP or International Accounting Standards.

Disclosure of Trading by Insiders

          Brazilian securities regulations require our controlling shareholders, management, members of our fiscal council and any other technical or advisory body to disclose to us, the CVM and BOVESPA the number and types of securities issued by us, our subsidiaries and our controlling companies that are held by them or by persons closely related to them and any changes in their respective ownership positions during the preceding 12 months. The information regarding the acquisition of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were acquired.

Disclosure of Material Developments

          Under Brazilian securities regulations, we must disclose any material development related to our business to the CVM and BOVESPA. We are also required to publish a notice of those material developments. A development is deemed material if it has a material impact on the price of our securities, the decision of investors to trade in our securities or the decision of investors to exercise any rights as holders of any of our securities. Under special circumstances, we may submit to the CVM a request for confidential treatment for certain material developments.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

          We intend to declare and pay dividends and/or interest attributed to shareholders’ equity in amounts equivalent to 50% of our adjusted net profits, as determined based on our mid-year performance and in accordance with the Brazilian corporation law. See “Description of Capital Stock — Allocation of Net Income and Distribution of Dividends — Payment of Dividends and Interest on Shareholders’ Equity.”

          The amount of any of our distributions of dividends and/or interest attributed to shareholders’ equity will depend on a series of factors, such as our financial conditions, prospects, macroeconomic conditions, tariff adjustments, regulatory changes, growth strategies and other issues our board of directors and our shareholders may consider relevant. In addition, covenants contained in our debt instruments may limit the amount of dividends and/or interest attributable to shareholders’ equity that we may make. Within the context of our tax planning, we may in the future determine that it is to our benefit to distribute interest attributable to shareholders’ equity in lieu of dividends.

          Our board of directors may approve the distribution of dividends and/or interest attributed to shareholders’ equity, calculated based on our annual or semi-annual financial statements or on financial statements relating to shorter periods, or also based on accrued profits recorded or on profits allocated to non-profits reserve accounts in the annual or semi-annual financial statements. The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of the majority of the holders of our common shares.

Amounts Available for Distribution

          At each annual general shareholders’ meeting, our board of directors is required to propose how our earnings for the preceding fiscal year are to be allocated. For purposes of Brazilian corporation law, a company’s income after federal income tax for such fiscal year, net of any accumulated losses from prior fiscal years and amounts allocated to employees’ and management’s participation in earnings, represents its “net income” for such fiscal year. In accordance with the Brazilian corporation law, an amount equal to the company’s “net income,” as adjusted (the “distributable amount”) will be available for distribution to shareholders in any particular year. The distributable amount will be affected by the following:

•	reduced by amounts allocated to the legal reserve;

•	reduced by amounts allocated to the statutory reserve, if any;

•	reduced by amounts allocated to the contingency reserve, if any;

•	reduced by amounts allocated to the reserve for investment projects (as discussed below);

•	reduced by amounts allocated to the unrealized profits reserve established by the company in compliance with applicable law (as discussed below);

•	increased by reversals of contingency reserves recorded in prior years; and

•	increased by amounts allocated to the unrealized profits reserve, when realized and if not absorbed by losses.

          Under the Brazilian corporation law and according to our by-laws, we are required to maintain a “legal reserve” to which we must allocate 5% of our “net income” for each fiscal year until the amount of the reserve equals 20% of subscribed capital. We are not required to make any allocations to our legal reserve in respect of any fiscal year in which such reserve, when added to our capital reserves, exceeds 30% of our capital. Accumulated losses, if any, may be charged against the legal reserve. Other than that, the legal reserve can only be used to increase our capital. The legal reserve is subject to approval by the shareholders voting at the annual shareholders’ meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with the Brazilian corporation law.

          Under the Brazilian corporation law, a portion of a corporation’s “net income” may be allocated for discretionary appropriations for plant expansion and other fixed or working capital investment projects, the amount of which is based on a capital budget previously presented by management and approved by the shareholders in a general shareholders’ meeting. After completion of the relevant capital projects, the company may retain the appropriation until shareholders vote to transfer all or a portion of the reserve to capital or retained earnings. The Brazilian corporation law provides that, if a project to which the reserve for investment projects account is allocated has a term exceeding one year, the budget related to the project must be submitted to the shareholders’ meeting each fiscal year until the relevant investment is completed.

          Under the Brazilian corporation law, the amount by which the mandatory distribution exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized profits reserve and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which “income” exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain affiliates, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

          Under Brazilian tax legislation, a portion of the income taxes payable may also be transferred to a general “fiscal incentive reserve” in amounts equivalent to the reduction in the company’s income tax liability which results from the option to deposit part of that liability in investment in approved projects in investment incentive regions established by government.

          Under the Brazilian corporation law, any company may create a “statutory” reserve, which reserve must be described in the company’s by-laws. Those by-laws which authorize the allocation of a percentage of a company’s net income to the statutory reserve must also indicate the purpose, the criteria for allocation and the maximum amount of the reserve. Our by-laws provide that, unless otherwise resolved upon by our shareholders, the remaining portion of the “net income,” after the payment of mandatory dividends and the relevant allocation to legal reserve, will be allocated to the statutory reserve to reinforce our working capital, which amount may not exceed the subscribed capital stock. The Brazilian corporation law provides that all discretionary allocations of “net income,” including the unrealized profits reserve and the reserve for investment projects, are subject to approval by the shareholders voting at the general shareholders’ meeting and may be transferred to capital or used for the payment of dividends in subsequent years. The amounts allocated to the unrealized profits reserve must be paid as mandatory dividends when the profits are realized. The fiscal incentive reserve and the legal reserve are also subject to approval by the shareholders voting at the general shareholders’ meeting and may be transferred to capital or used to absorb losses, but are not available for the payment of dividends in subsequent years.

          The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized. Allocations to the contingency reserve are also subject to approval by the shareholders voting at the general shareholders meeting. Our by-laws do not provide for contingency reserves. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian Accounting Principles.

          The balance for the profit reserve accounts, except for the contingency reserve and unrealized profits reserve, may not exceed the share capital. If this happens, a shareholders’ meeting must resolve whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed stock capital or to distribute dividends.

          The profits unallocated to the accounts mentioned above must be distributed as dividends.

Mandatory Distribution

          The Brazilian corporation law generally requires that the by-laws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distribution.

          The mandatory distribution is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share. If the by-laws of a corporation are silent in this regard, the percentage is deemed to be 50%. Under our by-laws, at least 25% of our adjusted net income, as calculated under Brazilian Accounting Principles and adjusted under the Brazilian corporation law (which differs significantly from net income as calculated under U.S. GAAP), for the preceding fiscal year must be distributed as a mandatory annual dividend. Adjusted net income means the distributable amount before any deductions for statutory reserves and reserves for investment projects. The Brazilian corporation law, however, permits the suspension of the mandatory distribution of dividends in any fiscal year in which the management bodies report to the shareholders’ meeting that the distribution would be inadvisable in view of the company’s financial condition. The suspension is subject to the approval at the shareholders meeting and review by members of the fiscal committee if it is in place at the time. While the law does not establish the circumstances in which payment of the mandatory dividend would be “inadvisable” based on the company’s financial condition, it is generally agreed that a company need not pay the mandatory dividend if such payment threatens the existence of the company as a going concern or harms its normal course of operations. In the case of publicly held corporations, the board of directors must file a justification for such suspension with the CVM within five days of the relevant general meeting. If the mandatory dividend is not paid and funds are available, those funds shall be attributed to a special reserve account. If not absorbed by subsequent losses, those funds shall be paid out as dividends as soon as the financial condition of the company permits. Under the Brazilian corporation law, the shareholders of publicly-held companies, such as us, may also decide to distribute dividends in an amount lower than mandatory dividends, to raise funds by means of the issuance of non-convertible debentures.

Payment of Dividends

          We are required by the Brazilian corporation law to hold an annual general shareholders’ meeting by no later than April 30 of each year, at which time, among other things, the shareholders have to decide on the payment of an annual dividend. Additionally, interim dividends may be declared by the board of directors. Any holder of record of shares at the time of a dividend declaration is entitled to receive dividends. Dividends on shares held through depositaries are paid to the depositary for further distribution to the shareholders. Under the Brazilian corporation law, dividends are generally required to be paid to the holder of record on a dividend declaration date within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which such dividend was declared. Pursuant to our by-laws, unclaimed dividends do not bear interest, are not monetarily adjusted and revert to us three years after the date when we begin to pay such declared dividends. See “Description of American Depositary Shares.”

          In general, shareholders who are not residents of Brazil must register their equity investment with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil. The common shares underlying the ADSs are held in Brazil by Banco Bradesco S.A., also known as the custodian, as agent for the depositary, that is the registered owner on the records of the registrar for our shares. The current registrar is Banco Bradesco S.A. The depositary registers the common shares underlying the ADSs with the Central Bank and, therefore, is able to have dividends, sales proceeds or other amounts with respect to the common shares remitted outside Brazil.

          Payments of cash dividends and distributions, if any, are made in reais to the custodian on behalf of the depositary, which then converts such proceeds into U.S. dollars and causes such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. In the event that the custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by depreciations of the Brazilian currency that occur before the dividends are converted. Under the current Brazilian tax law, dividends paid to persons who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding tax, except for dividends declared based on profits generated prior to December 31, 1995, which will be subject to Brazilian withholding income tax at varying tax rates. See “Taxation — Brazilian Tax Considerations.”

          Holders of ADSs have the benefit of the electronic registration obtained from the Central Bank, which permits the depositary and the custodian to convert dividends and other distributions or sales proceeds with respect to the common shares represented by ADSs into foreign currency and remits the proceeds outside of Brazil. In the event the holder exchanges the ADSs for common shares, the holder will be entitled to continue to rely on the depositary’s certificate of registration for five business days after the exchange. Thereafter, in order to convert foreign currency and remit outside Brazil the sales proceeds or distributions with respect to the common shares, the holder must obtain a new certificate of registration in its own name that will permit the conversion and remittance of such payments through the commercial rate exchange market. See “Taxation — Brazilian Tax Considerations — Other Relevant Brazilian Taxes — Registered Capital.”

          If the holder is not a duly qualified investor and does not obtain an electronic certificate of foreign capital registration, a special authorization from the Central Bank must be obtained in order to remit from Brazil any payments with respect to the common shares through the commercial rate exchange market. Without this special authorization, the holder may currently remit payments with respect to the common shares through the floating rate exchange market, although no assurance can be given that the floating rate exchange market will be accessible for these purposes in the future.

          In addition, a holder who is not a duly qualified investor and who has not obtained an electronic certificate of foreign capital registration or a special authorization from the Central Bank may remit these payments by international transfer of Brazilian currency pursuant to Central Bank Resolution No. 1,946, dated July 29, 1992, and Central Bank Circular No. 2,677, dated April 10, 1996. The subsequent conversion of such Brazilian currency into U.S. dollars may be made by international financial institutions under a mechanism currently available in the floating rate exchange market. However, we cannot assure you that this mechanism will exist or be available at the time payments with respect to the common shares are made.

          Under current Brazilian legislation, the Brazilian government may impose temporary restrictions of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. See “Risk Factors — Risks Relating to the ADSs and Our Common Shares.”

Interest Attributable to Shareholders’ Equity

          Under Brazilian tax legislation effective January 1, 1996, Brazilian companies are permitted to pay “interest” to holders of equity securities and treat such payments as an expense for Brazilian income tax purposes and, beginning in 1998, for social contribution purposes. The purpose of the tax law change is to encourage the use of equity investment, as opposed to debt, to finance corporate activities. Payment of such interest may be made at the discretion of our board of directors, subject to the approval of the shareholders at a general shareholders’ meeting. The amount of any such notional “interest” payment to holders of equity securities is generally limited in respect of any particular year to the greater of:

•	50% of net income (after the deduction of the provisions for social contribution on net profits but before taking into account the provision for income tax and the interest attributable to shareholders’ equity) for the period in respect of which the payment is made; or

•	50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which such payment is made.

          For accounting purposes, although the interest charge must be reflected in the statement of operations to be tax-deductible, the charge is reversed before calculating net income in the statutory financial statements and deducted from shareholders’ equity in a manner similar to a dividend. Any payment of interest in respect of common shares (including the holders of the ADSs) is subject to Brazilian withholding tax at the rate of 15%, or 25% in the case of a shareholder domiciled in a tax haven See “Taxation — Brazilian Tax Considerations”. If such payments are accounted for, at their net value, as part of any mandatory dividend, the tax is paid by the company on behalf of its shareholders, upon distribution of the interest. In case we distribute interest attributed to shareholders’ equity in any year, and that distribution is not accounted for as part of mandatory distribution, Brazilian income tax would be borne by the shareholders.

          Under our by-laws, interest attributable to shareholders’ equity may be treated as a dividend for purposes of the mandatory dividend.

          To date, CPFL Energia has not made any distributions out of net income to our Shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

          The Bank of New York, as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent common shares (or a right to receive three common shares) deposited with the principal Osasco — São Paulo office of Banco Bradesco S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

          You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of common shares your ADSs represent.

          Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

          Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

          Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares.

          Rights to purchase additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary may, after consultation with us, make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

          If the depositary makes rights to purchase common shares available to you, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

          U.S. securities laws may restrict transfers and cancellation of the ADSs representing common shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

          Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary, after consultation with us, has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

How do ADS holders cancel ADSs and obtain shares?

          If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

          You may instruct the depositary to vote the number of common shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.

          We cannot assure you that you will receive the voting materials or otherwise learn of an upcoming shareholders’ meeting in time to ensure that you can instruct the depositary to vote your common shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing common shares or ADR holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders
US$0.02 (or less) per ADS	• Any distribution of cash to ADR holders (to the extent permitted by the rules of any stock exchange on which the ADSs are listed for trading)
Registration or transfer fees	• Transfer and registration of common shares on our common share register to or from the name of the depositary or its agent when you deposit or withdraw common shares
Expenses of the depositary in converting foreign currency to U.S. dollars
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or common share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes
Any charges incurred by the depositary or its agents for servicing the deposited securities	• No charges of this type are currently made in the Brazilian market

Payment of Taxes

          The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
•     Change the nominal or par value of our common shares

•     Reclassify, split up or consolidate any of the deposited securities

•     Distribute securities on the common shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

          The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination. In addition, in the event that the depositary or the custodian is advised in writing by reputable independent Brazilian counsel that the depositary or custodian reasonably could be subject to criminal or material civil liabilities (as reasonably determined by the Depositary), as a result of our failing to provide such information or documents reasonably available only through us to the CVM, the depositary will have the right to terminate the deposit agreement, upon at least 15 days’ prior notice to you and us, and the depositary will not be subject to any liability on account of such termination or such determination.

          After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise you that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver common shares and other deposited securities upon surrender of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, after deduction of fees and expenses, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

          In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

          Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of common shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Common Shares Underlying your ADRs

          You have the right to surrender your ADSs and withdraw the underlying common shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common shares.

•	When you or other ADR holders seeking to withdraw common shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities.

•	This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

          The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying common shares. This is called a pre-release of the ADSs. The depositary may also deliver common shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may receive ADSs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the common shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. Pre-release may be suspended at our discretion.

Ownership Restrictions

          You must comply with any limitations on ownership of shares under our by-laws (estatuto social) or applicable Brazilian law and regulations as if you held the number of shares your ADSs represent.

TAXATION

          The following discussion addresses the material Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares or ADSs. The discussion is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date hereof, which are subject to change. Prospective purchasers of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs.

          Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of common shares or ADSs. Prospective holders of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs in their particular circumstances.

Brazilian Tax Considerations

          The following discussion is the opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and addresses the material Brazilian tax consequences of the acquisition, ownership and disposition of our common shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation and, in the case of common shares, which has registered its investment in such securities with the Central Bank as a U.S. dollar investment (in each case, a Non-Brazilian Holder). Pursuant to Brazilian law, investors may invest in the common shares under Resolution No. 2,689.

          Resolution No. 2,689 allows foreign investors to invest in almost all financial assets and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that some requirements are fulfilled. In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

          Pursuant to Resolution No. 2,689, foreign investors must: (a) appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment; (b) complete the appropriate foreign investor registration form; (c) register as a foreign investor with the Brazilian securities commission; and (d) register the foreign investment with the Central Bank.

          Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, occurring upon the death of an investor by operation of law or will or as a consequence of the delisting of the relevant shares from a stock exchange and the cancellation of the registration with the CVM.

          Taxation of Dividends. Dividends, including dividends in kind, paid by us to the depositary in respect of the common shares underlying the ADSs or to a Non-Brazilian Holder in respect of common shares generally will not be subject to Brazilian income withholding tax provided that they are paid out of profits generated as of or after January 1, 1996. Dividends relating to profits generated prior to December 31, 1995 are subject to a Brazilian withholding tax of 15% to 25% according to the tax legislation applicable to each corresponding year.

          Taxation of Gains. Gains realized outside Brazil by a Non-Brazilian Holder on the disposition of ADSs to another Non-Brazilian Holder are not currently subject to Brazilian tax. According to Law No. 10,833, enacted on December 29, 2003, or Law No. 10,833, the disposition of assets located in Brazil by a Non-Brazilian Holder, whether to other Non-Brazilian Holders or Brazilian holders, may become subject to taxation in Brazil. Although we believe that the ADSs do not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, considering the general and unclear scope of such provisions and the lack of a judicial court ruling in respect thereto, we are unable to predict whether such understanding will ultimately prevail in the courts of Brazil.

          For purposes of Brazilian taxation, there are two types of Non-Brazilian Holders of common shares or ADSs: (a) Non-Brazilian Holders that are not resident or domiciled in a tax haven jurisdiction (i.e., a country or location that does not impose income tax or where the maximum income tax rate is lower than 20% or where the internal legislation imposes restrictions to disclosure of shareholding composition or the ownership of the investment), and that, in the case of holders of common shares, are registered before the Central Bank and the CVM to invest in Brazil in accordance with Resolution No. 2,689; and (b) other Non-Brazilian Holders, which include any and all non-residents of Brazil who invest in equity securities of Brazilian companies through any other means and all types of investors that are located in tax haven jurisdiction. The investors mentioned in item (a) above are subject to a favorable tax regime in Brazil, as described below.

          The deposit of common shares in exchange for ADSs may be subject to Brazilian tax on capital gains at the rate of 15%, or 25% in the case of investors domiciled in a tax haven jurisdiction, if the amount previously registered with the Central Bank as a foreign investment in the common shares is lower than (a) the average price per common share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of common shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the amount previously registered and the average price of the common shares calculated as above will be considered to be a capital gain. Such taxation is not applicable in case of investors registered under Resolution No. 2,689 which are not located in a tax haven jurisdiction, which are currently tax exempt from income tax in such transaction.

          The withdrawal of ADSs in exchange for common shares is not subject to Brazilian tax. Upon receipt of the underlying common shares, a Non-Brazilian Holder registered under Resolution No. 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank as described below.

          As a general rule, Non-Brazilian Holders registered under Resolution No. 2,689 that are not located in a tax haven jurisdiction are subject to income tax at a rate of 15% on gains realized on sales or exchanges of common shares outside a Brazilian stock exchange. With reference to proceeds of a redemption or of a liquidating distribution with respect to the common shares, the difference between the amount effectively received by the shareholder and the amount of foreign currency registered with the Central Bank, translated in reais at the commercial market rate on the date of the redemption or liquidating distribution, will be also subject to income tax at a rate of 15% once such transactions are treated as a sale or exchange not carried out on Brazilian stock exchange. In both cases, if the Non-Brazilian Holders are located in tax haven jurisdictions, the applicable rate is 25%. Gains realized arising from transactions on a Brazilian stock exchange by an investor registered under Resolution No. 2,689 that is not located in a tax haven jurisdiction are exempt from Brazilian income tax. As of January 1, 2000, the preferential treatment under Resolution No. 2,689 is no longer applicable if the Non-Brazilian Holders of the common shares or ADSs are resident in a tax haven jurisdiction in accordance with Law No. 9,959 of January 27, 2000. As a consequence, gains realized on transactions performed by such holder on the Brazilian stock exchange are subject to income tax at a rate of 20%. Such rate may be reduced to 15% and an additional withholding tax of 0.005% may be levied (to be offset against tax due on eventual capital gains) as of January 1, 2005, based on the provisions of Provisional Measure 206, issued on August 6, 2004, if such Provisional Measure is confirmed by Congress.

          Therefore, Non-Brazilian Holders are subject to income tax at a rate of 20% on gains realized on sales or exchanges in Brazil of common shares that occur on a Brazilian stock exchange, unless such sale is made by a Non-Brazilian Holder that is not resident in a tax haven jurisdiction, and (a) such a sale is made within five business days of the withdrawal of such common shares in exchange for ADSs and the proceeds of such sale are remitted abroad within such five-day period, or (b) such a sale is made under

Resolution No. 2,689 by Non-Brazilian Holders that register with the CVM. In these two cases the transaction will be tax exempt.

          The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian currency realized on the sale or exchange of the shares and their acquisition cost, without any correction for inflation. The “gain realized” as a result of a transaction that occurs other than on a Brazilian stock exchange, with shares that are registered under a certificate of registration of investment (other than under Resolution No. 2,689), will be calculated based on the foreign currency amount registered with the Central Bank which will be translated into reais at the commercial market rate of the date of such sale or exchange. There can be no assurance that the current preferential treatment for holders of ADSs and Non-Brazilian Holders of common shares under Resolution No. 2,689 will continue or will not be changed in the future. Reductions in the tax rate provided for by Brazil’s tax treaties do not apply to tax on gains realized on sales or exchanges of common shares.

          Any exercise of preemptive rights relating to the common shares or ADSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to common shares by the depositary on behalf of holders of ADSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of common shares.

          Distributions of Interest Attributable to Shareholders’ Equity. In accordance with Law No. 9,249, dated December 26, 1995, as amended Brazilian corporations may make payments to shareholders characterized as distributions of interest on the company’s shareholders’ equity. Such interest is calculated by reference to the TJLP as determined by the Central Bank from time to time and cannot exceed the greater of:

•	50% of net income (after social contribution on profits and before taking such distribution and any deductions for corporate income tax into account) for the period in respect of which the payment is made; or

•	50% of the sum of retained profits and profits reserves.

          Distributions of interest on shareholders’ equity in respect of the common shares paid to shareholders who are either Brazilian residents or non-Brazilian residents, including holders of ADSs, are subject to Brazilian income withholding tax at the rate of 15%, or 25% in case of shareholders domiciled in a tax haven jurisdiction. The distribution of interest on shareholders’ equity may be determined by our board of directors. We cannot assure you that our board of directors will not determine that future distributions of profits may be made by means of interest on shareholders’ equity instead of by means of dividends.

          The amounts paid as distribution of interest on shareholders’ equity are deductible for corporation income tax and social contribution on profit, both of which are taxes levied on our profits, as far as the limits and rules described above are observed by us.

     Other Relevant Brazilian Taxes

          There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or ADSs by a Non-Brazilian Holder except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares or ADSs.

          Pursuant to Decree 4,494 of December 3, 2002, the conversion into foreign currency or the conversion into Brazilian currency of the proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market, including those in connection with the investment in the common shares and ADSs and those made under Resolution No. 2,689, is potentially subject to an exchange transactions tax (Imposto Sobre Operações Financeiras — IOF/ Câmbio), although at present the rate of such tax is generally zero percent. Under Law No. 8,894 of June 21, 1994, or Law No. 8,894, such IOF tax rate may be increased at any time to a maximum of 25%, but any such increase will only be applicable to transactions occurring after such increase becomes effective.

          Law No. 8,894 creates the Tax on Bonds and Securities Transactions (IOF/ Títulos), which may be imposed on any transactions involving bonds and securities effected in Brazil, even if there transactions are performed on a Brazilian stock exchange. As a general rule, the rate of this tax is currently zero but the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

          Financial transfers are taxed by the Contribuição Provisória sobre Movimentação Financeira, or CPMF, at a rate of 0.38%. The CPMF is levied upon the remittance of proceeds on the amount converted in reais of the transaction and is required to be withheld by the financial institution that carries out the transaction. Currently, the funds transferred from a bank account to acquire shares on the Brazilian stock exchange are exempt from CPMF.

          Registered Capital. The amount of an investment in common shares held by a Non-Brazilian Holder who qualifies under Resolution No. 2,689 and obtains registration with the CVM, or by the depositary, as the depositary representing such holder, is eligible for registration with the Central Bank. Such registration allows the remittance outside of Brazil of any proceeds of distributions on the shares, and amounts realized with respect to disposition of such shares. The amounts received in Brazilian currency are converted into foreign currency through the use of the commercial market rate. The registered capital for common shares purchased in the form of ADSs or purchased in Brazil, and deposited with the depositary in exchange for ADSs will be equal to their purchase price (in U.S. dollars) to the purchaser. The registered capital for common shares that are withdrawn upon surrender of ADSs will be the U.S. dollar equivalent of the average price of common shares on a Brazilian stock exchange on which the greatest number of such common shares was sold on the day of withdrawal. If no common shares were sold on such day, the registered capital will refer to the average price on the Brazilian stock exchange on which the greatest number of common shares were sold in the 15 trading sessions immediately preceding such withdrawal. The U.S. dollar value of the common shares is determined on the basis of the average commercial market rate quoted by the Central Bank on such date or, if the average price of common shares is determined under the last preceding sentence, the average of such average quoted rates on the same 15 dates used to determine the average price of the common shares.

          A Non-Brazilian Holder of common shares may experience delays in effecting such action, which may delay remittances abroad. Such a delay may adversely affect the amount, in U.S. dollars, received by the Non-Brazilian Holder.

Certain United States Federal Income Tax Consequences

          The statements regarding U.S. tax law set forth below are based on U.S. law as in force on the date of this prospectus, and changes to such law subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion describes the material tax consequences of the ownership and disposition of common shares or ADSs, but it does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of common shares or ADSs, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This discussion applies only to purchasers of common shares or ADSs who will hold the common shares or ADSs as capital assets and does not apply to special classes of holders such as dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of our shares (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in common shares or ADSs on a mark-to-market basis, and persons holding common shares or ADSs in a hedging transaction or as part of a straddle or conversion transaction.

          Each holder should consult such holder’s own tax advisor concerning the overall tax consequences to it, including the consequences under laws other than U.S. federal income tax laws, of an investment in common shares or ADSs.

          In this discussion, references to ADSs also refer to common shares, and references to a “U.S. holder” are to a holder of an ADS (1) that is a citizen or resident of the United States of America, (2) that is a corporation organized under the laws of the United States of America or any state thereof, or (3) that is otherwise subject to U.S. federal income taxation on a net basis with respect to the ADSs.

          For purposes of the U.S. Internal Revenue Code of 1986, as amended, or the Code, holders of ADRs will be treated as owners of the common shares represented by such ADRs.

     Taxation of Distributions

          A U.S. holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property distributed by us as a dividend, when such distribution is received by the custodian (or by the U.S. holder in the case of a holder of common shares). The amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the custodian (or by a U.S. holder in the case of a holder of common shares). If the custodian (or U.S. holder in the case of a holder of common shares) does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

          Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) the company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC, foreign personal holding company, or FPHC, or foreign investment company, or FIC. The ADSs are expected to be listed on the NYSE, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on the company’s audited consolidated financial statements and relevant market and shareholder data, the company believes that it was not treated as a PFIC, FPHC or FIC for U.S. federal income tax purposes with respect to its 2003 taxable year. In addition, based on the Company’s audited consolidated financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Company does not anticipate becoming a PFIC, FPHC or FIC for its 2004 taxable year.

          Based on existing guidance, it is not entirely clear whether dividends received with respect to the common shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether the Company will be able to comply with them. Holders of ADSs and common shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

          Distributions out of earnings and profits with respect to the ADSs generally will be treated as dividend income from sources outside of the United States and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the Code. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to the ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively such Brazilian withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of certain arrangements in which a U.S. holder’s expected economic profit is insubstantial. U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

          Distributions of additional shares to holders with respect to their ADSs that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

          Holders of ADSs that are foreign corporations or nonresident alien individuals, which we call “non-U.S. holders,” generally will not be subject to U.S. federal income tax or withholding tax on distributions with respect to ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

  Taxation of Capital Gains

          Upon the sale or other disposition of an ADS, a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes. The amount of the gain or loss will be equal to the difference between the amount realized in consideration for the disposition of the ADS and the U.S. holder’s tax basis in the ADS. Such gain or loss generally will be subject to U.S. federal income tax and will be treated as capital gain or loss and will be long-term capital gain or loss if the ADS has been held for more than one year. The net amount of long-term capital gain recognized by an individual holder is taxed at a reduced rate. Capital losses may be deducted from taxable income, subject to certain limitations. Gain realized by a U.S. holder on a sale or disposition of ADSs generally will be treated as U.S. source income. Consequently, if Brazilian tax is imposed on such gain, the U.S. holder will not be able to use the corresponding foreign tax credit, unless the holder has other foreign source income of the appropriate type in respect of which the credit may be used.

          A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of an ADS unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States, or (2) such holder is an individual who is present in the United States of America for 183 days or more in the taxable year of the sale and certain other conditions are met.

  Backup Withholding and Information Reporting

          Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or common shares to a U.S. holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number or otherwise establishes an exemption. The amount of any backup withholding collected from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

          A non-U.S. holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.

UNDERWRITING

          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Pactual Capital Corporation are acting as representatives for the international underwriters named below. Subject to the terms and conditions described in an international purchase agreement among us, the selling shareholders and the international underwriters, we and the selling shareholders have agreed to sell to the international underwriters, and the international underwriters severally have agreed to purchase from us and the selling shareholders, the number of ADSs listed opposite their names below. The address for the representatives is: c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080.

Number
International Underwriter	of ADSs

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Pactual Capital Corporation
Credit Suisse First Boston LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Total

          We and the selling shareholders have also entered into a Brazilian purchase agreement with the Brazilian managers, acting on behalf of the Brazilian underwriters, for the sale of common shares in Brazil. Subject to the terms and conditions in the Brazilian purchase agreement, and concurrently with the sale of                     ADSs to the international underwriters pursuant to the international purchase agreement, we and the selling shareholders have agreed to sell to the Brazilian underwriters, and the Brazilian underwriters severally have agreed to purchase                     common shares from us and the selling shareholders. The initial public offering price per ADS and the total underwriting discount per ADS under the international purchase agreement are equivalent to the initial public offering price per three common shares (the number of common shares represented by each ADS) and the total underwriting discount per three common shares under the Brazilian purchase agreement. Merrill Lynch is acting as the sole global coordinator, and Merrill Lynch and Pactual Capital Corporation are acting as joint lead bookrunners for this offering. The closings for the sale of ADSs to be purchased by the international underwriters and the sale of common shares to be purchased by the Brazilian underwriters are conditioned on one another.

          The international underwriters have agreed to purchase all of the ADSs sold under the international purchase agreement if any of these ADSs are purchased. If an international underwriter defaults, the international purchase agreement provides that the purchase commitments of the nondefaulting international underwriters may be increased or the purchase agreement may be terminated.

          We and the selling shareholders have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international underwriters may be required to make in respect of those liabilities.

          The international underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs and common shares, and other conditions contained in the international purchase agreement, such as the receipt by the international underwriters of officer’s certificates and legal opinions. The international underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The international representatives have advised us and the selling shareholders that the international underwriters propose initially to offer the ADSs to the public at the initial public offering price listed on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$           per ADS. The international underwriters may allow, and the dealers may reallow, a discount not in excess of US$           per ADS to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to our company and the selling shareholders. The information assumes either no exercise or full exercise by the international underwriters of their overallotment option.

	Per ADS	Without Option	With Option

Public offering price	US$	US$	US$
Underwriting discount	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$	US$

          The expenses of this offering, not including the underwriting discount, are estimated at US$3.3 million and are payable by us. In addition, the underwriting discounts and commissions relating to this offering are subject to a 15% Brazilian withholding income tax that will be borne by us and each of the selling shareholders, respectively.

Overallotment Options

          We and the selling shareholders have granted an option to the international underwriters to purchase up to an additional            ADSs at the public offering price less the underwriting discount in connection with this offering. The international underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the international underwriters exercise their option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.

          We and the selling shareholders have also granted one of the Brazilian underwriters the right to purchase, within 30 days from the date of this prospectus, an additional                     common shares to cover overallotments, if any, in connection with the Brazilian offering.

Intersyndicate Agreement

          The international underwriters and, on behalf of the Brazilian underwriters, the Brazilian managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the Brazilian underwriters may sell common shares to each other for purposes of resale at the initial public offering price in the form of ADSs or common shares, as the case may be, less an amount not greater than the selling concession.

No Sales of Similar Securities

          We and the selling shareholders have agreed, with exceptions, not to sell or transfer any of our common shares or any of the ADSs for 180 days after the date of this prospectus (subject to a potential extension of up to 18 days) without first obtaining the written consent of Merrill Lynch and Pactual Capital Corporation. Specifically, we and these other shareholders and individuals have agreed not to directly or indirectly:

•	offer, pledge, sell, or contract to sell any common shares or ADSs,

•	sell any option or contract to purchase any common shares or ADSs,

•	purchase any option or contract to sell any common shares or ADSs,

•	grant any option, right or warrant for the sale of any common shares or ADSs,

•	lend or otherwise dispose of or transfer any common shares or ADSs,

•	request or demand that we file a registration statement related to the common shares or ADSs, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares or ADSs, whether any such swap or transaction is to be settled by delivery of shares, ADSs or other securities, in cash or otherwise.

          This lockup provision applies to common shares, to ADSs and to securities convertible into or exchangeable or exercisable for or repayable with common shares or ADSs. It also applies to common shares and ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

          The international underwriters may, in their sole discretion, at any time, without notice, consent to the release of all or any portion of our common shares and ADSs subject to the lock-up agreements. The international underwriters do not have any current intention to release the common shares or the ADSs subject to these lock-ups. Any release of securities from the lock-up restrictions will be considered on a case-by-case basis and would be based on a number of factors at the time of any such determination. Such factors may include the timing of the proposed sale, the number of securities involved, the reason for the requested release, general market conditions, the liquidity of the trading market for our common stock and ADSs, and the market price of our common shares and the ADSs.

Employee Directed Share Program

          At our request, the Brazilian underwriters have reserved for sale, at the initial public offering price, common shares offered in the Brazilian offering for our statutory officers and employees. The number of common shares available for sale to the general public in the Brazilian offering will be reduced to the extent such employees purchase such reserved common shares.

Listing

          We expect the ADSs to be approved for listing on the NYSE under the symbol “CPL.” In order to meet the requirements for listing of the ADSs on that exchange, the international underwriters have undertaken to sell a minimum number of ADSs to a minimum number of beneficial owners as required by that exchange.

          To meet NYSE distribution standards for the international offering, the international underwriters have undertaken to distribute the ADSs in a manner such that:

•	there are at least 5,000 worldwide stockholders, each owning 100 common shares or more;

•	there are at least 2,500,000 publicly held common shares outstanding worldwide;

•	the aggregate market value of publicly held common shares is at least US$100 million worldwide; and

•	the aggregate market capitalization of the company, on a post-offering basis, will be in excess of US$750 million.

          An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

          The international underwriters do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Determination of Offering Price

          Before this offering, there has been no public market for the ADSs. The initial public offering price will be determined through negotiations among us, the selling shareholders and the international representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the international representatives and the lead managers believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the ADSs is completed, SEC rules may limit the international underwriters and selling group members from bidding for and purchasing the ADSs. However, the international representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price. Specifically, the international underwriters may sell more ADSs than the international underwriters are obligated to purchase under the underwriting agreement, creating a short position for their own account. A short sale is “covered” if the short position is no greater than the number of common shares available for purchase by the international underwriters under their overallotment option. The international underwriters can close out a covered short sale by exercising their overallotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the international underwriters will consider, among other things, the open market price of ADSs compared to the price available under their overallotment option. The international underwriters may also sell ADSs in excess of their overallotment option, creating a naked short position. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the international offering. In addition, to stabilize the price of the ADSs, the international underwriters may bid for, and purchase, ADSs in the open market. Finally, the international underwriting syndicate may reclaim concessions allowed to an international underwriter or a dealer for distributing ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels or retard a decline in the market price of the ADSs. The international underwriters are not required to engage in these activities, and may end any of these activities at any time.

          If the international underwriters create a short position in the ADSs in connection with the offering, i.e., if they sell more ADSs than are listed on the cover of this prospectus, the international representatives may reduce that short position by purchasing ADSs in the open market. The international representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the ADSs to stabilize its price or to reduce a short position may cause the price of the ADSs to be higher than it might be in the absence of such purchases.

          The international representatives may also impose a penalty bid on the international underwriters and selling group members. This means that if the international representatives purchase ADSs in the open market to reduce the international underwriters’ short position or to stabilize the price of such ADSs, it may reclaim the amount of the selling concession from the international underwriters and selling group members who sold those ADSs. The imposition of a penalty bid may also affect the price of the ADSs in that it discourages resales of those ADSs.

          Neither we nor the selling shareholders nor any of the international underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the selling shareholders nor any of the international underwriters makes any representation that the international representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

          This prospectus does not constitute an offer of, or an invitation by or on behalf of, us or the selling shareholders or by or on behalf of the international underwriters to subscribe for or purchase any ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. We, the selling shareholders and the international underwriters require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions.

          Each international underwriter has agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any common shares or ADSs included in this offering to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any common shares or ADSs included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us, and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares and ADSs in, from or otherwise involving the United Kingdom.

Electronic Distribution

          Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

No Public Offering Outside the United States and Brazil

          No action has been or will be taken in any jurisdiction (except in the United States and Brazil) that would permit a public offering of the common shares or ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to our company, the selling shareholders, our common shares or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, our common shares and the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the common shares or ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

          Purchasers of the ADSs offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

Settlement Cycle

          We expect that delivery of the ADSs will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which is the fourth business day in New York following the date of this prospectus. Pursuant to Rule 15c6-1 under the U.S. Securities

Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on the date of this prospectus will be required, by virtue of the fact that these securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Relationships

          Some of the international underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and the selling shareholders. They have received customary fees and commissions for these transactions.

EXPENSES OF THE OFFERINGS

          We estimate that our expenses in connection with this offering and the Brazilian offering, other than underwriting discounts and commissions, will be as follows:

			Percentage of Net
	Amount		Proceeds of The
Expenses	(in US$)		Offerings (%)

Securities and Exchange Commission registration fee	US$	47,060	0.02%
NYSE listing fee		150,000	0.06
National Association of Securities Dealers filing fee		30,500	0.01
Brazilian fees, including CVM and BOVESPA fees		60,000	0.03
Printing and engraving expenses		500,000	0.21
Legal fees and expenses		1,300,000	0.55
Accountant fees and expenses		1,100,000	0.46
Miscellaneous costs		95,000	0.04

Total	US$	3,282,560	1.39%

          All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NYSE listing fee and the NASD filing fee.

          The depositary has agreed to pay some of these expenses on our behalf, subject to certain conditions.

          The total underwriting discounts and commissions that we are required to pay will be approximately US$                     million or           % of the gross proceeds of this offering and the Brazilian offering. In addition, the underwriting discounts and commissions relating to this offering are subject to a 15% Brazilian withholding income tax that will be borne by us and each of the selling shareholders, respectively.

VALIDITY OF SECURITIES

          The validity of the ADSs will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York and for the international underwriters by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the common shares and other matters governed by Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil. Certain matters of Brazilian law will be passed upon for the international underwriters by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil.

EXPERTS

          Deloitte Touche Tohmatsu Auditores Independentes, independent auditors, have audited our financial statements at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Deloitte Touche Tohmatsu Auditores Independente’s report, given on their authority as experts in accounting and auditing.

          The financial statements of RGE at December 31, 2002 and 2003, and for each of the two years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          Deloitte Touche Tohmatsu Auditores Independentes, independent auditors, have audited RGE’s financial statements for the year ended December 31, 2001. We have included RGE’s financial statements for the year ended December 31, 2001 in this prospectus in reliance on the report of Deloitte Touche Tohmatsu Auditores Independentes, given on their authority as experts in accounting and auditing.

          With respect to the unaudited interim financial information for the periods ended June 30, 2004 and 2003 which is included in this prospectus, Deloitte Touche Tohmatsu Auditores Independentes, independent auditors, have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in this prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes are not subject to the liability provisions of Section 11 of the U.S. Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements, principally under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Brazilian Power Industry” and “Business.” We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	general economic, political, demographic and business conditions in Brazil and particularly in the geographic markets we serve;

•	electricity shortages;

•	changes in tariffs;

•	our failure to generate electricity due to water shortages, transmission outages, operational or technical problems or physical damages to our facilities;

•	potential disruption or interruption of our services;

•	inflation, depreciation and devaluation of the real;

•	the early termination of our concessions to operate our facilities by the granting authority;

•	competitive developments in the power industry in the markets where we operate;

•	our ability to implement our capital expenditure plan, including our ability to arrange financing when required and on reasonable terms;

•	changes in customer demand;

•	existing and future governmental regulations relating to the power industry; and

•	the risk factors discussed under “Risk Factors” beginning on page 9.

          The words “believe,” “may,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur. In light of these limitations, you should not place undue reliance on forward-looking statements contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

          Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago Illinois 60661, and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

          As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports.

          However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We plan to file quarterly financial statements with the SEC within two months of the first three quarters of our fiscal year, and we will file annual reports on Form 20-F within the time period required by the SEC, which is currently six months from December 31, the end of our fiscal year.

          We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

          We also file financial statements and other periodic reports with the CVM located at Rua Sete de Setembro, 111, Rio de Janeiro, Rio de Janeiro 20159-900, Brazil.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

          We and each of the selling shareholders are incorporated under the laws of Brazil. Substantially all of our assets and those of the selling shareholders are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Brazil, and the majority of the selling shareholders’ officers and directors reside in Brazil or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

          We have been advised by our Brazilian counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against us, any selling shareholder or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. That confirmation will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted,

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law,

•	is not subject to appeal,

•	is for the payment of a sum certain,

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

          We cannot assure you that the confirmation process described above will be conducted in a timely manner or that Brazilian courts would enforce a monetary judgment for violation of the United States securities laws with respect to the ADSs and the common shares represented thereby.

          We have been further advised by our Brazilian counsel that:

•	original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers, the selling shareholders and the advisors named in this prospectus; and

•	our assets and equipment essential for the rendering of public services under governmental concessions (bens vinculados a concessão, or bens reversíveis) are entitled to immunity and cannot be attached prior to any entry of judgment or in aid of execution upon a judgment.

          A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Supreme Court.

GLOSSARY OF TERMS

          ABRADEE: Brazilian Association of Electric Energy Distributors (Associação Brasileira de Distribuidores de Energia Elétrica).

          ANEEL: National Electric Energy Agency (Agência Nacional de Energia Elétrica).

          Assured Energy: Amount of energy that generators are allowed to sell in long-term contracts.

          Basic Network: Interconnected transmission lines, dams, energy transformers and equipment with voltage equal to or higher than 230 kV, or installations with lower voltage as determined by ANEEL.

          CCC: Fuel Usage Quota.

          CCEE: Energy Trading Chamber (Câmara de Comercialização de Energia Elétrica).

          CNPE: National Energy Policy Council (Conselho Nacional de Política Energética).

          Distribution: Electric network system that distributes energy to end customers within a concession area.

          Distributor: An entity supplying electrical energy to a group of customers by means of a distribution network.

          ERM: Energy Reallocation Mechanism.

          final customer: A party that uses electricity for its own needs.

          free consumers: Existing customers that are able to opt out of the regulated market and choose their electricity supplier.

          GCE: Energy Crisis Management Chamber (Câmara de Gestão da Crise de Energia Elétrica).

          gigawatt (GW): One billion watts.

          gigawatt hour (GWh): One gigawatt of power supplied or demanded for one hour, or one billion watt hours.

          high voltage: A class of nominal system voltages equal to or greater than 100,000 volts (100 kVs) and less than 230,000 volts (230 kVs).

          hydroelectric plant or hydroelectric facility: A generating unit that uses water power to drive the electric generator.

          Initial Supply Contracts: Initial energy supply agreements at prices and volumes approved by ANEEL, that distribution and generation companies are required to enter into per the 1998 Power Industry Law.

          installed capacity: The level of electricity which can be delivered from a particular generating unit on a full-load continuous basis under specified conditions as designated by the manufacturer.

          Interconnected Power System: Systems or networks for the transmission of energy, connected together by means of one or more links (lines and/or transformers).

          Independent Power Producer: a legal entity or consortium holding a concession or authorization for power generation for sale for its own account to public utility concessionaires or Unregulated Customers.

          Itaipu: Itaipu Binacional, a hydroelectric facility owned equally by Brazil and Paraguay.

          kilovolt (kV): One thousand volts.

          kilowatt (kW): One thousand watts.

          kilowatt hour (kWh): One kilowatt of power supplied or demanded for one hour, or one thousand watt hours.

          megawatt (MW): One million watts.

          megawatt hour (MWh): One megawatt of power supplied or demanded for one hour, or one million watt hours.

          MME: Ministry of Mines and Energy (Ministério de Minas e Energia).

          ONS: National System Operator (Operador Nacional do Sistema), an entity responsible for operational planning, administration of generation and transmission and planning of transmission investments in the power industry.

          Parcel A costs: Costs that include, among others, the following:

•	costs of electricity purchased for resale pursuant to Initial Supply Contracts;

•	costs of electricity purchased from Itaipu;

•	costs of electricity purchased pursuant to bilateral agreements that are freely negotiated between parties; and

•	certain other charges for the transmission and distribution systems.

          Rationing Program: The Brazilian government-mandated program to reduce electricity consumption in from June 1, 2001 to February 28, 2002 as a result of poor hydrological conditions that threatened the country’s electricity supply.

          RTE: Extraordinary Tariff Adjustment (reajuste tarifário extraordinário).

          Small Hydroelectric Power Plants: Power projects with capacity from 1 MW to 30 MW.

          substation: An assemblage of equipment which switches and/or changes or regulates the voltage of electricity in a transmission and distribution system.

          thermoelectric plant: A generating unit which uses combustible fuel, such as coal, oil, diesel natural gas or other hydrocarbon as the source of energy to drive the electric generator.

          transmission: The bulk transfer of electricity from generating facilities to the distribution system at load center station by means of the transmission grid (in lines with capacity between 69 kV and 525 kV).

          volt: The basic unit of electric force analogous to water pressure in pounds per square inch.

          watt: The basic unit of electrical power.

          Wholesale Energy Market: The short-term electricity market, established in 1998 through the Power Industry Law, which replaced the prior system of regulated generation prices and supply contracts.

INDEX TO FINANCIAL STATEMENTS

CPFL ENERGIA
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2003, 2002 and 2001	F-6
Consolidated Statements of Changes in Financial Position for the Years Ended December 31, 2003, 2002 and 2001	F-7
Notes to the Audited Consolidated Financial Statements	F-8

Unaudited Interim Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-80
Interim Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003	F-81
Interim Consolidated Statements of Operations for the Six Months Ended June 30, 2004 and 2003	F-83
Interim Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2004 and 2003	F-85
Notes to the Interim Consolidated Financial Statements	F-86

RIO GRANDE ENERGIA
Report of Independent Registered Public Accounting Firm	F-114
Report of Independent Registered Public Accounting Firm	F-115
Balance Sheet at December 31, 2003 and 2002	F-116
Statement of Operations for the Years Ended December 31, 2003, 2002 and 2001	F-118
Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2003, 2002 and 2001	F-119
Statement of Changes in Financial Position for the Years Ended December 31, 2003, 2002 and 2001	F-120
Notes to the Financial Statements	F-121

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CPFL Energia S.A.
São Paulo — SP, Brazil

We have audited the consolidated balance sheets of CPFL Energia S.A. (a Brazilian corporation) and its subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2003, all expressed in Brazilian reais. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Rio Grande Energia S.A. (a proportionately consolidated indirectly owned subsidiary), which statements reflect total assets constituting 10.1% and 10.2%, respectively, of consolidated total assets as of December 31, 2003 and 2002, and total net revenues constituting 13.0% and 11.6%, respectively, of consolidated total net revenues for the years ended December 31, 2003 and 2002. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Company, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and the changes in its financial position and for each of the three years in the period ended December 31, 2003, in conformity with accounting practices adopted in Brazil.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

May 12, 2004	(except for the matters discussed in Notes 21 and 32(g), as to which the dates are August 13 and June 15, 2004, respectively).

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

(In thousands of Brazilian reais)

	2003	2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 5)	374,612	176,659
Financial investments (Note 6)	12,120	87,019
Accounts receivable (Note 7)	1,478,760	1,628,965
Allowance for doubtful accounts	(40,581)	(32,834)
Recoverable taxes (Note 8)	222,161	226,847
Other receivables	75,300	75,278
Derivative contracts (Note 27)	—	244,790
Materials and supplies	7,930	8,451
Deferred costs variations — Parcel A (CVA) (Note 9)	96,500	302,659
Prepaid expenses	9,276	12,869
Due from related parties	—	117
Other	139,600	87,953

	2,375,678	2,818,773
NONCURRENT ASSETS
Accounts receivable (Note 7)	728,074	768,202
Other receivables	148,225	217,064
Derivative contracts (Note 27)	—	57,399
Due from related parties	7,620	—
Escrow deposits (Note 20)	97,162	67,405
Deferred taxes (Note 10)	375,380	206,276
Recoverable taxes	24,041	11,404
Deferred costs variations — Parcel A (CVA) (Note 9)	906,384	416,933
Prepaid expenses	4,473	6,290
Other	96,226	90,140

	2,387,585	1,841,113
PERMANENT ASSETS
Property, plant and equipment (Note 12)	4,452,143	4,383,443
Special obligations (Note 12)	(543,543)	(495,061)
Goodwill (Note 11)	3,237,442	3,773,939
Other	132,446	99,230

	7,278,488	7,761,551

TOTAL ASSETS	12,041,751	12,421,437

The accompanying notes are an integral part of these consolidated financial statements.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

(In thousands of Brazilian reais)

	2003	2002

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Suppliers (Note 13)	660,989	865,220
Payroll	3,110	3,470
Taxes and payroll charges payable (Note 18)	398,920	218,292
Employee profit sharing	7,949	9,014
Dividends and interest on capital	8,444	34,127
Accrued interest on loans and financing (Note 14)	65,850	107,149
Accrued interest on debentures (Note 15)	223,525	73,397
Accrued pension costs (Note 16)	51,112	49,311
Regulatory charges (Note 17)	35,517	85,225
Loans and financing (Note 14)	794,842	2,342,363
Debentures (Note 15)	93,655	856,207
Accrued liabilities	23,073	22,901
Reserve for contingencies (Note 20)	449	99,938
Due to related parties (Note 19)	15,805	17
Deferred gain variations — Parcel A gains (CVA) (Note 9)	5,064	910
Derivative contracts (Note 27)	24,710	—
Other	99,956	98,835

	2,512,970	4,866,376

LONG TERM LIABILITIES
Suppliers	187,797	228,559
Loans and financing (Note 14)	2,146,116	2,333,277
Debentures (Note 15)	2,215,383	1,502,927
Accrued pension costs (Note 16)	743,623	752,662
Taxes and social contribution payable (Note 18)	183,232	—
Due to related parties (Note 19)	—	315,965
Reserve for contingencies (Note 20)	254,881	70,140
Deferred gain variations — Parcel A gains (CVA) (Note 9)	182,747	6,075
Derivative contracts (Note 27)	6,336	—
Other	27,960	31,733

	5,948,075	5,241,338

MINORITY INTEREST	191,572	192,667

SHAREHOLDERS’ EQUITY (Note 21)
Common stock (without par value, 2003 — 9,118,697,977 authorized, 4,118,697,977 issued and outstanding; 2002 — 8,390,998,447 authorized, 3,390,998,447 issued and outstanding)	4,940,998	3,390,998
Accumulated deficit	(1,551,864)	(1,269,942)

	3,389,134	2,121,056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,041,751	12,421,437

The accompanying notes are an integral part of these consolidated financial statements.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands of Brazilian reais, except for share and per share amounts)

	2003	2002	2001

OPERATING REVENUES (Note 22)
Electricity sales to final consumers	7,649,184	6,335,753	5,611,660
Electricity sales to distributors	275,247	411,695	269,378
Other revenues	157,275	75,852	71,639

	8,081,706	6,823,300	5,952,677

DEDUCTIONS FROM OPERATING REVENUES
Contribution to concession reserve fund (RGR)	(47,288)	(54,774)	(46,685)
ICMS (State VAT)	(1,383,737)	(1,117,145)	(844,841)
COFINS/ PIS (taxes on revenue)	(324,428)	(246,109)	(218,842)
ISS (service tax)	(856)	(66)	(210)
Emergency capacity charges (ECE)	(268,328)	(141,451)	—

	(2,024,637)	(1,559,545)	(1,110,578)

NET OPERATING REVENUES	6,057,069	5,263,755	4,842,099
OPERATING COSTS
Electricity purchased for resale (Note 24)	(3,020,175)	(2,556,884)	(2,314,324)
Electricity network usage charges (Note 24)	(445,539)	(313,578)	(386,367)
Personnel	(169,147)	(161,596)	(154,012)
Pension	(84,046)	(128,703)	(114,267)
Materials	(22,379)	(21,580)	(30,990)
Outside services	(83,997)	(86,581)	(48,099)
Depreciation and amortization	(256,236)	(223,105)	(200,733)
Fuel usage quota (CCC)	(339,232)	(291,781)	(290,363)
Services provided by third parties	(5,002)	(3,009)	(4,342)
Other	(9,762)	(9,565)	(18,380)

	(4,435,515)	(3,796,382)	(3,561,877)

OPERATING EXPENSES
Sales and marketing (Note 23)	(148,408)	(175,536)	(133,021)
General and administrative (Note 23)	(279,219)	(282,069)	(205,187)
Amortization of goodwill	(531,993)	(527,783)	(406,929)
Other (Note 23)	(20,114)	(15,570)	(9,945)

	(979,734)	(1,000,958)	(755,082)

OPERATING INCOME	641,820	466,415	525,140

FINANCIAL EXPENSE (Note 25)
Financial income	583,864	776,405	161,319
Financial expense	(1,404,947)	(2,077,052)	(755,634)

	(821,083)	(1,300,647)	(594,315)
NONOPERATING INCOME (EXPENSE) (Note 26)
Nonoperating income	53,943	22,268	10,132
Nonoperating expense	(10,091)	(12,323)	(39,143)

	43,852	9,945	(29,011)

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM AND MINORITY INTEREST	(135,411)	(824,287)	(98,186)
Social contribution tax	(21,955)	29,813	(34,819)
Current tax	(28,959)	27,995	(36,599)
Deferred tax	7,004	1,818	1,780
Income tax	(89,203)	58,033	(88,433)
Current tax	(114,837)	49,627	(89,390)
Deferred tax	25,634	8,406	957

LOSS BEFORE EXTRAORDINARY ITEM AND MINORITY INTEREST	(246,569)	(736,441)	(221,438)
Extraordinary item, net of taxes of R$17,337 per year	(33,655)	(33,655)	—
Minority interest	(1,698)	21,032	(7,529)

NET LOSS FOR THE YEAR	(281,922)	(749,064)	(228,967)

NUMBER OF SHARES OUTSTANDING AT YEAR END	4,118,697,977	3,390,998,447	3,373,656,033

NET LOSS PER THOUSAND SHARES	(68.449)	(220.898)	(67.869)

The accompanying notes are an integral part of these consolidated financial statements.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands of Brazilian reais)

						Changes in the number of
	Capital	Capital	Treasury	Accumulated	Total
	stock	reserves	shares	deficit	shareholders’ equity	Treasury shares	Common shares	Total shares

Balance as of December 31, 2000	2,951,450	210,674	—	(264,413)	2,897,711	—	3,040,818,503	3,040,818,503
Capital increase	548,147	—	—	—	548,147	—	523,464,209	523,464,209
Share repurchase	—	—	(71,271)	—	(71,271)	(66,586,970)		(66,586,970)
First redemption of class “C” preferred shares	—	—	(126,759)	—	(126,759)	(124,039,709)		(124,039,709)
Mandatory dividends on class “C” preferred shares	—	(139,403)	—	—	(139,403)	—	—	—
Net loss	—	—	—	(228,967)	(228,967)	—	—	—
Proposed dividends	—	—	—	(27,498)	(27,498)	—	—	—

Balance as of December 31, 2001	3,499,597	71,271	(198,030)	(520,878)	2,851,960	(190,626,679)	3,564,282,712	3,373,656,033
Cancellation of repurchased shares	(126,759)	(71,271)	198,030	—	—	190,626,679	(190,626,679)	—
Capital increase	18,160	—	—	—	18,160	—	17,342,414	17,342,414
Net loss	—	—	—	(749,064)	(749,064)	—	—	—

Balance as of December 31, 2002	3,390,998	—	—	(1,269,942)	2,121,056	—	3,390,998,447	3,390,998,447
Capital increase	1,550,000	—	—	—	1,550,000	—	727,699,530	727,699,530
Net loss	—	—	—	(281,922)	(281,922)	—	—	—

Balance as of December 31, 2003	4,940,998	—	—	(1,551,864)	3,389,134	—	4,118,697,977	4,118,697,977

The accompanying notes are an integral part of these consolidated financial statements.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands of Brazilian reais)

	2003	2002	2001

SOURCES OF FUNDS
From operations:
Net loss	(281,922)	(749,064)	(228,967)
Items not affecting working capital:
Revenue on extraordinary tariff adjustment	—	(212,449)	(435,414)
Extraordinary tariff adjustment — monetary restatement	(161,145)	(113,622)	—
Amortization of goodwill and depreciation of property, plant and equipment	811,428	801,734	635,924
Long-term monetary and exchange variations	234,607	892,867	83,649
Losses (gains) on changes in participation in subsidiaries	(39,537)	(14,916)	24,545
(Gains) losses on disposal of property, plant and equipment	(6,817)	1,714	803
Realization (provision) of long-term tax credits	(18,914)	(126,710)	29,978
Pension plan costs	110,767	257,936	116,589
Reserve for contingencies	83,493	43,930	18,740
Minority interest	1,698	(21,032)	7,529
Other	12,138	13,864	(6,503)

Total from operations	745,796	774,252	246,873
From shareholders:
Capital contributions — in cash	1,200,000	18,160	548,147
From third parties:
Long-term financing and debentures	1,413,000	1,046,480	1,523,810
Transfer from noncurrent to current assets	372,524	413,330	104,504
Intercompany loans	6,933	—	226,788
Transfer of short-term liabilities to long-term liabilities	100,500	11,179	—
Special obligations	48,440	40,213	30,126
Impact in working capital due to sale of permanent investment	28,920	—	—
Sale of permanent assets	238,699	17,332	15,272
Other	39,721	17,663	16,551

	2,248,737	1,546,197	1,917,051

Total sources	4,194,533	2,338,609	2,712,071

USES OF FUNDS
Purchase of interest in subsidiaries	—	196,930	2,247,774
Increase in property, plant and equipment	564,382	512,332	247,159
Transfer from long-term to current liabilities	1,096,177	1,906,625	961,171
Dividends and interest on capital	—	—	166,901
Purchase of treasury shares	—	—	198,030
Redemption of debentures	178,010	—	—
Transfer from current to noncurrent assets — CVA	298,178	—	—
Transfer from current to noncurrent assets	51,483	80,319	46,452
Additions to deferred charges	42,154	30,776	16,856
Recoverable Parcel A cost variations	—	171,646	215,506
Other	53,838	19,850	185,040

	2,284,222	2,918,478	4,284,889

DECREASE (INCREASE) IN NEGATIVE WORKING CAPITAL	1,910,311	(579,869)	(1,572,818)

REPRESENTED BY
Current assets:
Beginning of year	2,818,773	1,738,423	1,469,049
End of year	2,375,678	2,818,773	1,738,423

	(443,095)	1,080,350	269,374
Current liabilities:
Beginning of year	4,866,376	3,206,157	1,363,965
End of year	2,512,970	4,866,376	3,206,157

	(2,353,406)	1,660,219	1,842,192

DECREASE (INCREASE) IN NEGATIVE WORKING CAPITAL	1,910,311	(579,869)	(1,572,818)

The accompanying notes are an integral part of these consolidated financial statements.

CPFL ENERGIA S.A.

NOTES TO THE FINANCIAL STATEMENTS

(Amounts in thousands of Brazilian reais, unless otherwise indicated)

1.	THE COMPANY AND ITS OPERATIONS

The Company

CPFL Energia S.A. (“CPFL Energia” — formerly Draft II Participações S.A.) is a public corporation organized under the laws of Brazil that was formed to invest in companies engaged in the generation, distribution and sale of electric energy. CPFL Energia was incorporated in 1998 as a joint venture between VBC Energia S.A. (“VBC”), 521 Participações S.A. (“521”) and Bonaire Participações S.A. (“Bonaire”) (collectively, the “Investors”) for the purpose of consolidating their interests in electricity distribution and generation companies in Brazil. CPFL Energia currently has three directly owned operating subsidiaries, Companhia Paulista de Força e Luz — CPFL (“Paulista”), CPFL Geração de Energia S.A. (“Geração”) and CPFL Comercialização Brasil S.A. (“Comercialização”).

On August 6, 2002, the Investors completed a restructuring to contribute their direct interests in Paulista and Geração to CPFL Energia in exchange for shares in CPFL Energia (the “Restructuring”). As a result of the Restructuring, CPFL Energia obtained control of and began consolidating Paulista and Geração. Prior to the Restructuring, the Investors separately held direct and indirect interests in Paulista and Geração. In December 1999 and October 2001, respectively, the Investors executed shareholders’ agreements to establish joint control over Paulista and Geração, respectively. In March 2002, the Investors executed a shareholders’ agreement to establish joint control over CPFL Energia. For all periods prior to the Restructuring, CPFL Energia, Paulista and Geração were under common management. Consequently, prior to August 6, 2002, these financial statements reflect the combined operations of CPFL Energia, Paulista and Geração. The Restructuring was accounted for at historical cost and did not have any impact on the values of the assets and liabilities of the combined companies. Hereinafter, CPFL Energia, Paulista, Geração and Comercialização together with their consolidated subsidiaries are referred to as the “Company”. For the purpose of presentation, all periods in the financial statements are referred to as “consolidated”.

Distribution activities

Paulista

Paulista is a Brazilian public company and has a concession for the distribution of electric energy in designated regions of Brazil through November 20, 2027. This concession may be extended for an additional 30 years as established by Executive Decree of November 19, 1997 and concession contract No. 14 of November 20, 1997, with the Federal Government, through the Ministry of Mines and Energy (“MME”) and the National Electric Energy Agency — ANEEL (“ANEEL”). Paulista serves approximately 3,000,000 consumers as of December 31, 2003 (3,000,000 in 2002 and 2,900,000 in 2001).

On July 5, 2001, Paulista acquired a 66.92% voting interest in Rio Grande Energia S.A. (“RGE”) for R$1,381,561. RGE is also a Brazilian public company that has a concession to provide public energy services, operating principally in the distribution of energy to approximately 1,100,000 (994,000 in 2002 and 994,000 in 2001) consumers in the northern and northeastern regions of the state of Rio Grande do Sul. RGE has a concession of 30 years, through November 6, 2027, renewable for an additional period of 30 years. The shareholders’ agreement governing RGE gives significant veto rights to the minority shareholders and consequently, RGE is accounted for using proportionate consolidation.

During August 2001, Paulista and Enerpaulo — Energia Paulista Ltda. (“Enerpaulo”), an unrelated company, agreed to separate Bandeirante Energia S.A. (“Bandeirante”), an equity investee of Paulista, into two geographical regions so that each could retain a controlling interest in their respective region. On October 1, 2001, a portion of Bandeirante was spun-off to Companhia Piratininga de Força e Luz

(“Piratininga”), a newly formed company. After the spin-off, Paulista owned approximately 42.44% of both Bandeirante and Piratininga. On the same date, Paulista exchanged its equity interest in Bandeirante for Enerpaulo’s equity interest in Piratininga. As a result of this transaction, Paulista holds a 97.41% voting interest in Piratininga as of December 31, 2003 and 2002. Piratininga is a Brazilian public company concessionaire of electric energy public services, principally engaged in the distribution of electricity to approximately 1,200,000 (1,100,000 in 2002 and 1,105,000 in 2001) consumers in the Baixada Santista, Sorocaba, Jundiaí, Indaiatuba, Salto and Itú regions of the state of São Paulo. Piratininga has a concession for electric energy distribution services through October 23, 2028, renewable for an additional period of 30 years.

Generation activities

Geração

Geração, a Brazilian public holding company of the electric generation activities of the Company, was formed on July 19, 2000. Geração holds interests in the following operating companies:

CPFL Centrais Elétricas S.A. (“Centrais Elétricas”)

Centrais Elétricas owns 19 small hydro generation plants with 118.85 MW of total installed annual generation capacity and one thermoelectric plant, all located in the state of São Paulo. Centrais Elétricas has a concession for electric energy generation through November 20, 2027, which can be extended for an additional 30 years as established by Executive Action of November 19, 1997 and concession contract No. 15 of November 20, 1997, between Centrais Elétricas and the Federal Government, amended on July 19, 2001.

Semesa S.A. (“Semesa”)

Semesa S.A. owns the principal assets of the Serra da Mesa power plant, located on the Tocantins River, municipality of Minaçu in the state of Goiás. The Serra da Mesa plant has installed annual generation capacity of 1,275 MW. The energy produced is sold to Furnas Centrais Elétricas S.A. (“Furnas”) pursuant to a lease agreement. On December 26, 2001, 100% of the voting and total interest in Semesa was acquired by the Company from VBC for R$496,082. The acquisition was approved by ANEEL, in accordance with Resolution No. 582, of December 21, 2001.

Development companies

Geração holds investments in the following development stage companies:

•	Companhia Energética Rio das Antas (“CERAN”) (jointly-controlled) — CERAN is engaged in the implementation and the operation of hydroelectric resources of three power plants. These power plants are scheduled to commence operations in the fourth quarter of 2004 at the Monte Claro power plant, the first half of 2007 at the Castro Alves power plant, and the first half of 2007 at the 14 de Julho power plant. Total installed capacity of these power plants will be 360 MW.

•	Campos Novos Energia S.A. (“ENERCAN”) (jointly-controlled) — ENERCAN is engaged in the construction and operation of hydroelectric resources of the Campos Novos power plant; installed capacity is expected to be 880 MW. Construction began in August 2001, and the excavations for the major foundations are currently in progress. Construction is expected to be completed by January 2006.

•	Barra Grande Energia S.A. (“Barra Grande”) holds 25.01% of the capital of BAESA — Energética Barra Grande S.A., a jointly-controlled company engaged in the construction and operation of hydroelectric resources of the Barra Grande power plant; installed capacity is expected to be 690 MW. Excavation for the major foundations for the project is on-going and the environmental licensing process has commenced. Construction is expected to be completed in the fourth quarter of 2005.

•	Foz do Chapecó Energia S.A. (“Foz do Chapecó”) (jointly-controlled) — Foz do Chapecó is a closely-held company formed to hold an interest in the Foz do Chapecó Energy Consortium, which is engaged in the construction and operation of hydroelectric resources of the Foz do Chapecó power plant; installed capacity is expected to be 855 MW. The project is in the initial phase of development, including the environmental licensing process. Construction is expected to be completed in the third quarter of 2008.

Following is additional information on the Company’s jointly-owned power plants under construction. The Company’s proportionate share amounts below represent the Company’s share in each plant for which the Company is required to provide its own financing:

			Barra	Foz do
	CERAN	ENERCAN	Grande	Chapecó	Total

Plant under construction as of December 31, 2003 (R$)	160,902	570,032	178,278	14,987	924,199
Company’s proportionate share in each plant (R$)	104,586	277,736	178,278	9,992	570,592

Commercialization activities

CPFL Comercialização Brasil S.A. (“Comercialização”)

Comercialização is principally engaged in the purchase of electric energy for use by the Company, as well as for the sale to certain large consumers and provides electricity-related services, such as inspections of electrical equipment and technical training. Comercialização began its operations in January 2003.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements are presented in thousands of Brazilian reais (R$) and were prepared in accordance with accounting practices adopted in Brazil, which include accounting practices established by Brazilian corporate law and regulations issued by ANEEL and the Brazilian Securities Commission (“CVM”) (herein after referred to as “Brazilian Accounting Principles”). Brazilian Accounting Principles provided for a simplified methodology for accounting for the effects of inflation until December 31, 1995. Consequently, permanent assets (property, plant and equipment, investments and deferred charges), special obligations and shareholders’ equity accounts have been restated for inflation up to December 31, 1995, using indices mandated by the Federal Government.

The accompanying financial statements have been adjusted from the statutory financial statements originally published in Brazil to eliminate the effects of deferral of exchange losses arising from the restatement of amounts in Brazilian reais of obligations and receivables denominated in foreign currency which occurred in 2001. This deferral is not accepted under Brazilian Accounting Principles, which require that such losses be charged to income when incurred, but was recorded by Paulista and RGE in their local books, as allowed by CVM Resolution No. 404 of September 27, 2001. The deferred amount is being amortized on the straight-line basis in local books, limited to the maturity dates of contracts that have a duration of, over four years, starting in 2001. These financial statements are not intended to replace the financial statements of the Company for statutory and regulatory purposes.

A summary of the principal differences between Brazilian Accounting Principles and the Company’s statutory financial statements related to the deferral of exchange losses is as follows:

	2003			2002			2001

	Deferred	Shareholders’	Income	Deferred	Shareholders’	Income	Income
	Charges	Equity	Statement	Charges	Equity	Statement	Statement

Statutory financial statements — combined amounts	9,897	3,397,387	(297,392)	28,340	2,144,779	(778,064)	(177,713)
Reversal of deferred exchange rate variation	(9,897)	(8,253)	15,470	(28,340)	(23,723)	29,000	(51,254)

Brazilian Accounting Principles — combined amounts	—	3,389,134	(281,922)	—	2,121,056	(749,064)	(228,967)

The reports issued by independent public accountants related to the Company’s statutory financial statements as of and for the years ended December 31, 2001, 2002 and 2003 filed publicly in Brazil included a qualification regarding the deferral of exchange losses.

The accompanying financial statements are a translation and adaptation from those originally issued in Brazil, based on Brazilian corporate law. In addition to the adjustment described above, certain reclassifications, modifications and changes in terminology have been made in order to conform more closely to reporting practices in the United States.

Use of Estimates

The preparation of financial statements in accordance with Brazilian Accounting Principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the financial statements and accompanying notes.

Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results may ultimately differ from estimates.

Consolidation Principles

As discussed in Note 1, on August 6, 2002, the shareholders of CPFL Energia contributed their direct interests in Paulista and Geração to CPFL Energia in return for shares in CPFL Energia. As a result of this contribution, CPFL Energia began to fully consolidate the results of Paulista and Geração. For periods prior to August 6, 2002, these financial statements represent the combined operations of CPFL Energia, Paulista and Geração and their majority-owned subsidiaries. Subsequent to August 6, 2002, the financial statements include the accounts of CPFL Energia and its majority-owned subsidiaries.

The Company accounts for investments in jointly-controlled subsidiaries using proportionate consolidation. All notes to the consolidated financial statements have also been prepared on a proportionate-consolidation basis. The Company calculates the proportionate-consolidation method by applying its percentage ownership interest to the financial statements of its jointly-controlled subsidiaries. The use of the proportionate-consolidation method has been approved by the CVM. Although the use of the proportionate-consolidation method as compared to the equity method of accounting from a financial presentation perspective impacts almost all areas of the Company’s consolidated balance sheets and consolidated statements of operations, it does not impact the Company’s consolidated shareholders’ equity or net earnings (losses).

All significant intercompany balances and transactions have been eliminated in these financial statements. Additionally, the accounting policies of CPFL Energia’s subsidiaries have been conformed to those of CPFL Energia. The principal difference in accounting policies relates to the revaluation of property, plant and equipment recorded by RGE, which is reversed in consolidation.

The Company’s subsidiaries are as follows:

		2003			2002

			Equity interest — %		Number of	Equity interest — %
	Consolidation	Number of			common shares
Subsidiary	Method	shares held	Direct	Indirect	held	Direct	Indirect

Paulista	Full	12,084,041,723	94.94	—	12,084,041,723	94.94	—
Geração	Full	46,159,647,577	95.62	—	46,159,647,577	95.62	—
Comercialização	Full	299,999	100.00	—	299,999	100.00	—
Draft I	Full	10,009,999	—	100.00	10,009,999	—	100.00
RGE	Proportionate	519,769,231	—	67.07	519,298,685	—	67.01
Piratininga	Full	29,142,863,191	—	97.41	29,142,863,207	—	97.41
Centrais Elétricas	Full	135,345,775	—	100.00	1,000	—	100.00
Semesa	Full	69,632,528	—	100.00	69,632,528	—	100.00
CERAN	Proportionate	43,047,940	—	65.00	20,714,590	—	65.00
Foz do Chapecó	Proportionate	1,557,017	—	66.67	1,557,026	—	66.67
ENERCAN	Proportionate	189,428,815	—	48.72	190,543,732	—	74.72
Barra Grande	Full	76,833,738	—	100.00	76,833,738	—	100.00
BAESA	Proportionate	99,618,756	—	25.01	153,664,076	—	50.01

Revenue Recognition

Electricity distribution revenues are recognized based on tariffs that are regulated by ANEEL, when the electricity is provided (see Notes 3 and 9 for additional information on the regulatory environment in Brazil). Unbilled revenues from the billing cycle up to the end of each month are estimated based on the prior month’s billing and are accrued at the end of the month. The calculation of unbilled revenues is based on the reading of meters to determine the amount of energy consumed from the last billing date to the end of the period. Differences between estimated and actual unbilled revenues, which historically have not been significant, are recognized in the following month. Revenues from the sale of electricity generation are recorded based upon output delivered and capacity provided at rates specified under contract terms or prevailing market rates.

No single customer accounted for 10% or more of the Company’s revenues for any of the three year period ended December 31, 2003.

Cash and Cash Equivalents

The Company considers unrestricted cash on hand, deposits in banks, certificates of deposit and liquid investments with original maturities of three months or less to be cash and cash equivalents. Interest earned is accrued to the balance sheet date.

Financial Investments

Financial investments represents promissory notes issued by Bandeirante Energia S.A. and investments in debt securities issued by VBC. These securities are classified as held to maturity and are carried at amortized cost.

Accounts Receivable

Accounts receivable includes the supply of electricity both billed and unbilled at each period end and is recorded on an accrual basis. Accounts receivable also includes amounts related to the extraordinary tariff recovery related to revenue losses during the electric energy rationing period in 2001-2002, and energy sales made on the Brazilian wholesale energy market (see Note 7).

Allowance for Doubtful Accounts

An allowance for doubtful accounts is calculated based on an analysis of the Company’s receivables from residential consumers that are over 90 days past due, from commercial consumers that are over 180 days past due, and from other consumers (such as public sector entities) that are over 360 days past due, in accordance with the Accounting Manual of the Electric Energy Sector. An allowance is also recorded based on an analysis of receivables considered doubtful of collection and the Company’s collection experience, including amounts due from public sector entities and those with installment terms.

Materials and Supplies

Materials and supplies are recorded at average acquisition cost and are classified in current assets.

Property, Plant and Equipment

Property, plant and equipment are stated at acquisition or construction cost, as applicable, restated to reflect price-level changes related to inflation through December 31, 1995, and are depreciated at annual rates that range from 2% to 20%, in accordance with the nature of the asset.

In accordance with General Instructions No. 35 and No. 36 of the Electric Energy Utility Chart of Accounts, interest, inflation and other financial charges related to financing obtained from third parties, are capitalized during the construction period. As established by specific legislation for Electric Energy Public Service, through December 31, 2000, interest on capital that financed construction was also capitalized. Additionally, until March 2002, the Company allocated 10% of its administrative expenses for personnel and third party service providers involved in construction in progress.

Significant improvements to property, plant and equipment are capitalized if they extend the useful life of the asset. Routine repairs and maintenance are expensed when incurred. The net results of disposals of fixed assets are recorded as part of non-operating income.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by comparing the carrying amount of the assets to the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs related to the sale.

Special Obligations

Special obligations consist primarily of contributions received from customers that are earmarked for investment in the electricity distribution network. Based on the concession agreements of the Company and its operating subsidiaries, these liabilities will be settled upon termination of the related concession agreement. These balances were restated by the same method that is used to restate property, plant and equipment through December 31, 1995 and are presented as a deduction from such assets.

Goodwill

Goodwill recorded on the acquisition of subsidiaries represents the difference between the purchase price paid and the book value of the company acquired, in accordance with CVM Instruction No. 247 of March 27, 1996. Goodwill is amortized over a period of 10 years using the straight-line method, in accordance with applicable regulation of the CVM.

Restatement of Assets and Liabilities Indexed to Inflation

Assets and liabilities that are indexed to inflation or exchange rate variations by contract or due to legal provisions are restated to the balance sheet date.

Income Taxes and Social Contribution

Income taxes and social contribution are calculated based on the rates in effect at the balance sheet date. In accordance with CVM Resolution No. 273 of August 20, 1998 and Instruction No. 371 of June 27, 2002, the Company recognized the effects of income and social contribution tax credits on tax loss carryforwards and temporary differences, supported by projections of future generation of taxable income, in a period not to exceed 10 years.

Pension Benefits

The Company and its subsidiaries, together with other energy companies in Brazil, sponsor certain private pension plan foundations (Fundação CESP and Fundação CEEE de Seguridade Social) to manage its pension funds (defined benefit and defined contribution) and other pension benefits of the Company’s employees (see Note 16). Through December 31, 2001, certain of the Company’s subsidiaries’ costs associated with such plans were accrued based on the actuarial deficit determined by independent actuaries and other subsidiaries accounted for such costs on a cash basis.

On December 13, 2000, the CVM enacted Resolution No. 371 (“CVM 371/2000”), approving the Brazilian Institute of Independent Auditors — IBRACON — Pronouncement on Accounting for Employees Benefit Plans and establishing new accounting practices for computing, recording and disclosing the effects of employee benefit plans in Brazil. CVM 371/2000 requires that companies record pension and post-retirement benefits on an accrual basis. In accordance with CVM 371/2000, the Company elected to record the actuarial liabilities in excess of plan assets as of December 31, 2001 based on the projected unit credit method and amortized the effect over five years, commencing January 2002 (see Note 16).

Reserve for Contingencies

A reserve for contingencies is recognized by management of the Company based on their assessment of probable losses, supported by external legal opinions on lawsuits and other contingent events known at the balance sheet date.

Derivative Contracts

The Company enters into swap derivative contracts to manage its exposure to market risk associated with changes in interest and foreign currency rates. From time to time, the Company also enters into U.S. dollar forward contracts to match future payment on short-term indebtedness. The Company accounts for derivative contracts on an accrual basis. Payments made or received are recognized as financial income or expense. For all periods presented, the Company did not enter into derivative contracts that qualify for hedge accounting.

The Company’s derivative contracts are with counterparties that are high quality commercial banks that have significant experience with such instruments. The Company does not enter into derivative contracts for trading or speculative purposes.

Reclassification for Tax Effects on the Extraordinary Tariff Adjustment (“RTE”)

During 2003, as permitted by the federal tax authorities, Paulista and Piratininga elected to defer taxes payable on revenues relating to RTE that were originally recorded and taxed in 2001 and 2002. This change in tax law enabled the Company to pay taxes on RTE when the amounts are effectively billed to consumers. In connection with this change, in 2003 the Company recorded tax assets for taxes paid in prior years and tax loss carryforwards amounting to R$76,742 and a long-term liability for deferred taxes relating to the RTE revenues amounting to R$146,741.

Share and Per Share Information

As required by Brazilian Accounting Principles, share and per share information refer to the historical number of shares effectively outstanding at the balance sheet date. Loss per share is determined by dividing the Company’s net loss for the year by the number of shares outstanding at year end.

3.	EMERGENCY PROGRAM FOR REDUCTION OF ELECTRIC ENERGY CONSUMPTION

From June 2001 to February 2002, the Southeast, Central West, Northeast and North regions of Brazil experienced a critical hydrologic condition caused by low rainfall, reduced reservoir levels and dependence on electricity generated from hydrological resources, which impaired electric energy generation capacity in those regions, requiring the implementation of emergency measures by the Federal Government, including an energy rationing plan to reduce energy consumption and avoid unplanned interruption in power supply. The Federal Government created the Emergency Program for Reduction of Electric Energy Consumption (the “Energy Rationing Program”), managed by the Energy Crisis Management Committee (“GCE”), which established targets for reductions in consumption of 20% for residential and commercial consumers, from 15% to 25% for industrial consumers, 10% for rural consumers, and from 10% to 35% for public services entities, based on the average actual consumption for the period from May to July 2000. The energy rationing program became effective on June 1, 2001 and ended February 28, 2002, when the Federal Government determined that the water levels in the reservoirs serving Brazil’s hydroelectric facilities had returned to normal.

Beginning January 2002, GCE revised the previously established consumption targets and established the following changes:

•	Targets established for public lighting were suspended;

•	A decrease of 5% in the target established in late November 2001 for residential and commercial consumers; and

•	A decrease from 5% to 10% in the target established for industrial consumers.

Overall Agreement for the Electric Energy Sector

As a result of the Energy Rationing Plan, many electric distribution and generation companies in Brazil, including Paulista, Piratininga and Geração, experienced a reduction in their profit margins as their physical and personnel structures could not be reduced in line with the consumption reduction quotas imposed. Thus, they continued incurring fixed costs without earning corresponding revenue. A great part of the electricity acquired by distribution companies is based on the so-called “initial contracts” with generation companies, which ensure the distribution of electricity in predetermined volumes. These agreements contracts provided for a possible critical hydrological condition, which would require the generation companies to compensate the distribution companies for losses incurred. In view of the operating, financial and legal consequences of these contracts, the Brazilian electric energy sector reached a stalemate which was only resolved through an agreement between the Federal Government and the generation and distribution companies at the end of 2001. This agreement (the “Overall Agreement for the Electric Energy Sector”), approved by the GCE and ANEEL, established that distribution companies should have an extraordinary tariff adjustment, which was approved by Executive Act No. 14 of December 21, 2001, converted into Law No. 10,438 of April 26, 2002, the principal provisions of which are as follows:

•	Extraordinary tariff adjustment (“RTE”), through an extraordinary increase of 2.9% in the electricity tariff for rural and residential consumers (except for those considered as “low-income consumers”), and of 7.9% for all other consumers, in effect for a period to be later established by ANEEL, required so that all electric energy distribution companies can recover losses incurred during the period of decreases in electricity consumption.

•	The electricity purchase commitments with generating companies to be honored by the distribution companies in their entirety, after applying the reduction factors in volume of 6.42% for the period from June to December 2001 and 0.67% for January and February 2002.

•	Creation of a mechanism for offsetting positive and negative variations in costs that are beyond the control of the Company management and that were incurred by electric energy distribution companies during the period between January 1, and October 25, 2001. This mechanism was originally created through Executive Act No. 2,227 of September 4, 2001, together with Administrative Rules No. 296 of October 25, 2001 and No. 25 of January 24, 2002, for costs incurred beginning October 26, 2001 which would be included in the tariff adjustment computation for the subsequent year (the mechanism was entitled Recoverable cost variations — Parcel A (“CVA”)).

•	Approval of the exceptional and emergency support program for electric energy concessionaires of utility services, by means of funding through the National Bank for Economic and Social Development (“BNDES”) loan facility. This loan facility made available to concessionaires was provided to cover a portion of the insufficient funds arising from decreases in revenues during the energy rationing program, and its priority was to meet the obligations assumed with electric energy market agents. This support was made available through loans in the amount of up to 90% of losses related to the Energy Rationing Program (see “Losses of Revenue during the Energy Rationing” and “Recoverable Cost Variations — Parcel A” below). These loans will be subject to annual interest of 1% above the adjusted average rate for borrowings based on SELIC (Central Bank overnight rate). These loans are guaranteed by receivables arising from the aforementioned tariff increase. In 2002 and 2003, the total amount obtained on a consolidated basis was R$919,317 and R$878,235, respectively, and payments made to BNDES amounted to R$207,010 and R$293,261 in the same periods. These loans are recorded under the caption Loans and financing.

As determined by ANEEL Resolution No. 249 of May 6, 2002, the Parcel A of expenses related to the purchase of electricity within the context of the Wholesale Energy Market (the “MAE”), made during the rationing period, arising from reductions of electric energy generation of power plants under the Energy Reallocation Mechanism (“MRE”) and included in the initial agreements and the like, will be passed on to consumers through the RTE.

The principal accounting effects arising from this emergency scenario caused by the Energy Rationing Program, which led to the aforementioned regulations (Law No. 10,438 and ANEEL Resolution No. 249), are summarized as follows:

Losses of Revenue during the Energy Rationing

As determined by Law No. 10,438, Paulista and Piratininga computed revenue losses by comparing revenue from electricity sales during the period from June 1, 2001 to February 28, 2002 and projected revenue for this period, adjusted by certain factors and not considering the occurrence of the Energy Rationing Program.

As established by Resolution No. 72 of February 7, 2002, the revenue losses were fully recorded by the aforementioned subsidiaries as revenue in 2001, in relation to the period from June 1 to December 31, 2001, and in 2002, in relation to January and February 2002. On August 29, 2002, ANEEL approved the amounts for revenue losses through Resolutions Nos. 480 and 481, which resulted in accounting adjustments arising from differences from previously estimated amounts that were recorded in income in 2002.

In conformity with Resolution No. 369 of July 3, 2002, ANEEL established that remuneration on the outstanding balance of revenue losses would be linked to the restatement of agreements with BNDES for recovering losses during the period of the Energy Rationing Program; that is, the outstanding balance of revenue losses would also be subject to annual interest of 1%, as spread, above the adjusted average rate for borrowings based on SELIC.

The state value-added tax (“ICMS”) levied on RTE, corresponding to revenues to be billed would only be payable when the increase in rates is billed. Accordingly, the subsidiaries Paulista and Piratininga only collect such tax for the state authorities passing it through to final consumers. Therefore no recording of such obligation has been made through the date of the actual billing.

Agreement for Purchase of Contractual Net Energy Surplus

In July 2002, through an agreement for Purchase of Contractual Net Energy Surplus and an agreement for Reimbursement of Electricity from Independent Suppliers, the generation and distribution companies agreed to establish a special accounting treatment for transactions made within the MAE related to purchases of energy surplus in initial contracts and the like.

Accordingly, Geração recorded R$194,477 as revenues from the sale of energy in the spot market, and the right to a refund of losses on trading of electricity from independent suppliers in the amount of R$7,702 (both classified under “Accounts receivable” in current assets) from September 2000 to December 2002, based on calculations prepared and disclosed by MAE.

Electricity from Independent Suppliers

As established by ANEEL Resolution No. 249/2002, the cost purchasing of electricity produced and provided to the consuming market by independent suppliers and self-producers, known as electricity from independent suppliers, will be passed on to the generation companies by distributors through a tariff increase charged to consumers, and these resources will comprise the RTE calculation basis.

The approval of balances of electricity from independent suppliers was obtained through ANEEL Resolution No. 483 of August 29, 2002. This balance was not monetarily restated to December 31, 2002, in view of the provision of ANEEL Resolution No. 36 of January 29, 2003 that establishes that the balance of electricity from independent suppliers will be realized as outstanding balances with the MAE are settled, starting from the date of the first settlement, which occurred on December 30, 2002.

Based on ANEEL Regulatory Instruction No. 1 of January 12, 2004, the amounts to be collected from final consumers by Paulista and Piratininga and to be passed on to the electricity suppliers were revised to the consolidated amount of R$272,395 (previously R$298,016 as determined by Resolution No. 483).

Based on ANEEL Resolution No. 36 of January 29, 2003, the monetary restatement of the above-mentioned revised balances is to be calculated based on SELIC rate plus 1% spread, beginning February 2003.

Recoverable Cost Variations — Parcel A — noncurrent

As determined by Law No. 10,438, variations in costs that are beyond the control of the Company, referred to as Parcel A costs in the concession contract, which occurred during the period from January 1 to October 25, 2001 (therefore prior to the effective date of the CVA mechanism), should be refunded to distributors through tariff increases granted for the RTE period.

On August 29, 2002, ANEEL approved the balance of Parcel A — noncurrent, which is subject to interest based on the SELIC rate, as defined by ANEEL Resolution No. 90 of February 18, 2002.

The amounts related to the aforementioned effects on the financial results of the Company, as well as their respective restatements through December 31, 2002 and 2003, are as follows:

		Electricity from
		Independent Suppliers		Noncurrent
				CVA
Description	RTE	(Sold)	(Purchased)	Parcel A

Balances as of December 31, 2001	674,080	310,562	291,980	213,580
Revenues in January and February 2002	155,783	181	—	—
Adjustments arising from ANEEL	54,667	13,378	6,035	44,748
System service charges	—	—	—	92,828
Monetary restatement	149,141	—	—	55,539
Realization/payment	(234,880)	—	—	—

Balances as of December 31, 2002	798,791	324,121	298,015	406,695
Transfer — system service charges	—	—	—	(94,366)
Monetary restatement	178,385	44,608	43,161	85,102
Realization/payment	(216,530)	(74,767)	(44,980)	(30,113)
Adjustments arising from ANEEL	—	(26,300)	(25,620)	—

Balances as of December 31, 2003	760,646	267,662	270,576	367,318

Amounts receivable and payable related to the RTE and Electricity from independent suppliers are classified under “Accounts receivable” (see Note 7) and “Suppliers” (see Note 13), and the amounts related to the Recoverable Cost Variations — Parcel A — noncurrent are classified under “Deferred cost variations — Parcel A (CVA)” (see Note 9). The table below summarizes the balances for RTE and Electricity from independent suppliers sold and purchased that are included in current and noncurrent assets and liabilities:

	Current		Noncurrent

	2003	2002	2003	2002

RTE	221,631	267,532	539,015	531,259
Electricity from independent suppliers	78,603	87,178	189,059	236,943

	300,234	354,710	728,074	768,202

Suppliers	82,779	69,456	187,797	228,559

Through Regulatory Instruction No. 1 of January 12, 2004, ANEEL redefined the period that was previously established by its Resolution No. 484/2002 for realization of regulatory assets. The amounts mentioned above should be recovered within 72 months for Paulista and 51 months for Piratininga, from January 1, 2002, the period during which the RTE increases of 2.9% and 7.9%, set forth by Law No. 10,438, will be in force. Projections are prepared considering the subsidiaries’ market share increase, based on expected inflation and interest rates, as well as regulatory issues. Management relies on these studies to determine the need to classify the balances between current and noncurrent, and to recognize allowances for losses, in case of risk associated with the realization of these assets. None of these projections currently indicate the need for recognition of related allowances for losses.

Bonus and Surcharge Mechanism

During the Energy Rationing Program, a bonus mechanism was created for granting discounts to consumers with electricity consumption lower than the targets established by ANEEL and GCE. Consumers not complying with established targets were subject to tariff surcharges. Funds collected through such surcharges during the Energy Rationing Program amounted to R$60,754, which were used to partially cover bonus expenses in the amount of R$128,793, generating a net amount receivable of R$68,039. ANEEL, through Orders Nos. 128 of March 13, 2002, 167 of March 25, 2002, and 239 of

April 25, 2002, approved and refunded the full amount receivable by the Company. ANEEL Order No. 600 of September 27, 2002 approved the refund of the amount of R$9,045, as of May 2002, with a remaining balance receivable of R$1,421 as of December 31, 2002, and R$1,250 as of December 31, 2003.

Energy Rationing Program Implementation Costs

As a result of implementing the procedures required for the management of the Energy Rationing Program, Paulista and Piratininga incurred expenses totaling R$22,069, recorded in current assets — other, which were approved by ANEEL Resolution No. 154 of April 4, 2003, and which will be recovered by means of the tariff adjustments granted in April 2003, for Paulista and October 2003 for Piratininga. As of December 31, 2003 the outstanding balance still to be recovered from such costs amounts to R$11,849.

End of the Emergency Energy Rationing Program

The Emergency Energy Rationing Program was officially ended through GCE Resolution No. 117 of February 19, 2002 and on June 6, 2002, through Decree No. 4,261, the GCE was extinguished.

A summary of the Company’s regulatory assets and liabilities recorded by the Company at December 31, 2003 and 2002 follows:

	As of December 31,

	Current		Noncurrent

	2003	2002	2003	2002

Accounts receivable
RTE — extraordinary tariff adjustment	221,631	267,532	539,015	531,259
Differential — 2003 tariff review	13,798	—	—	—
Energy from independent suppliers	78,603	87,178	189,059	236,943
Deferred cost variations — portion A	96,500	302,659	906,384	416,933
Others assets
PERCEE- rationing program implementation cost	11,849	4,920	—	21,597
Suppliers
Energy from independent suppliers	(82,779)	(69,456)	(187,797)	(228,559)
Deferred cost variations — portion A	(5,064)	(910)	(182,747)	(6,075)

Total	334,538	591,923	1,263,914	972,098

4.	TRANSACTIONS MADE WITHIN THE CONTEXT OF THE WHOLESALE ENERGY MARKET — (“MAE”)

MAE is a corporation created under Law No. 10,433, of April 24, 2002, that is regulated and inspected by ANEEL. It is also responsible for all the activities required to administer the Wholesale Energy Market this market, including financial, accounting and operational activities. MAE processes the buying and selling of energy from the interconnected system. MAE does not buy or sell energy and it is a not-for-profit corporation. It enables the transactions of buying and selling energy among the market agents. MAE has legal support and operational rules determined by the Market Convention instituted under Resolution ANEEL No. 102/02 of March 1, 2002.

The Accounts receivable balance as well as the Suppliers balance include amounts related, respectively, to the sale and purchase of energy on the spot market from September 2000 to December 2003, based on calculations prepared and disclosed by the MAE and estimates prepared by the Company’s management. The financial settlement of these amounts, including balances recorded in current liabilities (see Note 13), has been on-going since December 30, 2002. Transactions made within the context of the MAE are summarized below:

a)	Transactions made in the MAE

	System service	Purchase	Sales
Month/Year	charges — ESS	cost	revenue

From September to December 2000	(17,222)	(11,252)	38,595
2001	(80,662)	(24,656)	228,692
2002	(30,396)	(20,509)	229,652
2003	(27,127)	(1,349)	21,735

Total	(155,407)	(57,766)	518,674

b) Financial Settlement

The table below shows the amounts paid/received under the aforementioned settlement, as well as the unsettled remaining balance which, in accordance with the market rules, should be negotiated bilaterally between the energy sector companies.

	Accumulated to		Balances	Balances
	December 31,		December 31,	December 31,
Transactions	2003	Settlement	2003	2002

To December 31, 2002:
Purchases/ System Service Charges	(184,697)	168,601	(16,096)	(103,947)
Sales	496,939	(422,831)	74,108	402,415

Subtotal	312,242	(254,230)	58,012	298,468

2003:
Purchases/costs	(28,476)	23,915	(4,561)	—
Sales	21,735	(11,603)	10,132	—

Subtotal	(6,741)	12,312	5,571	—

Total	305,501	(241,918)	63,583	298,468

The amount payable as of December 31, 2003 resulting from purchases, amounting to R$20,657 is classified in the Suppliers account (R$16,729 as MAE and R$3,928 as system service charges — see Note 13).

The amount receivable as of December 31, 2003 resulting from sales, amounting to R$84,240 is classified in Accounts receivable (see Note 7). This balance is composed as follows: R$41,976 as “temporary book entry with MAE”, that relates to credits pending approval by MAE and the remaining R$42,264 corresponds to billed amounts pending collection. Through December 31, 2003, R$16,243 of the billed amount has been negotiated bilaterally with the corresponding debtors. Management understands there is no significant risk relating to the realization of these balances.

Amounts related to spot-market electricity from independent suppliers may be subject to changes, since they are contingent upon decisions to be made regarding pending lawsuits filed by certain energy sector companies that are challenging the interpretation of market rules in force during the rationing period. These companies, not included in the rationing area, obtained an injunction to not apply ANEEL Instruction No. 288 of May 16, 2002, which was intended to provide the energy sector companies with clarification as to the accounting treatment and application of certain accounting rules for the MAE, included in the Overall Agreement for the Electric Energy Sector. The claim of these companies involves the energy supplied by Itaipu (a bi-national power plant belonging to Brazilian and Paraguayan government-owned companies) in the southeast/center west market during the rationing period from 2001 to 2002, when there was a significant discrepancy in spot market energy prices between those markets and the southern region.

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes short-term cash investments, that earn interest based on the CDI (interbank deposit rate), in the amount of R$128,847 and R$29,279 as of December 31, 2003 and 2002, respectively, with domestic financial institutions.

6.	FINANCIAL INVESTMENTS

As of December 31, 2003, financial investments primarily represented promissory notes issued by Bandeirante Energia S.A., monetarily restated at 111.5% of the CDI (interbank deposit rate), which became due and was paid on March 23, 2004.

As of December 31, 2002 marketable securities represented investments in debt securities issued by VBC. These securities were issued to Draft I in return for funds obtained by Draft I from BNDES, passed on to VBC with the same terms and conditions of the loan obtained from BNDES. The securities were redeemed in nine semiannual installments; the last of which was paid in September 2003. The debt securities accrued interest at a fixed rate of 5% plus a variable component linked to the BNDES basket of currencies. The average annual rate was 15.28% and 55.92%, respectively, for the nine months ended September 30, 2003 and the year ended December 31, 2002.

7.	ACCOUNTS RECEIVABLE

Accounts receivable are comprised of the following:

	As of December 31,

	2003
				Total
		Past-due up	Past-due over
	Current	to 90 days	90 days	2003	2002

Residential	143,953	88,308	24,331	256,592	212,630
Industrial	138,773	41,777	26,948	207,498	143,720
Commercial	58,905	33,013	15,812	107,730	81,966
Rural	16,916	4,370	1,112	22,398	16,885
Public administration	16,402	11,372	4,925	32,699	25,133
Public lighting	21,908	16,350	25,446	63,704	58,366
Public services	14,537	9,516	7,379	31,432	29,643

Billed	411,394	204,706	105,953	722,053	568,343
Unbilled	261,631	—	—	261,631	226,272
Differential — 2003 tariff review(a)	13,798	—	—	13,798	—
Wholesale energy market — MAE(b)	84,240	—	—	84,240	402,415
Concessionaires	62,631	—	—	62,631	50,686
Other	24,709	3,945	5,519	34,173	26,539

	858,403	208,651	111,472	1,178,526	1,274,255
Extraordinary tariff adjustment(c)	221,631	—	—	221,631	267,532
Electricity from independent Suppliers — current(d)	78,603	—	—	78,603	87,178

Total current	1,158,637	208,651	111,472	1,478,760	1,628,965

Extraordinary tariff adjustment — noncurrent(c)				539,015	531,259
Electricity from independent Suppliers — noncurrent(d)				189,059	236,943

Total noncurrent				728,074	768,202

a) Differential 2003 tariff review

ANEEL Resolution No. 565 of October 22, 2003 approved an increase in Piratininga’s tariffs of 18.08%, in the first year in which the 2003 tariff review is in force the energy supply tariffs will be adjusted by 14.68%, the difference between the tariff review and the tariff in force representing an estimated amount of R$71,149 per year, will be recovered over a 3-year period to minimize the impact of such increase to the final consumers without impacting the Piratininga’s economic and financial stability. At December 31, 2003, the Company had recorded R$13,798 attributable to of this amount.

b) Wholesale Energy Market — MAE

Refers to spot market trading of electricity with various distributors and concessionaires, made, almost entirely, within the context of the Wholesale Energy Market — MAE. These transactions were recorded based on information made available by the MAE, and are billed to the respective parties upon the availability of final information and the respective authorization by the MAE.

c) Extraordinary Tariff Adjustment — RTE

As described in Note 3, the RTE balance refers to the losses resulting from the Energy Rationing Program. The total amount to be recovered through extraordinary tariff increases authorized by ANEEL is estimated at R$760,646 as of December 31, 2003 (R$798,791 in 2002) of which R$539,015 (R$531,259 in 2002) is expected to be realized within a period in excess of 12 months, based on estimates made by management, and, accordingly, was recorded under the caption Accounts receivable, in noncurrent assets.

d) Electricity from Independent Suppliers

Refers to the amount receivable by Paulista and Piratininga and to be passed on to generating companies, as mentioned in Note 3.

The total recoverable amount related to the aforementioned regulatory assets, through the RTE increases authorized by ANEEL, is as follows:

	As of December 31,

	2003	2002

Extraordinary tariff adjustment — RTE	760,646	798,791
Electricity from independent suppliers	267,662	324,121

Total	1,028,308	1,122,912
Total noncurrent portion	728,074	768,202

Total current portion	300,234	354,710

8.	RECOVERABLE TAXES

As December 31, 2003 and 2002, recoverable taxes are comprised of the following:

	As of December 31,

	2003	2002

Estimated income tax payments	94,265	77,762
Estimated social contribution tax payments	44,697	14,171
State VAT (ICMS) on property additions	21,654	29,294
Recoverable Income tax	52,063	101,152
Social security (INSS) — overpayment	797	2,241
COFINS/ PIS (taxes on revenue)	7,938	—
Other	747	2,227

Total	222,161	226,847

The balance classified as noncurrent assets in the amount of R$24,041 (R$11,404 in 2002) refers to recoverable state value-added tax (ICMS) levied on the purchase of materials for property, plant and equipment.

9.	DEFERRED COST (GAINS) VARIATIONS — PARCEL A (CVA) COSTS

Deferred cost variations — Parcel A costs are comprised of the following:

	As of December 31,

	2003		2002

	Assets	Liabilities	Assets	Liabilities

Energy purchased — Itaipu	379,749	96,563	418,904	—
System service charges	176,313	—	101,031	—
Transmission of energy — Itaipu	10,582	—	3,544	—
Energy purchased — other	128,398	—	63,366	(735)
Fuel usage quota — CCC	81,175	82,663	68,505	1,448
Energy development account — CDE	69,780	—	—	—
Basic network charges	153,327	—	61,412	—
Global reversion quota — RGR	1,486	8,090	1,205	5,999
Inspection fee	630	337	460	273
Connection charges	1,444	158	1,165	—

Total	1,002,884	187,811	719,592	6,985
Total current portion	96,500	5,064	302,659	910

Total noncurrent portion	906,384	182,747	416,933	6,075

Pronouncements of the Federal Government and resolutions by ANEEL have created a mechanism for recovering the variations in costs that are beyond the control of the Company by the electric energy distribution concessionaires, which determine the annual adjustment of their tariffs, as follows:

•	Tariff for power repass from Itaipu.

•	Tariff for electric energy transmission from Itaipu.

•	Amount payable as fuel usage quota — CCC.

•	Tariff for the use of transmission facilities of the basic network.

•	Financial compensation for the use of water resources.

•	Energy purchased based on initial contracts.

•	Global reversion quota — RGR.

•	Electric energy service inspection fee — TFSEE.

•	Quotas for the energy development account (“Conta de Desenvolvimento Energético — CDE”).

•	Connection charges.

Accordingly, overpaid or underpaid costs for the items listed above, are to be included in the calculation of the tariff adjustment for Paulista, RGE and Piratininga. The amounts included in the Recoverable cost (gain) variations — Parcel A (CVA) are restated based on SELIC, a Brazilian money market rate.

Noncurrent balances in the amount of R$367,318 as of December 31, 2003 (R$406,695 in 2002) represent costs incurred from January 1 to October 25, 2001 that were approved by ANEEL Resolution No. 482 of August 29, 2002 (see Note 3), which was modified by ANEEL Regulatory Instruction No. 1 of January 12, 2004. These deferred costs will be recovered through the RTE mechanism, commencing after the term established by ANEEL for recovery of the losses on revenue during the energy rationing and the collection of amounts to be passed through to suppliers relative to energy purchased from independent suppliers.

Interministerial Ordinance No. 116 of April 4, 2003 determined that the recovery of the deferred regulatory assets Parcel A costs, relating to the 12-month period preceding the tariff restatement of electric energy distributing concessionaires (April for Paulista and RGE and October for Piratininga) was delayed for 12 months. The CVA balance of such costs for this period, will be realized by including these amounts in the tariff annual restatement scheduled for 2004 and 2005 to be in place to the subsequent 24 months.

Consequently, the Company recorded in noncurrent assets and long-term liabilities, respectively, R$555,165 and R$175,010, under the captions Deferred cost (gain) variations Parcel A costs (gains), which result in the net amount of R$380,155 as of December 31, 2003.

The cash flow shortfall resulting from Interministerial Ordinance No. 116 of April 4, 2003 was covered by a credit facility from BNDES in the total amount of R$217,860, of which 50% has been drawn (see Note 14).

10.	DEFERRED TAXES

In compliance with the provisions of issued by the CVM Resolution No. 273 of August 20, 1998 and CVM Instruction No. 371 of June 27, 2002, CPFL Energia’s subsidiaries recognized deferred tax credits arising from tax loss carryforwards and temporary differences, without expiration (not subject to statute of limitations). These credits are recorded as noncurrent assets, considering their expected realization established based on the subsidiaries’ projected future results and a limit of up to 30% per year for offset against future taxable income.

Deferred income and social contribution taxes are as follows:

	2003	2002

Income tax:
Tax loss carryforwards	197,447	98,295
Temporary differences	76,222	50,638
Social contribution:
Tax loss carryforwards	81,104	43,721
Temporary differences	20,607	13,622

Total	375,380	206,276

The Company’s management believes that the above tax benefits will be recovered based on estimates of future taxable income, considering growth scenarios in the electric energy market and agreements for purchase and sale of energy.

Temporary differences are as follows:

	2003		2002

		Social		Social
	Income Tax	Contribution	Income Tax	Contribution
	(IRPJ)	Tax (CSLL)	(IRPJ)	Tax (CSLL)

Reserve for contingencies	50,715	11,774	36,821	9,552
Pension plan expenses	11,417	3,751	7,771	1,945
Allowance for doubtful accounts	13,501	4,860	4,613	1,661
Others	589	222	1,433	464

Total	76,222	20,607	50,638	13,622

The reconciliation of the income and social contribution taxes, calculated at the rates in effect, with the amounts show in the statements of operations, is as follows:

	2003		2002		2001

	Income	Social	Income	Social	Income	Social
	Tax	Contribution	Tax	Contribution	Tax	Contribution
	(IRPJ)	Tax (CSLL)	(IRPJ)	Tax (CSLL)	(IRPJ)	Tax (CSLL)

LOSS BEFORE TAXES	(135,411)	(135,411)	(824,287)	(824,287)	(98,186)	(98,186)
Statutory tax rates	25%	9%	25%	9%	25%	9%

Tax benefit at the statutory tax rates	33,853	12,187	206,072	74,186	24,547	8,837
Non-deductible goodwill amortization	(30,342)	—	(29,551)	—	(9,445)	(3,400)
Non-deductible supplementary monetary restatement	—	2,497	—	2,613	—	2,805
Unrecoverable tax loss carryforwards	(77,334)	(31,954)	(95,341)	(38,464)	(79,985)	(32,616)
Non-deductible capital losses	—	—	—	—	(23,699)	(7,203)
Non-deductible pension expenses	(5,315)	(1,913)	(10,075)	(3,627)	(772)	(278)
Other	(10,065)	(2,772)	(13,072)	(4,895)	921	(2,964)

TOTAL TAX BENEFIT (EXPENSE)	(89,203)	(21,955)	58,033	29,813	(88,433)	(34,819)

CURRENT TAX EXPENSE	(114,837)	(28,959)	49,627	27,995	(89,390)	(36,599)
DEFERRED TAX EXPENSE	25,634	7,004	8,406	1,818	957	1,780

11.	GOODWILL

Goodwill is comprised of the following:

	As of December 31,

Goodwill on acquisition of:	2003	2002

Paulista(a)	2,897,057	2,897,057
RGE(b)	756,443	756,443
RGE(c)	751,347	751,347
Piratininga(d)	457,097	457,097
Semesa(e)	426,450	426,450
Foz do Chapecó	770	770
ENERCAN	15,693	15,693
Barra Grande	6,161	6,161
Geração	651	651

Subtotal	5,311,669	5,311,669
Accumulated amortization	(2,074,227)	(1,537,730)

Total	3,237,442	3,773,939

The Company amortizes goodwill at a rate of 10% per year in accordance with CVM Instruction No. 247 of March 27, 1996 and 285 of July 31, 1998.

a) Acquisition of Paulista

In November 1997, as part of the privatization of the electric energy operations of the state of São Paulo, 9,217,762,193 common shares of Paulista were acquired, representing 66.99% of its voting capital stock for R$3,533,832. In November 1999, the Company increased its interest in the voting capital stock of Paulista to 92.27% by acquiring an additional 3,478,825,372 and 4,500,395,732, respectively, of its common and preferred shares for R$876,321 in a Brazilian public offering.

b) Acquisition of RGE

At the Extraordinary Shareholders’ Meeting on July 5, 2001, the Company’s shareholders approved the acquisition of 518,887,616 registered shares of RGE, of which 257,228,985 and 60,130,858 are common and preferred shares, respectively, held by VBC; and 165,166,964 and 36,360,809 are common and preferred shares, respectively, held by 521. The transaction was concluded and the effective transfer of ownership control was approved by ANEEL, in accordance with Resolution No. 213 of June 13, 2001, for the total amount of R$1,381,561. With this transaction, the Company now holds 67.07% of RGE’s total capital, and 67.07% of its voting capital.

c) RGE — DOC 3 Transaction

On July 13, 1998, the parent company DOC 3 Participações S.A, was merged into RGE. Goodwill paid by DOC 3 Participações on the acquisition of RGE and now recorded in the books of RGE is based on future income estimates, based on the discounted cash flow, which call for straight-line amortization of 10.% per annum (p.a.).

d) Acquisition of Piratininga

In order to provide the owners of Bandeirante (Enerpaulo and Paulista) with greater flexibility and efficiency to meet the new challenges imposed by the independent suppliers’ energy market, at the Extraordinary Shareholders’ Meeting of Bandeirante on October 1, 2001, shareholders approved the separation of Bandeirante into two geographical regions so that each could retain a controlling interest in their respective region.

The separation of Bandeirante was approved by ANEEL, through Resolution No. 336 of August 16, 2001. On October 1, Bandeirante was separated into Bandeirante and Piratininga and subsequently, Paulista exchanged its equity interest in Bandeirante for Enerpaulo’s equity interest in Piratininga. As a result of this transaction, Paulista holds a 98.8% voting interest in Piratininga as of December 31, 2003.

Minority shareholders received shares in Piratininga in an equal proportion to those held on Bandeirante on the date of its separation so that their participation in Bandeirante and Piratininga would remain unchanged.

e) Acquisition of Semesa

On December 26, 2001, Geração acquired 69,632,528 of the common shares of Semesa, representing 99.9% of the equity interest, for R$496,082. Semesa was previously held by VBC. The acquisition of Semesa was approved by ANEEL, in accordance with Resolution No. 582, of December 21, 2001.

12.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised as follows:

			Accumulated
	Depreciation		depreciation and	2003	2002
	rate (%)	Cost	amortization	Net	Net

In service:
Distribution		4,824,615	(2,137,605)	2,687,010	2,612,196

Intangible assets	20	47,809	(5,671)	42,138	43,163
Land		43,292	—	43,292	42,119
Buildings, construction and improvements	2 and 4	148,874	(72,494)	76,380	79,835
Machinery and equipment	2-10	4,542,912	(2,032,847)	2,510,065	2,422,726
Reservoirs and dams	2-5	27	(3)	24	—
Vehicles	10 and 20	31,440	(21,599)	9,841	21,788
Furniture and fixtures	10	10,261	(4,991)	5,270	2,565
Generation		233,392	(81,126)	152,266	118,535

Intangible assets	20	851	—	851	850
Reservoirs and dams	2-5	28,741	(18,852)	9,889	10,343
Land		1,340	—	1,340	4,019
Buildings, construction and improvements	2 and 4	35,017	(20,125)	14,892	14,724
Machinery and equipment	2-10	165,888	(41,240)	124,648	88,339
Vehicles	10 and 20	512	(54)	458	—
Furniture and fixtures	10	1,043	(855)	188	260
Commercialization		53,979	(7,627)	46,352	152,338

Intangible assets	20	1,558	(367)	1,191	1,490
Land		215	—	215	216
Buildings, construction and improvements	2 and 4	4,547	(1,620)	2,927	3,112
Machinery and equipment	2-10	44,107	(3,821)	40,286	146,536
Vehicles	10 and 20	1,847	(1,043)	804	672
Furniture and fixtures	10	1,705	(776)	929	312
Administration		163,209	(88,234)	74,975	72,685

Intangible assets	20	38,294	(19,404)	18,890	24,738
Land		1,791	—	1,791	3,163
Buildings, construction and improvements	2 and 4	34,837	(17,756)	17,081	10,731
Machinery and equipment	2 to 10	27,749	(17,450)	10,299	9,668
Vehicles	10 and 20	21,333	(14,520)	6,813	1,646
Furniture and fixtures	10	39,205	(19,104)	20,101	22,739

Subtotal		5,275,195	(2,314,592)	2,960,603	2,955,754

In progress:
Distribution		85,351	—	85,351	85,222
Generation		574,362	—	574,362	495,227
Commercialization		3,086	—	3,086	2,287
Administration		15,801	—	15,801	15,274

Subtotal		678,600	—	678,600	598,010

			Accumulated
	Depreciation		depreciation and	2003	2002
	rate (%)	Cost	amortization	Net	Net

Assets leased to third parties:
Land		5,420	—	5,420	4,203
Reservoirs and dams	2	105,162	(12,107)	93,055	95,158
Buildings, construction and improvements	3.83	526,797	(66,434)	460,363	468,047
Machinery and equipment	5.93	305,123	(51,043)	254,080	262,236
Vehicles	20	92	(83)	9	26
Other	20	22	(9)	13	9

Total		942,616	(129,676)	812,940	829,679

Total property, plant and equipment				4,452,143	4,383,443

Special obligations				(543,543)	(495,061)

Assets leased to third parties are comprised of the Serra da Mesa power plant. The concession to operate this plant is held by Furnas. Pursuant to a lease contract, the Company constructed the plant and subsequently leased it to Furnas for a period of 30 years, ending in 2028 (the “Serra da Mesa Lease”). The lease agreement gives the Company the right to 51% of the total energy produced by the plant. In turn, the Company has entered in to a 15-year contract to sell this energy back to Furnas. The contract provides for an initial price per MWh of R$38.99 that is subsequently adjusted for IGP-M. The sales contract expires in 2014.

From the total energy produced, 49% belongs to Furnas and the remaining 51% belongs to the Company. Through 2014, the energy and capacity portions whose rights belong to the Company are entirely sold to Furnas, regardless of the volume of energy actually dispatched. Beginning in 2015, such energy will be used by Paulista.

The average depreciation rate of property, plant and equipment is approximately 5.00% per year for all periods presented.

In the years of 2003, 2002 and 2001, the Company capitalized interest amounting to R$58,582, R$6,771 and R$8,158 respectively.

In accordance with Articles 63 and 64 of Decree No. 41,019, of February 26, 1957, assets and installations used in the generation, transmission, distribution and sale of electric energy are linked to these services and cannot be retired, sold or pledged as mortgage guarantees without the prior and express authorization of the related regulatory authorities. ANEEL Resolution No. 20/99 regulates the electric energy utility concession assets, giving prior authorization for not restricting assets not tied to the concession, when intended for sale, and determining that the proceeds from the sale be deposited in a restricted bank account, and invested in the concession.

Special Obligations Linked to Electric Energy Utility Concession

Special obligations linked to the electric energy utility concessions represent amounts received principally from the Brazilian Federal and State Governments, municipalities and consumers to be invested in the Company’s property, plant and equipment. Special liabilities are recorded as an offset account to property, plant and equipment and are not subject to amortization or adjustments. As established by ANEEL, the liabilities are settled at the end of the concession period.

13.	SUPPLIERS

Suppliers are comprised of the following:

	As of December 31,

	2003	2002

Wholesale Energy Market (MAE)/ Cogeneration (Note 4)	16,729	39,875
System service charges (Note 4)	3,928	64,072

Transactions in the MAE (Note 4)	20,657	103,947
Energy purchased	420,340	575,131
Electricity network usage charges	59,772	36,245
Materials and services	69,390	75,500
Electricity from independent suppliers (Note 3)	82,779	69,456
Other	8,051	4,941

Total	660,989	865,220

The suppliers caption in long-term liabilities is related to electricity from independent suppliers to be passed on to generating companies (see Note 3).

Payables to independent suppliers:

ANEEL Resolution No. 89 of February 25, 2003 determined that 25.34% and 31.12%, respectively, of RTE received by Paulista and Piratininga (see Note 3), shall be passed on to independent suppliers beginning February 2003. Total amount passed on to such suppliers was R$44,980 through December 31, 2003.

14.	LOANS AND FINANCING

	As of December 31,

	2003			2002

	Interest	Principal		Interest	Principal
	and other			and other
	charges	Current	Long term	Charges	Current	Long-term

Local currency:
Brazilian financial institutions	1,547	117,502	53,645	10,807	1,614,193	29,743
BNDES(a)	145	2,780	18,830	12,625	231,334	19,312
BNDES — Investment programs(b)	329	23,784	292,840	380	21,818	79,623
BNDES — FINEM(c)	1,869	10,080	32,296	1,292	10,024	41,757
BNDES — Regulatory assets(c)	6,448	139,368	732,419	12,522	276,742	630,053
BRDE(d)	8,864	7,838	31,019	6,876	6,986	42,362
Furnas Centrais Elétricas S.A.(e)	—	—	56,782	—	—	40,624
BNDES — CVA(c)	7,815	51,583	166,277	—	—	—
Other	1,351	20,824	31,351	594	22,237	21,662

	28,368	373,759	1,415,459	45,096	2,183,334	905,136

Foreign currency:
Floating Rate Credit Facility(f)	1,021	339,770	474,985	1,595	53,544	1,008,890
Brazilian and international financial institutions	36,461	81,313	255,672	60,458	105,485	419,251

	37,482	421,083	730,657	62,053	159,029	1,428,141

Total	65,850	794,842	2,146,116	107,149	2,342,363	2,333,277

a) BNDES

This financing related principally to the financing of the acquisition of Bandeirante in the privatization process. This loan was originally payable in nine semiannual installments and was fully paid in September

2003. The loan was indexed based on the BNDES basket of currencies (“UMBNDES”, principally indexed to the U.S. dollar) and bore interest at a rate of 5% per year plus variable rates based on the weighted average of all charges and expenses incurred by BNDES in obtaining funding.

This balance also includes a loan to Geração to finance the upgrade of certain hydroelectric power plants, payable in 84 consecutive monthly installments, commencing February 2003. The loan accrues interest in part based on BNDES’s basket of currencies and in part based on the TJLP (Brazilian long-term interest rate), and subject to fixed interest of 3.5% per year, and variable rates based on the weighted average of all rates and expenses incurred by BNDES in obtaining funding.

b) BNDES — Investment Programs

Relates to loans granted for investment in the infrastructure of the Company’s operating subsidiaries. The loans are restated based on the TJLP plus interest rates ranging from 3.25% to 4.0%. The loans are collateralized by the respective subsidiary’s sales.

c) BNDES — Regulatory Assets, CVA and FINEM

	2003		2002

		Long-		Long-
	Current	term	Current	term	Interest	Amortization

Paulista						• First tranche (revenue losses during the energy rationing): 62 monthly installments beginning March 15, 2002.
						• Second tranche (Parcel A): 13 monthly installments beginning May 15, 2007.
Regulatory Asset	87,981	515,012	219,435	413,457	Selic + 1%	• 24 monthly installments beginning May 15, 2004
CVA	57,496	126,234	—	—	Selic + 1%
Piratininga						• First tranche (revenue losses during the energy rationing): 54 monthly installments beginning March 15, 2002.
						• Second tranche (Parcel A): 9 monthly installments beginning September 15, 2006.
Regulatory Asset	35,920	183,553	53,404	185,309	Selic + 1%	• 24 monthly installments beginning December 15, 2004.
CVA	1,902	40,043	—	—	Selic + 1%
RGE						• 60 monthly installments beginning March 17, 2003.
						• 94 monthly installments beginning December 15, 1999.
Regulatory Asset	20,678	28,545	15,385	25,396	Selic + 1%
					TJLP + 3.5%
FINEM	11,949	32,296	11,316	41,757	to 4%
Geração						• 60 monthly installments beginning March 15, 2003.
Regulatory Asset	1,237	5,309	1,040	5,891	Selic + 1%

Total	217,163	930,992	300,580	671,810
Regulatory Asset	145,816	732,419	289,264	630,053
CVA	59,398	166,277	—	—
FINEM	11,949	32,296	11,316	41,757

	217,163	930,992	300,580	671,810

The above loans are collateralized by the receivables of the respective subsidiaries.

d) BRDE

Refers to a loan facility contract assumed by RGE in the spin-off and privatization process of Companhia Estadual de Energia Elétrica — CEEE, restated based on the IGP-M (General Market Price Index) plus annual interest of 12%. Payments are due monthly, maturing in September 30, 2006; this loan is collateralized by the receivables of RGE.

e) Furnas

This loan was granted by Furnas to Semesa; it is indexed to the IGP-M (General Market Price Index), and bears annual interest of 10%. The loan is payable in 24 monthly installments from 2008, and is collateralized by the energy produced by the Serra da Mesa power plant.

f) Floating Rate Credit Facility

Refers to U.S. dollar denominated funding in the foreign market obtained by Paulista in the second quarter of 2001, amounting to US$300 million. The loan was obtained to fund the acquisition of RGE. The loan was obtained from a consortium of banks, and matures over a five-year period with a 20-month grace period for the initial principal payment; interest is payable semiannually. The collateral for this loan is represented by letters of guarantee. The Company has entered into swap contracts to convert this debt into Brazilian reais, bearing interest at 93.65% and 94.75% of CDI rates, respectively, for the tranches of US$100 million and US$200 million.

g) Financial Institutions

Comprises loans and financing in local and foreign currencies as follows:

•	Local currency — Includes, loans and financing obtained from financial institutions to cover operating cash needs, restated based on the CDI variation and collateralized by revenue from sales of the CPFL Energia’s subsidiaries.

•	Foreign currency — refer to negotiations conducted within the context of the Brady Plan intermediated by Banco do Brasil, as well as debts related to Central Bank Resolution No. 63, with the purpose of covering the subsidiaries’ working capital, as well as the funding made in 2000 by Sul Geradora Participações S.A., a subsidiary of RGE’s, through a trade finance transaction, guaranteed by RGE’s revenue and letters of credit.

h)	Loans and financing in foreign currency, excluding Floating Rate Credit Facility (described in item “f”), are entirely denominated in U.S. dollars. The long-term portion is comprised as follows:

					As of
					December 31,
	Maturity
Financial Institution	(years)	Amortization	Collateral	Annual Rate	2003	2002

1) Banco do Brasil S.A.
Debt Conversion Bond	18	17 semiannual installments (from April 2004)	Revenues	Libor 6 months + 7/8%	25,770	35,717
New Money Bond	15	17 semiannual installments (from April 2001)	Revenues	Libor 6 months + 7/8%	4,078	6,095
4FLIRB	15	13 semiannual installments (from April 2003)	Revenues	Libor 6 months + 13/16%	4,139	6,186
C-Bond	20	21 semiannual installments (from April 2004)	Revenues	8%	29,143	39,392
Discount Bond	30	Single at end of 30 years	Escrow deposits and revenues	Libor 6 months + 13/16%	25,183	30,797
PAR-Bond	30	Single at end of 30 years	Escrow deposits and revenues	6%	36,090	44,136
EI Bond-Interest Bond	12	19 semiannual installments (from April 1997)	Revenues	Libor 6 months + 13/16%	4,668	9,515
			Receivables and reserve account
2) Unibanco	4	7 semiannual installments (from 2002)		Libor + 7.25%	11,603	—
3) Itáu BBA (Res. 2770)	2	18 monthly installments (from January 2004)	Promissory notes	7%	4,547	—
4) BankBoston	5	12 quarterly installments (from 2002)	Letters of credit	Libor + 2.25%	110,451	247,413

Total					255,672	419,251

The exchange rate of the U.S. dollar to the Brazilian real was 2.8892, 3.5333 and 2.3204, respectively, at December 31, 2003, 2002 and 2001.

14.1	Maturities of the long-term portion of loans and financing due as of December 31, 2003 are as follows:

2003

2005	744,549
2006	703,082
2007	231,922
After 2007	466,563

Total	2,146,116

14.2 Indices

      The changes in the principal indices used for restatement of loans and financing are as follows:

	% Change		Debt composition %

Indexing unit	2003	2002	2003	2002

UMBNDES	(15.78)	56.03	1.20	8.40
URTJLP	5.26	3.71	17.44	4.94
SELIC	23.38	19.15	58.43	29.34
CDI	23.26	19.09	9.50	52.81
IGP-M	8.71	25.31	5.75	1.79
Others			7.68	2.72

			100.00	100.00

14.3 Debt covenants and restrictions

The Company is subject to financial and operating covenants and certain restrictions under its loans and financing agreements. These covenants include the following:

•	Priorities and restrictions on the payment of dividends:

–	The Floating Rate Credit Facility restricts Paulista from paying dividends, redeeming shares or distributing capital to its shareholders while amounts which fall due in July 2004 are outstanding.

–	The BNDES — Investment Program and BNDES-FINEM loans for Paulista and RGE, respectively, have settlement priority in relation to the payment of dividends in excess of the 25% minimum mandatory dividends as determined in accordance with the Brazilian corporate law.

–	ENERCAN, Barra Grande and CERAN, under their financing agreements with BNDES, are restricted from paying dividends in excess of the 25% minimum mandatory dividends in accordance with the Brazilian corporate law, without prior approval by BNDES.

–	Under the trade finance transaction between Sul Geradora Participações S.A. (“Sul Geradora”) with BankBoston, Sul Geradora is required to settle amounts under this credit facility which fall due in July 2004, before paying any dividends, redeeming shares or distributing capital to its shareholders.

–	Most of our debt instruments also provide that if there is a default under a covenant, the company in question will be restricted from paying dividends in excess of the legal minimum under Brazilian law.

•	Limitations on the Company’s ability to sell or pledge assets or to make investments in third parties.

•	Paulista may not make capital expenditures during any fiscal year in excess of R$151 million in 2004, R$152 million in 2005 and R$160 million in 2006.

•	Under the CPFL Energia debentures and the Paulista Floating Rate Credit Facility, Paulista must maintain a ratio of total net worth to total capitalization not less than 47% (on a consolidated basis) and 45% (on a stand-alone basis); a ratio of EBITDA to interest expense not less than 2.25 (consolidated and stand-alone); and a ratio of debt to EBITDA not greater than 3.50 (consolidated and stand-alone).

•	Under the trade finance transaction between Sul Geradora and BankBoston, Sul Geradora must maintain a ratio of EBITDA to interest expense not less than 2.0; a ratio of debt to capital structure not greater than 0.55; and a ratio of debt to EBITDA not greater than 3.5.

•	Under the Paulista debentures, Paulista must maintain a ratio of EBITDA to financial expenses of at least 1.5 and a ratio of capital to total capitalization of at least 40%.

•	In addition, a number of the Company’s financing instruments are subject to acceleration if our current shareholders cease to own a majority of CPFL Energia’s voting equity or otherwise control the management and policies of the company, or if VBC ceases to own, directly or indirectly, at least 25% of Paulista’s issued and outstanding capital stock.

Noncompliance with the above-mentioned covenants may trigger cross-default of other contractual obligations.

In June 2003, the Company entered into an agreement with the International Finance Corporation (IFC) under which the IFC committed to provide funding to the Company. While the Company had not received any funding from the IFC as of December 31, 2003, the Company was subject to certain covenants under the agreement relating to the future public float of the Company in the event of an initial public offering and restrictions on changes in the ownership structure of the Company by its principle shareholders.

15.	DEBENTURES

						As of December 31,

		Quantity				2003		2002

Entity	Series	Authorized	Issued	Type	Remuneration	Current	Noncurrent	Current	Noncurrent

CPFL Energia(a)	1st .	2,313	2,313	Public	IGP-M + 13%	—	—	155,812	—
CPFL Energia(a)	1st .	6,937	6,937	Public	103.5% - DI rate	—	—	391,926	—
CPFL Energia(a)	1st .	937	937	Public	IGP-M + 13%	—	—	63,120	—
CPFL Energia(a)	1st .	2,813	2,813	Public	103.5% - DI rate	—	—	158,928	—
CPFL Energia(a)	2nd .	90,000	72,199	Public	DI rate + 2.85%	137,715	721,990	—	—
SEMESA(b)	1st .	69,189	69,189	Private	TJLP + 4 to 5%	98,801	551,739	86,421	613,143
Paulista(c)	1st .	44,000	44,000	Public	IGP-M + 11.5%	42,591	640,234	39,141	588,364
Paulista(d)	2nd .	45,000	30,142	Public	CDI + 0.6%	38,073	301,420	34,256	301,420

						317,180	2,215,383	929,604	1,502,927

(a)	On April 1, 2003 CPFL Energia issued 90,000 non-convertible debentures with a face value of R$10 each relating to the 1st series of the 2nd issue amounting to R$900,000. These debentures bear interest based on the DI (average rates of overnight deposits with unrelated financial institutions) plus a spread of 2.85% per year and mature on April 1, 2008. The collateral for such debentures are represented by pledge of Paulista and/or CPFL Geração shares held by CPFL Energia corresponding to 125% of the outstanding debt and by a guarantee of the investors. The proceeds of the 2nd issue were used to pay down the 1st issue. During the fourth quarter of 2003, CPFL Energia redeemed 17,801 debentures.

(b)	Semesa’s 1st series is linked to the financing for construction of the Serra da Mesa power plant. These debentures are amortized in semi-annual installments scheduled to mature through June 2009. The collateral for such debentures are represented by pledge of 100% of Semesa’s shares held by CPFL Geração, as well as receivables of Semesa derived from its energy sales agreement with Furnas.

(c)	For the purpose of raising additional funds for the acquisition of RGE in July 2001, Paulista concluded the placement of 100% of 44,000 debentures of the 1st series, equivalent to R$440,000, maturing over seven years.

(d)	Refers to the placement of approximately 67% of the 45,000 debentures of the 2nd series that mature over five years.

Certain contracts for debentures have restrictive clauses that require, among other things, that the Company maintain certain financial ratios and compliance with the covenants for loans and financing as described in Note 14 that, in the event of noncompliance, may cause acceleration of the amounts due.

16.	EMPLOYEE PENSION PLANS

Paulista, Geração and Piratininga, through the CESP Foundation, and RGE, through the ELETROCEEE Foundation, sponsor supplementary retirement and pension plans for their employees. The characteristics of these plans are as follows:

I.	Paulista and Geração

Through September 30, 1997, these companies sponsored a defined benefit pension plan that, on October 27, 1997, was converted to mixed defined benefit and defined contribution plan. The mixed plan became a defined contribution plan for general retirement benefits and a defined benefit plan relating to disability or death benefits.

This change required Paulista and Geração to assume an obligation arising from the Plan’s deficit at September 30, 1997 that was calculated by Fundação CESP’s actuaries. The deficit was recorded by the Company and is being amortized over 240 monthly installments beginning September 1997. This obligation bears annual interest of 6% and is restated based on the IGP-DI (General Price Index — Internal Supply, prepared by Fundação Getúlio Vargas). As of December 31, 2003 this obligation amounted to R$762,815 (R$778,465 as of December 31, 2002).

II. Piratininga

As a result of the division of Bandeirante in 2001 described in Note 1, Piratininga assumed the responsibility for actuarial liabilities for its retired employees at the date of separation, as well as the obligations related to active employees transferred to Piratininga, from January 1, 1998 to September 30, 2001. Prior to April 2, 1998, Bandeirante sponsored a defined benefit pension plan that was converted to a mixed defined benefit and defined contribution plan in a process similar to Paulista and Geração as described above.

III. RGE

RGE sponsors a defined benefit plan for its employees with a target benefit of 100% of final salary including social security benefit, administered by ELETROCEEE. RGE is responsible for coverage of deficits arising from the benefit plan and the sponsor contribution must be equivalent to the total contributions made by the participants in the same period.

CVM Resolution No. 371 — Pension Plan Accounting

CVM 371/2000 established new accounting practices for computing, recording and disclosing the effects of post-retirement benefits plans in Brazil. The new practices were effective for the year ended December 31, 2001. In accordance with CVM 371/2000, the Company opted to record the initial effect of this change in income as an extraordinary item, net of taxes, over a five-year period, commencing in the year ended December 31, 2002.

The Company used the projected unit credit method account for its pension plans as permitted by Technical Interpretation No. 01/01 of the IBRACON, ratified by CVM Circular No. 01/2002.

Following are the position of the Company’s employee benefits plans, as well as other information required by CVM Resolution No. 371.

The amounts recognized in the balance sheet as of December 31, 2003 and 2002 are presented as follows:

	2003	2002

Present value of actuarial liabilities	(2,993,628)	(2,480,281)
Fair value of plan assets	1,666,913	1,423,520

Present value of liabilities in excess of fair value of assets	(1,326,715)	(1,056,761)
Permitted adjustments through deferrals:
Actuarial losses not recognized	403,685	94,412
Increase in liabilities due to the adoption of CVM Resolution No 371	152,974	203,959

Net actuarial liabilities to be recognized	(770,056)	(758,390)

The actuarial losses of the plans that exceeded actuarial liabilities by 10% in the consolidated amount of R$121,310 and R$22,759, respectively as of December 31, 2003 and 2002 will be recognized in results starting in 2004, over the average future service period of participants. The increase in the liability due to the adoption of CVM No. 371 refers to the plan’s deficit calculated on December 31, 2001 that was deferred and is being amortized over five years. As allowed by the CVM Circular No. 1/2004, this amortization was classified in the statement of operations for 2003 and 2002 as an extraordinary item at the amount net of the corresponding tax effects.

Net liabilities changed as follows:

	2003	2002

Net actuarial liability at the beginning of the year	(758,390)	(559,075)
Charges recorded to income during the year	(126,350)	(282,548)
Sponsor’s contributions	114,684	83,233

	(770,056)	(758,390)
Current	(39,475)	(5,728)

Long-term	(730,581)	(752,662)

The accounting balances include other liabilities relating to the Company’s plans amounting to R$24,679 (R$43,583 in 2002).

The estimate for expenses to be recognized for 2004 are as follows:

R$

Cost of service	(7,226)
Interest on actuarial liabilities	(327,884)
Expected return on plan assets	184,439
Increase in liabilities due to adoption of CVM Res No 371	(49,288)
Actuarial losses amortization	(2,491)

Total expense	(202,450)
Administrative expenses	(2,169)
Expected participant’s contributions	1,484

Total	(203,135)

The main assumptions that were taken into consideration in the pension calculations at the balance sheet date were as follows:

CPFL Paulista and CPFL
	Piratininga	RGE

Nominal discount rate for actuarial liabilities	11.3% per year	11.3% per year
Nominal return rate on assets	11.3% per year	11.3% per year
Estimated rate of nominal salary increases	7.1% per year	7.1% per year
Estimated rate of nominal benefit increases	0% per year	5% per year
Estimated long-term inflation rate (as a basis for determination of nominal rates above)	5% per year	5% per year
Biometric mortality table	UP-94	UP-84
Biometric disability table	Mercer table	Light-avarage (ix)
Expected turnover rate	0.3%/(length of	0.3%/(length of
	service + 1)	service + 1)

17.	REGULATORY CHARGES

	2003	2002

Concession reserve fund — RGR	16,088	16,147
ANEEL Inspection Fee	487	770
Fuel usage quota — CCC	6,706	68,308
Energy development account — CDE	12,236	—

	35,517	85,225

Concession Reserve Fund — RGR: is a reserve fund managed by Eletrobrás, as a Federal Government agency, created to provide funds for payments to concessionaires upon expiration of the concession contracts, upon which the concessionaires are refunded by the net amount of permanent assets recorded in the books. Decree No. 1,771/96 introduced the RGR rate of 2.5% for property, plant and equipment — in service, limited to 3.0% of total gross operating revenue, less State VAT (ICMS).

Fuel Usage Quota — CCC: is a contribution made by Paulista, Piratininga and RGE to fund the costs of fuel used in the thermoelectric power operating processes within the context of the Brazilian energy system.

Energy Development Account — CDE: was created by Law No. 10,438 of April 26, 2002, to promote competition of energy generated through alternative sources such as aeolic, small hydro generation plants, biomass, natural gas, and mineral coal, in the areas served by the Brazilian electric interconnected system and to permit access to electric energy throughout Brazil.

18.	TAXES AND PAYROLL CHARGES

	Current		Long-Term

	2003	2002	2003

ICMS (State VAT)	198,172	161,444	—
PIS (Tax on revenue)	7,043	3,129	931
COFINS (Tax on revenue)	23,596	28,149	32,111
INSS (Social security contribution)	2,287	2,903	—
FGTS (Severance indemnity fund)	1,046	616	—
IRPJ (Corporate income tax)	117,117	9,395	110,434
CSSL (Social contribution tax)	36,543	3,389	39,756
Other	13,116	9,267	—

	398,920	218,292	183,232

Taxes and social contribution payable classified in long-term liabilities are related to the effects arising from the change in the taxation method of revenue earned from the regulatory tariff adjustment — see Note 2.

19.	RELATED PARTIES

As of December 31, 2003, amounts due to related parties reflect a balance of R$15,805 (R$17,000 in 2002) in current liabilities related to transactions between CPFL Energia and VBC.

As of December 31, 2002, amounts due to related parties reflect a balance of R$315,965 in long-term liabilities, related to the second installment payable to VBC in connection with the acquisition of SEMESA by Geração. This amount was subject to monetary restatement based on the variation in the IGP-M plus annual interest of 9.5%. In October 2003, CPFL Energia settled R$350,000 of this liability by issuing 164,319,249 common shares to VBC.

Transactions with related parties are summarized below:

	For the Years Ended December 31,

	2003	2002	2001

Fixed assets acquisition:
Camargo Correa S/ A	192,700	159,279	42,313
Votorantim Cimentos	123	—	—
Revenues:
Votorantim Papel e Celulose	3,286	—	—
S/ A Industrias Votorantim	58,007	52,520	43,082
Votocel Filmes Flexiveis Ltda	7,832	6,209	4,497
Operating expenses:
Bradesco Seguros S/ A	—	787	—
Cia Brasileira de Aluminio	—	1,822	—
Financial income:
Banco Bradesco S/ A	1,200	30	12
Banco Votorantim	903	389	879
Financial expenses:
BNDES	50,667	—	—

The balances with related parties are summarized below:

	As of December 31,

	2003	2002

Advances to suppliers:
Camargo Correa S/ A	444	444
Loans and financing:
BNDES	1,486,863	—
VBC:
Debentures	—	699,564

The above transactions were completed with terms generally similar to those prevailing with unrelated parties.

20.	RESERVE FOR CONTINGENCIES

	December 31,

	2003			2002

	Reserve	Year end	Escrow	Reserve	Year end	Escrow
	Recorded	balance	deposits	Recorded	balance	deposits

Labor:
Various	6,875	30,458	8,543	3,454	23,583	3,374

Civil:
General damages	9,612	19,452	3,516	—	9,840	—
Tariff increase	11,338	50,742	8,331	(1,284)	39,404	5,404
Energy purchased	21,079	21,079	21,079	—	—	—
Other	672	1,759	—	(112)	1,087	329

Subtotal	42,701	93,032	32,926	(1,396)	50,331	5,733

Tax:
FINSOCIAL — litigation	(2,630)	16,728	47,661	—	19,358	50,253
PIS/ PASEP	659	9,949	—	4,850	9,290	—
COFINS — injunction	28,434	72,957	2,317	24,041	44,523	2,317
Income tax	(14,342)	—	—	14,342	14,342	—
Other	23,555	32,206	5,715	(1,361)	8,651	5,728

Subtotal	35,676	131,840	55,693	41,872	96,164	58,298

Total	85,252	255,330	97,162	43,930	170,078	67,405

The Company records a provision for legal contingencies for which an adverse outcome is probable and the loss can be estimated based on the opinion of the Company’s management and external legal advisors.

A summary of the principal outstanding matters concerning litigation, claims and assessments is as follows:

Labor — The principal labor lawsuits relate to claims by former employees or labor unions for payment of salary adjustments. The great majority of such claims originated as a result of the restructuring process after privatization. Several other claims relate to certain services the Company has outsourced.

In accordance with the terms of the separation of Bandeirante described in Note 1, Piratininga is responsible for obligations related to contingent risks of employees located in the respective regions it assumed, whereas obligations arising from lawsuits relating to the period prior to the separation date are assumed in the proportional percentage of the owners before the separation (56% for Bandeirante and 44% for Piratininga).

General damages — principally represent claims for indemnities. These matters include claims relating to accidents in the Company’s electric grid, damages to consumers and car accidents, among others.

Tariff increase — Paulista and Piratininga are party to lawsuits for which the possibility of an adverse outcome is probable. The claims relating to these lawsuits amount to R$50,742. These lawsuits were brought by industrial consumers alleging that certain tariff increases during a price freeze imposed by the Brazilian government from March through November 1986 (the “Cruzado Economic Plan period”) were illegal.

FINSOCIAL — refers to a challenge in court requesting the payment of FINSOCIAL (tax on revenue) for the period from June 1989 to October 1991. The Company obtained injunctions for the nonpayment of these taxes, by making an escrow deposit; the escrow deposit is restated using the Daily Reference Rate (TRD) index.

COFINS and PIS — refers to a challenge in court regarding the inclusion of financial and nonoperating income in the calculation basis for PIS and COFINS (taxes on revenue). The Company obtained an injunction for the non-payment of these taxes under the previous legislation. The Company has recorded a provision for the amounts in dispute.

Energy purchased — as a result of the loss of several consumers, Paulista and Piratininga requested from ANEEL a reduction in the capacity demand determined in their initial supply contracts, which was partially granted by ANEEL through Resolution No. 552 of October 21, 2003. These energy suppliers filed a lawsuit since they do not agree with the reduction in volume of energy determined by ANEEL. The amounts relating to this reduction have been deposited in an escrow account.

Other — refers to other lawsuits and administrative proceedings before various courts arising from the ordinary course of business involving mainly tax matters relating to INSS (Social Security), FGTS (Severance Indemnity Fund), SAT (Labor Accident Insurance) and the Deductibility of Pension Plan Costs, for which the amount of R$33,965 is provided for as of December 31, 2003.

Although the Company believes the provision for contingencies adequately covers the related probable loss associated with these claims, the final outcome of these legal proceedings cannot be predicted with any certainty. However, the Company believes that the ultimate effect of these proceedings will not have a material impact on its financial position or results of its operations.

Possible Losses — The Company is also party to lawsuits for which an adverse outcome is classified as possible. In connection with these lawsuits, the Company’s management, based on the advice of external counsel, believes that the Company has a solid defense. However, there is not a consistent trend in decisions issued by Brazilian courts or any decisions from the Brazilian superior courts that would enable the Company to classify losses in respect of the related claims as either probable or remote. Claims relating to possible losses as of December 31, 2003 are as follows: (i) claims relating to several labor issues amounting to approximately R$19,388; (ii) claims relating to civil litigation, principally related to general damages and tariff increases, which amount to approximately R$48,252; and (iii) claims relating to tax litigation, principally related to income tax and revenue tax, amounting to approximately R$38,695.

21.	SHAREHOLDERS’ EQUITY

The Company only has common shares, without par value, authorized and outstanding which are distributed as follows:

	2003		2002

Shareholders	Shares	%	Shares	%

VBC Energia S.A.	1,827,229,375	44.37	1,536,817,077	45.32
521 Participações S.A.	1,522,384,377	36.96	1,288,590,110	38.00
Bonaire Participações S.A.	628,239,133	15.25	565,591,248	16.68
BNDES Participações S.A.	140,845,070	3.42	—	—
Board members	22	—	12	—

Total	4,118,697,977	100.00	3,390,998,447	100.00

Capital Increase

At the Extraordinary Shareholders’ Meeting on August 6, 2002, shareholders approved a capital increase in the amount R$3,390,944, with the issuance of 3,390,944 registered common shares, without par value. The new shares issued by the Company were fully subscribed and paid up by shareholders through the transfer of common and preferred shares held, issued by Paulista and Geração, evaluated at book value, as of June 30, 2002. As a result of the combination procedures described in Note 2, such capital increase does not appear in the statement of changes in shareholders’ equity.

On October 20, 2003 CPFL Energia’s board approved a capital increase in the amount of R$1,550,000, by the private issue of 727,699,530 registered common shares, without par value, at the issue price of R$2.13 per share. Such increase was made as follows:

a) Conversion into capital of advances for future capital increase in the amount of R$800,000, made on April 22, 2003 by the shareholders VBC, 521 and Bonaire.

b) Cash contributed in the amount of R$100,000 by VBC and 521.

c) Conversion of accounts payable to VBC in the amount of R$350,000.

d) Cash contribution in the amount of R$300,000 by BNDES Participações S.A.

The capital increases of R$18,160 and R$548,147, respectively, in 2002 and 2001, respectively, were received by Geração, in cash, and the proceeds were used in investments in power plant projects, including SEMESA.

Share Repurchase

The acquisition of the ownership control of RGE gave rise to the right of minority shareholders of Paulista to withdraw their ownership interests, in conformity with articles 137 and 256, paragraph 2, of Law No. 6,404/76, under the terms of Official Notice published by Paulista on July 14, 2001. Shareholders who exercised their right to withdraw, through August 13, 2001, under the conditions set forth by the aforementioned legislation, were reimbursed for the net book value of R$113.62 per thousand shares, calculated based on the last balance sheet approved at the Annual Shareholders’ Meeting, in accordance with paragraph 2 of article 6 of the Company’s bylaws. During 2001, Paulista disbursed R$71,271, to repurchase 322,685,878 registered common shares, 14,297,373 class “A” registered preferred shares, and 290,093,159 registered class “C” preferred shares, which were cancelled in 2002.

Distribution of Dividends

Pursuant to its by-laws, CPFL Energia is required to distribute dividends in respect of each fiscal year ending on December 31, an aggregate amount equal to at least 25% of net income for the fiscal year. The Company refers to this amount as the mandatory dividend amount.

The Company may also pay interim dividends to holders of preferred shares and common shares. Any interim dividends paid will count toward the calculation of the dividend payable for the fiscal year in which the interim dividend was declared. Under the Brazilian Corporate Law, the Company’s Board of Directors is permitted to recommend the non-payment of the mandatory dividend for any year.

After the distribution of dividends, Law 6,404/76 requires the absorption of accumulated losses and the record of the legal reserve. The legal reserve is a requirement for all Brazilian corporations and represents the appropriation of 5% of annual net income up to a limit of 20% of share capital. This appropriation is not required in the fiscal year in which this legal reserve balance, added to the other established capital reserves, exceeds 30% of the paid-in capital.

The proposed dividends in 2001 refer to Paulista and Geração, paid to the controlling shareholders based on accumulated profits available for distribution as per their individual financial statements.

Capital Reserves

Capital reserves account consists of tax incentives, gains from the sale of treasury shares and amounts allocated in respect of monetary correction of capital up to December, 1995. Amounts allocated to capital reserves are not taken into consideration for purposes of determining the mandatory distributable amount. According to the statutory legislation, capital reserves can be used for capital increase, absorption of treasury shares and accumulated losses.

Minimum Cumulative Dividend and Redemption of Class “C” Preferred Shares of Paulista

In compliance with item b, paragraph 1st, article 6 of Paulista’s by-laws, Paulista paid minimum cumulative dividends during 2001 relating to the Class “C” preferred shares, of R$11.93 per thousand shares and redeemed 1,531,019,189 Class “C” preferred shares for R$108.48 per thousand shares. Subsequent to the restructuring described in Note 1, the Paulista’s Class “C” shares were substantially eliminated in consolidation.

Reverse Stock Split

On August 13, 2004, the Company’s shareholders approved a one-for-ten reverse stock split of the Company’s outstanding common stock. The reverse stock split reduced the Company’s outstanding common stock from 4,118,697,977 to 411,869,796 shares. The Company’s paid in capital and shareholders’ participation were not affected by the reverse stock split.

22.	OPERATING REVENUES

	No. of Consumers (*)			GWh (*)			R$

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Residential	4,481,351	4,430,900	4,237,347	8,124	7,779	7,164	2,695,986	2,157,674	1,689,175
Industrial	78,642	79,489	75,340	16,909	15,731	14,172	2,771,173	2,254,997	1,678,473
Commercial, services and other	417,435	419,971	415,794	4,752	4,485	4,038	1,344,023	1,090,463	782,599
Rural	223,851	229,449	222,899	1,550	1,466	1,141	226,097	179,328	128,669
Public administration	34,322	33,372	32,187	736	639	614	185,759	142,650	105,817
Public lighting	2,664	1,737	1,632	1,048	1,012	899	184,611	151,776	112,823
Public services	5,276	5,145	4,958	1,352	1,297	1,217	240,441	196,297	148,722
Own consumption	629	571	584	25	31	33	—	—	—

Billed	5,244,170	5,200,634	4,990,741	34,496	32,440	29,278	7,648,090	6,173,185	4,646,278

Unbilled (net)							35,337	31,988	(19,118)
Differential — 2003 Tariff review							13,798	—	—
Extraordinary tariff adjustment							—	210,450	674,080
Realization of extraordinary tariff adjustment							(290,121)	(234,880)	—
Emergency capacity charges							268,328	141,451	—
Electricity from independent suppliers (Note 3)							(26,248)	13,559	310,420
Electricity sales to distributors							275,247	411,695	269,378
Other							157,275	75,852	71,639

Total							8,081,706	6,823,300	5,952,677

(*)	Unaudited.

Change in revenues, arising from the application of new classification criteria for low-income residential consumers

Law No. 10,438/2002 established the classification criteria for low-income residential consumers that are basically households served with a single-phase connection whose monthly consumption is less than 80kWh. Decree No. 4336/2002 extended this range and included households with monthly consumption ranging from 80 to 220 kWh and are, among other requirements, enrolled in the Federal Government’s Social Programs, created by Decree No. 3,877/2001. Consumers who were classified in the low-income residential category based on the criteria prior to Law No. 10438/2002 are no longer benefited as of March 1, 2004. However, Resolution No. 694/2003 extended the period for confirming eligibility at the concessionaires until July 31, 2004.

Because of changes in the criteria for classifying low-income residential consumers, CPFL Paulista and RGE calculated the revenue that they did not earn when the provisions of Decree No. 4,336/2002 were not fully effective, approved by ANEEL in the consolidated amount of R$43,883, and covered with RGR funds by ELETROBRÁS, as established by Resolution No. 320/2003. This amount was recorded under the caption Operating Revenue.

Emergency Capacity Charges — refer to operating, tax and administrative costs incurred by Comercialização upon contracting electric energy generation capacity, which will be apportioned to final consumers in proportion to their individual consumption. The tariff charge collected from consumers as “emergency capacity charges” to June 26, 2002 was R$0.0049/kWh, as established by ANEEL Resolution No. 249 of May 6, 2002. ANEEL Resolution No. 351 of June 27, 2002 established the amount of R$0.0057/kWh for this charge. These amounts are recorded as a deduction from operating revenues in the same period that they are recorded and consequently, there is no effect on the Company’s results.

23.	OPERATING EXPENSES

	As of December 31,

	2003	2002	2001

Sales and marketing
Personnel	23,304	26,331	24,348
Materials	3,791	1,503	1,201
Outside services	35,337	31,368	30,740
Allowance for doubtful accounts	43,495	60,629	41,348
Depreciation and amortization	3,565	16,698	8,048
Collection tariffs and services	33,086	27,305	21,849
Other	5,830	11,702	5,487

	148,408	175,536	133,021

General and administrative expenses
Personnel	60,068	59,942	43,012
Materials	8,123	18,222	6,981
Outside services	155,389	149,897	107,266
Depreciation and amortization	19,633	33,617	18,426
Administrative taxes and charges	8,629	7,769	10,450
Other	27,377	12,622	19,052

	279,219	282,069	205,187

Other operating expenses
Inspection fee	9,389	7,786	8,157
Energy efficiency research	10,725	7,253	—
Depreciation and amortization	—	531	1,788

	20,114	15,570	9,945

24.	ELECTRICITY COST

	2003		2002		2001

	GWh (*)	R$	GWh (*)	R$	GWh (*)	R$

Electricity purchased for resale
Itaipu	10,575	982,589	9,791	1,049,134	9,401	806,124
Furnas Centrais Eletricas S.A.	7,584	527,400	10,166	546,460	8,911	416,234
CESP — Cia Energética de São Paulo	7,362	502,352	9,860	547,395	8,692	452,601
Cia Geração Energia Elétrica Tietê	3,051	207,047	3,485	217,796	3,305	166,483
Duke Energy International Geração Paranapanema S.A.	3,328	234,553	2,689	151,343	2,573	132,605
EMAE — Empresa Metropolitana de Águas	528	34,330	710	39,517	604	29,694
CEEE — Cia Estadual de Energia Elétrica	463	24,317	1,121	26,572	611	27,895
Tractebel Energia S.A.	2,922	205,511	1,984	102,349	1,019	46,572
AES Uruguaiana Ltda	773	70,657	768	64,689	411	29,493
Electricity from independent suppliers(a)	—	(25,620)	—	6,035	—	291,980
Cogeneration	822	80,008	403	25,885	386	28,239
Other	3,049	82,235	634	21,451	2,146	60,635

	40,457	2,925,379	41,611	2,798,626	38,059	2,488,555
Deferral related to variations of Parcel A (CVA)		94,796		(241,742)		(174,231)

Subtotal		3,020,175		2,556,884		2,314,324

Electricity network usage charges
Basic network and connection charges		514,133		396,581		338,209
System service charges — ESS		36,345		9,568		76,746

Subtotal		550,478		406,149		414,955
Deferral related to variations of Parcel A (CVA)		(104,939)		(92,571)		(28,588)

Subtotal		445,539		313,578		386,367

Total		3,465,714		2,870,462		2,700,691

(*)	Unaudited.

(a)	The credit amounts of R$25,620 and R$6,035, respectively, in 2003 and 2002 are related to the effects of the adjustments from the approval of new amounts for electricity from independent suppliers for Paulista and Piratininga through ANEEL Normative Rule No. 1 of January 12, 2004 and No. 483 of August 29, 2002, respectively.

25.	FINANCIAL INCOME (EXPENSE)

	2003	2002	2001

Financial income:
Income from temporary cash investments	8,392	69,253	52,328
Derivative contracts	—	424,216	—
Late payment charges	66,301	30,683	30,331
Interest on prepaid income and social contribution taxes	28,024	9,538	6,496
Monetary variations	124,478	—	—
CVA compensation	141,651	58,673	22,638
Interest — extraordinary tariff adjustment	178,385	149,177	—
Other	36,633	34,865	49,526

	583,864	776,405	161,319
Financial expense:
Debt charges	(981,329)	(913,800)	(510,692)
Banking expenses	(79,429)	(63,318)	(42,903)
Derivative contracts	(281,396)	—	(28,981)
Monetary variations	—	(1,069,713)	(114,685)
Other	(62,793)	(30,221)	(58,373)

	(1,404,947)	(2,077,052)	(755,634)

Net financial expense	(821,083)	(1,300,647)	(594,315)

Monetary variations include gain or losses relating to inflation adjustments of assets and liabilities as required contractually or legally or foreign exchange gain or losses relating to assets and liabilities denominated in foreign currency.

26.	NONOPERATING INCOME (EXPENSE)

	As of December 31,

	2003	2002	2001

Nonoperating income
Gain on sale of participation in subsidiaries(i)	39,537	—	—
Gain on changes in participation in subsidiaries(ii)	—	14,916	—
Gain on disposal of permanent assets	13,398	5,876	5,407
Materials and supplies overages	634	1,428	1,464
Other	374	48	3,261

	53,943	22,268	10,132

Nonoperating expenses
Loss on changes in participation in subsidiaries(ii)	—	—	(24,545)
Loss on disposal of permanent assets	(6,581)	(7,590)	(6,210)
Materials and supplies shrinkage	(3,279)	(2,822)	(1,613)
Other	(231)	(1,911)	(6,775)

	(10,091)	(12,323)	(39,143)

The gains and losses on changes in participation in subsidiaries are primarily related to (i) in 2003, Geração sold 26.00% and 25.01% of the share capital of ENERCAN and BAESA, respectively, for R$131,320 and R$91,638, respectively, resulting in a net gain of R$39,537; and (ii) in 2002 and 2001, the

Company recorded capital gains and losses resulting from the redemption of shares held by the minority shareholders of Paulista and RGE.

27.	COMPANY RISKS AND FINANCIAL INSTRUMENTS

Considerations on Risks

The Company’s business includes principally the distribution and generation of electricity to final consumers. As concessionaires of public services, the activities and tariffs of the Company and its subsidiaries which are regulated by ANEEL. The principal market risk factors that affect the Company’s business are as follows:

Exchange Rate Risk

This risk arises from the possibility that the Company may incur losses due to exchange rate fluctuations, which would increase the balances of liabilities in foreign currency. In order to protect against that risk, the Company has contracted hedge/swap operations so that their liabilities are indexed to domestic index variations. These transactions are recorded on the accrual basis and in accordance to the conditions of the contracted financial instrument.

The exposure related to the incurrence of that under the Floating Rate Credit Facility was substantially covered by swap agreements, which enabled Paulista to exchange the risks associated with the debt (exchange variation + LIBOR + 2.95% per year) for a cost ranging from 93.65% to 94.75% of the CDI (Interbank deposit rates).

Paulista has entered into certain swap contracts that have reset clauses requiring settlement when net positions, discounted to present value, exceed a certain percentage established by contract. This procedure may have an impact on Paulista’s cash flows, by requiring that Paulista obtain funds to cover its swap positions upon reset.

Paulista, Piratininga and RGE are exposed to exchange variation risk arising from the purchase of electricity from Itaipu which are denominated in U.S. dollars. However, the CVA mechanism protects these subsidiaries against possible losses as described in Notes 3 and 9.

Interest Rate Risk

This risk originates from the possibility that the Company may incur losses due to interest rate fluctuations, which would increase the financial expenses related to loans and financing obtained abroad. As described above, Paulista and RGE have contracted derivative instruments to hedge against this risk.

Credit Risk

The risk arises from the possibility that subsidiaries may incur losses due to the difficulty in receiving amounts billed to their customers. This risk is considered low by the Company in view of the dispersion in the number of customers and the policy of collection and supply cuts to delinquent customers. For all periods presented, the Company did not have any customers that represented over 10% of total revenues or accounts receivables.

Energy Shortage Risk

The energy purchased and distributed by the Company is primarily generated by hydro electric plants. A long period of rain shortage may reduce volume of water in reservoirs of power plants resulting in losses due to the increase in costs for purchasing energy or reduction of revenues if a new rationing program became necessary. Given the current level of the reservoirs, the Nacional Electric System Operator (“ONS”) does not expect that a new rationing program will be necessary in the foreseeable future.

Debt Acceleration Risk

The Company has loans and financing, as well as debentures that include covenants requiring the Company to comply with certain ratios and conditions, as discussed in Note 14. In the event that the Company defaults on these covenants and is unable to obtain the related waivers, the payment of the related debt could be accelerated. As of the date of these financial statements, the Company was in compliance with these covenants.

FAIR VALUES OF FINANCIAL INSTRUMENTS

As of December 31, 2003, the principal financial instruments are as follows:

a) Cash and cash equivalents — Comprise cash, banks, and temporary cash investments. The market value of these assets approximate the amounts reflected in the balance sheet.

b) Electricity receivables and payables — Book values approximate fair values for current amounts as a result of their short-term nature. The non-current portions are subject to variable interest rates and consequently, book values also approximate fair values.

c) Loans and financing and debentures — Fair values have been calculated based on market rates in effect as of the balance sheet dates.

d) Derivative contracts — Fair values are calculated based on quoted market prices of comparable contracts.

Following are the book and fair values of the Company’s financial instruments as of December 31, 2003 and 2002.

	(Assets) liabilities

	2003		2002

	Book value	Fair value	Book value	Fair value

Loans and financing	3,006,808	2,936,966	4,782,789	4,616,001
Debentures	2,532,563	2,463,776	2,432,531	2,352,691
Derivative contracts	31,046	30,310	(302,189)	(94,301)

DERIVATIVE CONTRACTS

Derivative contracts outstanding at December 31, 2003 and 2002 are summarized as follows:

				Aggregate	Accounting
			Number of	notional	balance (asset)
Type	Date of contracts	Expiration dates	contracts	amount	liability

At December 31, 2003

	June 2001 to	From February, 2004
Swap	October 2003	to March, 2007	73	1,065,687 (i)	31,046

At December 31, 2002

	June 2001 to	From May, 2003 to
Swap	December 2002	July, 2006	11	1,422,641 (i)	(301,024)

US$ forward purchase contract (3.4418 real/ 1 US$)	November 2002	March 2003	1	81,619	(1,165)

Total					(302,189)

(i)	The aggregate notional amounts include interest rate swap contracts relating to the Company’s floating rate credit facility that swap the interest rate from six-month LIBOR to a fixed interest rate. The Company has also entered into cross currency swap contracts to convert the floating rate credit facility adjusted by the above swap contracts to Brazilian reais that are adjusted by a percentage of CDI (see exchange rate risk). The notional amounts relating to these contracts amounted to R$814,655 and R$1,062,434 at December 31, 2003 and 2002, respectively (see Note 14).

28.	COMMITMENTS

The Company’s commitments under long-term energy purchase contracts and power plant construction projects in thousands of reais are as follows:

					2009 and
	Duration	2004	2005-2006	2007-2008	thereafter	Total

Energy purchase contracts(a)	2 to 24 years	3,344,000	6,474,000	5,615,000	26,182,000	41,615,000
Power plant construction projects(b)	2 to 33 years	285,000	379,000	58,000	510,000	1,233,000

(a)	The amounts presented for energy purchase contracts represent the total volume contracted at the year-end contract price. These amounts include take-or-pay contracts with Itaipu amounting to R$24,349,218. The term of the contracts range from 2 to 24 years. The rates in these contracts are established to cover Itaipu’s operating expenses and payments of principal and interest on Itaipu’s U.S. dollar-denominated borrowings, as well as the cost of transmitting the power to its concession areas. These rates are denominated in U.S. dollars.

(b)	Power plant construction projects include commitments made by the Company to fund its proportional share of the construction, acquisition of the concession, and purchase of bank guarantees relating to the jointly-controlled development companies described in Note 1.

29.	INSURANCE

The Company maintains insurance for losses resulting from fire, lightning, explosions, electrical shorts and outages at our various substations, power plants, buildings and facilities, and for property losses incurred as a result of traffic accidents. In the power plants themselves, the Company insures generators and turbines against fire, lightning, explosions, electrical shorts and outages and equipment malfunctions. The Company does not have insurance coverage for business interruption risk.

30.	SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ADOPTED IN BRAZIL (“BRAZILIAN ACCOUNTING PRINCIPLES”) AND U.S. GAAP

The accompanying financial statements are prepared in accordance with Brazilian Accounting Principles, which differs in certain significant respects from U.S. GAAP. Following is a reconciliation of net income (loss) and shareholders’ equity of the differences between Brazilian Accounting Principles and U.S. GAAP as of and for the two years in the period ended December 31, 2003, except for the comprehensive effects of price-level changes (since the Brazilian economy was hyperinflationary prior to

1998). All share and per share amounts in this Note have been retroactively restated, for all periods presented, to reflect the reverse stock split mentioned in Note 21.

	Year Ended December 31,

	2003	2002

Net loss under Brazilian Accounting Principles	(281,922)	(749,064)
Capitalization of interest costs:
Interest capitalized under U.S. GAAP	8,430	11,575
Reversal of depreciation of capitalized interest under Brazilian Accounting Principles	4,007	3,032
Depreciation of capitalized interest under U.S. GAAP	(5,333)	(5,117)
Effect of disposals on capitalized interest	256	13
Capitalization of administrative costs:
Reversal of depreciation of capitalized administrative costs under Brazilian Accounting Principles	1,082	1,165
Effect of disposals on capitalized administrative costs	226	(277)
Monetary restatement 1996 and 1997:
Depreciation of monetary restatement under U.S. GAAP	(1,561)	(1,548)
Effect of disposals on monetary restatement	(103)	(63)
Special obligations:
Effect of lower depreciation under U.S. GAAP	4,212	3,686
Accounting for the effects of regulation:
Recognition of electricity sales to final consumers (RTE) that were previously recorded under Brazilian Accounting Principles	155,538	16,075
Reversal of interest on RTE recorded under Brazilian Accounting Principles that exceeds 24 months	(31,870)	(70,510)
Deductions from operating revenues — COFINS/ PIS (taxes on revenue) related to the above adjustments	(9,180)	(1,779)
Business combinations and goodwill:
Basis differences:
Depreciation of basis difference in property, plant and equipment	(18,561)	(18,506)
Effect of disposals of property, plant and equipment	(6,287)	1,931
Reversal of goodwill amortization under Brazilian Accounting Principles	453,706	453,044
Amortization of intangible concession assets under U.S. GAAP	(199,856)	(199,828)
Amortization of intangible lease agreement under U.S. GAAP	26,517	26,517
Accounting for the Serra da Mesa lease:
Reversal of revenues recorded under Brazilian Accounting Principles	(232,507)	(190,061)
Recognition of income on the investment in direct financing lease under U.S. GAAP	193,864	147,144
Reversal of depreciation recorded under Brazilian Accounting Principles	20,247	22,588

	Year Ended December 31,

	2003	2002

Pension and other benefits:
Difference in actuarial liability	(35,960)	106,729
Reversal of extraordinary item recorded under Brazilian Accounting Principles	50,992	50,992
Derivatives:
Adjustment to record derivative contracts at fair value — financial income (expense)	167,054	(173,829)
U.S. GAAP adjustments on equity in earnings of RGE:	110,941	5,945
Deferred costs:
Operating expenses — reversal of preoperating expenses capitalized under Brazilian Accounting Principles	(9,734)	(12,634)
Others:
Operating expenses — others	562	247
Deferred income tax effect on the above adjustments — Classified as noncurrent	(95,476)	(9,711)
Deferred social contribution tax effect on the above adjustments	(39,983)	(25,927)
Effect of above adjustments on minority interest	(27,255)	(6,889)

Net income (loss) under U.S. GAAP	202,046	(615,060)
Other comprehensive income (loss) — minimum pension liability, net of tax effects	(199,655)	53,148

Comprehensive income (loss) under U.S. GAAP	2,391	(561,912)

Earnings (loss) per share:
Weighted average number of common shares outstanding — basic and diluted	353,454,466	338,852,775

Basic and diluted earnings per share	0.572	(1.815)
Shareholders’ equity under Brazilian Accounting Principles	3,389,134	2,121,056
Capitalization of interest costs:
Reversal of capitalized interest under Brazilian Accounting Principles	(43,562)	(44,604)
Reversal of accumulated depreciation recorded under Brazilian Accounting Principles	18,812	15,847
Capitalization of interest under U.S. GAAP	118,905	110,475
Accumulated depreciation	(26,816)	(21,739)
Administrative costs capitalized under Brazilian Accounting Principles
Reversal of capitalized administrative costs recorded under Brazilian Accounting Principles	(21,205)	(21,431)
Reversal of accumulated depreciation	6,314	5,232

	Year Ended December 31,

	2003	2002

Monetary restatement of 1996 and 1997:
Monetary restatement recorded under U.S. GAAP	28,942	29,142
Accumulated depreciation	(14,411)	(12,947)
Capitalized deferred costs:
Reversal of deferred costs recorded under Brazilian Accounting Principles	(11,357)	(11,387)
Reversal of accumulated depreciation	9,480	9,038
Accounting for the effects of regulation:
Reversal of accounts receivable for RTE recorded under Brazilian Accounting Principles	(308,948)	(432,591)
Recoverable taxes related to the above adjustment	2,718	11,873
Special obligations:
Accumulated depreciation	17,295	13,083
Business combinations and goodwill:
Basis differences:
Property, plant and equipment — cost	710,161	703,649
Accumulated depreciation	(143,386)	(112,026)
Reversal of goodwill recorded under Brazilian Accounting Principles	(3,781,462)	(3,781,462)
Reversal of accumulated amortization	1,639,454	1,185,748
Recognition of concession intangible under U.S. GAAP	3,282,219	3,282,219
Recognition of lease investment intangible under U.S. GAAP	483,699	483,699
Accumulated amortization	(591,507)	(418,167)
Accounting for the Serra da Mesa lease:
Recognition of net investment in direct financing lease under U.S. GAAP	685,877	724,520
Reversal of property, plant and equipment recorded under Brazilian Accounting Principles	(936,732)	(934,377)
Reversal of accumulated depreciation	127,300	104,698
Pension and other benefits:
Difference in actuarial liability	(574,531)	(270,960)
Derivatives:
Adjustment to record derivative contracts at fair value	(7,198)	(174,252)
U.S. GAAP adjustments on equity interest in RGE:	135,136	24,195
Deferred costs:
Permanent assets — reversal of preoperating expenses capitalized under Brazilian Accounting Principles	(34,312)	(24,297)
Permanent assets — reversal of amortization of preoperating expenses capitalized under Brazilian Accounting Principles	761	480

	Year Ended December 31,

	2003	2002

Dividends declared but unpaid:
Current liabilities — dividends and interest on capital	2,157	—
Others:	(717)	(807)
Deferred income tax effect on the above adjustments:
Deferred taxes noncurrent	79,111	106,245
Effect of the above adjustments on minority interest	(49,811)	(31,023)

Shareholders’ equity under U.S. GAAP	4,191,520	2,639,129

Following is a rollforward of shareholders’ equity under U.S. GAAP:

	Year Ended December 31,

	2003	2002

Shareholders’ equity under U.S. GAAP — beginning balance	2,639,129	3,182,856
Net income (loss) for the year	202,046	(615,060)
Capital increase	1,550,000	18,160
Other comprehensive income (loss) — minimum pension liability, net of tax effects	(199,655)	53,173

Shareholders’ equity under U.S. GAAP — ending balance	4,191,520	2,639,129

Accumulated other comprehensive income, net of tax (benefit) liability of (R$143,286) and R$34,693 at December 31, 2003 and 2002, respectively	(278,144)	(67,346)

Following is a summary of the significant differences between Brazilian Accounting Principles and U.S. GAAP:

a) Accounting for the Effects of Regulation

Under U.S. GAAP, as a result of various actions taken by the Federal Government and ANEEL in 2001, the Company is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. This is because the rate-setting structure in Brazil is currently designed to provide for recovery of the Company’s allowable costs, including those incurred as a result of Federal Government-mandated power rationing measures imposed in 2001. Accordingly, the Company capitalizes incurred allowable costs as deferred regulatory assets when there is a probable expectation that future revenue equal to the costs incurred will be billed and collected as a direct result of the inclusion of the costs in an increased rate set by the regulator. The deferred regulatory asset is eliminated when the Company collects the related costs through billings to customers. ANEEL performs a rate review on an annual basis. If ANEEL excludes all or part of a cost from recovery, the deferred regulatory asset is impaired and is accordingly reduced to the extent of the excluded cost.

The agreement also comprised the Parcel A costs which are certain costs that each distribution company is permitted to defer and pass through to its customers via a future rate adjustment. Parcel A costs are defined by the concession contracts to the cost of purchased power and certain other costs and taxes. ANEEL has granted rate increases to recover a portion A of previously deferred Parcel A costs. However, due to uncertainty surrounding the Brazilian economy, ANEEL had delayed approval of some Parcel A rate increases. The agreement provided a tracking account mechanism, previously created in October 2001 through Executive Order No. 296 to record the variation in the Parcel A costs for rate adjustment calculation purposes. Parcel A costs incurred prior to January 1, 2001 are not recoverable though the tracking account. As a result, the Company has not recognized any regulatory asset for Parcel A costs incurred prior to 2001. As described in Note 3, during 2001, the electricity markets in significant portions of Brazil experienced rationing, or reduced availability of electricity to customers, due to low rainfall, reduced reservoir levels and that country’s significant dependence on electricity generated from hydrological resources. These factors resulted in lower sales for the Company. In December 2001, electricity concessionaires including the Company reached an industry-wide agreement (the “agreement”) with the Federal Government that provided resolution to the principal rationing related issues as well as to certain other electricity rate-related issues. The rate increase set forth in the agreement will remain in effect during a period set by ANEEL and considered sufficient by the Company to allow recovery of lost revenues, which the Company estimates will take approximately 4 years. Under Brazilian Accounting Principles, the Company recorded the entire amount to be recognized in accordance with this agreement. Under U.S. GAAP, pursuant to Emerging Issues Task Force (“EITF”) No. 92-7, “Accounting by Rate Regulated Utilities for the Effects of Certain Alternative Revenue Programs”, the Company records only the amount expected to be recovered over the next 24 months. The U.S.GAAP adjustment represents the reversal of the differences between the amounts recorded under Brazilian Accounting Principles and U.S. GAAP. This is the only difference in the accounting for the effects of regulation and all regulatory assets and liabilities are classified in the same manner under Brazilian Accounting Principles and U.S. GAAP.

Following is a summary of regulatory assets and liabilities under U.S.GAAP:

	As of December 31,

	Current		Noncurrent

	2003	2002	2003	2002

Accounts receivable
RTE — extraordinary tariff adjustment	223,338	194,420	232,383	176,459
Differential — 2003 tariff review	13,798	—	—	—
Energy from independent suppliers (excluding RGE)	76,962	74,934	180,321	226,784
Deferred cost variations — portion A (excluding RGE)	43,005	247,040	860,183	376,340
Others assets
PERCEE- rationing program implementation cost	11,849	4,920	—	21,597
Suppliers
Energy from independent suppliers	(82,779)	(69,456)	(187,809)	(228,579)
Deferred cost variations — portion A (excluding RGE)	(346)	(910)	(175,009)	(6,075)

Total	285,827	450,948	910,069	566,526

b) Capitalization of Interest Costs

Under Brazilian Accounting Principles, the Company capitalizes both interest costs of borrowed funds and has capitalized through December 31, 2001 imputed interest on shareholders’ funds applied to construction in progress. Under U.S. GAAP, in accordance with SFAS No. 34, Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction in progress. Interest on shareholders’ funds are not capitalized. Under U.S. GAAP, the amount of interest capitalized excludes foreign exchange gains and losses on foreign currency borrowings.

c) Capitalization of Administrative Costs

Under Brazilian Accounting Principles, through March 31, 2002, the Company capitalized indirect administrative costs related to construction in progress, which have been allocated monthly to construction in progress, limited to 10% of direct expenses for personnel, and outside services attributable to construction in progress. This practice is not accepted under U.S. GAAP and consequently, the effects have been reversed in the U.S. GAAP reconciliation.

d) Special Obligations

Under Brazilian Accounting Principles, the Company presents special obligations, representing consumers’ contributions to the cost of expanding power supply systems, as a reduction to property, plant and equipment. These obligations are not subject to amortization over the applicable useful lives of the underlying assets. Under U.S. GAAP, contributions received from customers are considered reimbursement of construction costs and are credited against the cost of the related fixed assets. For U.S. GAAP reconciliation purposes, the depreciation is adjusted for the effects of the amortization of special obligations using the same depreciation rates applicable to the corresponding class of property, plant and equipment acquired with such consumers’ contributions.

e) Monetary restatement of 1996 and 1997

As mentioned in Note 2, under Brazilian Accounting Principles, the Company was required to discontinue accounting for the effects of inflation in Brazil as of December 31, 1995. As of January 1, 1996, the carrying value of all non-monetary assets and liabilities became their historical cost basis. Under U.S. GAAP, Brazil was still considered to be a highly inflationary economy until July 1, 1997, and consequently, the Company continued to record the effects of inflation using the Market General Price Index (IGP-M) up to 1997.

The U.S. GAAP income adjustment represents the amortization of the restatements of fixed assets, which resulted from the inflation accounting applied during 1996 and 1997.

f) Business Combinations and Goodwill

Under Brazilian Accounting Principles, the difference between the purchases price of the majority of the shares of another company and the book value is recorded as goodwill, which is amortized on a straight-line basis over a ten-year period if supported by projections of future profitability. If the fair value of the property, plant and equipment of the acquired company exceeds the book value, the goodwill relating to this excess is amortized over the remaining useful lives of the related assets. Companies also have the option of amortizing the goodwill over the remaining term of the related concession. If the goodwill does not fall into one of the above categories, it is written off. The acquirer is permitted to defer amortization of goodwill for several months until the acquired company is integrated.

Under U.S. GAAP, pursuant to SFAS 141, “Business Combinations,” the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. SFAS No. 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS No. 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class.

The principal business combinations are as follows:

In November 1997, as part of the privatization of the electric energy operations of the State of São Paulo, the Investors acquired 66.98% of the voting capital stock of Paulista for R$3,533,832. In November 1999, the Investors increased their interest in the voting capital stock of Paulista to 92.53% for R$876,321 in a Brazilian public offering.

On July 5, 2001, Paulista issued 44,000 first series debentures, equivalent to R$440,000; 45,000 second series debentures, equivalent to R$450,000; and issued floating rate notes, in the amount of R$715,150, equivalent to US$300 million for acquisition of 67% voting interest in RGE for R$1,381,561 from VBC and 521. The purpose of this acquisition of RGE was to consolidate the energy distribution operations under CPFL.

As mentioned in Note 1, on October 1, 2001, Paulista exchanged its 42% equity interest in Bandeirante for Enerpaulo’s 54% equity interest in Piratininga. As a result of this transaction, CPFL holds a 97.41% voting interest in Piratininga. This transaction was recorded based on the fair value of Bandeirante’s shares exchanged, amounting to R$984,636.

As described in Note 1, on December 26, 2001, Geração acquired a 100% voting interest in Semesa for R$496,082 from VBC, R$146,082 of which paid upon the acquisition and R$350,000 to be paid in future periods. During 2003, the amount payable to VBC was contributed as capital increase in CPFL Energia (see Note 21).

Under U.S. GAAP, the excess purchase price paid on these acquisitions over the historical book values measured using U.S. GAAP was allocated based on the respective fair values to (i) fixed assets, (ii) pension liabilities, representing the projected benefit obligations in excess of the fair values of the pension plan assets, (iii) concession intangibles, and (iv) in the case of Semesa, the investment in the lease agreement. The following table summarizes the allocation of the excess purchase price under U.S. GAAP for each of the acquired companies at the respective acquisition dates:

	RGE	Piratininga	Semesa
	July 5,	October 1,	December 21,
	2001	2001	2001

Amounts representing the respective percentage of the historical net assets measured using U.S. GAAP	297,206	59,522	12,383
Fair value adjustments under U.S. GAAP:
Property, plant and equipment(i)	49,166	298,980	—
Concession intangible(iii)	1,048,619	792,997	—
Investment in the Serra da Mesa lease agreement(iv)	—	—	483,699
Excess pension liability(ii)	(13,430)	(166,863)	—

Purchase price	1,381,561	984,636	496,082

(i)	The fair value adjustments to property, plant and equipment are being amortized over the remaining useful lives of the related assets, representing approximately 19 and 14 years for RGE and Piratininga, respectively.

(ii)	See Note 30(i), pension and other benefits, for a description of the U.S. GAAP pension adjustments.

(iii)	The concession intangibles are being amortized on a straight-line basis over the respective remaining concession periods, resulting in a weighted-average amortization period of 25 years.

(iv)	The investment in the Serra da Mesa lease agreement fair value adjustment is being amortized over the remaining lease term of 24 years in a manner consistent with the rate of return on the net investment in the lease (see Note 30 (h)).

The Company did not record any goodwill relating to the acquisitions of the above companies. Under Brazilian Accounting Principles, the above acquisitions resulted in R$4,537,047 of goodwill for Brazilian tax purposes, accumulated through December 31, 2003. The U.S. GAAP adjustments represent the reversal of the goodwill and related amortization recorded under Brazilian Accounting Principles and the recognition and amortization of the fair value adjustments described above.

SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) — addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life, but rather it will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Additionally, negative goodwill is recognized as an extraordinary gain at the time of the business combination. The adoption of SFAS No. 142 on January 1, 2002 had no effect on the Company’s financial statements.

Following is a summary of the Company’s intangible assets recorded under U.S. GAAP:

	2003	2002

Concession intangibles	3,282,191	3,282,191
Accumulated amortization as of December 31,	(559,251)	(402,012)

Intangibles, net	2,722,968	2,880,179

Amortization expense(i)	157,211	157,183

Remaining amortization period (years)	24	25

(i)	Intangibles are being amortized on a straight line basis. Consequently, aggregate amortization for the next five years will amount to R$157,211 per year.

g) Impairment of Long-lived Assets

Under Brazilian Accounting Principles, the carrying value of fixed assets are written down to realizable values when it is estimated that such assets will not be realized when compared to the results of future discounted cash flow projection. Under U.S. GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of,” addresses accounting for the impairment of long-lived assets. Under SFAS 144, a provision for impairment is recorded against long-lived assets when there is an indication, based on a review of undiscounted future cash flows, that the carrying value of an asset or a group of assets may not be recoverable. No impairment provision was required for U.S. GAAP adjustment for all periods presented.

h) Accounting for the Serra da Mesa Lease

As described in Note 12, the Company has entered into a 15-year lease with Furnas relating to the Serra da Mesa power plant under which Furnas operates the plant and is entitled to 49% of the related output. In exchange for the use of the plant, the Company receives 51% of the electricity generated by the plant. The Company has entered into a 15-year sales agreement to sell back its portion of the energy generated by the plant to Furnas for a fixed initial price, adjusted yearly by inflation (IGP-M). Under Brazilian Accounting Principles, the lease is accounted for similar to an operating lease. Under U.S. GAAP, using the criteria set forth in SFAS No. 13, “Accounting for Leases,” the lease is classified as a direct-financing lease. Consequently, under U.S. GAAP, the power plant is removed from the Company’s financial statements and an investment in the lease is recorded. The unearned income is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease. The investment in the lease is adjusted annually for inflation. The assets relating to this lease are presented separately in Note 12. Following are the components of the net investment in this lease:

	Year Ended December 31,

	2003	2002

Net investment in direct financing lease — current	63,138	38,643
Net investment in direct financing lease — non-current	622,737	685,875

Total net investment in direct financing lease	685,875	724,518

Minimum lease payments receivable(*)	5,338,601	4,403,080
Less: Unearned income	(4,652,726)	(3,678,562)

Total net investment in direct financing lease	685,875	724,518

(*)	At December 31, 2003, minimum lease payments for each of the five succeeding fiscal years are as follows: R$234,526 in 2004, R$233,885 in 2005, R$233,885 in 2006, R$233,885 in 2007, and R$234,526 in 2008.

i) Pension and Other Benefits

As discussed in Note 16, under Brazilian Accounting Principles, until December 31, 2000, pension plan and other benefits were recognized on a cash basis except for Paulista and Geração, which had previously signed debt confession contracts with Fundação CESP for the financing of the pension plans deficits, which were provided for in their respective financial statements. With the enactment of CVM Resolution No. 371 of December 13, 2000, as of December 31, 2001, companies were required to record pension and post-retirement benefits on an accrual basis. As allowed by CVM Resolution No. 371/2000, the Company elected to record the portion of actuarial liabilities in excess of plan assets as of December 31, 2001 based on the projected unit credit method over five years, commencing January 2002 (Note 2). The portion already accrued by Paulista and Geração was offset against such net obligation.

Under U.S. GAAP, SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions” require recognition of costs on a more comprehensive accrual basis. In addition, U.S. GAAP requires the recognition of either an asset or a liability, as appropriate, for the difference between projected benefit obligations (as defined in SFAS No. 87 and SFAS No. 106) and plan assets. Such assets must be stated at fair value, as adjusted for certain reconciling items. Following is a presentation of the disclosures required by SFAS No. 132 (Revised), “Employers’ Disclosures about Pensions and Other Postretirement Benefits — an amendment of FASB Statements No. 87, 88, and 106”:

The following information does not consolidate the balances of RGE, which is proportionately consolidated under Brazilian GAAP:

Obligations and Funded Status

	As of December 31,

	2003	2002

Change in benefit obligation
Benefit obligation at beginning of year	2,338,813	2,135,123
Service cost	7,495	8,375
Interest cost	256,432	234,159
Actuarial loss	497,802	99,437
Benefits paid during the year	(176,653)	(138,281)

Benefit obligation at end of year	2,923,889	2,338,813

	As of December 31,

	2003	2002

Change in plan assets
Fair value of plan assets at beginning of year	1,376,161	1,089,806
Actual return on plan assets	283,482	340,606
Participant’s contributions	1,894	2,827
Sponsor’s contributions	112,782	81,932
Benefits paid	(176,653)	(139,010)

Fair Value of plan assets at end of year	1,597,666	1,376,161

Funded status	(1,326,223)	(962,652)
Unrecognized actuarial losses	406,009	35,168

Net amount recognized under U.S. GAAP	(920,214)	(927,484)
Accumulated other comprehensive loss	(421,431)	(102,040)

Accrued benefit liability under U.S. GAAP	(1,341,645)	(1,029,524)
Amount recognized under Brazilian Accounting Principles	770,056	758,390
Less: Proportionate accrued benefit liability of RGE	3,847	2,040

U.S. GAAP adjustment to equity	(574,531)	(270,960)

Amounts recognized in the statement of financial position consist of:

	As of December 31,

	2003	2002

Accrued benefit liability	(1,341,645)	(1,029,524)
Accumulated other comprehensive income	421,431	102,040

Net amount recognized	(920,214)	(927,484)

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	As of December 31,

	2003	2002

Projected benefit obligation	2,923,889	2,338,813
Accumulated benefit obligation	2,916,144	2,332,568
Fair value of plan assets	1,597,666	1,376,161

          Components of Net Periodic Benefit Cost

	As of December 31,

	2003	2002

Service cost	4,647	5,242
Interest cost	256,432	233,282
Expected return on plan assets	(151,111)	(118,243)
Amortization of deferred losses (gains), net	(1,994)	1,205

Net periodic benefit cost under U.S. GAAP	107,974	121,486
Net periodic benefit cost under Brazilian Accounting Principles	126,350	282,548
Less: Proportionate net periodic benefit cost of RGE	(3,344)	(3,341)

U.S. GAAP adjustment to net income	15,032	157,721

Additional information

	As of December 31,

	2003	2002

Increase (decrease) in minimum liability included in other comprehensive income	319,391	(53,950)

          The components of the projected net periodic pension costs for 2004 are as follows:

Cost of service	(4,275)
Interest on actuarial liabilities	(320,048)
Expected return on plan assets	176,542
Amortization of deferred losses	(6,227)

Total expense	(154,008)

Administrative expenses	(2,169)

Assumptions used were as follows:

	2003	2002

Annual discount rate	6%	6%
Annual expected return on assets	6%	6%
Annual salary increase	2%	2%
Annual benefits adjustments	0%	0%
Long term inflation	5%	5%

Plan Assets

The Company’s pension plans asset allocations as of December 31, 2003 and 2002, by asset category is as follows:

	December 31,

	2003	2002

Fixed income investments	74%	76%
Stocks	21%	18%
Real estate	3%	4%
Other	2%	2%

Total	100%	100%

The fund managers of Fundação CESP seek to match the maturities of the plan assets with the long-term estimates of benefit obligations. This is achieved by investing substantially in fixed income investments which have less risk and tend to achieve a consistent annual return that approximates IGP — DI plus 6%.

Brazilian pension funds are subject to certain restrictions relating to their ability to invest in foreign assets and consequently, the funds primarily invest in Brazilian securities. The Company’s pension plans are monitored by the Company’s Pension Plan Committee which includes representatives of the current and retired employees and has the responsibility for analyzing and approving the investment recommendations made by the fund managers of Fundação CESP.

The fund managers of Fundação CESP have determined the overall expected real long-term rate of return on assets of 6% based on the analysis of historical fund performance.

j) Derivatives

As discussed in Note 27, in order to minimize its financing costs and to manage interest rate exposure, the Company enters into cross currency swap agreements to effectively convert a portion of its U.S. dollar denominated variable-rate debt to Brazilian reais accruing interest at the CDI rate (Interbank deposit rate). The Company also uses foreign exchange forward contracts from time to time to manage its exposure to movements in foreign exchange rates on debt maturities and interest payments. Under Brazilian Accounting Principles, any differential to be paid or received under these contracts is recorded as an asset or liability with a corresponding adjustment to interest expense in the statement of operations. The fair value of these contracts is not recognized in the consolidated financial statements.

Under U.S. GAAP, in June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards requiring that all derivative instruments be recorded on the balance sheet as either an asset or liability and measured at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997.

Since the Company’s swap agreements and foreign exchange forward contracts do not qualify for hedging accounting, under U.S. GAAP, changes in fair value of these contracts are recognized in earnings in the current period.

k) U.S. GAAP adjustments on equity in earnings of RGE

RGE is accounted for using proportional consolidation under Brazilian Accounting Principles. Under U.S. GAAP, RGE is accounted for using the equity method of accounting. The principal U.S. GAAP adjustments that affect the Company’s accounting for the results of RGE are as follows:

•	Capitalization of interest costs

•	Accounting for the effects of regulation

•	Derivatives

•	Pensions

•	Reversal of goodwill recorded under Brazilian Accounting Principles, net of amortization

•	Deferred income tax effect of the above adjustments

The effect of these adjustments is included as “U.S. GAAP adjustments on equity in earnings of RGE”, a line item in the reconciliations of net income (loss) and shareholders’ equity above.

l) Deferred Costs

The Company has capitalized certain preoperating, research and development costs under Brazilian Accounting Principles. Under U.S. GAAP, these costs are recorded as expenses when incurred. The U.S. GAAP adjustment represents the reversal of preoperating costs capitalized and the related amortization recorded under Brazilian Accounting Principles. The reversal of preoperating costs recorded by RGE has been adjusted for in the U.S. GAAP adjustments on equity in earnings of RGE.

m) Income Taxes

Under Brazilian Accounting Principles, deferred income tax liabilities are recognized based on the amount of future expected taxes to be paid. Deferred income tax assets related to deductible temporary differences (expenses that are accrued but not deductible until future periods) or tax loss carryforwards are recognized when there is a reasonable certainty that the Company will generate profits against which it can offset such an asset.

Under U.S. GAAP, deferred income tax assets related to deductible temporary differences or tax loss carryforwards are recognized and, if necessary, a valuation allowance is recorded if it is more likely than not that such assets will not be realized. Under Brazilian GAAP, the deferred tax effects related to the indexing of permanent assets for financial reporting but not for tax purposes are recorded in equity. Under U.S. GAAP, this deferred tax liability must be charged to the statement of operations.

As of December 31, 2003 and 2002, there are no classification differences relating to the Company’s deferred tax assets between Brazilian Accounting Principles and U.S. GAAP.

n) Dividends Proposed

Under Brazilian Accounting Principles, at each balance sheet date, the board of directors is required to propose a dividend distribution from earnings and accrue for this in the financial statements of the Company. Since this proposal may be ratified or modified at the annual shareholders’ meeting, for U.S. GAAP reconciliation purposes, such dividends were not considered as declared at the balance sheet date since they were not approved as of that date and were reversed.

o) Earnings Per Share

Under Brazilian Accounting Principles, net income per share is calculated on the number of shares outstanding at the balance sheet date. Subsequent changes in the Company’s share capital are not retroactively reflected in the disclosure of number of shares outstanding and in the calculation of earnings per share under Brazilian Accounting Principles. Under U.S. GAAP, the Company calculates earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is calculated by dividing net earnings available to common shares by average common shares outstanding. For all periods presented, the Company did not have any potentially dilutive securities outstanding for all periods presented. Consequently, diluted earnings per share is equal to basic earnings per share.

	December 31,

	2003	2002

Weighted average number of common shares outstanding(i)	353,454,466	338,852,775

(i)	For the years ended December 31, 2003 and 2002, the weighted average numbers of common shares consider the effects of the reverse stock split mentioned in Note 21. For the year ended December 31, 2002, the weighted average number of common shares has been calculated based the exchange ratio used in the Restructuring (see Note 1).

Loss per share under Brazilian Accounting Principles considering the number of shares retroactively restated to reflect the reverse stock split mentioned in Note 21 would have been as follows:

	December 31,

	2003	2002

Net loss under Brazilian Accounting Principles	(281,922)	(749,064)
Weighted average number of common shares outstanding as adjusted for the reverse stock split	353,454,466	338,852,775

Loss per share — R$ as adjusted, for the reverse stock split	(0.7976)	(2.2106)

p) Proportional Consolidation

As discussed in Note 2, under Brazilian Accounting Principles, the Company consolidates jointly-controlled subsidiaries using proportional consolidation. The Company’s principle investment accounted for using proportional consolidation is RGE, in which the Company has a 67.07% ownership interest as of December 31, 2003. Under U.S. GAAP, proportional consolidation is prohibited except in certain specific circumstances. Since the other shareholders’ interests in these jointly-controlled subsidiaries have substantive participating rights relation to, among others, (i) the approval of operating budgets, (ii) approval of transactions not provided for in the operating budget that exceed low threshold amounts, (iii) approval of the placement of executive officers, and (iv) approval of ordinary dividends, the Company would be precluded from consolidating these entities under U.S. GAAP and, consequently, these investments are accounted for using the equity method of accounting. This is a presentational difference only and does not affect the net income nor shareholders’ equity as determined under U.S. GAAP. Summarized balance sheet and income statement information for jointly-controlled subsidiaries of amounts proportionally consolidated in the Company’s Brazilian Accounting Principles financial statements is presented below:

	As of and For the Year
	Ended December 31,

	2003	2002

Current assets	546,112	403,176
Noncurrent assets	2,178,344	1,903,170
Total assets	2,724,456	2,306,346
Current liabilities	860,633	749,606
Noncurrent liabilities	742,871	599,967
Shareholders’ equity	1,120,952	956,773
Total liabilities and shareholders’ equity	2,724,456	2,306,346
Operating revenues	1,591,100	1,219,637
Loss from operations	(20,590)	(107,090)
Net loss	(2,334)	(80,424)
Cash flow provided by (used in) operating activities	112,222	57,214
Cash flow provided by (used in) investing activities	(197,948)	(179,093)
Cash flow provided by (used in) financing activities	101,736	129,510

q) Additional Information on Valuation and Qualifying Accounts

Following is additional information regarding the Company’s valuation and qualifying accounts that is required to be disclosed under U.S. GAAP:

Allowance for
Doubtful
Accounts

Balance as of January 1, 2001	(29,608)
Provision for the year	(48,310)
Payment	13,102
Write-off	31,982

Balance as of December 31, 2002	(32,834)
Provision for the period	(68,512)
Payment	27,356
Write-off	33,409

Balance as of December 31, 2003	(40,581)

r) New Accounting Pronouncements

During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS No. 141), “Business Combinations”. SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. In addition, SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria: the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS No. 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS No. 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS No. 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS No. 141 on January 1, 2002 did not have any impact on the Company’s financial statements.

During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 on January 1, 2002 did not have any impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Under SFAS No. 143, the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. Since the Company does have any legal asset retirement obligations pursuant to the respective concession contracts, the adoption of this standard as of January 1, 2003 did not have any impact on the Company’s financial statements.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required that all gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item if material. SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary only if they meet criteria in APB 30, thus distinguishing transactions that are part of recurring operations from those that are unusual or infrequent, or that meet the criteria for classification as an extraordinary item. SFAS No. 145 amends SFAS No. 13, “Accounting for Leases”, to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” which are not currently applicable to the Company. The provisions of SFAS No. 145 as they relate to the rescission of SFAS No. 4 shall be applied in fiscal year 2003. Certain provisions related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. The adoption of this statement did not have an impact on the Company’s financial statements.

In June 2002, FASB issued SFAS No. 146 “Accounting for costs associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between this Statement and EITF 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. During 2003, the Company did not have any exit or disposal activities and consequently, this statement did not have an impact on the Company’s financial statements during the year ended December 31, 2003.

In May 2003 the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects an issuer’s accounting for three types of freestanding financial instruments, namely:

•	Mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

•	Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.

•	Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares.

SFAS No. 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety. In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS No. 150 also requires disclosures about alternative ways of settling those instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The Company did not enter into or modify any financial instruments after May 31, 2003 and consequently, the adoption of this statement did not have an impact on the Company’s financial statements for the year ended December 31, 2003.

In November 2002, the FASB issued Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of this statement did not have an impact on the Company’s financial statements.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation 46 “Consolidation of Variable Interest Entities, an interpretation of ARB 51” which provided a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in consolidated financial statement. FIN 46 was effective immediately for VIEs created after January 31, 2003 and to VIES in which an enterprise obtained a variable interest after that date. For variable interests in VIES created before February 1, 2003, FIN 46 applied to public enterprises no later than the beginning of the first interim or annual period beginning after June 15, 2003.

On October 9, 2003 the FASB decided to defer the implementation date of FIN 46 to the fourth quarter instead of the third quarter. Pursuant to this deferral, public companies in the United States of America had to complete their evaluations of variable interest entities that existed prior to February 1, 2003, and the consolidation of those for which they are the primary beneficiary for financial statements issued for the first period ending after December 15, 2003. For calendar year companies, consolidation of previously existing variable interest entities was required in their December 31, 2003 financial statements. This deferral did not affect the implementation date for many foreign private issuers, which continued to be the beginning of the first annual period ending after December 15, 2003.

In December 2003 FIN 46 was substantially revised and a new interpretation FIN 46 (revised) was issued. The key differences between FIN 46 (revised) and its predecessor FIN 46 include:

•	FIN 46R now scopes out many — but not all — businesses, as that term is defined in the Interpretation. A business — assuming it is scoped out of FIN 46R — should be consolidated with its accounting parent (if it has one) only when required by longstanding, conventional consolidation guidance, most notably Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51). Under FIN 46, any business potentially could have been a VIE (and, if so, subject to the Interpretation’s unique consolidation requirements) depending on the design of the business’ capital structure and other factors. Note that an entity whose primary activity is asset-backed financing or who acts as a single-lessee leasing entity cannot qualify for the scope exemption in FIN 46R, even if it would otherwise be a business. If such an entity is a VIE, it is covered by FIN 46R’s consolidation requirements.

•	FASB partially delayed FIN 46’s effective date (for most public companies until no later than the end of the first reporting period ending after March 15, 2004. The delay notwithstanding, public companies must apply either FIN 46 or FIN 46R to special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003. For many foreign private issuers the effective date continues to be the beginning of the first annual period ending after December 15, 2003. For SPEs created by foreign private issuers after February 1, 2003, however, the effective date is no later than the end of the first reporting period ending after December 15, 2003.

Based on an initial assessment of the provisions and requirements of FIN 46R, the Company believes that the implementation of this statement will not result in any impact to the Company’s consolidated financial statements.

s) Segment Information

The Company’s operating segments are organized internally primarily by legal entity, and in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has aggregated similar operating segments into three reportable segments: Distribution, Generation and Commercialization. The distribution, generation and commercialization activities of the Company are described in Note 1.

The Company evaluates segment performance and allocates resources based on several factors, of which sales and operating income are the primary financial measures. The accounting policies of the reportable segments are the same as those described in the Note 2. Following is the Company’s segment information presented in accordance with Brazilian Accounting Principles.

						Total — financial
	Distribution	Generation	Commercialization	Other	Eliminations	Statements

2003
Revenues	7,762,525	234,738	84,443	—	—	8,081,706
Intersegment revenues	—	56,329	251,090	—	(307,419)	—
Operating income (loss)(i)	412,707	176,218	71,310	(18,415)	—	641,820
Loss before income taxes and extraordinary item						(135,411)
Net loss						(281,922)
Total assets	9,722,199	2,203,451	114,527	4,257,816	(4,256,242)	12,041,751
Capital expenditures	232,776	330,882	724	—	—	564,382
Depreciation and amortization (ii)	737,572	73,766	15	75	—	811,428
2002
Revenues	6,569,557	253,743	—	—	—	6,823,300
Intersegment revenues		36,494	—	—	(36,494)	—
Operating income (loss)(i)	354,981	133,799	—	(22,365)	—	466,415
Loss before income taxes and extraordinary item						(824,287)
Net loss						(749,064)
Total assets	10,507,743	2,160,617	3	3,852,998	(4,099,924)	12,421,437
Capital expenditures	218,610	293,722	—	—	—	512,332
Depreciation and amortization (ii)	732,676	70,270	—	(1,212)	—	801,734

(i)	Operating income for the commercialization segment includes the effect of intersegment transactions that have not been eliminated for the purposes of this segment presentation. The commercialization intersegment transactions are principally with the distribution segment.

(ii)	The total amount of depreciation and amortization described above R$555,191 as of December 31, 2003 (R$578,098 in 2002) is classified as Operating Expenses which is comprised of R$531,993 (R$527,783 in 2002) related to Amortization of Goodwill and R$23,198 (R$50,315 in 2002) related to sales, marketing, general and administrative expenses (see Note 23).

t) Income Statement Classification Differences

Under Brazilian Accounting Principles, the Company has classified the amortization of the increase in pension liability that was recorded when the Company adopted CVM No. 371 as an extraordinary item (see Note 16). Under U.S., this item is classified as an operating expense.

As described in Note 2, Property, Plant and Equipment, the Company classifies gains and losses on disposals of fixed assets as non-operating income or expense. Under U.S. GAAP, these items are classified as operating income or expense. Net gains (losses) on disposals of fixed assets amounted to R$7,529, R$ (858) and R$ (4,696) for the years ended December 31, 2003, 2002 and 2001, respectively.

u) Reconciliation of operating income and total assets

The reconciliation between the balances as per the Brazilian Accounting Principles and U.S. GAAP for operating income and total assets for the years presented is as follows:

	Year Ended December 31,

	2003	2002

Operating income under Brazilian Accounting Principles	641,820	466,415
Less: jointly-controlled subsidiaries proportionally consolidated	(81,154)	(43,518)
Reclassification of items recorded as nonoperating under Brazilian Accounting Principles considered as operating under U.S. GAAP (excluded RGE):
Gain on disposal of permanent assets	12,971	5,130
Materials and supplies overages and other	987	733
Loss on disposal of permanent assets	(2,962)	(2,245)
Materials and supplies shrinkage and other	(3,467)	(4,476)
Capitalization of interest costs	(1,070)	(2,072)
Capitalization of administrative costs	1,308	888
Monetary restatement 1996 and 1997	(1,664)	(1,611)
Depreciation of special obligation	4,212	3,686
Accounting for the effects of regulation	146,358	14,296
Business combinations and goodwill:
Basis differences:
Depreciation of basis difference in property, plant and equipment	(19,526)	(18,541)
Effect of disposal of property, plant and equipment	(6,429)	4,172
Reversal of goodwill amortization under Brazilian Accounting Principles	453,706	453,044
Amortization of intangible concession assets under U.S. GAAP	(199,856)	(199,828)
Amortization of intangible lease agreement under U.S. GAAP	26,517	26,517
Accounting for the Serra da Mesa lease:
Operating revenues	(38,643)	(42,917)
Operating costs	20,247	22,588
Pension and other benefits:	(35,960)	106,729
Deferred costs	(9,734)	(12,634)
Others	528	(1,761)

	Year Ended December 31,

	2003	2002

Operating income under U.S. GAAP	908,189	774,595
Total Assets under Brazilian Accounting Principles	12,041,751	12,421,437
Less jointly-controlled subsidiaries proportionally consolidated	(986,037)	(859,415)
Capitalization of interest costs	67,339	59,979
Administrative costs capitalized under Brazilian Accounting Principles	(14,891)	(16,199)
Monetary restatement of 1996 and 1997	14,531	16,195
Capitalized deferred costs	(1,877)	(2,349)
Accounting for the effects of regulation	(306,230)	(420,718)
Depreciation of special obligations	17,295	13,083
Business combinations and goodwill
Basis differences
Property, plant and equipment	683,841	687,499
Reversal of goodwill recorded under Brazilian Accounting Principles	(2,142,008)	(2,595,714)
Recognition of concession intangible under U.S. GAAP	3,282,219	3,282,219
Recognition of lease investment intangible under U.S. GAAP	483,699	483,699
Accumulated amortization	(591,507)	(418,167)
Accounting for the Serra da Mesa lease:
Recognition of net investment in direct financing lease under U.S. GAAP	5,338,601	4,403,080
Reversal of property, plant and equipment recorded under Brazilian Accounting Principles	(809,432)	(829,679)
Derivatives	—	(174,252)
U.S. GAAP adjustments on equity interest in RGE	135,136	24,195
Deferred costs	(33,551)	(23,817)
Others	(717)	(807)
Deferred income tax effect on the above adjustments	102,279	124,752

Total Assets and U.S. GAAP	17,280,441	16,175,021

The detailed description of the nature of each adjustment in the above reconciliation is included in the previous topics of this note.

v) Statements of cash flows

The consolidated statements of cash flows for each of the three years in the period ended December 31, 2003 are presented in accordance with the presentational format determined by accounting principles generally accepted in the United States (U.S. GAAP) using amounts determined under Brazilian Accounting Principles.

	2003	2002	2001

NET LOSS	(281,922)	(749,064)	(228,967)
ADJUSTMENT TO RECONCILE NET LOSS TO CASH PROVIDED BY OPERATING ACTIVITIES
Minority interest	1,698	(21,032)	7,529
Revenue on extraordinary tariff adjustment	—	(212,449)	(674,080)
Extraordinary tariff adjustment	(179,499)	(149,140)	—
Differential — 2003 tariff adjustment	(13,798)	—	—
Depreciation and amortization	811,428	801,734	635,924
Reserve for contingencies	83,493	43,930	18,740
Interest and monetary restatement	(247,035)	767,544	542,464
Unrealized loss (gains) on derivative contracts	246,321	(216,206)	3,754
Pension plan costs	110,767	257,936	116,589
Losses (gains) on changes in participation in subsidiaries	(39,537)	(14,916)	24,545
Loss on disposal of permanent assets	(6,817)	1,714	803
Realization (recognition) realization of tax credits	(18,914)	(126,710)	29,978
Others	9,469	9,178	(37,688)
DECREASE (INCREASE) IN OPERATING ASSETS
Accounts receivable	346,885	(54,425)	(337,389)
Other receivables	220,288	30,597	26,056
Recoverable taxes	(2,343)	(74,128)	(41,952)
Material and supplies	521	3,964	(2,920)
Prepaid expenses	—	(8,058)	(270,741)
Deferred charges	(127,674)	(346,203)	(16,885)
Emergency Rationing Program Implementation Costs	—	20,660	(46,802)
Others	(63,887)	(28,672)	(50,971)
INCREASE (DECREASE) IN OPERATING LIABILITIES
Suppliers	(187,411)	103,536	194,256
Accrued payroll and employee profit sharing	(1,811)	1,237	312
Taxes and payroll charges payable	198,836	(76,048)	165,272
Due to related parties	(15)	—	—
Deferred cost variations — Parcel A	112,430	(44,972)	53,007
Emergency energy reduction program	—	(20,661)	21,748
Other credits	(1,452)	(10,379)	38,109
Regulatory charges	(49,846)	47,762	796
Pension costs	(102,452)	(82,367)	(18,355)
Accrued interest	108,829	69,877	85,301
Others	20,052	(5,842)	4,242

	2003	2002	2001

NET CASH PROVIDED BY OPERATING ACTIVITIES	946,604	(81,603)	242,675
INVESTING ACTIVITIES
Additions to permanent assets	(564,385)	(512,332)	(247,159)
Special obligations	48,440	40,213	30,126
Additions to deferred charges	(15,696)	(15,639)	(9,734)
Purchase of interest in subsidiaries	—	(198,128)	(1,874,151)
Sale of permanent assets	238,699	17,332	15,273
Financial investments	70,466	78,839	227,007

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(222,476)	(589,715)	(1,858,638)
FINANCING ACTIVITIES
Loans and financing obtained	1,521,712	1,905,957	2,222,820
Payments of loans and financing	(3,236,525)	(1,254,797)	(1,253,458)
Debt issuance costs	(16,096)	—	(2,726)
Dividends paid	(28,445)	(927)	(203,822)
Capital increase	1,200,000	18,160	548,147
Purchase of treasury shares	—	—	(198,030)
Related parties	33,179	43,307	240,438

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(526,175)	711,700	1,353,369

INCREASE IN CASH AND CASH EQUIVALENTS	197,953	40,382	(262,594)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	176,659	136,277	398,871

CASH AND CASH EQUIVALENTS — END OF YEAR	374,612	176,659	136,277

SUPPLEMENTAL CASH FLOWS DISCLOSURES:
Taxes paid in cash for the year	54,984	96,576	6,876
Interest paid in cash for the year	899,983	751,828	431,235
Conversion VBC of debt to equity	350,000	—	—
Purchase of interest in subsidiaries:
Cash and cash equivalents	—	11,021	30,806
Current assets(-) cash and cash equivalents	—	—	129,173
Noncurrent assets	—	—	62,889
Permanent assets	—	174,624	1,949,453
Current liabilities	—	—	(150,961)
Long term liabilities	—	—	(1,286,260)
Goodwill	—	23,504	1,169,857

Purchase price	—	198,128	1,874,151

31.	CONDENSED UNCONSOLIDATED FINANCIAL INFORMATION OF CPFL ENERGIA S.A.

Condensed unconsolidated financial information of CPFL Energia S.A., as of December 31, 2003 and 2002 and for each of the three years in the period ending on December 31, 2003 is as follows:

BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002 (UNCONSOLIDATED)

	2003	2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	81,338	162
Financial investments	12,120	—
Recoverable taxes	17,779	13,449
Dividends receivable	53,262	3,880
Other	—	3,065

	164,499	20,556
NONCURRENT ASSETS
Related party receivables	164,556	—
Advances for future capital increases	350,000	222,164

	514,556	222,164
PERMANENT ASSETS
Investments in subsidiaries	3,573,908	3,597,017
Negative goodwill, net	(12,342)	(10,462)
Deferred charges	8,942	—

	3,570,508	3,586,555
TOTAL ASSETS	4,249,563	3,829,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued interest on debentures	137,715	—
Loans and financing	—	937,834
Debentures	—	769,786
Other	724	599

	138,439	1,708,219

LONG TERM LIABILITIES
Debentures	721,990	—

SHAREHOLDERS’ EQUITY
Common stock (without par value, 2003 — 9,118,697,977 authorized, 4,118,697,977 issued and outstanding; 2002 — 8,390,998,447 authorized, 3,390,998,447 issued and outstanding)	4,940,998	3,390,998
Accumulated deficit	(1,551,864)	(1,269,942)

	3,389,134	2,121,056
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,249,563	3,829,275

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2003, 2002 AND 2001 (UNCONSOLIDATED)

	2003	2002	2001

OPERATING EXPENSES
General and administrative expenses	(18,343)	(23,578)	(9,898)
EQUITY IN EARNINGS OF INVESTEES	30,153	(325,123)	(4,071)
FINANCIAL EXPENSE
Financial income	13,317	4,276	12,763
Financial expense	(307,049)	(338,723)	(257,845)

	(293,732)	(334,447)	(245,082)
NONOPERATING INCOME (EXPENSE)
Nonoperating income		6,236	15,676
Nonoperating expense		(53)	(1,453)

	—	6,183	14,223

NET LOSS FOR THE YEAR	(281,922)	(676,965)	(244,828)

STATEMENTS OF CHANGES IN CASH FLOWS FOR THE YEARS

ENDED DECEMBER 31, 2003, 2002 AND 2001 (UNCONSOLIDATED)
(In thousands of Brazilian reais)

	2003	2002	2001

NET CASH PROVIDED BY OPERATING ACTIVITIES	(345,396)	(375,336)	(96,676)
INVESTING ACTIVITIES
Advance for future capital increase	222,164	(222,164)	—
Purchase of interest in subsidiaries	(3)	(3,390,967)	(19,385)
Dividends received	3,763	161,958	54,305

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(119,472)	(3,826,509)	(61,756)
FINANCING ACTIVITIES
Loans and financing obtained	900,000	900,000	—
Payments of loans and financing	(1,728,010)	(650,000)	—
Additions to deferred charges	(16,096)	—	—
Capital increase	1,200,000	3,390,944	—
Redemption of capital by subsidiary	—	163,632	35,533
Related parties	(155,246)	(157)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	200,648	3,804,419	35,533

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	81,176	(22,090)	(26,223)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	162	22,252	48,475

CASH AND CASH EQUIVALENTS — END OF YEAR	81,338	162	22,252

Following is information relating to CPFL Energia’s condensed financial statements presented above:

•	Receivables from related parties — Represent principally loans granted to Geração and Piratininga that are subject to remuneration at 115% of interbank deposit rates (CDI).

•	Investments — As of December 31, 2003 and 2002, investments in subsidiaries are comprised as follows:

	2003	2002

Paulista	2,921,558	2,960,274
Geração	660,599	660,466
Comercialização	4	—

	3,582,161	3,620,740

•	Negative goodwill, net — As of December 31, 2003 and 2002, negative goodwill is comprised as follows:

	2003	2002

Paulista	(12,828)	(11,021)
Geração	486	559

	(12,342)	(10,462)

•	Debentures — Detailed information on CPFL Energia’s debentures are included in Note 15.

•	Contingencies — CPFL Energia is not currently party to any lawsuits that might involve tax, civil and labor matters.

•	Dividends received — The dividends received are comprised as follows:

	2003	2002	2001

Paulista	2,421	161,958	54,305
Geração	1,342	—	—

	3,763	161,958	54,305

•	Restriction of transfer of funds from subsidiaries — Paulista, Piratininga, RGE, Semesa, ENERCAN, CERAN, Barra Grande, Foz do Chapecó and Centrais Elétricas qualify as concessionaires. As such, any transfer of funds to the respective parent company, in the form of loans or advances, requires approval by ANEEL. This regulatory restriction does not apply to cash dividends determined in accordance with the Brazilian corporate law. As described in Note 14.3, Paulista, RGE, ENERCAN, CERAN and Barra Grande have restrictions relating to the payment of dividends.

As of December 31, 2003 total restricted subsidiaries’ net assets amount to R$3,420,803, composed as follows:

Paulista	2,921,559
ENERCAN, CERAN, Barra Grande and Foz do Chapecó	297,706
Centrais Eletricas	130,692
Semesa	70,846

3,420,803

The RGE shareholder’s Agreement restricts the payment of dividends in excess of the legal minimum under Brazilian law without approval by the other investor in RGE.

32.     SUBSEQUENT EVENTS

a)	The Brazilian Electric System New Regulatory Framework

The Federal Government announced a new project for the Brazilian electric system regulatory framework by Law No. 10,848 of March 16, 2004.

Three new structures are being formed by this new model: (i) Empresa de Pesquisas Energéticas — EPE (the Energy Research Company) which objective is to prepare studies for the planning and expansion of energy transmission; (ii) the Câmara de Comercialização de Energia Elétrica — CCEE (the Chamber for Trading of Electric Energy) to determine rules for the trade of energy; and (iii) the Comitê de Monitoramento do Setor Elétrico — CMSE (the Electric Sector Monitoring Committee) who will monitor on a permanent basis the safety and of the energy supply.

By forming this new structure, CCEE will take over activities currently performed by the MAE. The chairman of the Board of CCEE will have veto power and will be nominated by the Federal Government.

The new model, besides the formation of the above-mentioned institutions will also redefine the activities of the existing energy institutional agents which includes the Ministry of Mines and Energy to resume its role as the Granting authority and ANEEL will perform specifically a regulatory role, overseeing and mediating the electric energy sector. Three of the five directors of ONS are to be assigned by the Federal Government.

The principal changes anticipated are as follows:

•	Definition of two ways for purchase of energy: (i) the “regulated” way which all purchases are to be made through bid processes in a pool, taking into consideration the lower offered rate; and (ii) the “free way” through which all free consumers and traders would negotiate their supply contracts.

•	Distributing concessionaires should contract 100% of the energy required.

•	Prohibition that distributors carry out any activities other than distribution activities.

•	Prohibition on distributors to sell electricity at non-regulated prices.

•	Emphasis will be placed in a centralized governmental planning including the determinations for new construction work.

•	Tight governmental control over the energy market and its regulation.

•	The company might no to able to fully pass through in the tariff the costs of acquisition of energy under short-term supply agreements if the forecast demand prepared by the Company is inaccurate.

•	Limitations to self dealings, including prohibition to one generating company to sell energy directly to a distributing company belonging to the same group.

•	New bids for new enterprises are to be made using the lowest price criteria.

•	Long-term energy supply contracts to be defined through bid processes.

•	Granting of preliminary environment permits as a pre requisite for bids of new hydroelectric power plants and transmission lines.

•	Private electric grids should be mandatorily acquired by electric energy concessionaires.

•	Tighter controls on past due receivables.

The proposed changes to the current model will impact the Company’s business, however it is not yet practicable to quantify the possible effects.

b)	Emergency Purchase of Electric Energy Charge

ANEEL determined the amount of R$0.004681 for the emergence purchase of electric energy charge for year 2004.

c)	Credit Rights Investment Fund — FIDC

Piratininga’s board of directors approved on January 28, 2004 based on the acknowledgment of ANEEL the launching of an investment fund in credit right in order to access new funds in the amount of R$150,000. This amount was received in March 2004.

The FIDC will be administered by Banco Votorantim and consists of a fund for obtaining cash linked to the collection of Piratininga’s trade receivables. This is to be active in a period of 36 months. Interest for transactions within this fund is determined at 107% of the interbank certificate of deposits (CDI).

d)	Loan from International Finance Corporation (“IFC”)

In March 2004, CPFL Energia borrowed US$40 million from the IFC, secured by the stock of Centrais Elétricas and guaranteed by the Investors. The IFC loan matures through 2010 and bears interest based on LIBOR plus a spread of 5.25% per year. However, the IFC has the right to require repayment of the loan beginning in November 2004. In connection with this borrowing, the Company issued warrants to the IFC to subscribe for a number of CPFL Energia’s common shares equal to the principal and accrued interest outstanding, divided by the exercise price of the warrants. The warrants become exercisable on the earlier of a completion of an initial public offering (IPO) or November, 2004 and expire in March 2011 (or earlier in limited circumstances). The exercise price is R$2.06 per share, subject to indexation for variation in the TJLP since June 25, 2003 and subject to anti-dilution adjustments. One of the anti-dilution adjustments provides that if CPFL Energia issues or sells shares at a price less than the then-applicable exercise price, the exercise price will be reduced to the price of that sale. This adjustment does not apply if the shares are sold in a “Qualifying IPO,” which requires among other things, that the offering generates total gross proceeds of at least US$400 million. In the event that the Company completes a Qualifying IPO, 12.5% of the outstanding principle and accrued interest are automatically converted into the Company’s shares. The Company is currently in the process of completing an IPO in the United States. However, the Company does not anticipate that this IPO will be a Qualifying IPO. Under Brazilian Accounting Principles, the Company will not separately account for the warrants. Under U.S. GAAP, in accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, the proceeds of IFC loan will be allocated to the warrants based on the relative fair values of the loan and the warrants at time of issuance of the IFC loan. The amount allocated to the warrants will be accounted for as additional paid-in capital under U.S. GAAP.

e)	Barra Grande Energia Incorporation

As of March 31, 2004, CPFL Geração incorporated its subsidiary Barra Grande Energia S.A. (“Begesa”), primarily created with the objective of constructing, financing and operating the Barra Grande hydroelectric power plant, which is under construction on the Pelotas River on the border between the states of Rio Grande do Sul and Santa Catarina. As a result of such incorporation, approved in the Company’s General Shareholders’ of April 30, 2004, CPFL Geração directly owns a 25.01% interest in Energética Barra Grande S.A., who was granted a 35-year concession to operate the Barra Grande facility, and which was previously held by Begesa.

f)	Paulista and RGE annual tariff review

Effective April 8, 2004 and April 16, 2004 as per Resolutions Nos. 85 and 92/2004, respectively, ANEEL established the tariff adjustment of Paulista and RGE at 13.65% and 14,37%, respectively, to be applied on electric energy supply tariffs. Such adjustment considers the recovery of 50% of the deferred regulatory assets Parcel A costs, relating to the 12-month period preceding the tariff restatement of electric energy, which were deferred for a 12-month period, according to the Interministerial Ordinance No. 116 of April 4, 2003 (see Note 9). The remaining 50% of such deferred Parcel A costs will be recovered through the tariff adjustment of 2005. In addition, the annual adjustment of 13.65% and 14,37% will be applied over the previous year tariff adjusted by the effects of the changes made by ANEEL on the Periodic Tariff

Review of Paulista taken place in 2003, resulting from the review of certain information related to energy purchase contracts, fixed assets remuneration bases and administrative expenses not previously included in the calculation of the tariff.

g)	Change in the goodwill amortization

Paulista

On June 14, 2004, based on ANEEL Resolution (Ofício) 912/2004-SFF, the Board of Directors of Paulista approved a change in the method of amortization of goodwill in accordance with Brazilian Accounting Principles. This change will be subjected to the approval of Paulista’s shareholders at a Shareholders’ meeting to be held on June 30, 2004. As described in Note 11, goodwill is amortized on a straight-line basis over a period of ten years. As from January 1, 2004, on a prospective basis, Paulista will amortize goodwill over the remaining period of its concession proportionally based on estimates of projected net income that are subject to periodic reviews. Additionally, goodwill balances will be reclassified from deferred charges to intangible fixed assets. This change in goodwill amortization policy was announced publicly in a press release dated June 15, 2004.

RGE

RGE, in accordance with Official Letter 908/04 — SFF/ANEEL, reclassified its goodwill from deferred assets to intangible fixed assets and changed the method of amortization of goodwill in accordance with Brazilian Accounting Principles. This change will be subjected to be approval of RGE’s shareholders at a Shareholders’ Meeting to be held on June 30, 2004. As described in Note 11, goodwill is amortized on a straight-line basis over a period of ten years. As from January 1, 2004, on a prospective basis, RGE will amortize goodwill over the remaining period of its concession proportionally based on estimates of projected net income that are subject to periodic reviews. This change in goodwill amortization policy will be submitted for approval at the General Stockholders’ Meeting to be held on June 28, 2004.

The Brazilian Securities Commission (CVM), through Official Letter CVM/SEP/GEA-1 197/04, submitted to ANEEL, approved the change in the goodwill amortization period and also the accounting reclassification of the goodwill arising from deferred assets to intangible fixed assets, according to the terms of the mentioned Official Letter.

Other concessionaire subsidiaries

The Company’s other concessionaire subsidiaries with recorded goodwill will adopt the same amortization policy.

The Company is currently unable to estimate the impact of this change in goodwill amortization policy.

This practice has been adopted by other electricity utilities in Brazil and is in accordance with Brazilian Accounting Principles and it has been accepted by the regulations of the CVM — Comissão de Valores Mobiliários (Brazilian Securities Commission). The acceptance of this change in goodwill amortization by the CVM for Paulista is pending of final formalization.

h)	Loan obtained by RGE

In April 2004, the Company obtained a loan from Banco Itaú BBA, in the amount of R$100,000, in order to obtain the necessary resources for the RGE’s activities. The financial charges correspond to 100% of the Brazilian Interbank Deposit Rate, plus annual interest of 1.75%. This loan has a grace period of 24 months and, after this period, the amortizations will be made on a monthly basis. The loan is guaranteed by sureties from CPFL Energia S.A., Ipê Energia Ltda. and receivables in the amount of R$38,000.

There are restrictive clauses concerning the change or modification in the capital composition, any change, transfer or concession, direct or indirect, of the share control, or the incorporation, merger or spin-off, without prior and explicit creditor approval.

Additionally, this loan implies on financial covenants, as follows:

i. EBITDA divided by financial expenses, net, equivalent or superior to 1.6;

ii. Net indebtedness divided by EBITDA, equivalent to or less than 2.7.

Net indebtedness is composed of total bank debt adjusted by swap transactions, net of financial investments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CPFL Energia S.A.
São Paulo — SP, Brazil

We have reviewed the condensed consolidated balance sheet of CPFL Energia S.A. (a Brazilian corporation) and its subsidiaries (the “Company”) as of June 30, 2004, and the related condensed consolidated statements of operations and changes in shareholders’ equity for the six-month periods ended June 30, 2004 and 2003, all expressed in Brazilian reais. This consolidated condensed financial information is the responsibility of the Company’s management. We were furnished with the report of other accountants on their review of the interim financial information of Rio Grande Energia S.A. (a proportionately consolidated indirectly owned subsidiary), whose total assets represent 15.2% of consolidated total assets as of June 30, 2004, and total net revenues represent 18.9% of consolidated total net revenues for the six-month periods ended June 30, 2004 and 2003.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, we do not express such an opinion.

Based on our review and on the report of the other accountants, we are not aware of any material modifications that should be made to the accompanying consolidated condensed interim financial information for it to be in conformity accounting practices adopted in Brazil.

As described in Note 7 to the accompanying consolidated condensed interim financial information, in accordance with the authorization of the Agência Nacional de Energia Elétrica — ANEEL (National Electric Energy Agency) and the approval of the Comissão de Valores Mobiliários — CVM (Brazilian securities commission), the Company has changed its method of amortization of goodwill as from January 1, 2004.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of CPFL Energia S.A. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2003 (not presented herein); and in our report dated May 12, 2004, we expressed an unqualified opinion on those consolidated financial statements based on our audit and the report of other auditors. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

July 23, 2004	(except for the matters discussed in Notes 14 — topic (14.3) and 21 — topics (a) and (d),

as to which the dates are August 13 and July 30, 2004, respectively).

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2004 AND DECEMBER 31, 2003

(In thousands of Brazilian reais)

	June 30,	December 31,
	2004	2003

	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 3)	591,169	374,612
Financial investments	—	12,120
Accounts receivable (Note 4)	1,516,483	1,478,760
Allowance for doubtful accounts (Note 4)	(33,002)	(40,581)
Recoverable taxes	170,766	222,161
Other receivables	68,551	75,300
Derivative contracts	5,138	—
Materials and supplies	7,388	7,930
Deferred costs variations — Parcel A (Note 5)	447,762	96,500
Prepaid expenses	10,605	9,276
Other	111,869	139,600

	2,896,729	2,375,678

NONCURRENT ASSETS
Accounts receivable (Note 4)	747,136	728,074
Other receivables	159,400	148,225
Due from related parties	—	7,620
Escrow deposits (Note 13)	157,366	97,162
Deferred taxes (Note 6)	356,653	375,380
Recoverable taxes	24,255	24,041
Deferred costs variations — Parcel A (Note 5)	637,447	906,384
Prepaid expenses	2,898	4,473
Other	97,664	96,226

	2,182,819	2,387,585

PERMANENT ASSETS
Property, plant and equipment (Note 8)	4,646,331	4,452,143
Special obligations (Note 8)	(570,952)	(543,543)
Goodwill (Note 7)	3,168,889	3,237,442
Other	108,430	132,446

	7,352,698	7,278,488

TOTAL ASSETS	12,432,246	12,041,751

The accompanying notes are an integral part of this consolidated condensed financial information.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2004 AND DECEMBER 31, 2003

(In thousands of Brazilian reais, except for share amounts)

	June 30,	December 31,
	2004	2003

	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Suppliers (Note 9)	600,523	660,989
Payroll	3,283	3,110
Taxes and payroll charges payable	380,841	398,920
Employee’s profit sharing	7,997	7,949
Loans and financing (Note 10)	941,604	794,842
Debentures (Note 11)	250,738	93,655
Accrued interest on loans and financing (Note 10)	86,802	65,850
Accrued interest on debentures (Note 11)	45,531	223,525
Accrued pension costs (Note 12)	100,491	51,112
Regulatory charges	61,594	35,517
Dividends and interest on capital	140,667	8,444
Accrued liabilities	29,343	23,073
Reserve for contingencies (Note 13)	449	449
Due to related parties	17,669	15,805
Deferred gain variations — Parcel A (Note 5)	139,635	5,064
Derivative contracts	576	24,710
Other	109,356	99,956

	2,917,099	2,512,970

LONG TERM LIABILITIES
Suppliers (Note 9)	290,033	187,797
Loans and financing (Note 10)	2,269,077	2,146,116
Debentures (Note 11)	2,066,822	2,215,383
Accrued pension costs (Note 12)	751,054	743,623
Taxes and social contribution payable	150,814	183,232
Reserve for contingencies (Note 13)	304,337	254,881
Deferred gain variations — Parcel A (Note 5)	69,118	182,747
Derivative contracts	2,712	6,336
Other	24,155	27,960

	5,928,122	5,948,075

MINORITY INTEREST	192,832	191,572

SHAREHOLDERS’ EQUITY (Note 14)
Common stock (without par value, 2004 — 9,118,697,977 authorized, 4,118,697,977 issued and outstanding; 2003 — 8,390,998,447 authorized, 3,390,998,447 issued and outstanding)	3,397,387	4,940,998
Accumulated deficit	(3,194)	(1,551,864)

	3,394,193	3,389,134

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,432,246	12,041,751

The accompanying notes are an integral part of this consolidated condensed financial information.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2004 AND 2003
(In thousands of Brazilian reais, except for share and per share amounts)

	2004	2003

	(Unaudited)	(Unaudited)
OPERATING REVENUES (Note 15)
Electricity sales to final consumers	4,348,340	3,590,586
Electricity sales to distributors	154,871	121,799
Other revenues	133,336	52,739

	4,636,547	3,765,124

DEDUCTIONS FROM OPERATING REVENUES
Contribution to concession reserve fund (RGR)	(23,163)	(26,688)
ICMS (State VAT)	(776,117)	(651,839)
COFINS/ PIS (taxes on revenue)	(189,791)	(142,595)
ISS (service tax)	(239)	(287)
Emergency capacity charges (ECE)	(186,284)	(114,916)

	(1,175,594)	(936,325)

NET OPERATING REVENUES	3,460,953	2,828,799
OPERATING COSTS
Electricity purchased for resale (Note 17)	(1,669,854)	(1,421,217)
Electricity network usage charges (Note 17)	(311,036)	(210,286)
Personnel	(98,266)	(91,583)
Pension	(86,907)	(102,484)
Materials	(16,714)	(9,093)
Outside services	(40,483)	(41,140)
Depreciation and amortization	(129,132)	(128,058)
Fuel usage and energetic development quotas	(217,718)	(161,453)
Other	(4,188)	(4,548)

	(2,574,298)	(2,169,862)

OPERATING EXPENSES
Sales and marketing (Note 16)	(83,882)	(62,116)
General and administrative (Note 16)	(132,741)	(121,932)
Amortization of goodwill	(68,553)	(264,457)
Other (Note 16)	(11,172)	(12,775)

	(296,348)	(461,280)

OPERATING INCOME	590,307	197,657

CPFL ENERGIA S.A. AND SUBSIDIARIES

	2004	2003

	(Unaudited)	(Unaudited)
NET FINANCIAL EXPENSE (Note 18)
Financial income	197,393	372,105
Financial expense	(506,876)	(878,260)

	(309,483)	(506,155)
NONOPERATING INCOME (EXPENSE) (Note 19)
Nonoperating income	3,016	18,963
Nonoperating expense	(7,762)	(5,259)

	(4,746)	13,704

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM AND MINORITY INTEREST	276,078	(294,794)
Social contribution tax
Current portion	(34,885)	(20,047)
Deferred portion	3,500	18,156

	(31,385)	(1,891)
Income tax
Current portion	(93,040)	(45,962)
Deferred portion	4,719	34,338

	(88,321)	(11,624)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND MINORITY INTEREST	156,372	(308,309)
Extraordinary item, net of taxes of R$17,337 per year	(16,264)	(16,265)
Minority interest	(10,223)	7,239

NET INCOME (LOSS) FOR THE PERIOD	129,885	(317,335)

NUMBER OF SHARES OUTSTANDING AT THE END OF PERIOD	4,118,697,977	3,390,998,447

NET INCOME (LOSS) PER THOUSAND SHARES	31.54	(93.58)

The accompanying notes are an integral part of this consolidated condensed financial information.

CPFL ENERGIA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2003 AND FOR THE
SIX-MONTH PERIOD ENDED JUNE 30, 2004
(In thousands of Brazilian reais)

	Capital	Accumulated	Total	Total
	stock	deficit	shareholders’ equity	shares

Balance as of December 31, 2002	3,390,998	(1,269,942)	2,121,056	3,390,998,447
Capital increase	1,550,000	—	1,550,000	727,699,530
Net loss	—	(281,922)	(281,922)	—

Balance as of December 31, 2003	4,940,998	(1,551,864)	3,389,134	4,118,697,977
Absorption of accumulated deficit (unaudited)	(1,543,611)	1,543,611	—	—
Net income (unaudited)	—	129,885	129,885	—
Proposed dividends (unaudited)	—	(124,826)	(124,826)	—

Balance as of June 30, 2004 (Unaudited)	3,397,387	(3,194)	3,394,193	4,118,697,977

The accompanying notes are an integral part of this consolidated condensed financial information.

CPFL ENERGIA S.A.

CONDENSED NOTES TO THE CONSOLIDATED INTERIM

FINANCIAL INFORMATION
AS OF JUNE 30, 2004 — UNAUDITED
(Amounts in thousands of Brazilian reais — R$, unless otherwise indicated)

1 — THE COMPANY, PRESENTATION OF FINANCIAL INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES

CPFL Energia S.A. (“CPFL Energia” or the “Company”) is a corporation that principally holds equity interests in other companies primarily engaged in the distribution, generation and sale of electric energy.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the six-month periods ended June 30, 2004 and 2003, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended June 30, 2004 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying condensed consolidated financial information is unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, as appearing in this prospectus.

Significant Accounting Policies

The interim financial information has been presented in thousands of Brazilian reais and prepared in accordance with Brazilian accounting practices, corporate law, and supplementary standards issued by the National Electric Energy Agency (ANEEL) and the Brazilian Securities Commission (CVM) which, effective January 1, 1996, no longer provide for recognition of the effects of inflation (hereinafter referred to as “Brazilian Accounting Principles”).

The principal accounting practices adopted by the Company in the preparation of this interim financial information is the same as those described in the consolidated financial statements as of and for the year ended December 31, 2003, except for a change in the method of amortization of goodwill during the six months ended June 30, 2004. Up to December 31, 2003, goodwill was amortized on a straight-line basis over a period of ten years. As from January 1, 2004, on a prospective basis, the Company began to amortize goodwill over the remaining period of the concession or, in the case of Semesa, the lease contract. Goodwill is amortized proportionally based on estimates of projected net income that are subject to periodic reviews. See Note 7.

The accompanying financial information has also been adjusted from the statutory financial statements originally published in Brazil to eliminate the effects of deferral of exchange losses arising from the restatement of amounts in Brazilian reais of obligations and receivables denominated in foreign currency, which occurred in 2001. This deferral is not accepted under Brazilian Accounting Principles, which require that such losses be charged to income when incurred, but was recorded by Paulista and RGE in their local books, as allowed by CVM Resolution No. 404 of September 27, 2001. The deferred amount is being amortized on the straight-line basis in local books, throughout the maturity dates of contracts limited to four years, starting in 2001. This financial information is not intended to replace the financial information of the Company for statutory and regulatory purposes. A summary of the principal differences between

Brazilian Accounting Principles and the Company’s statutory financial statements related to the deferral of exchange losses is as follows:

	Deferred Charges		Shareholders Equity		Income Statement

	June 30,	December 31,	June 30,	December 31,	June 30,	June 30,
	2004	2003	2004	2003	2004	2003

Statutory financial statements — consolidated amounts	3,956	9,897	3,397,387	3,397,387	124,826	(326,881)
Reversal of deferred exchange rate variation	(3,956)	(9,897)	(3,194)	(8,253)	5,059	9,546

Brazilian Accounting Principles — consolidated amounts	—	—	3,394,193	3,389,134	129,885	(317,335)

The reports issued by independent accountants related to the audit of the Company’s consolidated financial statements as of December 31, 2003 and the limited review of the consolidated condensed interim financial information for the six-month period ended June 30, 2003 filed with CVM were qualified in this respect.

The accompanying financial information is a translation and adaptation from those originally issued in Brazil, based on Brazilian corporate law. In addition to the adjustment described above, certain reclassifications, modifications and changes in terminology have been made in order to conform more closely to reporting practices in the United States.

2.	EMERGENCY PROGRAM FOR REDUCTION OF ELECTRIC ENERGY CONSUMPTION

From June 2001 to February 2002, the Federal Government implemented the Emergency Program for Reduction of Electric Energy Consumption, which established targets for electric energy consumption decreases.

The principal accounting effects arising from this emergency scenario caused by the electric energy-rationing program are summarized as follows:

Losses of Revenue during the Energy Rationing (“RTE”): Losses of revenue determined by comparing revenue from electricity sales during the period between June 1, 2001 and February 28, 2002, and projected revenue for this period, adjusted by certain factors and not considering the occurrence of the Energy Rationing Program. These losses were fully recorded by CPFL Paulista and CPFL Piratininga as revenue for 2001 (from June 1 to December 31, 2001) and 2002 (from January 1 to February 28, 2002). This balance has been adjusted based on the SELIC (Central Bank overnight rate), plus interest of 1% per year, and realized through extraordinary tariff increases on electricity sales, as approved by ANEEL in December 2001.

The state VAT (ICMS) levied on the extraordinary tariff adjustment for revenue to be billed is only payable when the respective electric energy invoice is issued to customers. Accordingly, CPFL Paulista and CPFL Piratininga only pass on this tax from consumers to the State Revenue Service, and, therefore, do not record this liability in advance.

Electricity from Independent Suppliers: As established by ANEEL Resolution No. 249/2002, the value of the electricity produced and provided to the consuming market during the energy rationing period by independent suppliers and self-producers, known as “Electricity from Independent Suppliers” is being passed on to generating companies by distributors through an increase in tariffs charged to customers.

On June 1, 2004 ANEEL, through the republication of Regulatory Resolution No 001/2004, rectified in the subsidiary CPFL Piratininga the amount related to purchases from independent suppliers at MAE (Wholesale Energy Market), previously set at R$47,253, to R$114,789 (prices as of February 28, 2002).

Recoverable Cost Variation — Parcel A — Noncurrent (“Parcel A”): Represents variations in nonmanageable costs represented by the Parcel A of the concession contracts that occurred between January 1, 2001 and October 25, 2001 (therefore prior to the effective date of the CVA mechanism), which are to be refunded to distributors through the extraordinary tariff adjustment. On August 29, 2002, ANEEL approved the balance of Parcel “A” — noncurrent, which accrues interest based on the SELIC, as defined by ANEEL Resolution No. 90/2002.

The amounts related to the aforementioned effects, as well as the respective rollforward from December 31, 2003 to June 30, 2004, are as follows:

		Electricity from	Electricity from
		Independent	Independent	Parcel
Description	RTE	Suppliers Assets	Suppliers Liability	“A”

Balances as of December 31, 2003	760,646	267,662	270,576	367,318
Monetary restatement	59,330	36,597	36,116	27,280
Taxes on electricity from independent suppliers	—	(10,337)	(9,644)	—
Electricity from independent suppliers	—	67,536	67,536	—
Realization/payment	(120,648)	(36,803)	(28,257)	(24,316)

Balances as of June 30, 2004	699,328	324,655	336,327	370,282

Through Regulatory Instruction No. 1/2004, ANEEL redefined the period previously established by ANEEL Resolution No. 484/2002 for realization of regulatory assets. The amounts related to RTE and Electricity from independent suppliers are to be recovered by CPFL Paulista within 72 months and by CPFL Piratininga within 61 months, as from January 1, 2002, the period during which the extraordinary tariff increases of 2.9% and 7.9%, set forth by Law No. 10,438/2002, will be in effect. Parcel A amounts are to be recovered immediately after the end of such periods, through the maintenance of the extraordinary tariff increase during the period necessary to achieve full recovery of these amounts.

Periodically, projections are prepared considering the subsidiaries’ market increase, expected inflation and interest rates, as well as regulatory issues. Management relies on these studies to determine the need to classify the balances between current and noncurrent, and to recognize allowances for losses, in case of the risk associated with the realization of these assets. As of June 30, 2004, none of these projections indicate the need for recognition of allowances for losses.

For implementing the procedures required for the management of the energy rationing program, the Company incurred costs totaling R$22,069. ANEEL has approved these costs, which are being recovered in the electric energy supply tariffs on the annual tariff adjustment date of April 2003 for CPFL Paulista and October 2003 for CPFL Piratininga. As of June 30, 2004, R$17,718 has been recovered. These costs are classified under the caption “Other” in current assets.

The classification of the amounts described above is presented in the table below:

	Current		Noncurrent

	June 30,	December 31,	June 30,	December 31,
	2004	2003	2004	2003

Accounts Receivable (Note 4):
RTE — extraordinary tariff adjustment	263,857	221,631	435,471	539,015
Differential — 2003 tariff review	53,042	13,798	—	—
Energy from independent suppliers	71,744	78,603	252,911	189,059

Deferred cost variations — Parcel “A” (Note 5)	447,762	96,500	637,447	906,384

Other Assets
Emergency program for reduction of electric energy consumption	6,090	11,849	—	—
Suppliers (Note 9)
Electricity from independent suppliers	(46,301)	(82,779)	(290,026)	(187,797)

Deferred cost variations — Parcel “A” (Note 5)	(139,635)	(5,064)	(69,118)	(182,747)

3.	CASH AND CASH EQUIVALENTS

As of June 30, 2004 Cash and Cash equivalents includes short-term cash-in-vestments, which earn interest based on the CDI (interbank deposit rate), in the amount of R$398,674 (R$128,847 in December 31, 2003), with domestic financial institutions being available for use in the Company’s operations.

4.	ACCOUNTS RECEIVABLE

Accounts receivable are comprised of the following:

				Total
			Past Due
		Past Due up	Over	June 30,	December 31,
Consumers	Current	to 90 days	90 days	2004	2003

Residential	148,116	103,471	20,501	272,088	256,592
Industrial	172,376	49,611	23,741	245,728	207,498
Commercial	53,933	35,451	18,224	107,608	107,730
Rural	16,398	4,284	1,409	22,091	22,398
Public administration	17,730	8,079	5,762	31,571	32,699
Public lighting	23,303	8,998	27,562	59,863	63,704
Public services	15,998	9,145	7,780	32,923	31,432

Billed	447,854	219,039	104,979	771,872	722,053

Unbilled	258,290	—	—	258,290	261,631
Differential — 2003 tariff review	53,042	—	—	53,042	13,798
Wholesale energy market — MAE	6,026	—	—	6,026	84,240
Concessionaires	50,750	—	—	50,750	62,631
Other	40,902	—	—	40,902	34,173

Subtotal	856,864	219,039	104,979	1,180,882	1,178,526

Extraordinary tariff adjustment	263,857	—	—	263,857	221,631
Electricity from independent suppliers	71,744	—	—	71,744	78,603

Total	1,192,465	219,039	104,979	1,516,483	1,478,760

Extraordinary tariff adjustment — noncurrent				435,471	539,015
Electricity from independent Suppliers				252,911	189,059
Wholesale energy market — MAE				58,754	—

Total noncurrent				747,136	728,074

Differential — 2003 Tariff Review: ANEEL Resolution No. 565/2004 established the tariff adjustment for CPFL Piratininga at 18.08%, to be applied on electric energy supply tariffs. In order to reduce the impact of the rate on consumer tariffs without impairing the concessionaire’s contractual right to maintain its economic and financial stability, ANEEL determined that this tariff adjustment will be gradually applied over the next 3 years.

Whole sale energy market — MAE: Refers to purchase and sale of electric energy within the MAE.

An allowance for doubtful accounts was recognized by CPFL Paulista, CPFL Piratininga and RGE and is recorded in accordance with ANEEL rules and based on an individual analysis on uncollectible accounts at an amount considered by management as sufficient to cover probable losses.

5.	DEFERRED COST (GAINS) VARIATIONS — PARCEL A

Deferred cost variations — Parcel A costs are comprised of the following:

	Assets				Liabilities

	Current		Noncurrent		Current		Noncurrent

	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,
	2004	2003	2004	2003	2004	2003	2004	2003

Detail:
Energy purchased — Itaipu	119,485	25,051	295,904	354,698	101,288	—	29,668	96,563
System service charges	117,046	4,594	61,636	171,719	—	—	—	—
Transmission of energy — Itaipu	6,962	634	5,262	9,948	—	—	—	—
Energy purchased — Other	37,004	49,385	85,018	79,013	—	—	—	—
Fuel usage quota (CCC)	16,656	5,156	97,096	76,019	38,321	4,215	31,125	78,448
Energy development account (CDE)	54,565	1,727	30,359	68,053	—	—	—	—
Basic network charges	96,042	9,884	58,416	143,443	—	—	—	—
Global reversion quota (RGR)	—	—	1,599	1,486	20	691	7,962	7,399
Inspection fees	2	62	611	568	—	—	363	337
Connection charges	—	7	1,546	1,437	6	158	—	—

Total	447,762	96,500	637,447	906,384	139,635	5,064	69,118	182,747

Summary:
CVA	44,954	43,005	33,731	—	2,311	346	11,182	—
Parcel “A”	720	24,685	377,913	351,219	26	849	8,325	7,737
Ordinance No, 116/2003	402,088	28,810	225,803	555,165	137,298	3,869	49,611	175,010

Total	447,762	96,500	637,447	906,384	139,635	5,064	69,118	182,747

6.	DEFERRED TAXES

In compliance with the provisions of CVM Resolution No. 273/98 and CVM Instruction No. 371/02, the subsidiaries recognized deferred tax credits arising from tax loss carryforwards, without expiration (not subject to statute of limitations) and temporary differences. These credits are recorded as noncurrent assets, considering their expected realization established based on the subsidiaries’ projected future results and a limit of up to 30% per year for offset against future taxable income.

6.1	Composition of Balances

	June 30,	December 31,
	2004	2003

Income tax:
Tax loss carryforwards	176,981	197,447
Temporary differences	81,591	76,222
Social contribution:
Tax loss carryforwards	75,921	81,104
Temporary differences	22,160	20,607

Total	356,653	375,380

     6.2     Temporary Differences

	Income Tax		Social Contribution
	(IRPJ)		Tax (CSLL)

	June 30,	December 31,	June 30,	December 31,
	2004	2003	2004	2003

Reserve for contingencies	52,500	50,715	12,026	11,774
Pension plan expenses	11,634	11,417	3,832	3,751
Allowance for doubtful accounts	16,731	13,501	6,023	4,860
Others	726	589	279	222

Total	81,591	76,222	22,160	20,607

6.3	The Reconciliation of the Income and Social Contribution Taxes, Calculated at the Rates in Effect, with the Amounts Presented in the Statements of Operations, Is as Follows:

	Income Tax		Social Contribution

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

INCOME (LOSS) BEFORE TAXES	276,078	(294,794)	276,078	(294,794)
Statutory tax rates	25%	25%	9%	9%

	(69,020)	73,699	(24,847)	26,531
Non-deductible goodwill amortization	(7,371)	(20,349)	—	—
Non-deductible pension expenses	(2,497)	(2,561)	(899)	(922)
Non-deductible supplementary monetary restatement	—	—	(1,562)	(1,483)
Unrecoverable tax loss carryforwards	(9.362)	(65,734)	(3,389)	(27,549)
Other	(71)	3,321	(688)	1,532

Total tax expense	(88,321)	(11,624)	(31,385)	(1,891)

7.	GOODWILL

Goodwill is comprised of the following:

		June 30, 2004			December 31,
					2003
			Accumulated
Investor	Investee	Cost	Amortization	Net	Net

CPFL Energia	CPFL Paulista	(12,828)	—	(12,828)	(12,828)
CPFL Energia	CPFL Geração	651	(201)	450	486
CPFL Paulista	Parent Company Merged	2,897,057	(1,216,709)	1,680,348	1,714,091
CPFL Paulista	RGE Parent Company — Merged	751,347	(418,532)	332,815	338,107
CPFL Paulista	RGE	756,443	(200,153)	556,290	567,461
DRAFT I	CPFL Piratininga	457,097	(188,592)	268,505	274,881
CPFL Geração	SEMESA	426,450	(97,225)	329,225	341,160
CPFL Geração	Fóz do Chapecó	770	—	770	770
CPFL Geração	ENERCAN	10,233	—	10,233	10,233
CPFL Geração	Barra Grande	3,081	—	3,081	3,081

		5,290,301	(2,121,412)	3,168,889	3,237,442

As of June 30, 2004, the Company changed the method of amortization of goodwill recorded in the acquisitions of RGE, CPFL Piratininga and SEMESA, as well as the goodwill resulting from the merger of the companies that controlled CPFL Paulista and RGE. Goodwill related to these acquisitions and mergers was previously amortized under the straight-line method over a 10-year period. As from January 1, 2004, this goodwill has been amortized proportionally to the projected net income curves for the remaining period of the concession contract of RGE, CPFL Paulista and CPFL Piratininga, and for the remaining period of the lease contract for SEMESA. The Company believes that the new goodwill amortization policy more appropriately matches the amortization of goodwill with the benefit derived from the acquisition of the related subsidiaries.

The new criteria was defined based on the projected net income before taxes on income, excluding interest on capital, discounted to present value as of January 1, 2004. The amortization curves are reviewed on an annual basis. The effect of this change in the method of amortization of goodwill was a reduction of goodwill amortization in the amount of R$195,904 for the six months ended June 30, 2004.

This change in the method of amortization of goodwill was authorized by ANEEL and approved by the CVM.

8.	PROPERTY, PLANT AND EQUIPMENT

	June 30, 2004
				December 31,
		Accumulated		2003
		Depreciation and
	Cost	Amortization	Net	Net

In service:
— Distribution	5,283,362	(2,616,002)	2,667,360	2,687,010

Intangible assets	61,288	(6,044)	55,244	42,138
Land	43,832	—	43,832	43,292
Reservoirs, dams and aqueducts	632	(622)	10	24
Buildings, construction and improvements	159,417	(82,185)	77,232	76,380
Machinery and equipment	4,970,892	(2,494,800)	2,476,092	2,510,065
Vehicles	32,725	(24,290)	8,435	9,841
Furniture and fixtures	14,576	(8,061)	6,515	5,270
— Generation	233,655	(84,278)	149,377	152,266

Intangible assets	861	—	861	851
Land	1,340	—	1,340	1,340
Reservoirs, dams and aqueducts	28,823	(19,077)	9,746	9,889
Buildings, construction and improvements	35,017	(20,561)	14,456	14,892
Machinery and equipment	165,928	(43,659)	122,269	124,648
Vehicles	616	(108)	508	458
Furniture and fixtures	1,070	(873)	197	188
— Commercialization	76,903	(29,940)	46,963	46,352

Intangible assets	1,593	(585)	1,008	1,191
Land	215	—	215	215
Buildings, construction and improvements	8,569	(5,728)	2,841	2,927
Machinery and equipment	61,567	(21,207)	40,360	40,286
Vehicles	2,740	(1,407)	1,333	804
Furniture and fixtures	2,219	(1,013)	1,206	929
— Administration	187,110	(102,682)	84,428	74,975

Intangible assets	53,134	(26,807)	26,327	18,890
Land	1,791	—	1,791	1,791
Buildings, construction and improvements	41,118	(18,928)	22,190	17,081
Machinery and equipment	29,978	(19,875)	10,103	10,299
Vehicles	21,287	(16,016)	5,271	6,813
Furniture and fixtures	39,802	(21,056)	18,746	20,101

Subtotal	5,781,030	(2,832,902)	2,948,128	2,960,603

In progress:
— Distribution	99,179	—	99,179	85,351
— Generation	784,235	—	784,235	574,362
— Commercialization	3,753	—	3,753	3,086
— Administration	9,354	—	9,354	15,801
Subtotal	896,521	—	896,521	678,600

	June 30, 2004
				December 31,
		Accumulated		2003
		Depreciation and
	Cost	Amortization	Net	Net

Assets leased to third parties:
Land	5,420	—	5,420	5,420
Reservoirs, dams and aqueducts	105,166	(13,159)	92,007	93,055
Buildings, construction and Improvements	526,797	(72,243)	454,554	460,363
Machinery and equipment	305,275	(55,619)	249,656	254,080
Vehicles	91	(88)	3	9
Other	53	(11)	42	13
Subtotal	942,802	(141,120)	801,682	812,940

Total property, plant and equipment	7,620,353	(2,974,022)	4,646,331	4,452,143

Special obligations			(570,952)	(543,543)

Construction in progress — The amount of R$784,235 (R$574,362 as of December 31, 2003) principally relates to the construction of the following power plants: CERAN, ENERCAN, BAESA and Foz Do Chapecó.

The Company capitalized interest amounting to R$36,570 and R$6,381, during the six months ended June 30, 2004 and 2003, respectively.

At the end of the concession, the property, plant and equipment connected to the service will be reverted to the Concession Authority, and the survey, appraisal and determination of the amount of the indemnity to be paid to the concessionaire according to the net book value will be performed.

According to Brazilian Accounting Principles and ANEEL resolutions, special obligations are not subject to or amortization and are settled at the end of the concession period.

9.	SUPPLIERS

Suppliers are comprised of the following:

	June 30,	December 31,
	2004	2003

Wholesale Energy Market (MAE)	16,941	16,729
System service charges	2,354	3,928

Subtotal Transactions in the MAE	19,295	20,657
Energy purchased	409,724	420,340
Electricity network usage charges	60,049	59,772
Materials and services	58,985	69,390
Electricity from independent suppliers (Note 2)	46,301	82,779
Other	6,169	8,051

Total	600,523	660,989

As of June 30, 2004 and December 31, 2003, the suppliers’ balance in long-term liabilities is related to electricity from independent suppliers to be passed on to generating companies (see Note 2).

Electricity from Independent Suppliers Passed on to Generating Companies

In March 2004, ANEEL Regulatory Resolution No. 45/2004 changed the rate to be applied on monthly amounts collected as extraordinary tariff adjustment from 25.34% to 24.9757% (from 31.12% to 11.32% for

Piratininga). The amounts resulting from the application of this percentage on the RTE collected amounts have been passed on to generating companies since February 2003.

10.	LOANS AND FINANCING

	June 30, 2004			December 31, 2003

		Principal		Interest	Principal
	Interest and			and Other
	Other Charges	Current	Long Term	Charges	Current	Long Term

Local currency
Brazilian financial institutions(h)	2,799	206,076	96,185	1,547	117,502	53,645
BNDES(a)	139	3,454	17,468	145	2,780	18,830
BNDES — CVA(c)	4,241	140,396	176,481	7,815	51,583	166,277
BNDES — Investment programs(b)	269	24,221	412,979	329	23,784	292,840
BNDES — Regulatory assets(c)	3,500	172,726	608,799	6,448	139,368	732,419
BNDES — FINEM(c)	2,052	10,080	26,899	1,869	10,080	32,296
FIDC(e)	7,856	45,990	78,320	—	—	—
BRDE(d)	9,341	7,706	24,338	8,864	7,838	31,019
Furnas Centrais Elétricas(f)	—	—	68,138	—	—	56,782
Other	3,386	41,045	96,508	1,351	20,824	31,351

	33,583	651,694	1,606,115	28,368	373,759	1,415,459

Foreign currency
Floating Rate Notes(g)	735	197,637	356,120	1,021	339,770	474,985
Financial institutions(h)	52,484	92,273	306,842	36,461	81,313	255,672
	53,219	289,910	662,962	37,482	421,083	730,657

Total	86,802	941,604	2,269,077	65,850	794,842	2,146,116

(a)	BNDES — Refers to a loan to CPFL Geração to finance the upgrading of small hydroelectric power plants, payable in 84 consecutive monthly installments, beginning February 2003. The loan is partially adjusted based on the TJLP (Brazilian long-term interest rate), plus interest of 3.5% per year, and partially adjusted based on the BNDES basket of currencies (“UMBND”), whose principal indexing unit is the U.S. dollar, and subject to fixed interest of 3.5% per year, and variable rates based on the weighted average of all rates and expenses incurred by the BNDES in obtaining funding, and income tax.

(b)	BNDES — Investment programs — Related to financing the subsidiaries’ investment programs whose conditions are as follows:

For CPFL Paulista, the loan is divided into two tranches, “A” and “B”, with 18- and 30-month grace periods, respectively, payable in 78 consecutive monthly installments, beginning October 2000 and October 2001, respectively, restated based on the TJLP, plus interest of 3.25% per year. The guarantee is the pledge of revenues from electric energy supply. As of June 30, 2004, the total is R$72,738 (R$83,306 as of December 31, 2003).

For CPFL Piratininga, the balance refers to the loan facility contract, through the transfer of the loan provided by the BNDES, with interest of 3.45% per year, payable in 48 monthly installments from May 15, 2002, represented by promissory notes and collateralized by revenue from sales of energy. As of June 30, 2004 the amount is of R$286 (R$357 as of December 31, 2003).

The most significant portion of the total is represented by financing of investment programs of CPFL Geração, whose total amount, as of June 30, 2004, is R$364,445 (R$233,290 as of December 31, 2003) and its composition is described below:

a)	Financing of R$115,218 (R$86,195 as of December 31, 2003) related to BAESA, payable in 144 consecutive monthly installments, beginning September 15, 2006 and November 15, 2006 to sub credits “A”, “C” and “E”. Loans “A” and “C” are adjusted based on the TJLP, plus interest of 3.125% per year. Loan “E” is adjusted based on UMBND, with fixed interest of 3.125% per year and variable interest rates calculated based on the weighted average of all charges and expenses incurred by the BNDES in obtaining funding. This loan is guaranteed by pledge of 25.01% of BAESA shares owned by CPFL Geração.

b)	Loan of R$193,373 (R$147,095 as of December 31, 2003) obtained by ENERCAN, payable in 144 consecutive monthly installments, beginning April 2007, adjusted based on UMBND, with fixed interest of 4% per year and variable interest rates calculated based on the weighted average of all charges and expenses incurred by the BNDES in obtaining funding, in addition to the TJLP, plus interest of 4% per year. This loan is guaranteed by pledge of 48.72% of ENERCAN shares owned by CPFL Geração.

c)	On February 9, 2004, financing contracts were signed for the CERAN Complex, in the amount of R$283,273, of which R$156,523 is directly with the BNDES and R$126,750 is passed through lending from the BNDES to its financial agents — Banco do Brasil S.A., Banco Regional de Desenvolvimento do Extremo Sul — BRDE, Banco do Estado do Rio Grande do Sul — Banrisul and Caixa Estadual S.A. — Agência de Fomento/ RS. As of June 30, 2004.The amount already borrowed represents R$99,604, of which R$55,854 is from the BNDES and R$43,750 from financial agents. The financing contracts are subdivided into four sub credits for each power plant of the CERAN Complex, partially adjusted based on the TJLP, plus interest of 5% per year, and partially adjusted based on UMBND, also subject to fixed interest of 5% per year. The last maturity occurs on January 15, 2016 for the Monte Claro power plant, November 15, 2017 for the Castro Alves power plant, and February 15, 2018 for the 14 de Julho power plant. The loans are guaranteed by CPFL Energia and pledge of 65% of CERAN’s shares owned by CPFL Geração.

(c)	BNDES — Regulatory Assets, CVA and FINEM

			December 31,
	June 30, 2004		2003

		Non-		Non-
	Current	Current	Current	Current	Interest	Amortization

CPFL Paulista
— Regulatory Asset	127,828	443,156	87,981	515,012	Selic + 1%	1st tranche (rationing losses): 62 monthly installments from March 15, 2002. 2nd tranche (Parcel A): 13 monthly installments from May 15, 2007.
— CVA	106,947	102,419	57,496	126,234	Selic + 1%	24 monthly installments from May 15, 2004.

CPFL Piratininga
— Regulatory Asset	45,843	156,645	35,920	183,553	Selic + 1%	1st tranche (rationing losses): 54 monthly installments from March 15, 2002. 2nd tranche (Parcel A): 9 monthly installments from September 15, 2006.
— CVA	18,841	54,102	1,902	40,043	Selic + 1%	24 monthly installments from December 15, 2004.

RGE
— Regulatory Asset	1,232	4,342	20,678	28,545	Selic + 1%	60 monthly installments from March 17, 2003.
— CVA	18,849	19,960	—	—	Selic + 1%	60 monthly installments from March 17, 2003.
— FINEM	12,132	26,899	11,949	32,296	TJLP + 3.5% to 4%	94 monthly installments from December 15, 1999.

CPFL Geração
— Regulatory Asset	1,323	4,656	1,237	5,309	Selic + 1%	60 monthly installments from March 15, 2003.

	332,995	812,179	217,163	930,992

			December 31,
	June 30, 2004		2003

		Non-		Non-
	Current	Current	Current	Current

Summary:
Regulatory Asset	176,226	608,799	145,816	732,419
CVA	144,637	176,481	59,398	166,277
FINEM	12,132	26,899	11,949	32,296

	332,995	812,179	217,163	930,992

The above loans are collateralized by revenue from sales of energy by the subsidiaries.

(d)	BRDE — Refers to a loan facility contract assumed by RGE in the spin-off and privatization process of Companhia Estadual de Energia Elétrica — CEEE, restated based on the IGP-M (General Market Price Index) plus annual interest of 12%. It is amortized on a monthly basis, with final maturity scheduled for September 30, 2006, and collateralized by revenue from sales of energy by RGE.

(e)	Credit Rights Investment Fund (FIDC) — After approval of the Board of Directors on January 28, 2004, and ANEEL’s approval, which was disclosed in a letter of June 25, 2003, CPFL Piratininga launched a Credit Rights Investment Fund (FIDC) for raising approximately R$150,000, which was received in March 2004. The FIDC is managed by Banco Votorantim and consists of the obtaining of funds whose settlement is linked to the receipt of billings of CPFL Piratininga and amortized over a 36-month period in 36 monthly installments. Remuneration is at 115% of the CDI. In compliance with the contractually-provided condition for operating the fund, CPFL Piratininga acquired a portion of the fund’s share quotas, amounting to R$9,023 as of June 30, 2004. This amount is recorded as a reduction of the liability since it represents an additional guarantee to be used to honor the fund’s obligations and has certain restrictions of redemption by the Company.

(f)	Furnas — The loan obtained by SEMESA from Furnas is subject to restatement based on the IGP-M and annual interest of 10%, payable in 24 monthly installments from 2008, and is guaranteed by the energy produced by the Serra da Mesa power plant, in conformity with the General Agreement between Semesa and Furnas.

(g)	Floating Rate Notes — CPFL Paulista’s funding in the foreign market in the amount equivalent to US$300 million, carried out in the second quarter of 2001, for acquisition of ownership control of RGE, obtained from a consortium of banks.

This loan matures over a five-year period with a 20-month grace period for the initial payment of principal. Interest is payable semiannually, beginning December 2001, and amortization of principal began on February 19, 2003. Through a swap mechanism, this debt was effectively converted into local currency, with costs equivalent to 93.65% and 94.75% of CDI rates, respectively, for the portions of US$100 million and US$200 million.

(h)	Financial Institutions — Comprises loans and financing in local and foreign currencies as follows:

•	Local currency

This balance includes loans and financing obtained from financial institutions to cover cash needs, restated based on the CDI and collateralized by revenue from sales of energy by the subsidiaries.

•	Foreign currency

This balance comprises R$127,049 related to a loan from the IFC — International Finance Corporation. The principal amount of this loan is US$40 million, and is repayable in 10 semiannual installments starting July 15, 2005, and accrues interest based on six month LIBOR plus 5.25% p.a. However, the IFC has the right to require repayment of the loan beginning in November 2004. In connection with this borrowing, the Company issued warrants to the IFC to subscribe for a number of CPFL Energia’s common shares equal to the principal and accrued interest outstanding, divided by the exercise price of the warrants. The warrants become exercisable on the earlier of a completion of an initial public offering (IPO) or November 2004, and expire in June 2010 (or earlier in limited circumstances). The exercise price is R$2.06 per share, subject to indexation for variation in the TJLP since June 25, 2003 and subject to anti-dilution adjustments. One of the anti-dilution adjustments provides that if CPFL Energia issues or sells shares at a price less than the then-applicable exercise price, the exercise price will be reduced to the price of that sale. This adjustment does not apply if the shares are sold in a “Qualifying IPO,” which requires among other aspects, that the offering generates total gross proceeds of at least US$400,000. This loan is secured by the stock of our subsidiary Centrais Elétricas and guaranteed by our controlling shareholders.

This balance also includes negotiations made by the subsidiary CPFL Paulista within the context of the Brady Plan intermediated by Banco do Brasil, as well as debt related to the Brazilian Central Bank Resolution No. 63, for the purpose of covering the subsidiary’s working capital needs. As of June 30, 2004, this balance totaled R$146,385 (R$141,893 as of December 31, 2003).

In addition, this balance includes funding raised in 2000 by Sul Geradora Participações S.A. (“Sul Geradora”), subsidiary of RGE, through a trade finance transaction, guaranteed by RGE’s revenue and letters of credit in the total amount of R$178,165 (R$231,553 as of December 31, 2003).

Debt Covenants and Restrictions

Certain contracts for loans and financing have restrictive clauses that require, among other aspects, that the Company and its subsidiaries maintain certain financial ratios within the established parameters.

The Company believes that it is in compliance with the following debt covenants and restrictions as of the date of this financial information.

CPFL Energia S.A.

The Investment Agreement with the IFC restricts the Company’s capability to pledge assets or to invest in third parties. Additionally, this agreement restricts the payment of dividends by the Company and its indirect subsidiary Centrais Elétricas above of the minimum requirement, in case of insolvency or default.

Companhia Paulista de Força e Luz

The Floating Rate Credit Facility established certain limitation where Paulista may not make capital expenditures in excess of R$151,000 in 2004, R$152,000 in 2005 and R$160,000 in 2006. Additionally the Floating Rate Notes determined that CPFL Paulista must maintain the following ratios:

a) total net worth to total capitalization of not less than 47% (on a consolidated basis) and 45% (on a stand-alone basis);

b) a ratio of EBITDA to interest expense not less than 2.25 (consolidated and stand- alone);

c) a ratio of debt to EBITDA not greater than 3.50 (on a consolidated basis) and 3.80 (on a stand-alone basis).

The Floating Rate Credit Facility restricts Paulista from paying dividends, redeeming shares or distributing capital to its shareholders in the event of noncompliance with the financial ratios describe above.

•	The BNDES — Investment Program loans for Paulista, has settlement priority in relation to the payment of dividends in excess of the 25% minimum mandatory dividends as determined in accordance with the Brazilian corporate law.

CPFL Geração de Energia S.A.

•	ENERCAN, Barra Grande and CERAN, under their financing agreements with the BNDES for their generation projects, are restricted from paying dividends in excess of the 25% minimum mandatory dividends as determined by Brazilian corporate law, without prior approval by BNDES.

RGE

•	The BNDES — FINEM loans for RGE has settlement priority in relation to the payment of dividends in excess of the 25% minimum mandatory dividends as determined by Brazilian corporate law.

The mentioned loans determine, additionally, the maintenance of a capitalization level (shareholders’ equity divided by total assets) equal to or over 40%.

Under the Trade Finance Loan between Sul Geradora and BankBoston, Sul Geradora must maintain the following ratios:

a) EBITDA to interest expense not less than 2.0;

b) Debt to capital structure not greater than 0.55;

c) Debt to EBITDA not greater than 3.5.

The Trade Finance Agreement restricts RGE from paying dividends, redeeming shares or distributing capital to its shareholders in the event of noncompliance with the financial ratios mentioned above.

•	The loan from Itaú BBA contains restrictive clauses concerning the change or modification in the capital composition, any change, transfer or concession, direct or indirect, of the share control, or the merger or spin-off, without prior and express creditor approval. Additionally, the following financial ratios must be maintained:

a) EBITDA to financial expenses, net, equal to or greater than 1.6;

b) Net indebtedness (total bank debt adjusted according to swap operations, less temporary cash investments) to EBITDA, equal to or less than 2.7.

The loan from Unibanco requires maintenance of the following financial ratios:

a) EBITDA to interest paid, plus net debt amortization equal to or greater than 1.05;

b) Total indebtedness to EBITDA equal to or less than 3.0 (2004) and 2.5 (2005 to 2007);

c) Paid interest to EBITDA equal to or less than 0.4;

d) Total indebtedness equal to or less than R$800,000.

Certain loan contracts determine that governmental loans related to the Emergency Support Program (from the BNDES) will be disregarded from indebtedness, interest amortization, as well from the effect of the regulatory assets on the EBITDA.

Noncompliance with the above-mentioned covenants may trigger cross-default of other contractual obligations.

In addition, a number of the Company’s financing instruments are subject to acceleration if the current shareholders cease to own a majority of CPFL Energia’s voting equity or otherwise control the management and policies of the company, or if VBC ceases to own, directly or indirectly, at least 25% of CPFL Paulista’s issued and outstanding capital stock.

11.	DEBENTURES

As of June 30, 2004 and December 31, 2003, the principal information of debentures issued is as follows:

				Balances

				June 30, 2004			December 31, 2003

Characteristics				Interest			Interest
			Annual Financial	and Other			and Other
Issuer	Series	Outstanding	Charges	Charges	Current	Noncurrent	Charges	Current	Noncurrent

CPFL Energia(a)	2nd	72,199	DI + 2.85% p.a	31,148	—	721,990	137,715	—	721,990
SEMESA(b)	1st	58,000	TJLP + 4 to 5% p.a	4,707	100,028	510,657	5,146	93,655	551,739
CPFL Paulista(c)	1st	44,000	IGP-M + 11.5% p.a	6,020	—	683,465	42,591	—	640,234
CPFL Paulista(d)	2nd	30,142	CDI + 0.6% p.a	3,656	150,710	150,710	38,073	—	301,420

				45,531	250,738	2,066,822	223,525	93,655	2,215,383

a)	On April 1, 2003, the Company issued 90,000 nonconvertible debentures at a face value of R$10 each, related to the 1st series of the 2nd issue, totaling R$900,000. These debentures are remunerated based on DI (average rates of overnight deposits with unrelated financial institutions), plus interest of 2.85% per year, maturing on April 1, 2008, with repricing date on October 1, 2004. The funds obtained from the 2nd issue are being used to pay debt, including the 1st debenture issue and the 3rd promissory notes issue of the Company. In the fourth quarter of 2003, the Company redeemed 17,801 debentures, thus 72,199 debentures are outstanding.

b)	Nonconvertible 1st issue debentures placed privately by SEMESA. These debentures are restated based on the TJLP, plus interest of 4% to 5% per year. The debentures are scheduled to mature in 2009.

c)	For the purpose of raising additional funds for the acquisition of the ownership in RGE, CPFL Paulista, on June, 2001, placed debentures in two series as follows: 1st series — placement of 100% of 44,000 debentures, with annual remuneration based on the IGP-M plus interest of 11.50% per year, 50% maturing on June 1, 2007 and the remaining 50% on June 1, 2008.

d)	Refers to the placement of 67% of the 45,000 debentures authorized, with annual remuneration based on the DI rate for unrelated financial institutions plus a spread of 0.6% per year, 50% maturing on June 1, 2005 and the remaining 50% on June 1, 2006.

Covenants and Restrictions

CPFL Energia S.A.

•	The debentures issued by the Company are subject to accelerated redemption in case of failure by CPFL Paulista to meet financial ratios established in the Floating Rate Notes facility of this subsidiary.

Companhia Paulista de Força e Luz

•	Under the Paulista debentures, Paulista must maintain a ratio of EBITDA to financial expenses of at least 1.5, and a ratio of capital to total indebtedness of at least 40%.

12.	ACCRUED PENSION COSTS

CPFL Paulista, CPFL Piratininga and CPFL Geração, through Fundação CESP, and RGE, through Fundação ELETROCEEE, sponsor supplementary retirement and pension plans for their employees.

The actuarial deficit has been recognized in accordance with CVM Resolution No. 371 of December 13, 2000 and amortized over five years, starting in January 2002. As allowed by CVM Circular No. 01/2004, this amortization was classified in the statement of operations for the six months ended June 30, 2004 and 2003 as an extraordinary item at the amount net of the corresponding tax effects.

In the first half of 2004, net liabilities changed as follows:

	CPFL	CPFL	CPFL
	Paulista	Piratininga	Geração	RGE

Net actuarial liabilities at beginning of year	669,173	83,741	13,295	3,847
Expenses recognized in Statement of operations	79,361	31,769	807	537
Sponsor’s contributions	(48,332)	(10,662)	(189)	(297)

	700,202	104,848	13,913	4,087

Less Current portion	68,084	18,598	635	—
Long-term portion	632,118	86,250	13,278	4,087

In the Company’s balance, there is also R$28,495 referring to other contributions to private pension plans (R$13,174 current and R$15,321 long term).

In the statements of operations, expenses on private pension plans arising from operating subsidiaries (CPFL Paulista, CPFL Piratininga and RGE) are classified as cost of operation under the caption “Pension”. Expenses incurred by CPFL Geração are recorded as general and administrative expenses.

13.	RESERVE FOR CONTINGENCIES

	June 30, 2004			December 31, 2003

	Reserve			Reserve

	Charge for	Accumulated	Escrow	Charge for	Accumulated	Escrow
	the semester	balance	deposits	the semester	balance	deposits

Labor:
Various	352	30,810	29,791	6,875	30,458	8,543

Civil:
General damages	1,205	20,657	4,180	9,612	19,452	3,516
Tariff increase	—	50,742	11,879	11,338	50,742	8,331
Energy purchased	38,174	59,253	55,442	21,079	21,079	21,079
Other	2	1,761	—	672	1,759	—

	39,381	132,413	71,501	42,701	93,032	32,926

Tax:
FINSOCIAL — litigation	133	16,861	48,042	(2,630)	16,728	47,661
PIS/ PASEP	534	10,483	—	659	9,949	—
COFINS — injunction	4,477	77,434	2,317	28,434	72,957	2,317
Income tax	—	—	—	(14,342)	—	—
Other	4,579	36,785	5,715	23,555	32,206	5,715

	9,723	141,563	56,074	35,676	131,840	55,693

Total	49,456	304,786	157,366	85,252	255,330	97,162

The Company records a provision for legal contingencies for which an adverse outcome is probable and the loss can be estimated based on the opinion of the Company’s management and external legal advisors.

A summary of the principal outstanding matters concerning litigation, claims and assessments is as follows:

Labor — The principal labor lawsuits relate to claims by former employees or labor unions for payment of salary adjustments. The great majority of such claims originated as a result of the restructuring process after privatization. Several other claims relate to certain services the Company has outsourced.

In accordance with the terms of the separation of Bandeirante, Piratininga is responsible for obligations related to contingent risks of employees located in the respective regions it assumed, whereas obligations arising from lawsuits relating to the period prior to the separation date are assumed in the proportional percentage of the owners before the separation (56% for Bandeirante and 44% for Piratininga).

General damages — principally represent claims for indemnities. These matters include claims relating to accidents in the Company’s electric grid, damages to consumers and car accidents, among others.

Tariff increase — Paulista and Piratininga are party to lawsuits for which the possibility of an adverse outcome is probable. The claims relating to these lawsuits amount to R$50,742. These lawsuits were brought by industrial consumers alleging that certain tariff increases during a price freeze imposed by the Brazilian government from March through November 1986 (the “Cruzado Economic Plan period”) were illegal.

Energy purchased — as a result of the loss of several consumers, Paulista and Piratininga requested from ANEEL a reduction in the capacity demand determined in their initial supply contracts, which was partially granted by ANEEL through Resolution No. 552 of 2003. These energy suppliers filed a lawsuit since they do not agree with the reduction in volume of energy determined by ANEEL. The amounts relating to this reduction have been deposited in an escrow account.

FINSOCIAL — refers to a challenge in court requesting the payment of FINSOCIAL (tax on revenue) for the period from June 1989 to October 1991. The Company obtained injunctions for the nonpayment of these taxes, by making an escrow deposit; the escrow deposit is restated using the Daily Reference Rate (TRD) index.

COFINS and PIS — refers to a challenge in court regarding the inclusion of financial and nonoperating income in the calculation basis for PIS and COFINS (taxes on revenue). The Company obtained an injunction for the non-payment of these taxes under the previous legislation. The Company has recorded a provision for the amounts in dispute.

Other — refers to other lawsuits and administrative proceedings before various courts arising from the ordinary course of business involving mainly tax matters relating to INSS (Social Security), FGTS (Severance Indemnity Fund), SAT (Labor Accident Insurance) and the Deductibility of Pension Plan Costs, for which a provision of R$38,546 (R$33,965 as of December 31, 2003) was accrued.

Although the Company believes the provision for contingencies adequately covers the related probable loss associated with these claims, the final outcome of these legal proceedings cannot be predicted with any certainty. However, the Company believes that the ultimate effect of these proceedings will not have a material impact on its financial position or results of its operations.

Possible Losses — The Company is also party to lawsuits for which an adverse outcome is classified as possible. In connection with these lawsuits, the Company’s management, based on the advice of external counsel, believes that the Company has a solid defense. However, there is not a consistent trend in decisions issued by Brazilian courts or any decisions from the Brazilian superior courts that would enable the Company to classify losses in respect of the related claims as either probable or remote. Claims relating to possible losses are as follows: (i) claims relating to several labor issues amounting to approximately R$19,388; (ii) claims relating to civil litigation, principally related to general damages and tariff increases, which amount to approximately R$48,252; and (iii) claims relating to tax litigation, principally related to income tax and revenue tax, amounting to approximately R$38,695.

14.	SHAREHOLDERS’ EQUITY

All of the Company’s shares are common shares, without par value, distributed as follows as of June 30, 2004:

Shareholders	Shares	%

VBC Energia S.A.	1,827,229,375	44.37%
521 Participações S.A.	1,522,384,377	36.96%
Bonaire Participações S.A.	628,239,133	15.25%
BNDES Participações S.A.	140,845,070	3.42%
Board members	22	—

Total	4,118,697,977	100.00%

14.1 Capital Reduction and Absorption of Accumulated Deficit

In the Annual and Extraordinary Shareholders’ Meeting held on April 30, 2004, the shareholders of CPFL Energia S.A. approved a capital reduction in the amount of R$1,543,611 with the absorption of accumulated deficit as of December 31, 2003 as per the statutory books without changing the number of shares. Accordingly, subscribed and paid-up capital decreased from R$4,940,998 to R$3,397,387.

14.2 Intermediary dividend

In order to comply with article 201 of Law No. 6404/1976 and paragraph 1, article 32 of the bylaws, the Company proposed the distribution of dividends as of June 30, 2004 amounting to R$124,826 or R$30.30715 per thousand shares.

14.3 Reverse Stock Split

On August 13, 2004, the Company’s shareholders approved a one-for-ten reverse stock split of the Company’s outstanding common stock. The reverse stock split reduced the Company’s outstanding common stock from 4,118,697,977 to 411,869,796 shares. The Company’s paid in capital and shareholders’ participation were not affected by the reverse stock split. Under Brazilian Accounting Principles, subsequent changes in the Company’s share capital are not retroactively reflected in the disclosure of number of shares outstanding and in the calculation of earnings per share.

15.	OPERATING REVENUES

	June 30, 2004		June 30, 2003

Consumers	GW(h)*	R$	GW(h)*	R$

Residential	4,129	1,515,213	4,070	1,297,103
Industrial	8,567	1,482,027	8,126	1,268,931
Commercial	2,447	762,324	2,389	639,006
Rural	757	124,390	692	96,862
Public administration	364	104,464	368	84,996
Public lighting	531	100,294	515	88,044
Public services	671	132,586	657	110,558
Own consumption	11	—	13	—

Billed	17,477	4,221,298	16,830	3,585,500

Unbilled (net)		14		26,408
Differential — 2003 Tariff review		39,244		—
Realization of extraordinary tariff adjustment		(155,699)		(136,317)
Emergency capacity charges		186,284		114,942
Electricity from independent suppliers (Note 2)		57,199		53

Electricity sales to final consumers		4,348,340		3,590,586
Electricity sales to distributors		154,871		121,799
Electricity network usage charges		89,745		13,298
Other		43,591		39,441

Total		4,636,547		3,765,124

*	This information has not been reviewed by independent accountants.

16.	OPERATING EXPENSES

	June 30,	June 30,
	2004	2003

Selling
Personnel	(15,154)	(11,227)
Materials	(1,124)	(735)
Outside services	(21,154)	(11,879)
Allowance for doubtful accounts	(24,186)	(17,774)
Depreciation and amortization	(1,821)	(1,743)
Collection tariffs and services	(17,906)	(15,816)
Other	(2,537)	(2,942)

	(83,882)	(62,116)

General and administrative
Personnel	(35,327)	(31,119)
Private pension plans	(1,381)	(2,015)
Materials	(1,493)	(6,092)
Outside services	(49,041)	(52,477)
Depreciation and amortization	(10,202)	(9,449)
Administrative taxes and charges	(6,951)	(5,365)
Other	(28,346)	(15,415)

	(132,741)	(121,932)

Other
Inspection fee	(5,691)	(3,835)
Energy efficiency research	(5,481)	(5,754)
Other	—	(3,186)

	(11,172)	(12,775)

17.	ELECTRICITY COST

	June 30, 2004		June 30, 2003

	GWh (*)	R$	GWh (*)	R$

Electricity purchased for resale
Itaipu Binacional	5,158	(480,930)	5,245	(514,560)
Furnas Centrais Elétricas S.A	2,448	(192,243)	3,723	(241,891)
CESP — Cia. Energética de São Paulo	2,621	(184,020)	3,613	(232,246)
Cia de Geração de Energia Elétrica do Tietê	1,058	(78,531)	1,431	(97,316)
Duke Energy Inter. Ger. Paranapanema S.A.	1,387	(105,202)	1,765	(106,282)
Tractebel Energia S.A.	3,290	(262,049)	1,322	(91,328)
EMAE — Empresa Metropolitana de Águas	182	(13,470)	266	(16,590)
CEEE — Cia Estadual Energia Elétrica	148	(7,897)	218	(10,696)
AES Uruguaiana Ltda.	403	(37,649)	399	(36,710)
Petrobrás	1,442	(102,153)	—	—
Other	1,837	(99,135)	1,260	(39,825)

Subtotal	19,974	(1,563,279)	19,242	(1,387,444)

Deferral related to parcel “A” variations		(39,039)		(33,773)

Subtotal		(1,602,318)		(1,421,217)
Electricity from independent suppliers (see Note 2)		(67,536)		—

Subtotal		(1,669,854)		(1,421,217)

Electricity network usage charges
Basic network and connection charges		(220,276)		(175,559)
Charges for transmission from Itaipu		(25,009)		(19,313)
Connection Charges		(37,196)		(21,713)
System service charges (ESS)		(5,535)		(48,058)
Subtotal		(288,016)		(264,643)
Deferral related to parcel “A” variations		(23,020)		54,357

Subtotal		(311,036)		(210,286)

Total		(1,980,890)		(1,631,503)

*	This information has not been reviewed by independent accountants.

18.	FINANCIAL INCOME (EXPENSE)

	June 30,	June 30,
	2004	2003

FINANCIAL INCOME
Income from temporary cash investments	28,098	8,395
Late payment charges	37,073	29,126
Interest on prepaid IRPJ and CSLL	1,874	10,879
Monetary variations	—	134,338
Interest — CVA	58,489	66,744
Interest — extraordinary tariff adjustment	59,811	97,713
Other	12,048	24,910

	197,393	372,105

FINANCIAL EXPENSE
Debt charges	(326,526)	(573,896)
Banking expenses	(28,361)	(32,913)
Monetary variations	(133,046)	—
Derivative contracts	(6,937)	(240,168)
Other	(12,006)	(31,283)

	(506,876)	(878,260)

NET FINANCIAL EXPENSE	(309,483)	(506,155)

19.	NONOPERATING INCOME (EXPENSE)

	June 30,	June 30,
	2004	2003

INCOME
Gain on sale of participation in subsidiaries	—	14,815
Gain on changes in participation in subsidiaries	33	416
Gain on disposal of permanent assets	2,329	3,041
Other	654	691

	3,016	18,963

EXPENSES
Loss on changes in participation in subsidiaries	(353)	(184)
Loss on disposal of permanent assets	(5,756)	(5,016)
Other	(1,653)	(59)

	(7,762)	(5,259)

NET NON OPERATING EXPENSES	(4,746)	13,704

The gains on sale in participation in subsidiaries in June 30, 2003 are related to the sale of 25.01% of the share capital of BAESA by CPFL Geração, for R$91,638, resulting in a net gain of R$14,815.

20 — CONSIDERATIONS ABOUT RISKS AND FINANCIAL INSTRUMENTS

CONSIDERATIONS ABOUT RISKS

The Company’s and subsidiaries’ business principally includes the supply of energy to final consumers, as concessionaires of public services, whose activities and tariffs are regulated by ANEEL. The principal market risk factors that affect the Companies’ business are as follows:

Exchange rate risk: This risk arises from the possibility that the subsidiaries may incur losses and cash restrictions due to exchange rate fluctuations, which would increase the balances of liabilities in foreign currency. In order to protect against that risk, the subsidiaries have contracted hedge/swap operations so that their debts are indexed to domestic index variations. These operations are recorded under the accrual basis of accounting and in conformity with the conditions of the instrument contracted.

•	Floating Rate Notes: The exposure related to the issuance of Floating Rate Notes was substantially covered by swap operations, which enabled the Company to exchange the risks associated with the operation (exchange variation + LIBOR + 2.95% per year) for a cost ranging from 93.65% to 94.75% of the CDI (interbank deposit rates). For swap contracts, so as not to impair the CPFL Paulista credit limit with the intermediary bank, a reset clause was established, through which swap operations are fully settled when net positions, discounted to current value, exceed a certain percentage established by contract. This procedure may impact the CPFL Paulista cash flows, by either generating or requiring funds for coverage of the swap positions upon the reset.

•	Purchase of energy from Itaipu: The Company’s subsidiaries are exposed to exchange variation risk on the purchase of electricity from Itaipu. The CVA mechanism protects the subsidiaries against possible losses.

Interest rate risk: This risk originates from the possibility that the Company and its subsidiaries may incur losses due to interest rate fluctuations, which would increase the financial expenses related to loans and financing obtained abroad. For loans in foreign currency, the subsidiaries have contracted derivative instruments to hedge against this risk (see swaps related to Floating Rate Notes, as discussed above), and for part of the loans in local currency, the subsidiaries have regulatory assets adjusted based on the Selic rate.

Credit risk: The risk arises from the possibility that subsidiaries may incur losses due to the difficulty in receiving amounts billed to their customers. This risk is considered low by the Company and its subsidiaries in view of the dispersion in the number of customers and the policy of collection and supply cuts to delinquent customers.

Energy shortage risk: The energy sold by the subsidiaries is basically generated by hydroelectric power plants. A long period of rainfall shortage can reduce the volume of water in reservoirs of power plants, thus resulting in losses due to the increase in costs for purchasing energy or reduction of revenue with the adoption of a new rationing program, as occurred in 2001. Based on the current level of reservoirs, the National Electric System Operator (ONS) does not expect a new rationing program in the foreseeable future.

Risk of debt acceleration: The Company and its subsidiaries have loan, financing and debenture contracts that include covenants that are usually adopted for these operations, for compliance with economic and financial ratios, cash generation and other. These covenants were complied with and do not limit the capacity of the Company and its subsidiaries in conducting normal operations.

EVALUATION OF FINANCIAL INSTRUMENTS

The Company and its subsidiaries have operating and financial policies and strategies aiming to obtain asset liquidity, security and profitability. Accordingly, they adopt procedures for controlling and following up on transactions and financial instrument balances in order to monitor risks and applicable rates in relation to those of the market.

As of June 30, 2004, the principal financial instruments for assets and liabilities of the Companies, as well as the criteria adopted for their valuation in the financial information, are as follows:

Cash and Cash Equivalents: Comprise cash, banks, and temporary cash investments. The market values of these assets approximate the amounts reflected in the balance sheet.

Regulatory assets and liabilities: Basically composed of extraordinary tariff adjustment, electricity from independent suppliers, parcel “A”, tariffs adjustment differential and CVA. These credits and charges arise from the effects of the 2001 rationing plan and other amounts related to the deferral of costs and tariffs. These amounts are stated based on criteria defined by ANEEL, according to the characteristics described in Notes 2, 4 and 5.

Loans and financing: Evaluated in compliance with the criteria contractually established, in accordance with the characteristics set forth in Note 10. As described above, as of June 30, 2004, the subsidiaries had swap instruments for loans denominated in foreign currency and subject to international interest rates. These instruments have the purpose of hedging operations, reducing risks from exchange variation and international interest rates, not being used for speculative purposes.

Debentures: Debentures issued by the Company and its subsidiaries are not traded in the market. They are evaluated in accordance with the criteria established upon issuance, based on the characteristics set forth in Note 11.

Investments in subsidiaries: the Company has investments carried under the equity method in subsidiaries whose shares are traded in the capital market. Management believes that the trading volume of these shares does not represent the market value of the respective companies, since the volume of these transactions is small.

The amounts of book value and fair value of the Company’s loans and debentures as of June 30, 2004 are as follows:

	June 30, 2004

	Book Value	Fair Value

Loans and financing	3,297,483	3,202,874
Debentures	2,363,091	2,284,971

Total	5,660,574	5,487,845

21.	SUBSEQUENT EVENTS

a) Low-Income Consumers

ANEEL submitted to a public hearing until July 30, 2004, through the exchange of documents and information, a proposed resolution to improve the methodology for calculating the difference in electric energy distributors’ revenue, resulting from the application of new criteria for classification of residential consumers units as low-income consumers, as provided for in Law No. 10,438/2002. The outcome of this public hearing is not available yet.

Accordingly, the amounts of the subsidy to electric energy distributors, which are approved by ANEEL, will be adjusted upon publication of the final text of the calculation methodology for the differences in revenue from low-income consumers.

Management believes that the impact of the eventual rules modification related to low-income consumers and that the final approval of the amounts to be registered in this caption by ANEEL will not produce significant effects in the Company’s financial positions and statements of operations.

b) Debentures Offering

CPFL Paulista’s Board of Directors decided, in a meeting held on May 26, 2004, to complete a public offering of 25,000 registered, book-entry debentures, not convertible into shares, of the 2nd issue, in two series, unsecured, with a face value of R$10,000, each upon issuance, totaling R$250,000,000. The offering was registered with the CVM (Brazilian Securities Commission). As of the date of this financial information, the debentures have not been sold.

c) Approval of DOC 3 Merger by RGE

ANEEL Resolution No. 166, of July 13, 2004, approved the merger conducted on July 13, 1998 by RGE, related to the incorporation of the assets and liabilities of its former controlling company, DOC 3 Participações S.A. This approval resulted in the following measure to be implemented by RGE:

•	The change in the method of goodwill amortization as described in Note 7.

•	The elimination of the share equity in the wholly-owned subsidiary Sul Geradora, by September 16, 2005. As a result, RGE will no longer guarantee the trade finance operation contracted by Sul Geradora within 90 days from the resolution’s publication.

•	The modification of the characteristics of RGE’s preferred shares by replacing the provision in its bylaws for the redemption and payment of fixed dividends, to ordinary dividends, linked to the existence of income to be distributed in accordance with prevailing legislation, within 90 days from the resolution’s publication.

•	The capitalization of the balance of declared and unpaid fixed dividends, in the amount of R$211,301, less certain amounts that are required to be paid in connection with the Trade Finance obligation.

The Brazilian Securities Commission (CVM), through CVM/SEP/ GEA-1 Letter No. 197, of May 24, 2004, addressed to ANEEL, manifested agreement with the terms of the aforementioned resolution.

The Company is still analyzing the above changes in order to determine their impact on the Company’s financial information.

d) Regulation Under the New Industry Model Law

On July 30, 2004, the Brazilian government issued Decree No. 5,163 that relates to (i) the purchase and sale of electricity in the regulated and free markets, and (ii) the granting of authorizations and concessions for electricity generation projects. The decree principally addresses the following:

•	establishes rules relating to the purchase and sale of electricity in the regulated market (including rules on estimated electricity demand, electricity auctions, power purchase agreements and the pass through of costs to final consumers);

•	establishes rules relating to the purchase and sale of electricity in the free market;

•	accounting for and clearing of electricity transactions in the spot market; and

•	the granting of concessions.

Given the recent issuance of this decree, its broadness and complexity, and the need for supplementary rules to be issued by ANEEL, the Company is still assessing its potential impacts.

22.	STATEMENTS OF CASH FLOWS

The condensed consolidated statements of cash flows for the six-month period ended June 30, 2004 and 2003 are presented as a matter of supplemental information, since they are not a required part of the interim financial information:

	Six Month-Period Ended
	June 30

	2004	2003

	(Unaudited)	(Unaudited)
NET INCOME (LOSS)	129,885	(317,335)
ADJUSTMENT TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED BY OPERATING ACTIVITIES
Minority interest	10,223	(7,239)
Revenue on extraordinary tariff adjustment (interest)	(59,811)	(97,713)
Differential — 2003 tariff adjustment	(39,244)	—
Depreciation and amortization	209,708	403,707
Reserve for contingencies	47,179	10,521
Interest and monetary restatement	146,631	(209,195)
Unrealized loss on derivative contracts	6,937	77,192
Pension plan costs	107,616	123,975
Losses (gains) on changes in participation in subsidiaries	320	(15,047)
Loss on disposal of permanent assets and others	4,426	1,343
Deferred taxes	(8,219)	(52,495)
Others	(3,588)	2,686
DECREASE (INCREASE) IN OPERATING ASSETS
Accounts receivable	13,996	121,987
Other receivables	15,707	230,188
Recoverable taxes	64,750	23,033
Material and supplies	542	531
Deferred charges	(23,835)	(90,297)
Others	(24,727)	(34,375)
INCREASE (DECREASE) IN OPERATING LIABILITIES
Suppliers	43,926	(654)
Accrued payroll and employee profit sharing	573	(2,302)
Taxes and payroll charges payable	(39,402)	62,888
Deferred cost variations — Parcel A	17,941	68,707
Regulatory charges	26,077	10,280
Pension costs	(53,828)	(55,848)
Accrued interest	(160,912)	(54,148)
Others	15,349	26,664

NET CASH PROVIDED BY OPERATING ACTIVITIES	448,220	227,054
INVESTING ACTIVITIES
Additions to fixed assets	(293,490)	(211,889)
Special obligations	26,368	18,384
Additions to other permanent assets	(4,762)	(4,375)
Proceeds from sale of permanent assets	1,350	92,487
Proceeds from sale of financial investments	12,120	45,824
Others	—	(175)

NET CASH USED IN INVESTING ACTIVITIES	(258,414)	(59,744)

	Six Month-Period Ended
	June 30

	2004	2003

	(Unaudited)	(Unaudited)
FINANCING ACTIVITIES
Loans and financing obtained	811,202	1,482,098
Payment of loans and financing	(788,872)	(2,582,298)
Debt issuance costs	(1,084)	(9,454)
Dividends paid	(2,027)	(711)
Capital increase	—	800,000
Related parties	7,532	21,834

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	26,751	(288,531)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	216,557	(121,221)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	374,612	176,689

CASH AND CASH EQUIVALENTS — END OF PERIOD	591,169	55,468

SUPPLEMENTAL CASH FLOWS DISCLOSURES:
Taxes paid in cash for the period	114,552	25,956
Interest paid in cash for the period	333,084	554,037

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Rio Grande Energia S.A.

1 We have audited the accompanying balance sheets of Rio Grande Energia S.A. and the consolidated balance sheets of Rio Grande Energia S.A. and subsidiary as of December 31, 2003 and December 31, 2002, and the related statements operations, of changes in stockholders’ equity and of changes in financial position of Rio Grande Energia S.A. as well as the related consolidated statements of operations, of changes in stockholders’ equity and of changes in financial position of Rio Grande Energia S.A. and subsidiary for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements.

2 We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3 In our opinion the financial statements presented above present fairly, in all material respects, the financial position of Rio Grande Energia S.A. and of Rio Grande Energia S.A. and subsidiary at December 31, 2003 and December 31, 2002 and the results of operations and the changes in the financial position of Rio Grande Energia S.A. for the years then ended, as well as the consolidated results of operations and the consolidated changes in financial position for the years then ended, in accordance with accounting practices adopted in Brazil.

4 As discussed in Note 11.(b) and 11.(e) to the financial statements, as from March 31, 2003 the Company changed its basis of valuation of property, plant and equipment and revised the estimated remaining useful lives of those assets.

Porto Alegre, April 16, 2004, except for Note 30.(a) which is dated as of April 28, 2004 and for Note 30.(b) which is dated as of June 9, 2004

PricewaterhouseCoopers

Auditores Independentes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rio Grande Energia S.A.
Porto Alegre — RS, BRAZIL

We have audited the accompanying balance sheets of Rio Grande Energia S.A. and subsidiary (Parent Company and Consolidated) as of December 31, 2001, and the related statements of operations, changes in shareholders’ equity and changes in financial position for the year then ended, all expressed in Brazilian reais. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion such financial statements present fairly, in all material respects, the financial position of Rio Grande Energia S.A. and subsidiary (Parent Company and Consolidated) as of December 31, 2001, and the results of its operations and the changes in its financial position for the year then ended, in conformity with accounting practices adopted in Brazil.

January 25, 2002 (except for the matter discussed in Note 22 as to which the date is March 13, 2002).

RIO GRANDE ENERGIA S.A.

BALANCE SHEET AT DECEMBER 31,

(In thousands of reais)

	Parent Company		Consolidated

	2003	2002	2003	2002

Assets
Current assets
Cash and banks	22,134	9,254	22,165	9,273
Financial investments	9,449	42,029	9,449	42,029
Consumers and distributors	284,825	243,098	284,825	243,098
Allowance for doubtful accounts	(22,458)	(11,881)	(22,458)	(11,881)
Services in progress	8,722	10,204	8,722	10,204
Taxes to offset	7,625	5,183	9,655	6,652
Deferred income tax and social contribution	9,702	—	9,702	—
Inventories	3,613	3,968	3,613	3,968
Deferral of tariff costs	79,762	83,003	79,762	83,003
Prepaid expenses	1,092	122	3,434	122
Other accounts receivables	25,374	18,646	25,374	18,646

	429,840	403,626	434,243	405,114
Long-term receivables
Financial investments	5,149	—	5,149	—
Consumers	23,132	—	23,132	—
Taxes to offset	5,157	5,121	5,157	5,121
Deferred income tax and social contribution	73,940	72,716	73,940	72,716
Judicial deposits	10,332	7,888	10,332	7,888
Deferral of tariff costs	68,886	60,580	68,886	60,580
Prepaid expenses	1,247	—	2,326	—
Other accounts receivables	4,552	1,374	4,552	1,374

	192,395	147,679	193,474	147,679
Permanent assets
Investments	940	1,529	940	1,529
Property, plant and equipment	1,109,557	702,139	1,109,557	702,139
Deferred charges (See Note 3)	525,704	636,093	525,704	636,093

	1,636,201	1,339,761	1,636,201	1,339,761

Total assets	2,258,436	1,891,066	2,263,918	1,892,554

The accompanying notes are an integral part of these financial statements.

RIO GRANDE ENERGIA S.A.

BALANCE SHEET AT DECEMBER 31,

(In thousands of reais)

	Parent Company		Consolidated

	2003	2002	2003	2002

Liabilities
Current liabilities
Suppliers	130,714	137,872	130,714	137,872
Payroll	1,027	888	1,027	888
Loans and financing	182,882	158,161	329,685	287,710
Regulatory fees	6,564	7,378	6,564	7,378
Accounts payable for retirement incentives and pension plan	6,695	6,325	6,695	6,325
Taxes and social contributions	30,141	19,030	30,141	19,030
Dividends	211,301	212,374	211,301	212,374
Estimated liabilities	6,041	5,419	6,041	5,419
Debt with related parties	139,564	—	—	—
Other accounts payable	21,090	24,451	21,180	24,779

	736,019	571,898	743,348	701,775
Long-term liabilities
Loans and financing	197,580	190,159	365,278	460,179
Accounts payable for retirement incentives	19,731	20,702	19,731	20,702
Provision for contingencies	29,034	24,804	29,034	24,804
Debt with related parties	—	259,085	—	—
Provision for net capital deficiency of subsidiary (See Note 3)	172,772	141,201	—	—
Other accounts payable	18,891	10,171	22,118	12,048
Deferred income tax and social contribution	131,061	—	131,061	—

	569,069	646,122	567,222	517,733
Stockholders’ equity
Capital	784,430	784,430	784,430	784,430
Capital reserves	132,298	132,298	132,298	132,298
Revaluation reserve	268,921	—	268,921	—
Accumulated losses (See Note 3)	(231,820)	(243,201)	(231,820)	(243,201)
Treasury shares	(481)	(481)	(481)	(481)

	953,348	673,046	953,348	673,046

Total liabilities	2,258,436	1,891,066	2,263,918	1,892,554

The accompanying notes are an integral part of these financial statements.

RIO GRANDE ENERGIA S.A.

STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,

(In thousands of reais, except loss per share)

	Parent company			Consolidated

	2003	2002	2001	2003	2002	2001

Operating revenues
Electricity sales to final customers	1,552,642	1,188,793	1,004,376	1,552,642	1,188,793	1,004,376
Electricity sales to distributors	22,333	20,376	43,376	22,333	20,376	43,376
Revenue from providing electrical capacity	619	—	—	619	—	—
Other operating revenues	15,506	10,468	9,521	15,506	10,468	9,521

	1,591,100	1,219,637	1,057,273	1,591,100	1,219,637	1,057,273
Deductions from operating revenues
Value-Added Tax on Sales and Services (ICMS)	(299,186)	(233,198)	(201,907)	(299,186)	(233,198)	(201,907)
Social Integration Program (PIS)	(25,606)	(8,877)	(6,867)	(25,606)	(8,877)	(6,867)
Social Contribution on Revenues (COFI NS)	(46,556)	(36,094)	(31,696)	(46,556)	(36,094)	(31,696)
Global Reversal Reserve (RGR)	(11,409)	(13,708)	(11,624)	(11,409)	(13,708)	(11,624)
Emergency capacity charge	(39,222)	(17,821)	—	(39,222)	(17,821)	—

	(421,979)	(309,698)	(252,094)	(421,979)	(309,698)	(252,094)
Net operating revenues	1,169,121	909,939	805,179	1,169,121	909,939	805,179
Cost of electricity service
Cost of electricity
Electricity purchased for resale	(592,883)	(445,355)	(385,840)	(592,883)	(445,355)	(385,840)
Grid usage charge	(75,293)	(62,746)	(55,283)	(75,293)	(62,746)	(55,283)

	(668,176)	(508,101)	(441,123)	(668,176)	(508,101)	(441,123)
Cost of operations
Personnel	(24,443)	(21,626)	(16,978)	(24,443)	(21,626)	(16,978)
Private pension entity	(627)	(642)	(519)	(627)	(642)	(519)
Material	(6,519)	(5,604)	(5,642)	(6,519)	(5,604)	(5,642)
Third party services	(13,903)	(15,612)	(12,699)	(13,903)	(15,612)	(12,699)
Depreciation and amortization	(47,520)	(55,400)	(52,300)	(47,520)	(55,400)	(52,300)
Account for fuel consumption (CCC)	(52,610)	(50,426)	(37,197)	(52,610)	(50,426)	(37,197)
Energy development account (CDE)	(14,202)	—	—	(14,202)	—	—
Other operational costs	(4,305)	(2,956)	(3,150)	(4,305)	(2,956)	(3,150)

	(164,129)	(152,266)	(128,485)	(164,129)	(152,266)	(128,485)
Gross operating profit	336,816	249,572	235,571	336,816	249,572	235,571
Operating expenses
Selling	(42,194)	(30,350)	(26,028)	(42,194)	(30,350)	(26,028)
General and administrative	(53,871)	(42,156)	(44,393)	(53,872)	(42,152)	(44,400)
Amortization of goodwill	(112,027)	(112,027)	(112,027)	(112,027)	(112,027)	(112,027)

	(208,092)	(184,533)	(182,448)	(208,093)	(184,529)	(182,455)
Service income	128,724	65,039	53,123	128,723	65,043	53,116
Equity in the results of subsidiary	(31,571)	(33,445)	(81,040)	—	—	—
Financial (expenses) income
Income	29,352	17,980	21,707	29,352	17,991	37,578
Expense	(136,176)	(112,048)	(71,379)	(167,746)	(145,508)	(168,283)

	(106,824)	(94,068)	(49,672)	(138,394)	(127,517)	(130,705)
Operating income (loss)	(9,671)	(62,474)	(77,589)	(9,671)	(62,474)	(77,589)
Non-operating income
Income	668	2,223	3,300	668	2,223	3,300
Expense	(6,981)	(8,361)	(3,584)	(6,981)	(8,361)	(3,584)

	(6,313)	(6,138)	(284)	(6,313)	(6,138)	(284)
Loss before social contribution and income tax	(15,984)	(68,612)	(77,873)	(15,984)	(68,612)	(77,873)
Social contribution	2,892	3,364	1,492	2,892	3,364	1,492
Income tax	8,034	9,345	2,496	8,034	9,345	2,496

Loss for the year, net	(5,058)	(55,903)	(73,885)	(5,058)	(55,903)	(73,885)

Loss per share — R$	(0.007)	(0.072)	(0.095)	(0.007)	(0.072)	(0.095)

The accompanying notes are an integral part of these financial statements.

RIO GRANDE ENERGIA S.A.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY — PARENT COMPANY AND CONSOLIDATED

(In thousands of reais)

		Capital Reserves

		Goodwill on	Remuneration of			Accumulated
		Shares	Assets and	Investment	Revaluation	Losses	Treasury
	Capital	Subscribed	Rights of Capital	Subsidies	Reserve	(See Note 3)	Shares	Total

Balances at December 31, 2000	784,430	275,687	6,916	224	—	(113,413)	(481)	953,363

Reversal of investment subsidies	—	—	—	(3)	—	—	—	(3)
Fixed dividends — preferred shares (R $0.52 per share)	—	(75,263)	—	—	—	—	—	(75,263)
Net loss for the year	—	—	—	—	—	(73,885)	—	(73,885)

Balances at December 31, 2001	784,430	200,424	6,916	221	—	(187,298)	(481)	804,212

Fixed dividends — preferred shares (R $0.52 per share)	—	(75,263)	—	—	—	—	—	(75,263)
Net loss for the year	—	—	—	—	—	(55,903)	—	(55,903)

Balances at December 31, 2002	784,430	125,161	6,916	221	—	(243,201)	(481)	673,046

Constitution of revaluation reserve	—	—	—	—	416,421	—	—	416,421
Deferred taxes on revaluation	—	—	—	—	(136,648)	—	—	(136,648)
Realization of revaluation reserve	—	—	—	—	(10,852)	10,852	—	—
Realization of deferred taxes on revaluation	—	—	—	—	—	5,587	—	5,587
Net loss for the year	—	—	—	—	—	(5,058)	—	(5,058)

Balances at December 31, 2003	784,430	125,161	6,916	221	268,921	(231,820)	(481)	953,348

RIO GRANDE ENERGIA S.A.

STATEMENT OF CHANGES IN FINANCIAL POSITION

Years Ended December 31,
(In thousands of reais)

	Parent Company			Consolidated

	2003	2002	2001	2003	2002	2001

Financial resources were provided by
Operations
Net loss for the year	(5,058)	(55,903)	(73,885)	(5,058)	(55,903)	(73,885)
Expenses (income) not affecting net working capital
Depreciation and amortization	57,523	63,572	59,784	57,523	63,572	59,784
PIS credit on depreciation and amortization	1,129	92	—	1,129	92	—
Amortization of goodwill	112,027	112,027	112,027	112,027	112,027	112,027
Provision (reversal) of contingencies	2,541	(2,042)	(1,229)	2,541	(2,042)	(1,229)
Long-term interest, monetary and exchange variations	61,961	75,226	50,168	42,739	241,251	173,754
Equity in the results of subsidiary	31,571	33,445	81,040	—	—	—
Write-off of permanent assets	6,748	9,442	3,367	6,748	9,442	3,367
Deferred income tax and social contribution	(10,926)	(12,709)	(3,661)	(10,926)	(12,709)	(3,661)

	257,516	223,150	227,611	206,723	355,730	270,157
Third parties
Loans and financing	88,885	62,178	5,966	88,885	62,178	5,966
Contribution and donation from consumer	9,013	5,815	8,430	9,013	5,815	8,430
Account to offset variations of installment “A”	13,738	5,354	—	13,738	5,354	—
Other additions in long-term liabilities	9,514	5,967	—	11,113	7,209	—
Long-term receivables transferred to current	73,759	29,226	—	73,759	29,226	—

	194,909	108,540	14,396	196,508	109,782	14,396
Total funds obtained	452,425	331,690	242,007	403,231	465,512	284,553
Financial resources were used for
Long-term receivables	107,549	69,357	28,990	108,628	69,357	28,990
Long-term liabilities	17,205	5,020	4,250	170,220	226,064	4,250
Permanent assets	66,459	78,325	85,205	66,459	78,325	162,070
Long-term liabilities transferred to current	240,354	70,584	33,349	70,368	150,269	135,766
Payment of loans with related parties	158,765	138,070	35,981	—	—	288
Provision for dividends	—	75,263	75,263	—	75,263	75,263
Reversal of investment subsidies	—	—	3	—	—	3
Total funds used	590,332	436,619	263,041	415,675	599,278	406,630

Decrease in net working capital	(137,907)	(104,929)	(21,034)	(12,444)	(133,766)	(122,077)

Changes in net working capital
Current assets
At the beginning of the year	403,626	290,396	176,534	405,114	291,739	182,216
At the end of the year	429,840	403,626	290,396	434,243	405,114	291,739

Increase	26,214	113,230	113,862	29,129	113,375	109,523
Current liabilities
At the beginning of the year	571,898	353,739	218,843	701,775	454,634	223,034
At the end of the year	736,019	571,898	353,739	743,348	701,775	454,634

Increase	164,121	218,159	134,896	41,573	247,141	231,600

Decrease in net working capital	(137,907)	(104,929)	(21,034)	(12,444)	(133,766)	(122,077)

The accompanying notes are an integral part of these financial statements.

RIO GRANDE ENERGIA S.A. AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

At December 31, 2003, 2002 and 2001 (only notes for results of operations)
(All amounts in thousands of reais)

1.     OPERATIONS

The Company Rio Grande Energia S.A., a listed corporation, is a public concessionaire of electric energy, authorized to operate in the North and Northeast regions of the State of Rio Grande do Sul. It was formed on July 28, 1997, under the name Companhia Norte-Nordeste de Distribuição de Energia Elétrica (CNNDEE), and became a private company on October 21, 1997 when its name was changed to Rio Grande Energia S.A.

The Company’s main activities are to carry out studies, projects, construction and operation of power plants and transmission and distribution lines for electric energy and develop activities related to the rendering of electric energy services. Currently, the Company’s operations are concentrated in the exploitation of the concession of distribution of electric energy.

2.     CONCESSION

On November 6, 1997, the Company and the National Agency for Electric Energy (ANEEL) signed Contract for Concession of Electric Energy Distribution no. 13/97, which regulates the exploration of public services of distribution of electric energy, with adequate technology and methods that guarantee the rendering of services in its concession area. The term of the concession is for 30 years, as from the date of the contract.

3.     PRESENTATION OF FINANCIAL STATEMENTS

The financial statements and the notes to the financial statements are expressed in thousands of reais and have been prepared in accordance with Brazilian Corporate Law, the regulations of the Brazilian Securities Commission (CVM) and rules and standards applicable to electrical energy concessionaires, determined by the competent authorities, currently represented by ANEEL, and in accordance with the accounting practices mentioned in Note 4.

ANEEL has reviewed the standards and procedures included in the Chart for Accounts of Public Services of Electric Energy, determining, through Resolution 444/2001, the Accounting Manual for Public Services of Electric Energy, which includes the chart of accounts, accounting instructions and process for disclosure of economic and financial information, resulting in significant changes in the form of disclosure and presentation.

Adjustments to the financial statements for statutory and regulatory purposes

In the financial statements as of December 31, 2003 and 2002 and for the three years then ended prepared by the Company for statutory and regulatory purposes, the wholly-owned subsidiary Sul Geradora Participações S.A. deferred the foreign exchange loss incurred in 2001 on foreign-currency-denominated liabilities, which was not in accordance with accounting practices adopted in Brazil, which require foreign exchange differences to be recognized in income and expense when they occur. Those financial statements as of and for the years ended December 31, 2003, 2002 and 2001 were audited by our independent auditors who issued a qualified opinion on January 29, 2004, February 7, 2003 and January 25, 2002 (except for note 13 to the financial statements, which date was March 13, 2002), respectively, were published in newspapers, filed with the CVM- Comissão de Valores Mobiliários (the Brazilian stock exchange regulator) and approved at the respective annual shareholders meetings.

Considering that one of the shareholders of the Company is required to file audited financial statements of the Company with the United States Securities and Exchange Commission (SEC), and the SEC does not accept qualified audit opinions, the Company has prepared these adjusted financial statements in which the foreign exchange loss deferred in 2001 is reflected in net income for that year, and the related amortization expense in 2001 and subsequent periods has been reversed. These adjusted financial statements have been prepared for the reason described above and are not intended to replace the financial statements of the Company for statutory and regulatory purposes.

The following table presents the reconciliation between shareholders’ equity at December 31, 2003 and 2002 and net income for the three years then ended, as presented in the financial statements prepared by the Company for statutory and regulatory purposes, and the same amounts in these financial statements. The adjustments presented in the reconciliation below have not been recorded in the statutory books of the Company.

	Parent Company and Consolidated

	Shareholders’ Equity as at		Net Income for the Year Ended

	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002	2001

As presented in the financial statements for regulatory and statutory purposes	962,829	700,627	(23,158)	(85,972)	(16,235)
Reversal of deferred foreign exchange loss recorded in 2001	—	—	—	—	(76,866)
Reversal of amortization of deferred foreign exchange loss	(9,481)	(27,581)	18,100	30,069	19,216

As presented in these adjusted financial statements	953,348	673,046	(5,058)	(55,903)	(73,885)

4.     SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

a) Specific accounting practices

Recording of purchase and sale of energy through the Wholesale Energy Market (MAE) — purchases (cost of energy purchased) and sales (revenues from distribution) are recognized on the accrual basis, according to information disclosed by MAE.

Account to offset variations of non-manageable costs (Installment “A”) (CVA) — represented by the amounts of variable costs for the distribution of electric energy defined by ANEEL as non-manageable and still not included in the energy supply rates. These amounts are restated based on the SELIC interest rate up to the date of the balance sheet and appropriated to the results in accordance with billings made as from the readjustment of rates passed on to consumers.

Financial charges and inflation effects — as provided by the General Accounting Policies guide 6.3.10.4, of the Accounting Manual for Public Services of Electric Energy and CVM Instruction no. 193 of July 11, 1996, the interest and other financial charges, including inflation and foreign exchange effects for the year, relating to financing from third parties for investment in construction in progress were transferred from results to the cost of this asset. During the year ended December 31, 2001 interest and financial charges were capitalized for R$8,158. No amounts were capitalized for the years ended December 31, 2003 and 2002.

Indirect costs of construction in progress — monthly, part of Central management expenses is appropriated to construction in progress, through allocation of direct expenses for personnel and third party labor, and recorded in construction in progress.

b) General Accounting Practices

Financial investments — include interest-bearing investments recorded at cost, plus the respective income accrued up to the balance sheet date, less provision to reduce to market value, if necessary.

Consumers and distributors — accounts receivable include the amounts invoiced and revenue relating to energy supplied and not billed.

Allowance for doubtful accounts — provided for at an amount considered sufficient by company management to cover probable losses arising from the collection of receivables.

Inventories — are valued and recorded at average historical cost. Materials for construction are recorded in construction in progress.

Investments — are stated at cost of acquisition and, when applicable, adjusted to market value. The investment in subsidiary company is valued on the equity method. The amount related to net capital deficiency of the subsidiary company is recorded in long-term liabilities under Provision for net capital deficiency of subsidiary company.

Property, plant and equipment — As at December 31, 2003 assets purchased up to March 31, 2003 are recorded at market value, based on an appraisal report issued by an independent expert, and those purchased as from this date are recorded at cost of acquisition or construction, less accumulated depreciation calculated based on rates that reflect the economic useful lives of the assets. The assets existing at December 31, 2002 were recorded at cost of purchase or construction, net of accumulated depreciation calculated on a straight-line basis based on the rates that reflect the economic useful lives of the assets (See Note 11.b).

Deferred charges — comprise goodwill on the acquisition of the Company and expenses on the implementation of system which are being amortized over 10 years.

Loans and financing — restated based on monetary and exchange variations and accrued interest, for each type, up to the balance sheet date.

Accounts payable for retirement incentives and pension plan — The Company is the sponsor of a private pension plan foundation. Up to December 31, 2001 the Company recorded the costs associated with such plans on a cash basis. On December 13, 2000 the CVM enacted Resolution No. 371 approving the pronouncement of IBRACON (the Brazilian Institute of Independent Accountants) “Accounting for Employee Benefit Plans” which established new standards for computing, recording and disclosing the effects of employee benefits plan. Resolution No. 371 requires that companies record pension benefits on an accrual basis with actuarial liabilities computed based on actuarial methodologies using the projected unit credit method. As allowed by Resolution No. 371 the Company elected to recognize the initial actuarial liability in income during the period 2002 to 2006. The Company records such liability based on actuarial evaluation prepared annually by independent actuaries.

Social contribution and income tax — calculated according to the actual taxable income. The Company set up deferred tax assets relating to the social contribution losses, income tax losses and temporary non-deductible accruals and deferred tax liabilities related to temporary differences.

Loss per share — is determined taking into consideration the number of outstanding shares at the balance sheet date.

c) Accounting Practices for Consolidation

The main procedures for consolidation take into consideration:

•	elimination of the balances of assets and liabilities between the parent and subsidiary companies, as well as income and expenses from transactions between the companies; and,

•	elimination of the participation in the capital and loss for the year of the subsidiary company.

5.	FINANCIAL INVESTMENTS

		Parent Company and
		Consolidated

Type of Investment	Average Rate	2003	2002

Short-term
CDB-DI and LFT	100.0% of CDI	1,104	2,029
CDB-DI	98.7% of CDI	1,709	40,000
Debentures	102.0% of CDI	5,328	—
Investment funds	105.0% of CDI	1,308	—

Total short-term		9,449	42,029

Long-term
CDB — with cross-currency swap	100.0% of CDI	5,149	—

Total long-term		5,149	—

Total short and long-term investments		14,598	42,029

CDB-DI — Bank Deposit Certificate — Interbank Deposits

LFT — Financial Treasury Bill issued by the Central Bank of Brazil

CDI — Interbank Deposit Certificate

6.     CONSUMERS AND DISTRIBUTORS

	Balance

						Allowance for
		Overdue				Doubtful Accounts		Net Balance
	Not Yet			Total	Total
	Due	up to 90 days	over 90 days	2003	2002	2003	2002	2003	2002

Short-term

Consumers
Residential	35,975	15,182	10,225	61,382	44,109	(10,692)	(6,020)	50,690	38,089
Industrial	25,195	13,158	8,184	46,537	30,880	(4,020)	(2,516)	42,517	28,364
Commercial and services	18,166	8,107	8,422	34,695	23,454	(7,542)	(3,246)	27,153	20,208
Rural	7,795	1,216	481	9,492	7,412	(204)	(99)	9,288	7,313
Government	5,696	4,142	4,519	14,357	9,844	—	—	14,357	9,844
Public lighting	11,414	5,303	21,551	38,268	38,467	—	—	38,268	38,467
Public services	4,313	355	355	5,023	6,143	—	—	5,023	6,143
Unbilled supply	48,883	—	—	48,883	35,201	—	—	48,883	35,201

Subtotal — consumers	157,437	47,463	53,737	258,637	195,510	(22,458)	(11,881)	236,179	183,629

Distributors	6,897	—	—	6,897	8,504	—	—	6,897	8,504
AES Uruguaiana Ltda	16,774	—	—	16,774	16,774	—	—	16,774	16,774
Sales to MAE(*)	70	—	—	70	11,284	—	—	70	11,284
Agreement for refund of unrestricted energy	2,447	—	—	2,447	11,026	—	—	2,447	11,026

Total consumers and distributors — short-term	183,625	47,463	53,737	284,825	243,098	(22,458)	(11,881)	262,367	231,217

Long-term

Consumers
Residential	625	—	—	625	—	—	—	625	—
Industrial	1,163	—	—	1,163	—	—	—	1,163	—
Commercial and services	1,332	—	—	1,332	—	—	—	1,332	—
Rural	50	—	—	50	—	—	—	50	—
Public lighting	13,157	—	—	13,157	—	—	—	13,157	—

Subtotal — Consumers	16,327	—	—	16,327	—	—	—	16,327	—

Agreement for refund of unrestricted energy	6,805	—	—	6,805	—	—	—	6,805	—

Total consumers and distributors — long-term	23,132	—	—	23,132	—	—	—	23,132	—

*	See Note 13.

     AES Uruguaiana Ltda.

Amounts receivable from AES Uruguaiana Ltda. refer to contracts for the supply of electricity, which are under negotiation between the parties. The amounts recorded by the Company represent the best estimates of realization.

     Overdue Accounts

•	Residential, industrial, rural and commercial consumers, services and other activities: for these types of consumers the overdue balances comprise various consumers with small individual balances, and the procedure adopted by the Company is to disconnect the supply of energy after payments are overdue for approximately 27 days. Supply is reestablished after the payment of the outstanding amounts.

•	Government, public lighting and public service: for these types of consumers, the outstanding balances are concentrated in 17 large municipalities, amounting to R$30,589, equivalent to 84.4% of overdue balances. For overdue receivable balances, the Company has implemented renegotiations and/or payments in installments, subject to the receipt of overdue balances. Due to the nature of these consumers, company management does not foresee significant losses.

The allowance for doubtful accounts was set up taking into consideration the following main criteria:

•	For significant balances, careful analyses are carried out taking into consideration the due dates, history of losses, management’s prior experience, existence of collaterals, renegotiation of balances and debtors in bankruptcy or reorganization.

•	For the remaining balances, provisions were set up for each class of consumer, according to the terms determined by the Accounting Manual for Public Services of Electric Energy.

Agreement for Reimbursement of Unrestricted Energy (Impact arising from the General Agreement of the Electric Sector)

Law 10438, issued on April 26, 2002, set forth that the expenses for the purchase of energy within the MAE, called “Unrestricted Energy”, that were realized up to December 2002, arising from the decrease in the generation of electric energy in the power plants that participated in the Mechanism for Reallocation of Energy (MRE) and are considered in the initial contracts and equivalents, will be repassed to the final consumers in proportion to their actual individual consumption. ANEEL Resolution 483/2002 approved the amount related to the purchase of energy within the MAE to be passed on to consumers. However, since the party that collects is not the party entitled to the “Unrestricted Energy”, the Agreement for Reimbursement of Unrestricted Energy was prepared within the context of the General Agreement of the Electric Sector, establishing the commitments for the repass of the referred installment to its consumers, and the operating procedures for such repass were regulated by ANEEL Resolution 36/2003. The amount disclosed by MAE relating to the compensation of losses for Unrestricted Energy at December 31, 2002 was R$11,026 and the balance at December 31, 2003 was R$9,252.

7.     DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION

Deferred income tax and social contribution represent amounts to offset against future taxable income calculated on temporary non-deductible provisions and other temporary differences, income tax losses and social contribution losses, as shown in Part B of the Taxable Income Control Register (LALUR), as follows:

a) Calculation of deferred income tax and social contribution for the years 2003, 2002 and 2001:

	2003	2002	2001

Loss before income tax and social contribution	(15,984)	(66,612)	(77,873)
Equity in the results of subsidiary	31,571	33,445	81,040
Permanent differences	(47,722)	(2,212)	(4,129)

Taxable loss	(32,135)	(35,379)	(962)

Social contribution (rate of 9.0%)	2,892	3,364	87
Income tax (rate of 25.0%)	8,034	9,345	240
Reversal of allowance on tax credit	—	—	3,661

Income tax and social contribution benefit	10,926	12,709	3,988

During the years ended December 31, 2003, 2002 and 2001 no current income tax or social contribution has been recognized in the consolidated statement of operations since the Company and its subsidiary presented taxable losses for those years. The amount presented “Social Contribution” and “Income Tax” in the consolidated statement of operations corresponds to deferred taxes.

b) Calculation of deferred income tax and social contribution at December 31, 2003 and 2002:

Tax Assets	2003	2002

Tax loss and social contribution loss
Tax loss and social contribution loss	167,304	151,537

Applicable rate (social contribution and income tax)	34.0%	34.0%

Tax credit on tax loss and negative basis	56,883	51,523

Temporary differences
Accounts payable for retirement incentives	26,427	27,027
Allowance for doubtful accounts	22,458	11,881
Provision for contingencies	20,990	16,589
Provision for other accounts payable	8,827	6,836

Calculation basis for deferred tax credits	78,702	62,333

Applicable rate (social contribution and income tax)	34.0%	34.0%

Tax credit on temporary differences	26,759	21,193

Total tax credit	83,642	72,716

Short-term	9,702	—
Long-term	73,940	72,716

Total tax credit	83,642	72,716

Tax Liabilities	2003	2002

Revaluation reserve	416,421	—
Revaluation of land	(14,514)	—
Realization of revaluation	(16,433)	—

Calculation basis of deferred tax liabilities	385,474	—

Applicable rate (social contribution and income tax)	34.0%	—

Total tax liabilities	131,061	—

c) Estimate for realization of deferred tax assets

	Estimate of	Deferred
	Realization	Tax Assets

Year 2004	11.6%	9,702
Year 2005	17.8%	14,888
Year 2006	15.2%	12,714
Year 2007	18.8%	15,725
Year 2008	24.6%	20,576
Year 2009	12.0%	10,037

Total estimate for realization of deferred tax assets	100.0%	83,642

The estimate for realization of deferred tax assets refers to the parent company and was prepared in accordance with the budget projections prepared using assumptions of the Company’s strategic plan, taking into consideration, among others, macroeconomic, operating and market expectations, and duly approved by the Company’s Board of Directors. For the subsidiary company Sul Geradora Participações S.A., deferred income tax and social contribution have not been recorded on temporary non-deductible provisions and tax losses, controlled in Part B of the LALUR, and on the social contribution loss, amounting to approximately R$54,000.

8.	DEFERRAL OF TARIFF COSTS

	Parent Company and Consolidated

	Short-Term		Long-Term

	2003	2002	2003	2002

Account to offset variations of non-manageable costs
General Agreement of the Electrical Sector — Installment “A”
Cost of energy for resale	29,628	19,067	—	26,215
Fuel consumption account (CCC)	7,179	4,619	—	6,351

Subtotal	36,807	23,686	—	32,566
Rate readjustment in 2002 — Amortized balance
Cost of energy for resale	—	2,617	—	—
Fuel consumption account (CCC)	—	674	—	—

Subtotal	—	3,291	—	—
Variation for rate adjustment in 2004
Cost of energy for resale	33,531	48,226	50,037	24,114
Energy development account (CDE)	2,575	—	5,151	—
System services charges (ESS)	6,849	7,800	13,698	3,900

Subtotal	42,955	56,026	68,886	28,014

Total	79,762	83,003	68,886	60,580

As from October 26, 2001, ANEEL authorized the recording, as prepaid expenses, of the variation in non-manageable (Installment “A”) costs incurred which are parts of the calculation of the rate readjustment index. These costs are recorded in “Account to offset variations of Installment “A” of current assets and long-term receivables, restated by the SELIC rate and appropriated to income according to the billing as from the related rate readjustment.

The amounts are presented in three sub-categories in the tables above:

(a)	General Agreement of the Electrical Sector

Law 10438, of April 26, 2002, extended the treatment given to the variations of the non- manageable costs mentioned in the preceding paragraph for the period from January 1 to October 25, 2001, and these costs are recovered through the rates for supply of electrical energy through an extraordinary rate increase of 2.9% for the residential, rural and public lighting consumers (except for the low income class consumers) and 7.9% for the other consumers. This extraordinary rate increase does not affect the annual rate readjustment foreseen in the concession contract. ANEEL Resolution 484, of August 29, 2002, established the maximum term of 19 months for the extraordinary increase in the electrical energy supply rates for this Company, effective since April 2003.

     (b) Rate adjustment in 2002 — Amortized balance

The costs effectively paid from October 26, 2001 to March 19, 2002, are recovered through the rate readjustment of 2002 and amortized up to April 2003.

(c)	Variation for rate adjustment in 2004

The transfer of costs paid as from March 19, 2002, was postponed for 12 months, through the Interministry Ordinance 116 of April 4, 2003. Such costs will be appropriated to the results for the year in the 24 months subsequent to the annual rate readjustment, which will be in force as of April 2004.

9.	OTHER ACCOUNTS RECEIVABLE

	Parent Company and Consolidated

	Short-Term		Long-Term

	2003	2002	2003	2002

Sale of properties	1,488	1,422	—	—
Rents	5,561	1,393	—	—
Emergency charges	5,150	3,596	—	—
Public lightning efficiency improvements	3,994	1,665	4,015	510
Global Reversal Reserve (RGR)	656	1,968	—	—
Low income residential classification	4,609	7,298	—	—
Other	3,916	1,304	537	864

Total	25,374	18,646	4,552	1,374

                  Low Income Residential Classification

Law 10438/2002 extended the possibility for classification of low-income subclass residential consumers, with the benefit of a rate reduction, as prescribed by ANEEL Resolutions 246 and 485, of April 30 and August 29, 2002, respectively. Accordingly, there was a decrease in the Company’s revenue, which was offset by the recording of an equal amount of income, as determined by Official Letter 155/2003SFF/ ANEEL, of January 24, 2003. The amount receivable will be recovered through an economic subsidy from financial resources provided by the Federal Government, as determined by Law 10604/2002.

10.	INVESTMENTS

	Parent
	Company and
	Consolidated

	2003	2002

Assets and rights for future use	—	589
Other investments	940	940

Total	940	1,529

     Investment in Subsidiary Company

The wholly-owned subsidiary Sul Geradora Participações S.A. was formed on April 6, 2000. Its statutory objectives are investing in the capital of other companies and import, export and sale of agricultural products. The only operation carried out by the subsidiary company refers to the obtaining of a loan from Bank Boston mentioned in Note 14.

	Sul Geradora Participações S.A.

	2003		2002	2001

Number of shares of capital		1,000	1,000	1,000
Quantity held by the Company		1,000	1,000	1,000
Percentage holding		100.0%	100.0%	100.0%
Net capital deficiency	R$	(172,772)	(141,201)	(107,756)
Loss for the year	R$	(31,571)	(33,445)	(81,040)

	Effects on Parent Company

	2003		2002	2001

Equity in the results of subsidiary	R$	(31,571)	(33,445)	(81,040)
Provision for net capital deficiency	R$	172,772	141,201	107,756

As the subsidiary company Sul Geradora Participações S.A. has recorded losses in recent years and generated a net capital deficiency, the Company accrued a provision in long-term liabilities to cover this subsidiary’s net capital deficiency.

11.     PROPERTY, PLANT AND EQUIPMENT

a) Breakdown of Balances:

	Parent Company and Consolidated

	2003			2002

		Accumulated
		Depreciation and
	Cost	Amortization	Net	Net

In service
Distribution
Intangible	22,369	(855)	21,514	2,491
Land	12,912	—	12,912	1,604
Reservoirs, dams and water mains	412	(5)	407	—
Buildings, civil construction and improvements	14,818	(187)	14,631	6,492
Machinery and equipment	967,001	(31,563)	935,438	639,809
Vehicles	7,496	(791)	6,705	3,826
Furniture and fixtures	997	(114)	883	2,608

	1,026,005	(33,515)	992,490	656,830
Commercial
Intangible	192	(29)	163	203
Land	2,975	—	2,975	83
Buildings, civil construction and improvements	730	(9)	721	381
Machinery and equipment	127,230	(4,848)	122,382	54,707
Vehicles	901	(86)	815	386
Furniture and fixtures	63	(4)	59	139

	132,091	(4,976)	127,115	55,899
Administration
Intangible	14,135	(1,869)	12,266	13,125
Buildings, civil construction and improvements	396	(6)	390	1,079
Machinery and equipment	11,337	(1,498)	9,839	7,720
Vehicles	365	(34)	331	248
Furniture and fixtures	453	(18)	435	507

	26,686	(3,425)	23,261	22,679

	1,184,782	(41,916)	1,142,866	735,408

	Parent Company and Consolidated

	2003			2002

		Accumulated
		Depreciation and
	Cost	Amortization	Net	Net

In construction
Distribution			41,912	35,318
Commercial			1,220	264
Administration			2,081	658

			45,213	36,240

Subtotal			1,188,079	771,648

Special liabilities connected with the concession of electric energy for public service			(78,522)	(69,509)

Total property, plant and equipment			1,109,557	702,139

	2003	2002

Average depreciation rates
Distribution	3.1%	4.6%
Commercial	3.3%	4.6%
Administration	10.8%	6.5%

     b) Depreciation Rates

The change in the average depreciation rates occurred due to the revaluation of the assets carried out in 2003, which, through a technical appraisal issued by a specialized company, also reassessed the estimated new useful lives for the assets appraised.

     c) Special Liabilities Related to the Concession of Electric Energy for Public Service

These liabilities refer to contributions from the consumer and represent funds received for the performance of undertakings necessary to meet requests for the supply of electric energy.

As from January 1, 1996, these liabilities are no longer restated for the effects of inflation.

In the case of the Company’s liquidation, these contributions would represent installments to be returned to the Federal Government.

     d) Assets Restricted to the Concession

According to Articles 63 and 64 of Decree 41019/1957, assets and installations used in the generation, transmission, distribution and sale of electric energy are restricted to these services, and shall not be withdrawn, sold, granted or given as mortgage guarantee without prior and express authorization from the regulatory agency. ANEEL Resolution no. 20/99 regulates the separation of the assets of the concession for Public Service Electric Energy, granting prior authorization for the separation of assets not required for the concession, when a decision is taken to sell, and stipulating that the sale proceeds must be deposited in a bank account restricted for use in the concession.

     e) Revaluation

At the Extraordinary General Meeting held on July 31, 2003, the shareholders approved the revaluation appraisal of the Company’s fixed assets issued by the independent expert ADVANCED APPRAISAL Consultoria e Planejamento, as of the base date of March 31, 2003, in accordance with corporate legislation and CVM regulations, as well as the recording in June 2003, of the revaluation reserve in the amount of R$416,421. Moreover, the Company set up in long-term liabilities, a provision for deferred income tax and social contribution on the total revaluation, except land.

Summary of revaluation:

		Net Book
		Value Before	Revaluation
	Appraisal	Revaluation	Increment	Realization	Net

Intangible	36,117	15,725	20,392	(757)	19,635
Land	16,260	1,746	14,514	(6)	14,508
Reservoir and dams	412	42	370	(13)	357
Buildings, civil construction	15,288	7,807	7,481	(278)	7,203
Machinery and equipment	1,071,451	700,687	370,764	(15,277)	355,487
Vehicles	8,762	4,236	4,526	(168)	4,358
Furniture and fixtures	1,507	3,133	(1,626)	60	(1,566)

Total	1,149,797	733,376	416,421	(16,439)	399,982

12.	DEFERRED CHARGES

	Parent Company and
	Consolidated

	2003	2002

Expenditures for system implementation and others	27,746	23,510
Accumulated amortization	(6,163)	(3,565)
Goodwill on merger of parent company	1,120,267	1,120,267
Accumulated amortization of goodwill	(616,146)	(504,119)

Total	525,704	636,093

     Expenditures for System Implementation

Expenditures for systems implementation and others refer mostly to the implementation of the new administrative/financial system and are being amortized over the period of 10 years.

     Goodwill on Merger of Parent Company

On July 13, 1998, the parent company DOC 3 Participações S.A. was merged into the Company. Goodwill paid by DOC 3 Participações on the acquisition of the Company and now recorded in the books of the Company is based on future income estimates, based on the discounted cash flow, which call for straight-line amortization of 10.0% per annum (p.a.). The amount of amortization of goodwill was R$112,027 in 2003, 2002 and 2001, per each year.

The future tax benefits arising from the amortization of goodwill during the amortization period are estimated at approximately 34.0% of the amount amortized annually.

13.	SUPPLIERS

	Parent Company and
	Consolidated

	2003	2002

Electric energy suppliers
ELETROSUL — Repass from ITAIPU	24,015	28,584
Companhia Estadual de Energia Elétrica — CEEE	4,908	4,462
Companhia de Geração Térmica de Energia Elétrica — CGTEE	5,702	4,965
Tractebel Energia	25,601	17,109
AES Uruguaiana	22,570	21,232
CPFL Comercialização Brasil Ltda	2,747	—
Furnas Centrais Elétricas	3,225	1,400
Other energy suppliers	8,107	7,642

Total energy suppliers	96,875	85,394
MAE transactions	24,000	33,696
System service charges (ESS)	—	9,072
Materials and services	9,839	9,710

Total suppliers	130,714	137,872

     MAE Transactions

The short-term amounts of purchase and sale of electrical energy have been provided based on estimates prepared by the Company’s management and adjusted when the several entries made by the Wholesale Energy Market (MAE) are disclosed. The information related to 2001 was made available by MAE on March 13, 2002.

The Company ended 2003 with accounts payable of about R$23,930, net of accounts receivable of R$70 (in 2002 accounts payable of R$31,484, net of accounts receivable of R$11,284, and in 2001 accounts payable of approximately R$38,319, net of accounts receivable of R$2,142). These amounts were approved by ANEEL and received authorization for financial settlement by the Wholesale Energy Market (MAE). The amounts recorded and partially settled were subject to independent audit and to the outcome of judicial lawsuits brought by the market players, with this audit concluded in June 2003. The amount settled by the Company in 2003 was R$14,527 (R$9,655 in 2002). In 2001 there were no settlements on MAE.

14.	LOANS AND FINANCING

					Parent Company

					2003			2002
		Initial	Final
	Index	Maturity	Maturity	% of Interest p.a.	Short-term	Long-term	Total	Short-term	Long-term	Total

BRDE	IGPM	8.31.97	9.30.06	12.0	24,901	46,250	71,151	20,686	63,220	83,906
Fundação ELETROCEEE	INPC/TR	8.31.97	7.31.12	9.0	2,732	20,715	23,447	2,423	20,794	23,217
Consumers	IGPM	—	—	—	11,094	2,568	13,662	9,825	2,364	12,189
BNDES — FINEM	TJLP	12.15.99	09.15.99	3.5 to 4.0	17,816	48,154	65,970	16,888	62,316	79,204
BNDES — Emergency Support Program	SELIC	3.17.03	2.15.08	1.0	30,831	42,561	73,392	22,959	37,396	60,355
Eletrobrás	RGR	5.30.00	8.30.00	6.0 to 9.0	1,353	2,752	4,105	1,545	4,069	5,614
Banrisul	109.3% of CDI	7.7.03	6.6.05	—	6,787	3,333	10,120	—	—	—
Itaú BBA — net of “swap”	US$	1.20.04	6.15.05	7.0	15,020	7,157	22,177	—	—	—
Unibanco — net of “swap”	US$	9.15.03	9.15.07	LIBOR + 7.3	5,147	24,090	29,237	—	—	—
Banco do Brasil	IRP	6.11.04	9.13.04	14.3	10,742	—	10,742	—	—	—
Financial institutions	117.8% of CDI	1.31.03	6.1.04	—	56,459	—	56,459	83,835	—	83,835

Total					182,882	197,580	380,462	158,161	190,159	348,320

					Consolidated

					2003			2002
		Initial	Final
	Index	Maturity	Maturity	% of Interest p.a.	Short-term	Long-term	Total	Short-term	Long-term	Total

BRDE	IGPM	8.31.97	9.30.06	12.0	24,901	46,250	71,151	20,686	63,220	83,906
Fundação ELETROCEEE	INPC/TR	8.31.97	7.31.12	9.0	2,732	20,715	23,447	2,423	20,794	23,217
Consumers	IGPM	—	—	—	11,094	2,568	13,662	9,825	2,364	12,189
BNDES — FINEM	TJLP	12.15.99	9.15.07	3.5 to 4.0	17,816	48,154	65,970	16,888	62,316	79,204
BNDES — Emergency Support Program	SELIC	3.17.03	2.15.08	1.0	30,831	42,561	73,392	22,959	37,396	60,355
Eletrobrás	RGR	5.30.00	8.30.07	6.0 to 9.0	1,353	2,752	4,105	1,545	4,069	5,614
Banrisul	109.3% of CDI	7.7.03	6.6.05	—	6,787	3,333	10,120	—	—	—
Itaú BBA — net of “swap”	US$	1.20.04	6.15.05	7.0	15,020	7,157	22,177	—	—	—
Unibanco — net of “swap”	US$	9.15.03	9.15.07	LIBOR + 7.3	5,147	24,090	29,237	—	—	—
Unibanco — net of “swap”	IRP	6.11.04	9.13.04	14.3	10,742	—	10,742	—	—	—
Financial institutions	117.8% of CDI	1.31.03	6.1.04	—	56,459	—	56,459	83,835	—	83,835
BankBoston net of “swap”	US$	8.28.00	7.27.05	LIBOR + 4.7	146,803	167,698	314,501	129,549	270,020	399,569

Total					329,685	365,278	694,963	287,710	460,179	747,889

____________

IGPM — General Market Price Index	RGR — Global Reversal Reserve
INPC — National Consumer Price Index	CDI — Interbank Deposit Certificate
TR — Referential Rate	IRP — Savings Accounts Interest Index
TJLP — Long-term Interest Rate
SELIC — Special System for Settlement and Custody

•	BRDE — refers to a contract for the opening of credit assumed by the Company in the process of the split-up and privatization of Companhia Estadual de Energia Elétrica (CEEE). Amortizations are made on a monthly basis, and as a guarantee, the Company offered the proceeds of its energy sales. There are no restrictive clauses and covenants for this agreement.

•	Fundação CEEE de Seguridade Social (ELETROCEEE) — refers to a contract for acknowledgement of debt assumed by the Company due to the separation of the contract with Companhia Estadual de Energia Elétrica (CEEE). Amortizations are made on a monthly basis and the proceeds from the sale of energy were offered as a guarantee. There are no restrictive clauses and covenants for this agreement.

•	Consumers — refer to return plans of advanced amounts from consumers interested in the supply of electric energy, in order to finance its connections, generally those related to the extension of the electric energy distribution network. These amounts, up to 1998, were returned within four years as from the conclusion of installation, without interest or monetary restatements. The advances received after the year ended 1998 started to be returned within a year, restated by the IGP-M variation. There are no restrictive clauses and covenants for these plans.

•	BNDES–FINEM — the main purpose of this loan from is the investment in expansion and improvement of the Company’s electrical system. Amortizations are made on a monthly basis and the proceeds of the sale of energy were offered as a guarantee. Additionally, the Company is committed to the payment of this agreement, having priority over the distribution of dividends superior to the minimum mandatory amount and interest on own capital. The Company must also maintain the capitalization level: Stockholders’ equity divided by Total assets, equivalent or over 40%.

•	BNDES — Emergency Support Program — during 2003 and 2002, financing related to the Emergency and Special Program for Financing Support to Public Service Concessionaires of Electric Energy Distribution was released, with the purpose of reestablishing the financial balance through the following:

i.	Financing corresponding to approximately 90.0% of the impacts arising from the General Agreement for the Electric Sector, released in November 2002 in the amount of R$48,885, having as a guarantee the proceeds of the sale of energy equivalent to 5.6% of gross monthly invoicing, net of ICMS, and, in December 2002 the amount of R$9,631, having as a guarantee the proceeds of the sale of energy equivalent to 0.4% of gross monthly invoicing, net of ICMS. There are no restrictive clauses and covenants for this agreement.

ii.	Financing corresponding to CVA does not contemplate the rate readjustment of April 2003, having as a guarantee the proceeds corresponding to 3.18% of the Company’s monthly invoicing (see Note 8.a.). There are no restrictive clauses and covenants for this agreement.

•	Eletrobrás — the propose of this loan is to finance infrastructure works to improve the electrical system, extension of the electric energy distribution network, improvement of the efficiency of public lightning and rural electrification, guaranteed by the sale of electric energy. Additionally, there is a restriction on the payment and declaration of any dividend, approval or any other distribution, in case of delay in meeting the obligations provided by this agreement. There are no covenants for this agreement.

•	Banrisul — the propose of this loan is intended to refinance the Company’s working capital. The principal and monthly interest are repayable in 18 installments, after a six-month grace period. There are no guarantees, restrictive clauses and covenants for this agreement.

•	Itaú BBA S.A. — the loan contracted through Brazilian Central Bank Resolution 2770, is to finance the working capital of the Company, with the principal and interest amortizations falling due in 18 installments, as from January 2004, and promissory notes as a guarantee. There are no restrictive clauses or covenants for this agreement.

•	Unibanco S.A. — the loan refers to a pass-through of a line to finance the investments in the period from 2002 to 2004, through of funds by Deutsche Investitions, is the principal and interest amortizations are semi-annual and in the months of March and September. Receivables and a reserve account were pledged in guarantee, without restrictive clauses. Additionally, this loan implies on financial covenants, as follows:

i.	EBITDA divided by the interest paid, plus net debt amortization, equivalent or superior to 1.05;

ii.	Total debt divided by EBITDA, equivalent or inferior to 3.5 (2003), 3.0 (2004) and 2.5 (2005 to 2007);

iii.	Interest paid divided by EBITDA, equivalent or inferior to 0.4;

iv.	Total debt equivalent or inferior to R$800,000.

The governmental loans related to the emergency program (BNDES) will not be considered in the debt amount, amortization and interest, as well as the related EBITDA tariff.

•	Banco do Brasil S.A. — the loan is to finance the sale of inputs (electrical energy) for the agribusiness area, being released in two tranches and amortization of principal and interest in the months of June and September 2004, which is backed by bank guarantees. There are no restrictive clauses and covenants for this agreement.

•	Financial institutions — refers to financing of working capital and other similar short-term loans, backed by promissory notes. There are no restrictive clauses and covenants for this agreement.

•	BankBoston — refers to the raising of funds in May 2000 by Sul Geradora Participações S.A., through a pre-export advance arrangement in the amount of US$190,000,000 (R$351,818), guaranteed by the surety Rio Grande Energia S.A. and letters of guarantee. The payment of interest is made on a quarterly basis and amortization of the principal will be between 2002 and 2005. There are restrictions concerning the payment of dividends, up to the settlement of the installment dated July 2004 and, in case of delay, the dividends will be cancelled. Additionally, this loan implies on financial covenants, as follows:

i.	EBITDA divided by Interest expenses, equivalent or superior to 1.8 (up to the first quarter of 2002), and 2.0 (for the other quarters);

ii.	Indebtedness divided by Capital structure, equivalent or inferior to 0.6 (up to the fourth quarter of 2003), and 0.55 (for the other quarters);

iii.	Indebtedness divided by EBITDA, equivalent or inferior to 4.5 (up to the second quarter of 2002), 4.3 (up to the third quarter of 2002), 3.75 (up to the first quarter of 2003) and 3.5 (for the other quarters).

The definition of each of the terms used in the computation of the financial covenants, such as EBITDA, is included in the respective loan agreements.

Long-term installments will expire as follows:

	Parent Company		Consolidated

Maturity	2003	2002	2003	2002

2004	—	72,354	—	195,997
2005	93,564	45,338	261,262	191,715
2006	63,706	41,255	63,706	41,255
2007	27,285	17,423	27,285	17,423
2008	3,230	2,744	3,230	2,744
After 2008	9,795	11,045	9,795	11,045

Total	197,580	190,159	365,278	460,179

15.	REGULATORY FEES

	Parent Company
	and Consolidated

	2003	2002

Global Reversal Reserve (RGR)	3,381	3,218
Inspection fee — ANEEL	155	147
Energy development account (CDE)	1,827	—
Fuel consumption account (CCC)	1,201	4,013

Total	6,564	7,378

The Global Reversal Reserve (RGR) is a reserve fund managed by Eletrobrás, as a Federal Government agency, to promote funds for payments to concessionaires up to the expiration of their concessions, when the Company will be reimbursed for the amount of the net permanent assets recorded in its books. On January 3, 1996, Decree 1771 set forth the RGR fee at 2.5% of assets in service, limited to 3.0% of total operating income, less ICMS.

The energy development account (CDE) is a contribution made by the Company which aims at financing energy development of the States and the competitiveness of the energy produced from alternative sources of energy, such as eolian (wind) sources, small hydroelectric plants, biomass, natural gas and mineral coal, in the areas served by the interconnected systems and promoting universal access to electrical energy service in the entire national territory.

The fuel consumption account (CCC) is a contribution made by the Company to finance the cost of fuel used in the processes of thermo-electrical generation in the Brazilian electrical energy system.

16.	ACCOUNTS PAYABLE FOR RETIREMENT INCENTIVES AND PENSION PLAN

As required by the privatization notice, the Company is responsible for the payment of the benefit to complement the retirement for years of service granted by the National Institute of Social Security (INSS) to the participants of Fundação CEEE de Seguridade Social (ELETROCEEE), but who have not fulfilled all requirements to obtain the benefit. Accordingly, the Company provided the amount, arising from actuarial calculations, of future commitments related to the complementary addition to salaries to be paid to the participants or repassed to Fundação CEEE de Seguridade Social (ELETROCEEE), adjusted to present value at the rate of 12.0% p.a., as follows:

	2003

		Adjustment		Long-	Short-
	Original	at Current		Term	Term
Description	Gross Amount	Value	Net	Value	Balance

Complement for retirement	33,433	(9,775)	23,658	17,665	5,993
Contribution to the fund	3,911	(1,143)	2,768	2,066	702

Total	37,344	(10,918)	26,426	19,731	6,695

	2002

		Adjustment		Long-	Short-
	Original	at Current		Term	Term
Description	Gross Amount	Value	Net	Balance	Balance

Complement for retirement	35,370	(11,208)	24,162	18,508	5,654
Contribution to the fund	4,194	(1,329)	2,865	2,194	671

Total	39,564	(12,537)	27,027	20,702	6,325

The long-term balance of the complement for retirement will expire as follows:

	2003

	Complement	Contribution to
Maturity	for Retirement	Fundação	Total

2005	4,834	566	5,400
2006	3,801	445	4,246
2007	2,965	347	3,312
2008	2,279	266	2,545
After 2008	3,786	442	4,228

Total	17,665	2,066	19,731

Through an independent actuarial company, the Company carried out the valuation of the benefit plan in accordance with CVM Deliberation 371 of December 13, 2000, opting for the recognition of the actuarial liability in the results during the years 2002 to 2006.

The pension supplementation is a defined benefit plan with a benefit level equal to 100% of the average of the last 36 salaries, including the Social Security benefit, with a Segregated Net Asset managed by ELETROCEEE (as a closed pension plan entity).

The main results of the actuarial evaluation are as follows:

a. Reconciliation of assets and liabilities:

	2003	2002

Present value of actuarial liabilities	(103,980)	(89,159)
Fair value of the plan assets	103,246	70,675

Uncovered actuarial liability	(734)	(18,484)
Adjustments for permitted deferrals
Unrecognized actuarial losses (gains)	(12,627)	5,273
Unrecognized initial actuarial liability	7,625	10,166

Net actuarial liability recognized in the balance sheet	(5,736)	(3,045)

b. Changes in assets and liabilities:

	2003	2002

Change in the plan assets
Fair value at the beginning of the plan	70,675	62,996
Sponsor contributions	2,295	1,941
Participants’ contributions	1,106	1,210
Effective yield of assets	30,696	5,784
Benefits paid in the year	(1,526)	(1,256)

Fair value of assets at the end of the year	103,246	70,675

Change in the plan liabilities
Liabilities at the beginning of the year	(89,159)	(75,703)
Gross cost of current service	(2,360)	(2,596)
Interest on actuarial liability	(8,372)	(7,109)
Actuarial losses (gains)	(5,615)	(5,007)
Benefits paid in the year	1,526	1,256

Liabilities at the end of the year	(103,980)	(89,159)

c. Expense recognized in the statement of income:

	2003	2002

Cost of current service	2,360	2,596
Expected participants’ contributions	(1,223)	(1,345)
Interest on actuarial liabilities	8,372	7,109
Yield expected on the plan assets	(6,636)	(5,915)
Amortization of initial actuarial liability	2,541	2,541
Recognition of actuarial losses (gains)	(428)	—

Expense according to CVM 371	4,986	4,986

Sponsor contribution (effectively appropriated)	2,295	1,941

Total recognized expense	2,691	3,045

d. Demographic, financial and economic assumptions:

	2003	2002

Nominal interest rate (discount rate) to determine cost of current service and total actuarial liability	11.3% p.a.	9.4% p.a.
Yield expected on plan assets	11.3% p.a.	9.4% p.a.
Salary increase rate	7.1% p.a.	6.4% p.a.
Index for readjustment of benefits granted	5.0% p.a.	3.2% p.a.
Turnover rate	[0.3% ÷ (t+1)] where	Considered null
t=time of service
General mortality table	UP-84	AT-83
Disability table	Light-Medium (ix)	Light-Medium (ix	)
Table of mortality of disabled	IAPB-55/57 (qix)	AT-49 (qix	)
Table of mortality of active employees	Hamza method from amounts adopted for qx/ix/qix	Hamza method from amounts adopted for qx/ix/qix
Actuarial evaluation method	Projected unit credit	Projected unit credit

17.	TAXES AND SOCIAL CONTRIBUTIONS

	Parent Company
	and Consolidated

	2003	2002

ICMS	23,145	14,155
PIS	1,258	333
COFINS	4,426	3,250
Other	1,312	1,292

Total	30,141	19,030

18.	DIVIDENDS

The by-laws set forth the distribution of minimum dividends to stockholders, equal to 25.0% of net income, taking into consideration the dividends of the preferred shares.

At the General Meeting of Preferred Shareholders, held on December 18, 2003, the preferred shareholders decided unanimously to renounce the right to the fixed and cumulative dividend in the amount of R$75,263 (R$0.52 per share) related to the year 2003. This renouncement is irrevocable and binds to all preferred shareholders.

The fixed and cumulative dividend of 13.0% p.a. on the price of the issue of preferred shares was calculated as follows:

	2003			2002

		Issue			Issue
		Price Per			Price Per
	Number of	Thousand	Total	Number of	Thousand	Total
	Shares	Shares	Amount	Shares	Shares	Amount

Calculation basis	144,738	4	578,950	144,738	4	578,950

Dividends — 13.0% p.a			—			75,263
Prior year dividend not distributed			211,301			137,111

Total dividends payable			211,301			212,374

19.                 RELATED PARTIES

The loan with Sul Geradora Participações S.A. is subject to the Long-Term Interest Rate (TJLP) plus interest of 1.5% p.a. through January 31, 2002, and 105.0% of the Interbank Deposit Certificate (CDI) rate thereafter, and amortization will occur up to October 2007. There are no guarantees for this agreement.

The main transactions with related parties are as follows:

	Parent Company		Consolidated

	2003	2002	2003	2002

Assets
Cash
Bradesco S.A.	1,268	516	1,268	516
Investments
Votorantim C.T.V.M. Ltda	—	17,973	—	17,973
Bradesco S.A.	1,709	—	1,709	—
Prepaid expenses
Prepaid interest — Votorantim C.T.V.M. Ltda	—	—	2,213	—

Liabilities
Suppliers
CPFL — Comercialização Brasil Ltda	2,747	—	2,747	—
CBA — Companhia Brasileira de Alumínio	4	—	4	—
Swap agreements
Banco Votorantim S.A.	4,688	—	11,772	(93,720)
Loan agreement
Sul Geradora Participações S.A.	139,564	259,085	—	—

	Parent Company			Consolidated

Income Statement	2003	2002	2001	2003	2002	2001

Cost of electrical energy	(10,259)	—	—	(10,259)	—	—
Cost of operations — materials	(898)	(74)	(183)	(898)	(74)	(183)
Yields from financial investments	176	580	1,308	176	580	1,313
Financial income (expense) — swap agreements	(4,688)	—	—	(105,492)	93,903	(1,695)
Financial expenses — loans	(44,474)	(52,022)	(37,108)	—	—	—
Other financial expenses	(181)	(114)	—	(181)	(114)	—

20.	PROVISION FOR CONTINGENCIES

All processes that reflect probable contingencies are adequately provided for, according to an evaluation of the Company’s legal advisors and Directors. In the process of analysis, the real status of the contingency was considered, the financial risk involved was evaluated and the amounts that may affect the Company’s equity were provided for.

       The status of the contingencies, as well as the financial risks involved and the amounts provided, are as follows:

	2003						2002

						Judicial		Judicial
Nature	Total	Remote	Possible	Probable	Provision	Deposit	Provision	Deposit

Labor	8,097	798	3,076	4,223	4,223	6,252	3,582	3,808
*Civil	50,419	13,997	33,027	3,395	1,900	23	—	—
Tax	36,330	—	15,081	21,249	22,911	4,057	21,222	4,080

Total	94,846	14,795	51,184	28,867	29,034	10,332	24,804	7,888

*	There is insurance coverage of R$6,500

The processes under analysis comprise: i. labour, ii. civil, iii. tax and iv. environmental cases, details of which are as follows:

i. The number of labor lawsuits totals 3,340, relating to labor rights such as overtime, risk premium, on-call indemnity, recognition of employment relationship and vacation, among others. Of the total labor claims, approximately 95.0% relate to former employees of Companhia Estadual de Energia Elétrica (CEEE), who have never worked for the Company or had their contracts transferred. For the other lawsuits, 1.0% arise from employees contracted by the Company and 4.0% from claims filed by employees of third parties working on outsourced activities. Losses which are reasonably possible but not probable with respect to labour lawsuits amount to R$3,076 and R$18,698 at December 31, 2003 and 2002.

ii. Civil lawsuits include: damages to appliances caused by electrical networks; illegal increase in rates; energy interruption; reimbursement of amounts overpaid at the time of the Cruzado Plan; cancellation of debts charged based on consumption recovery; general damages caused by the electrical network, among others. There are a total of 1,293 lawsuits, of which approximately 152 are considered significant. The Company has an insurance policy of R$6,500 to cover civil liability risk. The amount of losses considered probable is R$3,395 and R$1,614 and December 31, 2003 and 2002; however, considering the contractual terms of our insurance policies we estimate that the amounts of R$1,495 and R$1,614 at those dates, respectively, are reimbursable under the insurance we contracted. We have recognized a provision for the probable losses not covered by insurance.

Worthy of mention is the existence of a Public Lawsuit brought by the Federal Public Ministry in the city of Caxias do Sul, which declared the collection of a minimum rate and the existence of sub-classes in the low income rate as illegal; appeals have been filed with the possibility of success, in view of the legislation on the matter issued by the regulatory authority ANEEL, which is effective nationwide and has been practiced for many years. For these reasons, no provision was recorded.

iii. Among the main tax actions, the following are highlighted:

•	Assessment notice from the INSS on joint liability relating to service providers on construction work, still under expert examination;

•	Assessment notice from the Federal Revenue Secretariat (SRF) relating to a fine on the spontaneous declaration of debt for PIS/ COFINS, which is under appeal;

•	Request to cancel the effect of the SRF’s decision to consider the deductibility, for the purpose of the calculation of income tax and social contribution, of the amounts relating to the complement to the retirement payment for the Company’s retired employees (beneficiaries of Fundação ELETROCEEE), which is under appeal;

•	Collection of tax for the use of land by the Municipalities and other State authorities.

iv. Environmental cases regarding alleged illegal cutting of trees by the Company due to risks to electricity networks and consumers.

21.	STOCKHOLDERS’ EQUITY

Capital comprises at December 31, 2003, 2002 and 2001, 775,425,823 shares, of which 630,688,323 are common nominative shares with no par value and 144,737,500 are preferred shares. The Company holds at December 31, 2003, 2002 and 2001, 444,835 common shares in treasury, acquired in 1998, at the average price of R$1.08 per share. These shares are intended for future sale or cancellation.

At the Extraordinary General Meeting held on July 31, 2003, the shareholders approved the appraisal report of revaluation of assets proposed by the Company’s management, in the amount of R$1,149,797, as well as the recording in June 2003 of R$416,421 as a revaluation reserve.

Preferred shares:

•	Have no voting rights;

•	Are entitled to the receipt of a fixed and cumulative dividend of 13.0% p.a. on the issue price, which may be paid from the capital reserve, as prescribed by Article 17, paragraph 6 of Law 6404/76;

•	Are redeemable in up to 15 years, at the option of the Company, including through the use of capital reserves for payment, as prescribed by Article 44 of Law 6404/76.

•	Redemption of preferred shares will be made at the issue price of the shares, restated from the date of subscription up to the effective date of payment of redemption, based on the Long-Term Interest Rate (TJLP) plus a spread of 1.5% p.a., both calculated based on pro rata die, less dividends paid. The restated price of shares up to December 31, 2003, according to the above criteria, is R$551,175 (R$514,904 in 2002).

      The composition of stockholders is as follows:

Stockholders	Common	%	Preferred	%	Total	%

Cia. Paulista de Força e Luz	423,277,564	67.1	96,491,667	66.7	519,769,231	67.0
Ipê Energia Ltda	204,853,423	32.5	48,245,833	33.3	253,099,256	32.6
521 Participações S.A.	50,000	—	—	—	50,000	—
VBC Energia S.A.	49,999	—	—	—	49,999	—
Board of Directors	1,017	—	—	—	1,017	—
Treasury shares (RGE)	444,835	0.1	—	—	444,835	0.1
Other	2,011,485	0.3	—	—	2,011,485	0.3

Total shares	630,688,323	100.0	144,737,500	100.0	775,425,823	100.0

The book value per thousand shares at December 31, 2003 is R$1,229.45 (R$867.97 at December 31, 2002).

22.     SUPPLY AND DISTRIBUTION OF ELECTRICAL ENERGY

	Consumers (Unaudited)			GWh (Unaudited)			R$

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Consumers
Residential	790,201	758,549	734,232	1,419	1,406	1,400	506,771	410,281	358,841
Industrial	29,784	29,069	27,018	2,564	2,412	2,337	508,596	372,723	324,634
Commercial	92,916	91,446	88,476	766	741	725	260,535	198,421	170,028
Rural	127,775	135,234	132,426	810	809	790	103,379	84,349	70,923
Government	9,902	9,824	9,698	107	105	103	37,504	28,027	23,788
Public lighting	252	247	263	235	234	234	42,070	33,799	29,826
Public service	1,366	1,388	1,352	184	179	175	40,805	30,818	26,507
Own consumption	79	82	88	1	1	2	—	—	—

Supply billed	1,052,275	1,025,839	993,553	6,086	5,887	5,766	1,499,660	1,158,418	1,004,547

Others
Supply unbilled for the year	—	—	—	—	—	—	48,883	35,201	33,673
Supply unbilled for prior year	—	—	—	—	—	—	(35,201)	(33,673)	(33,844)
Agreement for the reimbursement of free energy	—	—	—	—	—	—	78	11,026	—
Emergency capacity charge	—	—	—	—	—	—	39,222	17,821	—

Total energy supply	1,052,275	1,025,839	993,553	6,086	5,887	5,766	1,552,642	1,188,793	1,004,376

Energy distribution	7	7	7	291	438	639	22,333	20,376	43,376
Income for providing electrical capacity	—	—	—	—	—	—	619	—	—

Total supply and distribution	1,052,282	1,025,846	993,560	6,377	6,325	6,405	1,575,594	1,209,169	1,047,752

23.     COST OF ELECTRICAL ENERGY

	GWh (Unaudited)			R$

Electric energy purchased for resale	2003	2002	2001	2003	2002	2001

Suppliers
CEEE	690	920	905	36,257	39,655	35,460
CGTEE	678	753	741	44,099	40,081	39,809
ITAIPU	1,476	1,469	1,451	137,797	148,558	120,535
TRACTEBEL ENERGIA	3,180	2,961	2,913	236,919	152,741	133,093
AES URUGUAIANA	1,153	1,146	1,127	105,350	96,540	80,881
CPFL	122	—	—	10,259	—	—
OTHERS	2	38	86	1,108	27,865	8,333

	7,301	7,287	7,223	571,789	505,440	418,111
Variation of costs of installment “A” — CVA	—	—	—	21,094	(60,085)	(32,271)

Subtotal	7,301	7,287	7,223	592,883	445,355	385,840

Charges for the use of electric network

Basic network charges	—	—	—	76,676	55,368	46,943
Itaipu transportation charges	—	—	—	6,267	5,115	4,046
Connection charges	—	—	—	13,547	10,845	8,671

	—	—	—	96,490	71,328	59,660
Variation of costs of installment “A” — CVA	—	—	—	(21,197)	(8,582)	(4,377)

Subtotal	—	—	—	75,293	62,746	55,283

Total	7,301	7,287	7,223	668,176	508,101	441,123

24.     OPERATING EXPENSES

	Parent Company			Consolidated

	2003	2002	2001	2003	2002	2001

Selling
Personnel	13,078	11,217	9,381	13,078	11,217	9,381
Material	832	622	552	832	622	552
Third party services	8,658	8,273	7,663	8,658	8,273	7,663
Depreciation and amortization	4,720	3,748	5,160	4,720	3,748	5,160
Allowance for doubtful accounts	10,577	3,287	2,800	10,577	3,287	2,800
Other	4,329	3,203	472	4,329	3,203	472

	42,194	30,350	26,028	42,194	30,350	26,028

General and administrative
Personnel	19,902	16,332	17,391	19,902	16,328	17,391
Managers	745	562	600	745	562	603
Material	354	581	399	354	581	399
Third party services	9,940	8,479	8,229	9,940	8,479	8,231
Depreciation and amortization	5,283	4,424	2,324	5,283	4,424	2,324
Other	17,647	11,778	15,450	17,648	11,778	15,452

	53,871	42,156	44,393	53,872	42,152	44,400

Goodwill amortization	112,027	112,027	112,027	112,027	112,027	112,027

Total	208,092	184,533	182,448	208,093	184,529	182,455

25.     FINANCIAL INCOME AND EXPENSES

	Parent Company			Consolidated

	2003	2002	2001	2003	2002	2001

Financial income
Yield from financial investments	6,591	2,911	6,785	6,591	2,922	6,893
Interest on arrears	18,718	14,141	9,422	18,718	14,141	9,422
Monetary variations	2,708	588	68	2,708	588	113
Exchange rate variations	6	3	5,380	6	3	21,098
Other	1,330	337	52	1,330	337	52

Total	29,352	17,980	21,707	29,352	17,991	37,578

	Parent Company			Consolidated

	2003	2002	2001	2003	2002	2001

Financial expenses
Debt charges	(101,861)	(74,711)	(18,054)	(71,228)	(49,155)	(43,419)
Bank expenses	(1,331)	(227)	(146)	(1,331)	(227)	(146)
Monetary variations	(16,932)	(30,079)	(46,570)	(16,932)	(24,650)	(14,709)
Exchange rate variations	(7)	(331)	(1,286)	(7)	(331)	(91,220)
Swap agreements	(4,438)	—	—	(55,222)	(47,607)	—
CPMF tax	(6,359)	(5,018)	(3,983)	(6,986)	(5,796)	(3,983)
Other	(5,248)	(1,682)	(1,340)	(16,040)	(17,742)	(14,806)

Total	(136,176)	(112,048)	(71,379)	(167,746)	(145,508)	(168,283)

Financial expenses, net	(106,824)	(94,068)	(49,672)	(138,394)	(127,517)	(130,705)

26.	FINANCIAL INSTRUMENTS

The Company and its subsidiary company utilize financial instruments, the risks of which are managed through strategies of financial positions and systems to control limits of exposure. All instruments are fully recognized in the accounting records and are limited to the following:

     a) Exchange Rate Fluctuation Risk

The Company’s results are significantly affected by exchange rate fluctuation risks, since its wholly-owned subsidiary Sul Geradora Participações S.A. has Trade Financing obtained on May 26, 2000, amounting to US$190,000,000 (Note 14). In order to reduce this type of risk, in January 2002, the Company contracted swap agreements to exchange the indexation, interest rate and spread to CDI for the remaining amounts of the principal of the Trade Finance falling due beyond 2002, which represents US$152,000,000. The financial instrument covers the risk of exchange rate fluctuation through a contracted amount of US$127,934,000, plus a coupon interest rate in U.S. dollars to be received during the maturity term of debt, so that on the maturity dates, the amounts in U.S. dollar relating to the debt and swap will be equivalent. The income arising from the coupon is accrued up to the year end date, in view of the intent not to liquidate the swap contracts before the respective maturity terms of the debt.

Moreover, in 2003 the Company contracted swap agreements to change the indexation, interest rate and spread of the Unibanco and Itaú BBA financing (see Note 14) to CDI. The net effect of the swap agreements on the consolidated result at December 31, 2003 was expense of R$55,222 (expense of R$47,607 at December 31, 2002); in the parent company the effect was expense of R$4,438.

The method used to determine the fair value of the swap agreements is based on the market quotation at the date of the balance sheet. The table below presents net exposure to foreign exchange together with the fair value of swap operations. Fair value of the swaps has been determined based on quotations at the date of the balance sheet.

•	Net exposure at December 31, 2003 and 2002:

	Parent Company

	Book Value		Fair Value

	2003	2002	2003	2002

Trade finance	41,598	—	41,598	—
Adjustments from swap contracts	9,816	—	8,808	—

Trade finance — net of swap	51,414	—	50,406	—
Amounts receivable from swap contracts, net	(58,980)	—	(58,980)	—

Net exposure at the end of the year	(7,566)	—	(8,574)	—

	Consolidated

	Book Value		Fair Value

	2003	2002	2003	2002

Trade finance	345,249	540,270	345,249	540,270
Adjustments from swap contracts	20,666	(140,701)	9,056	(33,210)

Trade finance — net of swap	365,915	399,569	354,305	507,060
Amounts receivable from swap — net	(394,954)	(396,360)	(372,977)	(391,821)

Net exposure at the end of the year	(29,039)	3,209	(18,672)	115,239

In its operating activities, the Company also has exposure to exchange rate fluctuations from the purchase of energy corresponding to R$24,015 at December 31, 2003 (R$28,584 at December 31, 2002); however, currently the system for rate readjustment allows an automatic recovery of these costs (compensation account), as mentioned in Note 8 (a).

     b) Credit Risk

The Company has a strict policy to evaluate the credit risk of the financial institutions with which it operates. Such policy emphasizes the risk classification by specialized agencies and the dispersal of its financial investments among various financial institutions.

27.	NON-OPERATING INCOME

	Parent Company and
	Consolidated

	2003	2002	2001

Non-operating income
Gains on sale of assets — Property, plant and equipment	637	1,113	2,575
Other income	31	1,110	725

Total	668	2,223	3,300

Non-operating expenses
Loss on sale of assets — Property, plant and equipment	(1,569)	(2,257)	(574)
Loss on abandoned equipment	(5,348)	(5,720)	(2,330)
Other expenses	(64)	(384)	(680)

Total	(6,981)	(8,361)	(3,584)

Non-operating expenses	(6,313)	(6,138)	(284)

28.	INSURANCE

The Company maintains insurance coverage for the Company’s main assets in use amounting to R$36,926, as follows:

		Insured
Risks	Validity	Amount

Risks — substations	3/30/03 to 3/30/04	7,000
Risks — stores and warehouses	3/30/03 to 3/30/04	19,426
Sundry risks	3/30/03 to 3/30/04	3,000
Civil liability	3/30/03 to 3/30/04	6,500
Elective liability (RCF) — vehicles	3/30/03 to 3/30/04	1,000

Total		36,926

29.	SUPPLEMENTARY INFORMATION

The statement of cash flows has been prepared in accordance with NPC 20 “Statement of cash flows” issued by the IBRACON. For purposes of the statement of cash flows, cash and cash equivalents comprise cash and all short-term financial investments which as of December 31, 2003, 2002 and 2001 included investments with original maturities of less than 90 days and money market investment funds, as follows:

	Parenty Company			Consolidated

	2003	2002	2001	2003	2002	2001

Loss for the year	(5,058)	(55,903)	(73,885)	(5,058)	(55,903)	(73,885)
Expenses (income) not affecting cash
Depreciation and amortization	58,652	63,664	59,784	58,652	63,664	59,784
Goodwill amortization	112,027	112,027	112,027	112,027	112,027	112,027
Provision for contingencies	2,541	(2,393)	(238)	2,541	(2,393)	(238)
Interest and monetary restatement	121,512	101,822	71,484	151,261	132,636	153,849
Provision for actuarial liability — CVM-371	2,691	3,045	—	2,691	3,045	—
Loss disposals of permanent assets	6,748	9,442	3,367	6,748	9,442	3,367
Deferred income tax and social contribution	(10,926)	(12,709)	(3,661)	(10,926)	(12,709)	(3,661)
Equity in results of investees	31,571	33,445	81,040	—	—	—
Others	10,253	3,612	(589)	10,253	3,612	(589)
(Increase) decrease in current assets and long-term receivables
Accounts receivable	(41,727)	(51,943)	(54,124)	(41,727)	(51,943)	(54,124)
Recoverable taxes	(2,442)	(1,712)	(2,214)	(3,003)	(2,112)	(2,850)
Material and supplies	355	(1,050)	(1,582)	355	(1,050)	(1,582)
Prepaid expenses	(2,215)	8,675	172	(5,636)	8,675	172
Deferred cost variations — Portion “A” (CVA)	(5,067)	(76,516)	(75,705)	(5,067)	(76,516)	(75,705)
Others	(39,185)	(22,227)	(8,222)	(39,185)	(22,227)	(8,222)
Increase (decrease) in current and long-term liabilities
Suppliers	(7,158)	14,100	54,249	(7,158)	14,100	54,249
Accrued payroll and employee profit sharing	761	(382)	2,697	761	(382)	2,697
Taxes and social charges	11,111	(8,999)	3,028	12,462	(7,241)	3,029
Deferred cost variations — Portion “A” (CVA)	9,318	13,756	—	9,318	13,756	—
Regulatory charges	(814)	(336)	(1,431)	(814)	(336)	(1,431)
Others	(2,530)	6,571	625	652	6,256	1,263

Cash provided by operating activities	250,418	135,989	166,822	249,147	134,401	168,150
Investing activities
Investments	—	—	(1,668)	—	—	(1,668)
Property, plant and equipment	(62,432)	(77,869)	(79,272)	(62,432)	(77,869)	(79,272)
Deferred charges	(4,027)	(456)	(4,265)	(4,027)	(456)	(4,265)

Cash used in investing activities	(66,459)	(78,325)	(85,205)	(66,459)	(78,325)	(85,205)

	Parenty Company			Consolidated

	2003	2002	2001	2003	2002	2001

Financing activities
Loans and financing obtained	250,988	209,171	6,668	250,988	209,171	6,668
Payments of loans and financing	(298,592)	(121,862)	(47,729)	(461,304)	(258,599)	(89,725)
Dividends paid	(1,073)	(843)	(12,699)	(1,073)	(843)	(12,699)
Related parties payment	(163,995)	(138,070)	(35,693)	—	—	—
Contribution and donations from consumers	9,013	5,815	8,425	9,013	5,815	8,425

Cash used in financing activities	(203,659)	(45,789)	(81,028)	(202,376)	(44,456)	(87,331)

Increase (decrease) in cash and cash equivalents	(19,700)	11,875	589	(19,688)	11,620	(4,386)

Opening cash and cash equivalents balance	51,283	39,408	38,819	51,302	39,682	44,068

Closing cash and cash equivalents balance	31,583	51,283	39,408	31,614	51,302	39,682

30.	SUBSEQUENT EVENTS

     a) Loans and Financing

In April 2004, the Company had a loan from Banco Itaú BBA, in the amount of R$100,000, in order to obtain the necessary resources for the Company’s activities.

The financial charges correspond to 100% of CDI, plus annual interest of 1.75%. This loan has a grace period of 24 months and, after this period, the amortizations will be made on a monthly basis. The loan is guaranteed by sureties from CPFL Energia S.A., Ipê Energia Ltda. and receivables in the amount of R$38,000.

There are restrictive clauses concerning the change or modification in the capital composition, any change, transfer or concession, direct or indirect, of the share control, or the incorporation, merger or spin-off, without prior and explicit creditor approval.

Additionally, this loan implies on financial covenants, as follows:

i. EBITDA divided by Financial expenses, net, equivalent or superior to 1.6;

ii. Net indebtedness divided by EBITDA, equivalent or inferior to 2.7.

Net indebtedness is composed of Total bank debt adjusted by swap operations (see note 26), net of Financial investments.

     b) Changes in the Goodwill Amortization Period

The Company, in accordance with Official Letter 908/04 — SFF/ANEEL, reclassified effective to intangible fixed assets the balance of the goodwill recorded in deferred assets arising from the merger of its parent company, DOC 3 Participações S.A., on July 13, 1998 which at that time was attributed to future profitability based on discounted cash flows, which projected results estimated annual amortizations, on a straight-line basis, of 10.0% (see note 12), in conformity with Law 6404/76 and CVM Instruction 247/96. In accordance with the Official Letter the Company has modified the amortization from ten years to the remaining period of concession to be recognized, according to the curve based on expected future profitability. Both changes are applied retroactively to January 1, 2004. This procedure will be submitted for approval at the General Stockholders’ Meeting to be held on June 28, 2004.

The Brazilian Securities Commission (CVM), through Official Letter CVM/ SEP/GEA-1 197/04, submitted to the Brazilian Electricity Regulatory Agency (ANEEL), approved the change in the goodwill amortization period and also the accounting reclassification of the goodwill arising from deferred assets to intangible fixed assets, according to the terms of the mentioned Official Letter.

The recognition of goodwill originally recorded in DOC 3 Participações S.A. correspond to the difference between the price paid by DOC 3 Participações S.A. for the shares of the Company and its carrying value at the acquisition date. CMV Instruction 247 which establishes standards to account for goodwill as originally issued limited required recognition of goodwill based on future profitability as a deferred charge with its amortization period limited to 10 years. CVM Instruction 285 dated July 31, 1998 allowed to recognize goodwill on acquisition of concession and similar rights to be recorded as an intangible asset over the concession period.

[Inside Back Cover]

          Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

47,495,679 Common Shares

(Equivalent to 15,831,893 American Depositary Shares)

CPFL ENERGIA S.A.

In the form of American Depositary Shares outside Brazil

and in the form of Common Shares in Brazil

PROSPECTUS

Merrill Lynch & Co.

Pactual Capital Corporation

Credit Suisse First Boston
Morgan Stanley
UBS Investment Bank

                    , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

          Neither the laws of Brazil nor the Registrant’s by-laws provide for indemnification of directors or officers. The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 7.	Recent Sales of Unregistered Securities

          The securities of the Registrant that were issued or sold by the Registrant within the past three years and not registered with the Commission are as follows:

          On April 1, 2003, the Registrant sold 90,000 non-convertible debentures at a face value of R$10 each, thus amounting to R$900,000, as part of the second issue of its first series of debentures. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

          In July 2001, CPFL Paulista, a subsidiary of the Registrant, issued 44,000 debentures at a face value of R$10,000 amounting to R$440,000,000, as part of its first series of debentures. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

          In addition, on July 1, 2004, Paulista made its second issuance of debentures, in two series, the first in the amount of R$120 million and the second in the amount of approximately R$130 million. These debentures were sold in transactions exempt from registration under the Securities Act pursuant to Regulation S thereunder.

Item 8.	Exhibits

          (a) The following documents are filed as part of this Registration Statement:

1	.1‡	Form of International Underwriting Agreement.
3	.1‡	Amended and Restated By-laws of the Registrant, together with an English translation.
4	.1‡	Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.
5.1		Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1		Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga Advogados, as to tax matters.
10‡		Shareholders’ Agreement, dated March 22, 2002 as amended on August 27, 2002 and on November 5, 2003, among VBC Energia S.A., 521 Participações S.A., Bonaire Participações S.A. and the Registrant.
15.1		Awareness Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1‡	Subsidiaries of the Registrant.
23.1		Consents of Deloitte Touche Tohmatsu Auditores Independentes.
23.2		Consent of PricewaterhouseCoopers Auditores Independentes.
23.3		Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.1).
24	.1‡	Powers of Attorney (included on signature page to the Registration Statement).

‡	Previously filed.

          (b) Financial Statement Schedules

          None.

Item 9.	Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby also undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, state of São Paulo, Brazil, on September 27, 2004.

CPFL ENERGIA S.A.

By:	/s/ WILSON FERREIRA, JR.

Name: Wilson Ferreira, Jr.

Title:	Chief Executive Officer

(principal executive officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ WILSON FERREIRA, JR.

Name: Wilson Ferreira, Jr.

Title:	Chief Executive Officer

(principal executive officer)

Date: September 27, 2004

By:	/s/ JOSÉ ANTONIO DE ALMEIDA FILIPPO

Name: José Antonio de Almeida Filippo

Title:	Chief Financial Officer

(principal financial officer)

Date: September 27, 2004

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on September 27, 2004 in the capacities indicated:

Name	Title

/s/ WILSON FERREIRA JUNIOR Wilson Ferreira Junior	President and Chief Executive Officer (principal executive officer)

* Carlos Ermírio de Moraes	Chairman of the Board of Directors

* Joílson Rodrigues Ferreira	Director

Name	Title

* Aloísio Macário Ferreira de Souza	Director

* Carlos Alberto Cardoso Moreira	Director

* Cid Alvim Lopes de Resende	Director

* Deli Soares Pereira	Director

* Francisco Caprino Neto	Director

* Luiz Maurício Leuzinger	Director

* Mário da Silveira Teixeira Júnior	Director

* Otávio Carneiro de Rezende	Director

* Rosa Maria Said	Director

* Susana Hanna Stiphan Jabra	Director

* José Antonio de Almeida Filippo	Chief Financial Officer and Vice-President, Finance (principal financial officer)

* Antônio Carlos Bassalo	Principal Accounting Officer

* Donald J. Puglisi	Authorized Representative in the United States

*By:	/s/ WILSON FERREIRA JUNIOR

Wilson Ferreira Junior
as attorney-in-fact

EXHIBIT INDEX

          (a) The following documents are filed as part of this Registration Statement:

1	.1‡	Form of International Underwriting Agreement.
3	.1‡	Amended and Restated By-laws of the Registrant, together with an English translation.
4	.1‡	Form of Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.
5.1		Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.
8.1		Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga Advogados, as to tax matters.
10‡		Shareholders’ Agreement, dated March 22, 2002 as amended on August 27, 2002, among VBC Energia S.A., 521 Participações S.A., Bonaire Participações S.A. and the Registrant.
15.1		Awareness Letter of Deloitte Touche Tohmatsu Auditores Independentes.
21	.1‡	Subsidiaries of the Registrant.
23.1		Consents of Deloitte Touche Tohmatsu Auditores Independentes.
23.2		Consent of PricewaterhouseCoopers Auditores Independentes.
23.3		Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.1).
24	.1‡	Powers of Attorney (included on signature page to the Registration Statement).

‡	Previously filed.

          (b) Financial Statement Schedules

          None.